As filed with the Securities and Exchange Commission on February
9
, 2024.
Registration No. 333-276795

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

AMENDMENT NO. 1
TO
FORM
S-1
REGISTRATION
STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Abacus Life, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	85-1210472
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2101 Park Center Drive, Suite 170
Orlando
,
Florida
32835
(
800
)
561-4148
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jay J. Jackson
Chief Executive Officer
Abacus Life, Inc.
2101 Park Center Drive, Suite 170
Orlando
,
Florida
32835
(
800
)
561-4148
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brian T. Casey, Esq. Locke Lord LLP Terminus 200, Suite 2000 3333 Piedmont Road, NE Atlanta, GA 30305 (404) 870-4600	Michael J. Kessler, Esq. David E. Brown, Esq. Alston & Bird LLP 90 Park Avenue New York, NY 10016 (202) 239-3300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging
growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This preliminary prospectus relates to a registration statement under the Securities Act of 1933 but is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 9, 2024.

PRELIMINARY PROSPECTUS

$15,000,000

9.875% Fixed Rate Senior Notes due 2028

Abacus Life, Inc., a Delaware corporation (“Abacus” or the “Company”), is offering an additional $15,000,000 aggregate principal amount (the “notes”) of its 9.875% Fixed Rate Senior Notes due 2028 that are listed on the Nasdaq Global Market® (“NASDAQ”) under the symbol “ABLLL” (the “existing notes” and, together with the notes, the “9.875% senior notes”). The notes will bear interest at the rate of 9.875% per annum, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2024 and ending on the date the notes mature, November 15, 2028 (the “maturity date”). The notes will be fully fungible for U.S. federal income tax purposes with the existing notes, will be treated as a single series of debt securities with the existing notes for all purposes under the indenture and will be issued under same CUSIP and ISIN numbers as the existing notes. Upon completion of this offering, the aggregate principal amount of 9.875% senior notes outstanding will be $50,650,000 ($52,900,000 if the underwriters’ over-allotment option to purchase additional notes referred to herein is exercised in full).

The Company may, at its option, redeem the notes in whole or in part at any time or from time to time on or after February 15, 2027 at a redemption price of 100% of the outstanding principal amount of the notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption as further described under “Description of the Notes—Optional Redemption.” In addition, each holder of the notes may require the Company to repurchase all or a portion of such holder’s notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of repurchase as further described under “Description of the Notes-Offer to Repurchase Upon a Change of Control Repurchase Event.” The notes will not be entitled to any sinking fund.

The notes will be senior unsecured obligations of the Company and will rank equal in right of payment to all of the Company’s other senior unsecured indebtedness from time to time outstanding (including the Company’s $10.5 million Amended and Restated Unsecured Senior Promissory Note, dated as of July 5, 2023, and the existing notes). Because the notes will not be secured by any of the Company’s assets, they are effectively subordinated to any future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries because the notes will be obligations exclusively of the Company and will not be guaranteed by any of the Company’s subsidiaries.

The notes will be issued only in registered book-entry form, in minimum denominations of $25 and integral multiples of $25 in excess thereof. The Company’s existing notes are listed on NASDAQ under the trading symbol “ABLLL” and we intend to apply to list the notes on NASDAQ under the same symbol. We expect trading of the notes to commence promptly following completion of this offering. The notes trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the notes that is not included in the trading price. The last reported sales price of the existing notes on February 1,2024 was $25.46.

Investing in the notes involves risks. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes nor have any of the foregoing authorities determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to Public(1)	25.00	$15,000,000
Underwriting discount	3.15%	472,500
Proceeds, before expenses, to the Company	$24.21	$14,527,500

(1)	Plus accrued interest, if any, from February 15, 2024.

We have granted the underwriters an option to purchase up to an additional $2,250,000 aggregate principal amount of the notes, solely to cover overallotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total public offering price will be $17,250,000, the total underwriting discounts and commissions paid by us will be $543,375, and total proceeds, before expenses, to us will be $16,706,625.

The underwriters expect to deliver the notes in book-entry only form through the facilities of The Depository Trust Company on or about February 15, 2024, which is the fourth business day following the date of this Prospectus.

Joint Book-Running Managers

Piper Sandler	A.G.P.	Ladenburg Thalmann

The date of this prospectus is February 9, 2024

Neither we nor the underwriters have authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. This prospectus does not constitute an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus

i

INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (File No. 333-276795). As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information” below. Neither we nor the underwriters have authorized any other person to provide you with any information other than that contained in this prospectus. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.

References in this prospectus to “Abacus,” “the Company,” “we,” “us,” and “our” refer to Abacus Life, Inc. (formerly known as East Resources Acquisition Company), and not to any of its consolidated subsidiaries, unless otherwise specified or as the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided that the absence of these does not means that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:

•	realize the benefits expected from the previously disclosed business combination (the “Business Combination”) and related transactions consummated by the Company on June 30, 2023;

•	maintain the listing of the Company on a securities exchange;

•	achieve projections and anticipate uncertainties relating to the business, operations and financial performance of the Company, including:

•	expectations with respect to financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;

•	expectations regarding product development and pipeline;

•	expectations regarding market size;

•	expectations regarding the competitive landscape;

•	expectations regarding future acquisitions, partnerships or other relationships with third parties; and

•	future capital requirements and sources and uses of cash, including the ability to obtain additional capital in the future.

•	develop, design and sell services that are differentiated from those of competitors;

•	retain and hire necessary employees;

•	attract, train and retain effective officers, key employees or directors;

•	enhance future operating and financial results;

•	comply with laws and regulations applicable to its business;

•	stay abreast of modified or new laws and regulations applying to its business, including privacy regulation;

•	anticipate the impact of, and response to, new accounting standards;

•	anticipate the significance and timing of contractual obligations; and

•	maintain key strategic relationships with partners and customers.

SUMMARY

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you. You should read the entire prospectus and the other documents to which we refer before you decide to invest.

Overview of the Company

Abacus Life, Inc. is composed of two principal operating subsidiaries, Abacus Settlements, LLC (“Abacus Settlements”) and Longevity Market Assets, LLC (“LMA”). These principal operating subsidiaries comprise a leading vertically integrated alternative asset manager specializing in investing in in-force life insurance products throughout the lifecycle of a life insurance policy. As an alternative asset manager, the Company focuses on originating, holding and servicing life insurance policies. The Company purchases life insurance policies from consumers seeking liquidity and actively manages those policies over time (via trading, holding and/or servicing). To date, the Company has purchased over $2.9 billion in policy value and has helped thousands of clients maximize the value of their life insurance policies.

The mailing address of the Company’s principal executive office is 2101 Park Center Drive, Suite 170, Orlando, Florida 32835 and the telephone number of the Company’s principal executive office is 800-561-4148.

Recent Financial Information

On December 11, 2023, our Board of Directors authorized a stock repurchase program of up to $15 million of the Company’s outstanding common stock over a period of up to 18 months. During the pendency of the stock repurchase program, the Company may repurchase shares from time to time through various methods, including in open market transactions, block trades, accelerated share repurchases, privately negotiated transactions, derivative transactions or otherwise, certain of which may be made pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in compliance with applicable state and federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including our assessment of the intrinsic value of the Company’s common stock, the market price of the Company’s common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, the nature of other investment opportunities available to the Company, and other considerations. The Company is not obligated to purchase any shares under the repurchase program, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand and expected free cash flow to be generated in the future.

The Company expects its financial results for the year ended December 31, 2023 to be consistent with the Company’s expectations with a forecasted range of Adjusted EBITDA of $35 million to $41 million. The Company’s actual financial results for the year ended December 31, 2023 are subject to our detailed period-end closing procedures. Our consolidated financial statements as of, and for the year ended December 31, 2023 are not yet available. Accordingly, the forecasted range reflects our preliminary estimate subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the annual review of our consolidated financial statements. As a result, this preliminary estimate may differ from the actual result that will be reflected in our consolidated financial statements for the period when they are completed and publicly disclosed. This preliminary estimate may change, and such change may be material. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary estimate and, accordingly, does not express an opinion or any other form of assurance about it. Adjusted EBITDA is a non-GAAP financial measure. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses this non-GAAP financial measure and other key metrics internally to facilitate analysis of financial and business trends and for internal planning and forecasting purposes. The Company believes this non-GAAP financial measure, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance by excluding certain items that may not be indicative of the business, results of operations, or outlook. However, this non-GAAP financial measure has limitations as an analytical tool and is presented for supplemental informational purposes only. It should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In particular, other companies, including companies in the Company’s industry, may report Adjusted EBITDA or similarly titled measures but calculate them differently, which reduces its usefulness as comparative measures. We believe that there is a degree of variability with respect to the GAAP measures and certain adjustments made to arrive at the non-GAAP measure that precludes us from providing an accurate preliminary estimate of a GAAP to non-GAAP reconciliation without unreasonable effort or expense. As a result, we believe that providing estimates of the amounts that would be required to reconcile the ranges of our adjusted EBITDA would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Summary of Historical Financial Data for Abacus Life, Inc.

The summary of historical statements of income data of Abacus for the years ended December 31, 2022 and 2021 and the historical balance sheet data as of December 31, 2022 and December 31, 2021 are derived from Abacus’s audited financial statements included elsewhere in this prospectus. The summary historical statements of income data of Abacus for the nine months ended September 30, 2023 and 2022 and the balance sheet data as of September 30, 2023 and 2022 are derived from Abacus’s unaudited interim condensed financial statements included elsewhere in this prospectus.

Abacus’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

	As of and for the nine months ended September 30, 2023	As of and for the nine months ended September 30, 2022	As of and for the year ended December 31, 2022	As of and for the year-ended December 31, 2021
Statement of Income Data:
Total revenues	$42,705,904	$29,784,048	$44,713,553	$1,199,986
Total cost of revenues	4,827,907	3,840,969	6,245,131	735,893

Gross profit	37,877,997	25,943,079	38,468,422	464,093
Sales, general, administrative, and depreciation	15,927,375	2,374,134	3,666,826	597,702
Change in fair value of debt	309,865	(859,519)	90,719	—
Unrealized loss on investments	(491,356)	1,301,821	1,045,623	—

Income (loss) from operations	22,132,113	23,126,640	33,665,255	(133,609)
Other (expense) income Other (expense)	(1,565)	(199,958)	(347,013)	—
Interest (expense)	(3,620,695)	—	(42,798)	—
Interest income	71,283	—	1,474	—
Loss on change in fair value of warrant liability	(943,400)	—	—	—

Total other (expense)	(4,494,377)	(199,958)	(388,337)	—

Income (loss) before income taxes	17,637,736	22,926,682	33,276,917	(133,609)
Provision for Income taxes (benefit)	2,238,419	648,887	889,943	—

Less: Net Income (Loss) attributable to Noncontrolling Interest	(339,692)	770,093	704,699	(148,155)

Net and Comprehensive Income (loss)	$15,399,317	$21,507,701	$31,682,275	$14,546

Balance Sheet Data:
Total assets	$304,301,937	$81,400,312	$59,094,847	$1,840,218
Total liabilities	138,212,190	59,261,147	30,945,150	1,073,325
Total members’ equity	166,089,747	22,139,164	28,149,697	766,893

Summary of Historical Financial Data for Abacus Settlements

The summary historical statements of income data of Abacus Settlements for the years ended December 31, 2022 and 2021 and the historical balance sheet data as of December 31, 2022 and December 31, 2021 are derived from Abacus Settlement’s audited financial statements included elsewhere in this prospectus. The summary historical statements of income data of Abacus Settlements for the six months ended June 30, 2023 and 2022 and the balance sheet data as of June 30, 2023 and 2022 are derived from our unaudited interim financial statements included elsewhere in this prospectus.

Abacus Settlement’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

	As of and for the six months ended June 30, 2023	As of and for the nine months ended September 30, 2022	As of and for the year ended December 31, 2022	As of and for the year- ended December 31, 2021
Statement of Income Data:
Total revenue	$13,184,676	$19,046,144	$25,203,463	$22,592,144
Total cost of revenue	9,293,303	12,651,704	16,561,005	14,205,341

Gross profit	3,891,373	6,394,440	8,642,458	8,386,803
Operating Expenses	4,854,177	6,241,568	8,686,590	7,449,688

Income (loss) from operations	(962,804)	152,872	(44,132)	937,115
Other (expense) income
Interest income	1,917	1,505	2,199	10,870
Interest (expense)	(11,725)	(2,954)	(8,817)	—
Consulting income	—	—	273	50,000
Other income	—	273	—	630
Total other (expense) income	(9,808)	(1,176)	(6,345)	61,500

Income (loss) before income taxes	(972,612)	151,696	(50,477)	998,615
Provision for Income taxes.	2,289	1,907	2,018	1,200

Net income (loss)	$(974,901)	$149,789	$(52,495)	$997,415

Balance Sheet Data:
Total assets	—	$3,704,464	$3,215,812	$5,291,997
Total liabilities	—	1,492,988	1,204,675	2,569,002
Total members’ equity	—	2,211,476	2,011,137	2,722,995

RISK FACTORS SUMMARY

•	The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have incurred or may incur in the future.

•	The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

•	The indenture under which the notes will be issued contains limited protection for holders of the notes.

•	There may not be an active and liquid trading market for the notes.

•	We may choose to redeem the notes when prevailing interest rates are relatively low.

•	An increase in interest rates could result in a decrease in the fair value of the notes.

•

A downgrade, suspension or withdrawal of any credit rating assigned by a rating agency to us or the notes or change in the debt markets could cause the liquidity or market value of the notes to decline significantly.

•	If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

•	We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

•

The Company has entered into certain credit agreements. Each of these agreements limit the Company’s ability to enter into further credit facilities or take on additional debt which could result in additional financial strain on the Company.

•	The Company’s valuation of certain life insurance policies is tied to their actual maturity date and any erroneous valuations could have a material adverse impact on the Company’s business.

•

The Company could fail to accurately forecast life expectancies. There may also be changes to life expectancies generally, which could result in a lower return on the Company’s life settlement policies.

•

The Company’s policy acquisitions are limited by the market availability of life insurance policies that meet the Company’s eligibility criteria and purchase parameters; failure to secure a sufficient number of quality life insurance policies could have a material adverse effect on the Company’s business.

•	The Company may experience increased competition from originating life insurance companies, life insurance brokers, and investment funds which could adversely affect the Company’s business.

•

Historically, there has been a negative public perception of the life settlement industry that could affect the value and/or liquidity of the Company’s investments and the life settlement industry faces political opposition from life insurance companies which could adversely affect the Company’s business.

•	The Company or third parties the Company relies upon could fail to accurately evaluate, acquire, maintain, track, or collect on life settlement policies, which could adversely affect the Company.

•	There is a risk of fraud in the origination of the original life insurance policy or in subsequent sales of the life insurance policy that could adversely affect the Company’s returns.

•	The Company may become subject to claims by life insurance companies, individuals and their families, or regulatory authorities.

•

If the life settlements in which the Company invests were to become regulated as securities, further compliance with federal and state securities laws would be required, which could result in significant additional regulatory burdens on the Company and limit the Company’s investments.

•

The Company faces privacy and cyber security risks related to its maintenance of proprietary information, including information regarding life settlement policies and the related insureds, and any adverse impact related to such risks could have a material adverse impact on the Company’s business.

•

The Company is subject to U.S. privacy laws and regulations. Failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of operations; reputational harm; loss of revenue or profits; and other adverse business consequences.

•	The Company’s business may be subject to additional or different government regulation in the future, which could have a material adverse impact on the Company’s business.

•

There is currently no direct legal authority regarding the proper federal tax treatment of life settlements and potential future rulings from the Internal Revenue Service (“IRS”) may have significant tax consequences on the Company.

•

There have been lawsuits in various states questioning whether a purchaser of a life insurance policy has the requisite “insurable interest” in the policy which would permit the purchaser to collect the insurance benefits and an adverse finding in any of these lawsuits could have a material adverse effect on the Company’s business.

•

The failure of the Company to accurately and timely track and pay premium payments on the life insurance policies it holds could result in the lapse of such policies which would have a material adverse impact on the Company’s business.

•	The originating life insurance company may increase the cost of insurance premiums, which would adversely affect the Company’s returns.

•	The Company may not be able to liquidate its life insurance policies which could have a material adverse effect on the Company’s business.

•	The Company assumes the credit risk associated with life insurance companies and may not be able to realize the full value of insurance company payouts.

•	The Company’s success is dependent upon the services of its management and employees. If the Company is unable to such individuals, its ability to compete could be harmed.

•	The Company’s intellectual property rights may not adequately protect the Company’s business.

•	The Company may become subject to costly intellectual property disputes.

•

The ongoing COVID-19 pandemic, along with rising interest rates and inflation, may disrupt the ability of the Company and its providers to originate life settlement policies which could have a material adverse impact on the Company’s financial position.

•

We have identified material weaknesses in our internal control over financial reporting. If our remediation of these issues is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations.

•	If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a public company in a timely and reliable manner.

•

Our ability to raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Debt issued to raise additional capital could affect our ability to execute our investment strategy or impact the value of our investments.

•	Our management has limited experience in operating a public company.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes”in this prospectus.

Issuer	Abacus Life, Inc., a Delaware corporation.

Title of the securities	9.875% Fixed Rate Senior Notes due 2028 (the “notes”).

Initial aggregate principal amount being offered	$15,000,000

Overallotment option	The underwriters may also purchase from us up to an additional $2,250,000 aggregate principal amount of notes solely to cover overallotments, if any, within 30 days of the date of this prospectus.

Principal payable at maturity	100% of the aggregate principal amount. The outstanding principal amount of the notes will be payable on the stated maturity date at the office of the trustee, paying agent and security registrar for the notes or at such other office as we may designate.

Maturity date	The notes will mature on November 15, 2028.

Interest rate	9.875% per annum.

Interest periods	The initial interest period will be the period from and including the issue date, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Interest payment dates	Each February 15, May 15, August 15 and November 15 of each year beginning on May 15, 2024 and ending on the maturity date. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest day count convention	Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Record dates	Interest will be paid to the person in whose name a note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related date an interest payment is due with respect to such note; provided that if the notes are global notes held by DTC, the record date for such notes will be the close of business on the Business Day preceding the applicable interest payment date.

No guarantees	The notes will not be guaranteed by any of the Company’s subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of the Company’s subsidiaries as discussed below under “Ranking.”

Ranking	The notes will be the Company’s senior unsecured obligations and will rank: (i) equal in right of payment to the Company’s other outstanding and future senior unsecured indebtedness (including the Company’s $10.5 million Amended and Restated Unsecured Senior Promissory Note, dated as of July 5, 2023); (ii) senior to any of the Company’s existing and future indebtedness that expressly provides it is subordinated to the notes (including the Company’s indebtedness under its SPV Investment Facility, dated as of July 5, 2023); (iii) effectively subordinated to all of the Company’s existing and future secured indebtedness (including indebtedness that is initially unsecured to which the Company subsequently grants security), to the extent of the value of the assets securing such indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries.

As of September 30, 2024, the Company had approximately $118 million in long-term debt outstanding.

Optional redemption	The notes may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after February 15, 2027 upon not less than 15 days nor more than 60 days written notice to holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the notes to be redeemed plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but not including, the date fixed for redemption.

You may be prevented from exchanging or transferring the notes when they are subject to redemption. Any exercise of our option to redeem the notes will be done in compliance with the indenture.

If the Company redeems only some of the notes by partial redemption, the global notes shall be selected in accordance with applicable rules and procedures of the Depository Trust Company (“DTC”), or in the case of certificated notes, any other method in accordance with the policies and procedures of the trustee. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes called for redemption.

Change of control offer to repurchase	If the Company is subject to a Change of Control Repurchase Event, each holder of the Notes may require the Company to purchase all or a portion of such holder’s notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.

Repayment at holder’s option	The notes will be subject to repayment at the option of the holder at any time prior to the maturity date, except as set forth under “Description of the Notes-Offer to Repurchase Upon a Change of Control Repurchase Event” and will not be entitled to any sinking fund.

Use of proceeds	The net proceeds from the offering will be approximately $14,250,000 million, after deducting the discounts and commissions payable to the underwriters and estimated offering expenses payable by us. The Company intends to use these proceeds to refinance other outstanding indebtedness and for general corporate purposes. For further information, see “Use of Proceeds” in this prospectus.

Form and denomination	The notes will be issued as fully registered global notes which will be deposited with, or on behalf of, the DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. Beneficial interests in the global notes must be held in minimum denominations of $25 or any amount in excess thereof which is an integral multiple of $25.

Further issuances	The amount of debt securities the Company can issue under the indenture is unlimited. The Company has $35,650,000 in aggregate principal of existing notes outstanding and will issue notes in the initial aggregate principal amount of $15,000,000 ($17,250,000 if the underwriters’ overallotment option is exercised in full). The notes will be additional notes under the indenture governing the existing notes. The Company may, without your consent and without notifying you, create and issue further notes, which notes may be consolidated and form a single series with the series of notes offered by this prospectus and the existing notes and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Events of default	For a discussion of events that will permit acceleration of the payment of the principal of the notes, see “Description of the Notes—Events of Default; Waivers” in this prospectus.

Indenture and trustee	The notes will be issued under the indenture, dated as of November 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee, as supplemented by a supplemental indenture relating to the issuance of the notes.

Governing law	The notes will be governed by and construed in accordance with the laws of the State of New York.

Listing	The existing notes are listed on NASDAQ under the trading symbol ”ABLLL,” and we intend to apply to list the notes on NASDAQ under the same symbol. We expect trading of the notes to commence promptly following the completion of this offering.

Risk factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section entitled “—Risk Factors” below, as well as other information included in this prospectus before deciding whether to invest in the notes.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our notes. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our notes could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section titled “Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to our Notes

The notes will be unsecured and therefore are effectively subordinated to any secured indebtedness we have incurred or may incur in the future.

The notes will not be secured by any of our assets or any of the assets of our subsidiaries, including our wholly owned subsidiaries. As a result, the notes will be effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness. As of September 30, 2023, the Company and its subsidiaries had long-term debt with a fair market value of $62,926,907. Because the notes will not be secured by any of our assets, they will be effectively subordinated to any secured indebtedness we may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the notes.

The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes will be obligations exclusively of the Company, and not of any of our subsidiaries. None of our subsidiaries will be a guarantor of the notes and the notes will not be required to be guaranteed by any subsidiary we may acquire or create in the future. Any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such entities (and therefore the claims of our creditors, including holders of the notes) with respect to the assets of such entities. Even if we are recognized as a creditor of one or more of these entities, our claims would still be effectively subordinated to any security interests in the assets of any such entity and to any indebtedness or other liabilities of any such entity senior to our claims. Consequently, the notes will be structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries and portfolio companies with respect to which we hold equity investments. As of September 30, 2023, the Company and its subsidiaries had long-term debt with a fair market value of $62,926,907. In addition, the Company and its subsidiaries may incur substantial indebtedness in the future, all of which would be structurally senior to the notes.

The indenture under which the notes will be issued contains limited protection for holders of the notes.

The indenture under which the notes will be issued offers limited protection to holders of the notes. The terms of the indenture and the notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the notes. In particular, the terms of the indenture and the notes do not place any restrictions on our or our subsidiaries’ ability to:

•	issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the notes to the extent of the values of the assets securing such debt and (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

Furthermore, the terms of the indenture and the notes do not protect holders of the notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes or negatively affecting the trading value of the notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the notes.

We cannot assure you that there will be an active and liquid trading market for the notes.

The notes will have the same CUSIP and ISIN numbers as, be fungible for U.S. federal income tax purposes with, and form a single series of debt securities with, the $35.7 million aggregate principal amount of existing notes we issued on November 10, 2023. The existing notes are listed and trade on NASDAQ under the symbol “ABLLL,” and we intend to apply to list the notes on NASDAQ under the same symbol. We expect trading of the notes to commence promptly following the completion of this offering. The notes trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the notes that is not reflected in the trading price.

We have been informed by the underwriters that they may make a market in the notes. However, the underwriters may cease their market making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market prices quoted for the notes, may be materially and adversely affected by changes in the overall market for this type of security and by changes in our financial condition, liquidity, operating results and prospects or in the prospects for companies in our industry generally. Further, such market making activities will be subject to limits imposed by federal securities laws. As a result, we cannot assure you that there will be an active and liquid trading market for the notes. The notes may trade at a discount from their initial offering price, and you may be unable to resell your notes or may be able to sell them only at a substantial discount. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, liquidity, operating results and prospects.

We may choose to redeem the notes when prevailing interest rates are relatively low.

On or after February 15, 2027, we may choose to redeem the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell the notes as the optional redemption date or period approaches.

An increase in interest rates could result in a decrease in the fair value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decrease in value. Consequently, if you purchase these notes and market interest rates increase, the fair value of your notes will likely decrease. We cannot predict the future level of market interest rates.

A downgrade, suspension or withdrawal of any credit rating assigned by a rating agency to us or the notes or change in the debt markets could cause the liquidity or market value of the notes to decline significantly.

Any credit rating is an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in any credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to obtain or maintain any credit ratings or to advise holders of notes of any changes in any credit ratings. There can be no assurance that any credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the rating agencies if in their judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in our company, so warrant. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness that is not waived by the required lenders and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness, including the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the other debt we may incur in the future could elect to terminate its commitment, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. In addition, any such default may constitute a default under the notes, which could further limit our ability to repay our debt, including the notes. If our operating performance declines, we may in the future need to seek to obtain waivers from the lender under the other debt that we may incur in the future to avoid being in default. If we breach our covenants under the other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the other debt, the lender could exercise its rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 100% of their principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes and any other indebtedness that may be required to be repaid or repurchased as a result of such event. A failure to repurchase the notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” herein.

On or about June 30, 2023, the Company entered into each of the SPV Purchase and Sale, the Policy APA and the SPV Investment Facility. Each of these agreements limits the Company’s ability to enter into further credit facilities or take on additional debt which could result in additional financial strain on the Company.

SPV Purchase and Sale

On or about June 30, 2023 the Company entered into the Abacus Investment SPV, LLC (“SPV”) Purchase and Sale, including the Asset Purchase Agreement (“Policy APA”). The Company and the SPV are parties to the Policy APA. The payable obligation owing by the Company to the SPV in connection with the SPV Purchase and Sale is evidenced by a note issued by the Company under the SPV Investment Facility in an original principal amount equal to the aggregate fair market value of the acquired insurance policies. The aforementioned note has the same material terms and conditions as the other credit extensions under the SPV Investment Facility (as defined below).

Relationships

The Sponsor, members of the Company’s founding team, directors or officers of Abacus Settlements and Abacus or its or their affiliates are members of the SPV and thereby indirectly receive economic or other benefits from the Policy APA.

SPV Investment Facility

On or about July 5, 2023, the Company entered into a SPV Investment Facility (the “SPV Investment Facility”), between the Company, as borrower, and the SPV, as lender.

The SPV Investment Facility, among other things:

•	was unsecured without collateral security expected to be provided in favor of the SPV;

•

evidenced or provided for certain credit extensions to include: (i) an initial credit extension in an original principal amount of $15.0 million that is expected to be funded upon the closing of the SPV Investment Facility, (ii) a note in favor of the SPV in an original principal amount of $10.0 million to finance the purchase of the insurance policies under the Policy APA and (iii) a delayed draw credit extension in an original principal amount of $25.0 million, with the delayed draw credit extension drawn in a period between 90 and 120 days after the closing of the SPV Investment Facility upon satisfaction of certain conditions precedent;

•

provided proceeds from the SPV Investment Facility for payment of certain transaction expenses, general corporate purposes and any other purposes not prohibited by law (it being expected that a significant portion of the proceeds from the SPV Investment Facility will be used by the Company for purchasing insurance policies, among other purposes);

•	was subordinated in right of payment to the Company’s obligations under the Owl Rock Credit Facility, subject to limited specified exceptions and circumstances for permitting early payment;

•

required Abacus Settlements and Abacus and certain subsidiaries of Abacus Settlements and Abacus to guarantee the credit extensions to be provided under the SPV Investment Facility pursuant to separate documentation;

•

contained a maturity date that is at least three years after the closing of the SPV Investment Facility, subject to two automatic extensions of one year each without any amendment of the relevant documentation;

•

provided for interest to accrue on the SPV Investment Facility at a rate of 12.00% per annum, payable quarterly, all of which is expected be paid in-kind by the Company by increasing the principal amount of the SPV Investment Facility owing to the SPV on each interest payment date;

•

provided a default rate that will accrue at 2.00% per annum (subject to applicable subordination restrictions) over the rate otherwise applicable. If cash payment is not permitted due to applicable subordination restrictions or otherwise, such default interest shall be paid in-kind;

•	provided that no amortization payments shall be required prior to maturity;

•	provided for financial and other covenants no worse than those contained in the Owl Rock Credit Facility from the perspective of the Company; and

•

provided for certain specified events of default (including certain events of default which are expected to be subject to grace or cure periods), with the occurrence and continuance of such events of default enabling the lender under the SPV Investment Facility to accelerate the obligations under the SPV Investment Facility, among other potential rights or remedies; and contain certain specified closing conditions. The SPV’s investment resulting from credit extensions under the SPV Investment Facility is expected to be treated by the Company as debt for U.S. Generally Accepted Accounting Principles (“GAAP”) accounting purposes. To the extent that multiple notes are issued under the SPV Investment Facility, it is expected that the documentation will provide flexibility for the SPV to request such notes be reissued as a single note under such facility.

Relationships

Directors and officers of the Company and significant shareholders of the Company are members of the SPV and thereby indirectly receive economic or other benefits from the SPV Investment Facility.

Risks Related to the Business of the Company

The Company’s valuation of life insurance policies is uncertain as many life insurance policies’ values are tied to their actual maturity date and any erroneous valuations could have a material adverse impact on the Company’s business.

The valuation of life insurance policies involves inherent uncertainty (including, without limitation, the life expectancies of insureds and future increases in premium costs to keep the policies in force). There is no guarantee that the value determined with respect to a particular life settlement policy by the Company will represent the value that will be realized by the Company on the eventual disposition of the related investment or that would, in fact, be realized upon an immediate disposition of the investment. In addition, there can be no guarantee that such valuation accurately reflects the current present value of such life insurance policy at its actual maturity. Uncertainties as to the valuation of life insurance policies held by the Company could require adjustments to reported net asset values and could have a material adverse impact on the Company’s business. Uncertainties as to the valuation may also result in the Company being less competitive in the market for originating new life settlement policies and could adversely affect the profits the Company realizes on life settlements purchased and sold.

The Company could fail to accurately forecast life expectancies. There may also be changes to life expectancies generally, resulting in people living longer in the future, which could result in a lower return on the Company’s life settlement policies.

Prices for life insurance policies and annuities that may be obtained by the Company depend, in large measure, upon the life expectancy of the underlying insureds. The returns of the Company’s hold portfolio is almost entirely dependent upon how accurate the actual longevity of an insured is as compared to the Company’s expectation for that insured. Life expectancies are estimates of the expected longevity or mortality of an insured. In determining the life expectancy of an insured, the Company relies on medical underwriting conducted by various medical underwriting firms. The medical underwriting process underlying life expectancy estimates is highly subjective, and mortality and longevity estimates are inherently uncertain. In addition, there can be no assurance that the applicable medical underwriting firm received accurate or complete information regarding the health of an insured under a life insurance policy, or that such insured’s health has not changed since the information was received. Different medical underwriting firms use different methods and may arrive at materially different mortality estimates for the same individual based on the same information, thus causing a life insurance policy’s value to vary. Moreover, as methods of calculating mortality estimates change over time, a mortality estimate prepared by any medical underwriting firm in connection with the acquisition of a life insurance policy may be different from a mortality estimate prepared by the same person at a later time. The valuation of the life insurance policies will vary depending on the dates of the related mortality estimates and the medical underwriting firms that provide the supporting information.

Other factors, including, but not limited to, better access to health care, better adherence to treatment plans, improved nutritional habits, improved lifestyle, an improved economic environment and a higher standard of living could also lead to increases in the longevity of the insureds under the life insurance policies. In addition to other factors affecting the accuracy of life expectancy estimates, improvements in medicine, disease treatment, pharmaceuticals and other medical and health services may enable insureds to live longer.

The actual longevity of an insured may be materially different than the predicted mortality estimate. If the actual maturity date of life insurance policies are longer than projected, it would delay when the Company could expect to receive a return on its investment and the Company may be unable to meet its investment objectives and goals. For example, a term life insurance policy in which the Company may invest have a stated expiration date on the date at which the underlying insured reaches a certain attained age and, beyond such date, the issuing insurance company may not be obligated to pay the face value, but rather only the cash surrender value which is usually maintained at a low value by investors, if any, in accordance with the terms of such life insurance policy. Therefore, if the underlying insured survives to the stated maturity date set forth in the terms of the life insurance policy, the issuing insurance company may only be obligated to pay an amount substantially less than the face value, which could have an adverse effect on the performance of the Company.

The medical underwriting and other firms that provide information for the Company’s forecasts of life expectancies are generally not regulated by the U.S. federal or state governments, with the exception of the states of Florida and Texas, which require life expectancy providers to register with their respective offices of insurance regulation. There can be no assurance that this business will not become more broadly regulated and, if so, that any such regulation would not have a material adverse effect on the ability of the Company to establish appropriate life expectancies in connection with the purchase or sale of policies.

The Company’s policy acquisitions are limited by the market availability of life insurance policies that meet the Company’s eligibility criteria and purchase parameters, and failure to secure a sufficient number of quality life insurance policies could have a material adverse effect on the Company’s business.

The life insurance policy secondary market has grown substantially in the past several years, however, as to whether and how it will continue to develop is uncertain. There are only a limited number of life insurance policies available in the market from time to time. There can be no assurance that the Company will be able to source life insurance policies on terms acceptable to the Company. As more investment funds flow into the market for life insurance policies, margins may be squeezed, and the value of the collateral may become comparatively more expensive to purchase or subject to greater competition on the purchase side. There can be no assurance that secondary market life insurance policies will be available to the Company on satisfactory or competitive terms.

The supply of life insurance policies available in the market may be reduced by, among other things: (i) improvement in the economy, resulting in higher investment returns to insureds and other owners of life insurance policies from their investment portfolios; (ii) improvements in health insurance coverage, limiting the need of insureds to obtain funds to pay the cost of their medical treatment by selling their life insurance policies; (iii) the entry into the market of less reputable third-party brokers who submit inaccurate or false life insurance policy information to the Company; (iv) the establishment of new licensing requirements for market participants and a delay in complying or an inability to comply with such new requirements; or (v) refusal of the carrier that issued a life insurance policy to consent to its transfer. A change in the availability of life insurance policies could adversely affect the Company’s ability to execute its strategy and meet its objectives.

The Company may experience increased competition from originating life insurance companies, life insurance brokers, and investment funds which could have a material adverse effect on the Company’s business.

Life insurance companies have begun offering to repurchase their own in-force life insurance policies from their current policyholders by offering “enhanced cash surrender value payments” above the amount of the net cash surrender value provided under the life insurance contracts’ terms and thus compete directly with the Company and other life settlement providers. The life settlements industry has challenged the legal validity of the life insurance companies’ actions, and some state insurance regulators have declared that these repurchase offers are unlawful while other state insurance regulators have approved them. To the extent that life insurance companies can seek to repurchase their own in-force life insurance policies, they present competition to the Company in acquiring policies.

In addition, the Company is subject to significant competition from other life settlement brokers and investment funds for the purchase of life settlement policies. Increased competition for life settlement policies may result in the Company being unable to access the number of life settlement policies that it desires for its business at prices that it deems acceptable.

Historically, there has been a negative public perception of the life settlement industry that could affect the value and/or liquidity of the Company’s investments and the life settlement industry faces political opposition from life insurance companies which could have a material adverse effect on the Company’s business.

Many regulators, lawmakers and other governmental authorities, as well as many insurance companies and insurance industry organizations, are hostile to or otherwise concerned about certain aspects of the longevity-contingent asset markets. The life settlement industry and some of its participants have also been, and may continue to be, portrayed negatively in a number of widely read publications and other forms of media. These opponents regularly contend that life settlement transactions are contrary to public policy by promoting financial speculation on human life and often involve elements of fraud and other wrongdoing. Continued public opposition to the life settlement industry, as well as actual or alleged wrongdoing by participants in the industry, could have a material adverse effect on the Company and its investors, including on the value and/or liquidity of the Company’s investments.

In March 2010, the American Council of Life Insurers, an insurance carrier trade association, issued a press release calling for a complete ban on life settlement securitization. While that effort was not successful, any such federal or state legislation, if passed, could have the effect of severely limiting or potentially prohibiting the continued operation of the Company’s life settlement purchasing operations. All of the foregoing could adversely affect the Company’s ability to execute its investment strategy and meet its investment objective.

The Company or third parties the Company relies upon could fail to accurately evaluate, acquire, maintain, track, or collect on life settlement policies, which could have a material adverse impact on the Company’s revenues.

The Company relies on third party data for tracking and servicing its life settlement policies. This includes the origination and servicing of life settlement policies by the servicing and tracking agent, market counterparties and other service providers, and the Company may not be in a position to verify the risks or reliability of such third-party data and systems. Failures in the systems employed by the Company and other service providers, counterparties, and other parties could result in mistakes made in the evaluation, acquisition, maintenance, tracking and collection of life settlement policies and other longevity-linked investments. This could result in the Company overpaying for life settlement policies it acquires or underpricing life settlement policies it sells. In addition, disruptions in the Company’s operations as a result of a failure in a third party system may cause the Company to suffer, among other things, financial loss, the disruption of its business, liability to third-parties, regulatory intervention or reputational damage. Any of the foregoing failures or disruptions could have a material adverse effect on the Company.

There is a risk of fraud in the origination of the original life insurance policy or in subsequent sales of the life insurance policy that could adversely affect the Company’s returns which could have a material adverse impact on the Company’s business.

The Company faces the risk that an original owner of a life insurance policy, the related insured, the insurance agent involved in the issuance of such life insurance policy, or other party may have committed fraud, or misstated or failed to provide material information in connection with the origination or subsequent sale of that life insurance policy. While most life insurance policies may not be challenged for fraud after the end of the two-year contestability period, there may be situations where such fraud in connection with the issuance of a life insurance policy may survive the contestability period. If an issuing insurance company successfully challenges a life insurance policy acquired by the Company on the grounds of fraud, the Company may lose its entire investment in that life insurance policy. Furthermore, if the age of an insured was misstated, the Company may receive lower death benefits than expected. In addition, there may be information directly relevant to the value of a life insurance policy, including, but not limited to, information relating to the insured’s medical or financial condition, to which the Company will not have access. It is not possible to verify the accuracy or completeness of each piece of information or the completeness of the overall information supplied by such parties. Any such misstatement or omission could cause the Company to rely on assumptions which turn out to be inaccurate. Additionally, there can be no assurance that the seller of a life insurance policy in the tertiary market properly acquired that policy from the former owner, or that a former beneficiary or other interested party will not attempt to challenge the validity of the transfer. The occurrence of any one or more of these factors could adversely affect the Company’s performance and returns.

The Company may become subject to claims by life insurance companies, individuals and their families, or regulatory authorities which could have a material adverse impact on the Company’s business.

The secondary market for life insurance policies has been subjected to allegations of fraud and misconduct as reflected in certain litigated cases. Some of these cases, some of which have been brought by regulatory authorities, involve allegations of fraud, breaches of fiduciary duty, bid rigging, non-disclosure of material facts and associated misconduct in life settlement transactions. Cases have also been brought by the life insurance companies that challenge the legality of the original issuance of the life insurance policies based on lack of insurable interest, fraud and misrepresentation grounds.

Further, both federal and U.S. state statutes safeguard an insured’s private health information. In addition, insureds frequently have an expectation of confidentiality even if they are not legally entitled to it. Even if the Company properly obtains and uses otherwise private health information, but fails to maintain the confidentiality of such information, the Company may be the subject of complaints from the affected individuals, their families and relatives and, potentially, interested regulatory authorities. Because of the uncertainty of applicable laws, it is not possible to predict the outcome of those disputes. It is also possible that, due to a misunderstanding regarding the scope of consents that a transaction party possesses, the Company may request and receive from health care providers, information that it in fact did not have a right to request or receive. If the Company finds itself to be the recipient of complaints for these acts, it is not possible to predict what the results will be. This uncertainty also increases the likelihood that a transaction party may sell, or cause to be sold, life insurance policies in violation of applicable law, which could potentially result in additional costs related to defending claims or enduring regulatory inquiries, rescinding such transactions, possible legal damages and penalties and probable reduced market value of the affected life insurance policies. Each of the foregoing factors may delay or reduce the return on the policies and adversely affect the Company’s business and results of operations.

Life settlements in which we invest are not currently regulated under the federal securities laws, but if deemed to be securities would require further compliance with federal and state securities laws, which could result in significant additional regulatory burdens on the Company, and limit the Company’s investments, which could have an adverse impact on the Company’s business and results of operations.

The origination and trading in whole, non-variable life insurance policies has historically been understood to not involve transactions in securities. However, on February 22, 2019, the United States Court of Appeals for the Fifth Circuit in a case captioned In the Matter of Living Benefits Asset Management, LLC, vs. Kestrel Aircraft Company, Incorporated, case No. 18-10510, concluded that whole, non-variable life insurance policies, when offered for sale to an investor, were securities for purposes of the Investment Company Act. If this same conclusion were to be reached in other circuits or at the Supreme Court and extended to the Securities Act, there would be significant changes to our industry, and it would materially impact the Company’s ability to conduct its business.

In 2002, the Eleventh Circuit Court of Appeals reached a similar conclusion with respect to fractionalized death benefits payable under non-variable policies in SEC v. Mutual Benefits Corp., but, the District of Columbia Circuit Court of Appeals reached a contrary result with respect to fractionalized death benefits in SEC v. Life Partners which was decided in 1996. The Company does not presently transact in fractionalized death benefits, i.e., buying or selling a part of, but not all of, a life settlement policy, nor does it currently plan to transact in fractionalized death benefits.

On July 22, 2010, the SEC released a staff report that recommended that Congress clearly define life settlements to be securities, so that the investors in life settlements transactions would be protected under the U.S. federal securities laws. To date, the SEC has not made another such recommendation to Congress nor has Congress acted on the SEC staff’s report. If the statutory definitions of “security” were to be amended to encompass life settlements involving non-variable life insurance policies, or if the Supreme Court or other Circuit Courts were to conclude that non-variable life insurance policies are securities for purposes of the Securities Act, the Company could become subject to additional extensive regulatory requirements under the federal securities laws. Those regulatory requirements would include the obligation to register the Company’s sales and offerings of life settlements with the SEC as public offerings under the Securities Act. Also, if the resale of non-variable life insurance policies were to be considered securities, the Company’s ownership of those policies as a percentage of its assets or source of income could be limited as it would likely manage its business to avoid being required to register as an “investment company” pursuant to the Investment Company Act. Those limitations could have an adverse effect on the Company’s business and results of operations. Any legislation or court or regulatory interpretations leading to that regulatory change or a change in the transactions that are characterized as life settlement transactions could lead to significantly increased compliance costs and increased liability risk to the Company, and could adversely affect the Company’s ability to acquire or sell life insurance policies in the future. This could materially and adversely affect the Company’s business, financial condition and results of operations, which in turn could materially and adversely affect the performance of the Company.

The Company cannot assure you as to the ultimate content, timing, or effect of changes, nor is it possible at this time to estimate the impact of any such potential change in administration or new legislation on the Company’s business, financial condition, or results of operations and consequently, any potential material and adverse effect on the performance of the Company.

The Company may be subject to certain U.S. state securities laws, and failure to comply with applicable requirements may result in fines, sanctions and rescission of purchase or sale transactions.

Certain U.S. state laws specifically characterize life settlements as securities transactions. Thus, in some U.S. states, purchases and sales of life insurance policies by the Company may be subject to applicable U.S. state blue sky laws or other U.S. state securities laws. The Company intends to comply with all applicable federal and state securities laws. However, this will not necessarily exempt the Company from compliance with U.S. federal or state broker-dealer laws. The failure to comply with applicable securities laws in connection with the purchase or sale of life settlement policies could result in the Company being subject to fines, administrative and civil sanctions and rescission of life settlement policy purchase or sales transactions. Each of the foregoing factors could materially and adversely affect the performance of the Company.

The Company could in the future be required to register as an investment company under the Investment Company Act or could have to substantively change its business model in order to fit within an applicable exemption from such registration requirement.

The Company’s sales of life insurance policies and investment and financing programs of which the purchase or sale of a life insurance policy is a part are subject to an evolving regulatory landscape. Depending on the facts and circumstances attending such sales or programs, U.S. state and federal securities laws, including the Investment Company Act could be implicated, and it is possible that the Company could in the future be required to register as an investment company under the Investment Company Act. The Company would not be able to continue to operate its business as it does today if required to register as an investment company. In such event, the Company would have to substantively change its business model to avoid registration as an investment company under the Investment Company Act. If the Company were re quired to change its business model in order to fit within an exemption from registration, it would have a material adverse effect on the performance of the Company.

The Company faces privacy and cyber security risks related to its maintenance of proprietary information, including information regarding life settlement policies and the related insureds, and any adverse impact related to such risks could have a material adverse impact on the Company’s business.

The Company relies on data processing systems to price and close transactions, to evaluate investments, to monitor its portfolio and capital, and to generate risk management and other reports that are critical to oversight of the Company’s activities. Further, the Company relies on information systems to store sensitive information about the Company, its affiliates, and its investments, including life settlement policies and information about the related insured individuals and others. While the Company is not aware of security breaches or proceedings related to the processing of information, the loss or improper access, use or disclosure of the Company’s proprietary information can adversely impact the Company. For example, the Company could suffer, among other things, financial loss, the disruption of its business, liability to third parties, regulatory intervention or reputational damage. Any of the foregoing events could have a material adverse effect on the Company.

Additionally, the Company collects information related to life insurance, including nonpublic personal information (“NPI”) and protected health information (“PHI”), and information from its website, such as contact information and high-level policy information. The Company also collects information from its employees, such as standard HR information, and business contact information from third party employees. The Company shares information with its service providers, and has entered into non-disclosure and business association agreements, where appropriate. Although the Company has, and believes that each service provider has, procedures and systems in place that it believes are reasonably designed to protect such information and prevent data loss and security breaches, such measures cannot guarantee absolute security.

Furthermore, the techniques used to obtain unauthorized access to data, disable or degrade service, or sabotage systems change frequently with increasing sophistication and may be difficult to detect for long periods of time. For example, hardware or software acquired from third parties may contain defects in design or other problems that could unexpectedly compromise information security. Network connected services provided by third parties to the Company may be susceptible to compromise, leading to a breach of the Company’s network and/or business interruptions. The Company’s systems or facilities may be susceptible to employee error or malfeasance, government surveillance, or other security threats.

The Company is subject to U.S. privacy laws and regulations. Failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of operations; reputational harm; loss of revenue or profits; and other adverse business consequences.

Due to the type of information the Company collects, including personal, medical, and financial information on the underlying insureds, and the nature of its services, the Company is subject to privacy laws. In the United States, federal, state and local governments have enacted numerous data privacy and security laws to address privacy, data protection and collection, and the processing and disclosure of certain types of information. Obligations related to these laws are quickly changing, becoming increasingly stringent and creating regulatory uncertainty. In addition, these obligations may be subject to differing applications and interpretations, which can result in inconsistency or conflict among jurisdictions. Among these laws, the Company is likely subject to the Telephone Consumer Protection Act (“TCPA”), Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003, the Gramm-Leach Bliley Act (“GLBA”) and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

The Company may be considered a financial institution under the GLBA, and is subject to the GLBA through the NPI it collects. The GLBA regulates, among other things, the use of certain information about individuals (NPI) in the context of the provision of financial services. The GLBA includes both a “Privacy Rule,” which imposes obligations on financial institutions relating to the use or disclosure of NPI, and a “Safeguards Rule,” which imposes obligations on financial institutions, and indirectly, their service providers, to implement and maintain physical, administrative and technological measures to protect the security of NPI.

The Company has certain business components that are subject to HIPAA. HIPAA imposes privacy, security and breach notification obligations on “covered entities” and “business associates.” Furthermore, HIPAA requires “covered entities” and “business associates” to develop and maintain policies with respect to the protection of PHI. If in violation of HIPAA, the Company may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations. HIPAA also authorizes state Attorneys Generals to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue the Company in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

Because of the complexity of the various data privacy laws the Company may be subject to, compliance can be costly. The Company has taken general steps to comply with data privacy and security laws. For example, the Company has implemented a number of policies, including policies regarding access controls, customer data privacy, secure data disposal, and incident response and risk assessments. Despite these efforts, the Company may at times fail in its efforts due to the complexity and evolving nature of these laws. Failure to comply with relevant data privacy laws could negatively impact the Company’s operations, including subject the Company to possible government enforcement actions which could result in investigations, fines, penalties, audits, inspection, litigation, additional reporting requirements and/or oversight.

The Company’s business may be subject to additional or different government regulation in the future, which could have a material adverse impact on the Company’s business.

The Company is currently licensed and operating in 49 states. Increased regulation (whether promulgated under insurance laws or any other applicable law) and regulatory oversight of and changes in law applicable to life settlements may restrict the ability of the Company to carry on its business as currently conducted. This could also impose additional administrative burdens on the Company, including responding to examinations and other regulatory inquiries and implementing policies and procedures. Regulatory inquiries often are confidential in nature, may involve a review of an individual’s or a firm’s activities or may involve studies of the industry or industry practices, as well as the practices of a particular institution.

There is currently no direct legal authority regarding the proper federal tax treatment of life settlements and potential future rulings from the IRS may have significant tax consequences on the Company.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of life settlements, and the Company does not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Company’s assets are uncertain, and the IRS or a court might not agree with the Company’s treatment of life settlements as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of life settlements could be materially and adversely affected. In addition, in 2007, the U.S. Treasury Department and the IRS released a notice requesting public comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in life settlements, possibly with retroactive effect.

There have been lawsuits in various states questioning whether a purchaser of a life insurance policy has the requisite “insurable interest” in the policy which would permit the purchaser to collect the insurance benefits and an adverse finding in any of these lawsuits could have a material adverse effect on the Company’s business.

All states require that the initial purchaser of a new life insurance policy insuring the life of another individual have an insurable interest in that individual’s life at the time of the original issuance of the policy. An “insurable interest” is an economic stake in an event for which a person or entity purchases an insurance policy. An insurance policy may only be initially purchased by a person or entity who has an insurable interest in the insured. For example, if a spouse purchases an insurance policy on his or her spouse or a company purchases an insurance policy on an employee. In addition, some states may require that the Company have an insurable interest in the insured. Whether an insurable interest exists in the context of the purchase of a life insurance policy is critical because in the absence of a valid insurable interest, life insurance policies are unenforceable under the laws of most states. Where a life insurance policy has been issued to a policy holder without an insurable interest in the life of the insured, the life insurance company may not be required to pay the face value under the policy and may also be entitled to retain the premiums paid. Generally, there are two forms of insurable interest in the life of an individual, familial and financial. Additionally, an individual is deemed to have an insurable interest in his or her own life. Insurable interest is determined at the inception of the policy. The definition of exactly what constitutes “insurable interest” tends to vary by state. Some cases have also been initiated by life insurance companies, challenging the legality of the original issuance of policies on insurable interest grounds and asserting that such policies constitute “Stranger-Originated Life Insurance” or “STOLI,” which is defined as a practice or plan to initiate a life insurance policy for a third-party investor who, at the time of policy origination, has no insurable interest in the insured. Some states (such as Utah and New York) permit the heirs and beneficiaries of an insured to recover the face value under such STOLI policies rather than the policy owner which lacked insurable interest.

While the Company does not believe it has invested in any STOLI polices, and has policies and procedures in place to identify potential STOLI policies, there can be no guarantee that the Company will identify all STOLI policies. As such, the Company may acquire certain life insurance policies that may be deemed by an issuing insurance company to be STOLI policies, whether purposefully, if the Company deems such life insurance policy to be an attractive investment even after taking into account the insurable interest risk, or inadvertently, where the true nature of such life insurance policy is not discovered prior to its acquisition by the Company. Should an issuing insurance company successfully challenge the validity of a life insurance policy acquired by the Company, the Company will lose its investment in such life insurance policy. Furthermore, the Company will also suffer losses if a family member of an insured is successful in asserting a claim that he or she, and not the Company, is entitled to the face value payable under a life insurance policy.

The failure of the Company to accurately and timely track and pay premium payments on the life insurance policies it holds could result in the lapse of such policies which would have a material adverse impact on the Company’s business.

In order to realize on its investment in life insurance policies, the Company must ensure that the life insurance policies remain in force until they mature or are sold by the Company. Failure by the Company to pay premiums on the life insurance policies when due will result in termination or “lapse” of the life insurance policies and will result in the loss of the Company’s investment in such life insurance policies.

The originating life insurance company may increase the cost of insurance premiums, which would adversely affect the Company’s returns.

For any life insurance policies that may be obtained by the Company, the Company will be responsible for maintaining the policies, including paying insurance premiums. If a life insurance company increases the cost of insurance charged for any of the life insurance policies held by the Company, the amounts required to be paid for insurance premiums due for these life insurance policies may increase, requiring the Company to incur additional costs for the life insurance policies which may reduce the value of such life insurance policies and consequently affect the returns available on such policies.

Life insurance companies have in the past materially increased the cost of insurance charges. There can be no assurance that life insurance policies acquired by the Company will not be subject to cost of insurance increases. If any such life insurance policies are affected by a cost of insurance increase, the value of such life insurance policy may be materially reduced and the Company may decide or may be forced to allow such life insurance policy to lapse, resulting in a loss to the Company.

In the event an insurance company experiences significantly higher than anticipated expenses associated with operation and/or policy administration, or, in some instances, lower investment returns, the insurance company may have the right to increase the charges to each of its policy owners, but not beyond guaranteed maximums. While the insurance companies did not specify the reason for the increases, it is generally believed that the low interest rate environment was a significant contributing factor in the decision to raise the cost of insurance.

The Company may not be able to liquidate its life insurance policies which could have a material adverse effect on the Company’s business.

In the ordinary course of its business, the Company engages in the purchase and sale of life insurance policies. The liquidation value of these life insurance policies is important where, for example, it becomes necessary to sell life insurance policies from the Company’s hold portfolio in order to meet the Company’s cash flow needs, including the payment of future premiums.

In many cases liquidations may not be a viable option to meet the Company’s liquidity because of, among other things: (1) the lack of a market for such life insurance policies at the time; (2) the uncertainties surrounding the liquidation value of an individual life insurance policy; (3) the extensive amount of time and effort it might take to sell a life insurance policy; (4) the effect excessive sales of life insurance policies may have on transactions and future cash flows; and (5) the tax consequences.

The Company assumes the credit risk associated with life insurance companies and may not be able to realize the full value of insurance company payouts which could have a material adverse effect on the Company’s profits.

The Company will assume the credit risk associated with life insurance policies issued by various life insurance companies. The failure or bankruptcy of any such life insurance company could have a material adverse impact on the Company’s ability to achieve its investment objectives. A life insurance company’s business tends to track general economic and market conditions that are beyond its control, including extended economic recessions, interest rate changes, the subprime lending market crisis or changes in investor perceptions regarding the strength of insurers generally and the life insurance policies or annuities they offer. Adverse economic factors and volatility in the financial markets may have a material adverse effect on a life insurance company’s business obligation to pay the face value of policies.

The insolvency of any insurance company or a downgrade in the ratings of an insurance company could have a material adverse impact on the value of the related life insurance policies, the collectability of the related face value, cash surrender value or other amounts agreed to be paid by such insurance company. In the event that a life insurance carrier becomes insolvent or is placed into receivership, most state guaranty associations place a $300,000 or lower cap on face value for policies per insured. In addition to the limitations on the amount of coverage, which vary by state, there are limitations on who may make claims under such coverage and the Company may not be eligible to make claims under U.S. state guarantee funds as most U.S. state guarantee fund laws were enacted with the stated goal of assisting policyholders residing in such states. Even if available to the Company, guarantee fund coverage limits are typically smaller than the face values of some of the life insurance policies that the Company will acquire. There can be no assurance that as more life settlement transactions are undertaken, legislators will not adopt additional restrictions on the availability of U.S. state guaranty funds.

The Company’s success is dependent upon the services of its experienced management and talented employees. If the Company is unable to retain management and/or key employees, its ability to compete could be harmed.

The success of the Company is dependent upon the talents and efforts of highly skilled individuals employed by the Company and the Company’s ability to identify and willingness to provide acceptable compensation to attract, retain and motivate experienced management, talented investment professionals and other employees. Most of the shares registered for sale by the Registration Statement of which this Prospectus is a part are owned by our founders who are also key members of management of the Company.

There can be no assurance that the Company’s management and professionals will continue to be associated with the Company, and the failure to attract or retain such professionals could have a material adverse effect on the Company’s ability to execute on its business plan. Competition in the financial services industry for qualified management and employees is intense and there is no guarantee that, if lost, the talents of the Company’s professionals could be replaced.

The Company’s intellectual property rights may not adequately protect the Company’s business.

To be successful, the Company must protect its technology, know-how and brand through means, such as trademarks, trade secrets, patents, copyrights, service marks, contractual restrictions, and other intellectual property rights and confidentiality procedures. Despite the Company’s efforts to implement these protections, they may not adequately protect its business for a variety of reasons, including:

•	inability to successfully register or obtain patents and other intellectual property rights for important innovations that sufficiently protect the full scope of such innovations;

•	inability to maintain appropriate confidentiality and other protective measures to establish and maintain the Company’s trade secrets;

•	uncertainty in, and evolution of, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights;

•	potential invalidation of the Company’s intellectual property rights through administrative processes or litigation; and

•	other practical, resource, or business limitations on the Company’s ability to detect and prevent infringement or misappropriation of our rights and to enforce our rights.

Litigation may be necessary to enforce the Company’s intellectual property or proprietary rights, protect the Company’s trade secrets, or determine the validity and scope of proprietary rights claimed by others. Any litigation, whether or not resolved in the Company’s favor, could result in significant expense to the Company, and divert the time and efforts of the Company’s technical and management personnel. If the Company is unable to prevent third parties from infringing upon, violating or misappropriating the Company’s intellectual property or is required to incur substantial expenses defending the Company’s intellectual property rights, the Company’s business, financial condition and results of operations may be materially adversely affected.

The Company may become subject to intellectual property disputes, which are costly and may subject the Company to significant liability and increased costs of doing business.

The Company may in the future become subject to intellectual property disputes. The Company’s success depends, in part, on the Company’s ability to operate without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, the Company may not be aware that its practices are infringing, misappropriating or otherwise violating third-party intellectual property rights, and such third parties may bring claims against the Company or its business partners alleging such infringement, misappropriation or violation.

Any claims of intellectual property infringement, even those without merit, may be time-consuming and expensive to resolve, divert management’s time and attention, cause the Company to cease using or incorporating the asserted challenged intellectual property rights expose it to other legal liabilities, or require it to enter into licensing agreements to obtain the right to use a third party’s intellectual property. Although the Company carries general liability insurance, it may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. The Company cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on the Company’s business, financial condition, or results of operations.

Even if the claims do not result in litigation or are resolved in the Company’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of the Company’s management and harm the Company’s business and results of operations.

The ongoing COVID-19 pandemic, along with rising interest rates and inflation, may disrupt the ability of the Company and its providers to originate life settlement policies which could have a material adverse impact on the Company’s financial position.

The COVID-19 pandemic disrupted the global economy in several ways, some of which are still unfolding. COVID-19, or any outbreak of contagious diseases and other adverse public health developments, particularly in the United States, could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to source life settlement policies, as well as temporary closures of our facilities and the facilities of our third-party service providers. Any disruption or delay of our third-party service providers would likely impact our operating results. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of the United States and throughout the world, resulting in an economic downturn that could affect demand for the life insurance policies and significantly impact the Company’s operating results.

We have identified material weaknesses in our internal control over financial reporting. And, prior to the Business Combination, we were not timely in filing our Form 10-K for the year ended December 31, 2022 and our Form 10-Q for the quarter ended March 31, 2023. If our remediation of the material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations.

In connection with the audit of our financial statements for Abacus for the years ended December 31, 2022 and 2021, we identified the same material weakness in our internal control over financial reporting for both Abacus. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses for both entities related to members of executive management having access to post to the general ledger; members of finance having inappropriate information technology access to the general ledger; and journal entry users having the ability to post to the general ledger without formal review or approval. The material weaknesses did not result in a misstatement to our financial statements.

We are taking steps to remediate the material weaknesses and, as it related to executive management and information technology access to the general ledger, Abacus revoked the inappropriate privileges before 2022 year-end. We have also hired a new qualified accounting resource and are in the process of enhancing and formalizing our accounting, business operations and information technology policies, procedures and controls. We have engaged outside resources to enhance our business documentation process, provide company-wide training and to help with management’s self-assessment and testing of internal controls. We are implementing a new accounting system in 2023 that will require the appropriate approval of journal entries in our accounting system and are currently working with outside advisors to ensure proper segregation of duties and put mitigating controls in place. However, we are still in the process of implementing these steps and cannot assure investors that these measures will significantly improve or remediate the material weaknesses described above.

In addition, prior to the Business Combination, the Company (then known as East Resources Acquisition Company), was not timely in filing its Form 10-K for the year ended December 31, 2022 and its Form 10-Q for the quarter ended March 31, 2023.

We may in the future discover additional material weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

Risks Related to Being a Public Company

The market price of our notes may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our notes may be volatile. The securities markets have recently experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your notes at an attractive price due to a number of factors such as the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from inflation, natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of the notes, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our notes is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

The implementation of all required accounting practices and policies and the hiring of additional financial staff has increased and may continue to increase our operating costs and requires our management to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either cause could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our notes on NASDAQ.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt issued to raise additional capital may reduce the cash flow available to make required payments with respect to the notes and affect our ability to execute our investment strategy or impact the value of our investments.

We have funded our operations since inception primarily through our origination, active management and holding of life settlement policies. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.

We intend to continue to make investments to support our business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the debt holders could have rights senior to holders of the notes to make claims on our assets.

The Company has a series of warrants outstanding (collectively the “Warrants”), which include: (i) warrants (the “Private Placement Warrants”) originally issued in connection the Company’s initial public offering (the “Company IPO”) to purchase up to 7,120,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the exercise, at an exercise price of $11.50 per share; (ii) warrants issued in connection with the Closing of the Business Combination to purchase up to 1,780,000 shares of our Common Stock issuable upon the exercise, at an exercise price of $11.50 per share; (iii) warrants (the “Public Warrants”) issued in connection with the Company IPO to purchase up to 17,250,000 shares of Common Stock, at an exercise price of $11.50 per share, of the public warrants. We receive no capital until the Warrants are exercised, which do not expire until 2028. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We are an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our notes less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. While we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (3) reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements and (4) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of our financial statements with another emerging growth company that has not opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict whether investors will find our notes less attractive if we rely on these exemptions. If some investors find our notes less attractive as a result, there may be a less active trading market for our notes. The market price of our notes may be more volatile.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of the date of the completion of the Company IPO, (2) in which we have total annual gross revenue of at least $1.235 billion, (3) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, or (4) the end of any fiscal year in which the market value of our Common Stock held by non-affiliates is at least $700 million as of the end of the second quarter of that fiscal year.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

In addition, prior to the Business Combination, the Company (then known as East Resources Acquisition Company), was not timely in filing its Form 10-K for the year ended December 31, 2022 and its Form 10-Q for the quarter ended March 31, 2023.

USE OF PROCEEDS

The net proceeds received from the sale of the notes are estimated to be approximately $14,250,000, after deducting the discounts and commissions payable to the underwriters and $250,000 of estimated offering expenses payable by us. The net proceeds received will be used to refinance other outstanding indebtedness and for general corporate purposes.

CAPITALIZATION OF ABACUS AND ITS CONSOLIDATED SUBSIDIARIES

The following table sets forth the unaudited capitalization of Abacus and its consolidated subsidiaries as of September 30, 2023 on an actual basis and on an as adjusted basis to give effect to the sale of the notes in this offering and with respect to the existing notes. This table should be read in conjunction with the financial statements of Abacus and its subsidiaries in the prospectus.

	As of September 30, 2023
	Actual		As adjusted for Existing Notes	As further adjusted for current offering
	(Dollars in thousands-unaudited)

LONG-TERM DEBT(1)		$93,814	$93,814	$93,814

9.875% Fixed Rate Senior Notes due 2028		—	35,650	50,650

Owl Rock Credit Facility(2)		25,000	—	—

Other Long-Term Debt		—	—	—

TOTAL LONG-TERM DEBT		$118,814	$129,464	$144,464

STOCKHOLDERS’ EQUITY	$

Common stock, par value $0.0001 per share; 200,000,000 authorized shares; 63,349,823 and 50,369,350 issued and outstanding, respectively		$6	$6	$6

Additional paid-in capital		194,198	194,198	194,198

Retained earnings		(28,503)	(28,503)	(28,503)

Accumulated other comprehensive income		100	100	100

Non-Controlling interest		289	289	289
TOTAL SHAREHOLDERS’ EQUITY		$166,090	$166,090	$166,090

TOTAL CAPITALIZATION		$284,904	$295,554	$310,554

(1)

Long-term debt consists of debt with a maturity of one year or more at the time it is incurred. These amounts are presented at the gross principal amounts outstanding and exclude unamortized debt issuance costs and purchase accounting adjustments.

(2)	This amount does not include a $1 million prepayment fee in connection with paying off the Owl Rock Credit Facility.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction

Abacus Life, Inc., a Delaware corporation (“Abacus” or the “Company”), and its subsidiaries, Abacus Settlements, LLC (“Abacus Settlements”) and Longevity Market Assets, LLC (“LMA”) are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Company. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 presents the unaudited balance sheet of Abacus of September 30, 2023, giving effect to the issuance of $35.65 million of the existing notes as if it had been consummated on November 10, 2023.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 combines the unaudited condensed statement of operations of East Resources Acquisition Company for the period from January 1 to July 3, 2023, the unaudited condensed statement of operations of Abacus Life Inc. for the nine months ended September 30, 2023, and the unaudited condensed statement of operations of Abacus Settlements for the period from January 1 to July 3, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the audited statement of operations of East Resources Acquisition Company for the year ended December 31, 2022, the audited statement of operations of LMA for the year ended December 31, 2022, and the audited statement of operations of Abacus Settlements for the year ended December 31, 2022, giving effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•

The historical unaudited condensed financial statements of Abacus as of and for the nine months ended September 30, 2023, and the historical audited financial statements of Abacus Settlements and the re-issued audited financial statements of Abacus Life Inc (formerly LMA) that show the effects of the reverse recapitalization of East Resource Acquisition Company as part of the share exchange as of and for the year ended December 31, 2022; and

•

The historical unaudited condensed financial statements of Abacus Settlements for the period from January 1 to July 3, 2023, and the historical audited financial statements of Abacus Settlements as of and for the year ended December 31, 2022.

The foregoing historical financial statements have been prepared in accordance with GAAP. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the Company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project the Company’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

Description of the Business Combination

On August 30, 2022, East Resource Acquisition Company entered into an Agreement and Plan of Merger, as amended on October 14, 2022 (the “Merger Agreement”), with Abacus Settlements, LMA, Abacus Merger

Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Abacus Merger Sub”) and LMA Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“LMA Merger Sub” and, together with Abacus Settlements, LMA and Abacus Merger Sub, the “Merger Subs”), pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Abacus Merger Sub merged with and into Abacus Settlements, with Abacus Settlements surviving the merger as a wholly owned subsidiary of East Resource Acquisition Company (the “Abacus Merger”), and LMA Merger Sub merged with and into LMA, with LMA surviving the merger as a wholly owned subsidiary of East Resource Acquisition Company (the “LMA Merger” and, together with the Abacus Merger, the “Merger” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the closing of the Merger (the “Closing”), East Resource Acquisition Company was renamed Abacus Life, Inc.

On October 14, 2022, East Resource Acquisition Company entered into the First Amendment to the Merger Agreement with Abacus Settlements, LMA and the Merger Subs, which modified certain terms and conditions contained within the Merger Agreement.

On April 20, 2023, East Resource Acquisition Company entered into the Second Amendment to the Merger Agreement with Abacus Settlements, LMA and the Merger Subs, which modified certain terms and conditions contained within the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on June 30, 2023, the Business Combination was consummated.

Recent Note Offering

On November 10, 2023, the Company issued $31 million aggregate principal amount of existing notes. The net proceeds after related debt issue costs, were used by the Company to repay the Owl Rock Credit Facility, with the remaining to be used for general corporate purposes. This loan is based on a fixed interest rate of 9.875%, provides for quarterly interest payments beginning on February 15, 2024, and has a term of five years with a maturity date of November 15, 2028. The Company has the option to redeem the existing notes in whole or in part at a price of 100% of the outstanding principal balance on or after November 15, 2027. The existing notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s other senior unsecured indebtedness from time to time outstanding.

Accounting for the Business Combination

The Business Combination has been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, East Resource Acquisition Company has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the LMA shareholders having a relative majority of the voting power of the Post-Combination Company, the LMA shareholders having the authority to appoint a majority of directors on the Board of Directors, and senior management of LMA comprising the majority of the senior management of the Post-Combination Company. LMA was then determined to be the “acquirer” for financial reporting purposes based on the relative size of LMA as compared to Abacus Settlements, represented by their revenue, equity, gross profit and net income. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of LMA with the LMA Merger being treated as the equivalent of LMA issuing stock for the net assets of East Resource Acquisition Company, accompanied by a recapitalization. The net assets of East Resource Acquisition Company have been stated at historical cost, with no goodwill or other intangible assets recorded.

The Abacus Settlements Merger has been accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Abacus Settlements have been recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, has been recognized as goodwill.

The Business Combination was accounted for as a reverse recapitalization and the historical financial statements for the year-ended December 31, 2022 and 2021 of the accounting acquirer, Longevity Market Assets, LLC, were retrospectively revised to show the impact of the share exchange and were re-isused under Abacus Life, Inc. Abacus Settlements, LLC was determined to be a predecessor in addition to Longevity Market Assets, LLC and have been separately presented for the periods prior to the Business Combination, as they were not determined to be under common control.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Company upon Closing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had Abacus Settlements always been combined with Abacus Life, Inc. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had Abacus Settlements always been combined or the future results that the Company will experience.

Abacus Settlements and Abacus Life Inc. were related parties, although they were determined not to be under common control. As such, an adjustment was applied to the statement of operations for the year ended December 31, 2022 to remove activity that would be considered intercompany activity and eliminated upon consolidation. This activity represented revenue for Abacus Settlements and cost of sales for Abacus Life Inc. in the amount of $2.3 million for the year ended December 31, 2022, respectively.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2023

(In thousands)

	(1) Abacus Life, Inc. Historical	(2) Abacus Settlements January 1, 2023- July 3, 2023 Historical	(3) Transaction Adjustments		(4) Pro Forma Combined Abacus Settlements and Abacus Life (1) + (2) + (3)	(5) Transaction Adjustments - Acquisition		Pro Forma Combined with Acquisition (4) + (5)	(8) Financing Adjustments		Pro Forma Combined (7) + (8)
Revenue	42,706	13,184			55,890			55,890	—		55,890
Cost of sales	4,828	9,293			14,121			14,121	—		14,121

Gross profit	37,878	3,891	—		41,769	—		41,769	—		41,769
Formation and operating costs	—	—			—			—			—
Sales and marketing	3,117	—			3,117			3,117			3,117
General and administrative expenses	11,113	4,849	10,084	(BB)	26,046			26,046			26,046
Unrealized loss on investments	(491)	—			(491)			(491)			(491)
Loss on change in fair value of debt	310	—			310			310			310
Amortization	1,682	—			1,682	3,237	(GG)	4,919			4,919
Depreciation	15	5			20			20			20

Total operating expenses	15,746	4,854	10,084		30,684	3,237		33,921	—		33,921

Loss from Operations	22,132	(963)	(10,084)		11,085	(3,237)		7,848	—		7,848
Other income (expense):
Change in fair value of warrant liability	(943)	—	(6,408	) (CC)	(7,351)			(7,351)			(7,351)
Interest income	71	2			73			73			73
Interest expense	(3,621)	(12)	(1,860	) (EE)	(6,121)			(6,121)	1,874	(HH)	(6,543)
			(628	) (FF)					(2,296	) (II)
Interest earned on marketable securities held in Trust Account	—	—	—	(AA)	—			—			—
Other income (expense)	(2)	—			(2)			(2)			(2)

Total other income (expense)	(4,495)	(10)	(8,896)		(13,401)	—		(13,401)	(422)		(13,823)
Net income before provision for income taxes	17,637	(973)	(18,980)		(2,316)	(3,237)		(5,553)	(422)		(5,975)

(Provision for)/Benefit from income taxes	(2,238)	(2)	2,255	(DD)	15	820	(DD)	835	107	(DD)	942

Net income	15,399	(975)	(16,725)		(2,301)	(2,417)		(4,718)	(315)		(5,033)

Net income attributable to noncontrolling interest	(340)	—			(340)			(340)			(340)

Net income / (loss) attributable to members / shareholders	15,739	(975)	(16,725)		(1,961)	(2,417)		(4,378)	(315)		(4,693)

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption
Basic and diluted net income per share, Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Non-redeemable common stock
Basic and diluted net income per share, Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Class A common stock	54,632,826										54,632,826
Basic and diluted net loss per share, Class A common stock	0.29										(0.09)

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2022

(in thousands)

	(1) LMA Historical	(2) Transaction Adjustments		(3) Pro Forma Combined (1) + (2)	(4) Abacus Settlements Historical	(5) Transaction Adjustments - Acquisition		(6) Pro Forma Combined with Acquisition (3) + (4) + (5)	(7) Financing Acquisition		Pro Forma Combined (6) + (7)
Revenue	44,713	(2,268	) (JJ)	42,445	25,203			67,648			67,648
Cost of Sales	6,245	(2,268	) (JJ)	3,977	16,561			20,538			20,538

Gross profit	38,468	—		38,468	8,642	—		47,110	—		47,110
Formation and operating costs	—			—	—			—			—
Sales and marketing	2,596			2,596	—			2,596			2,596
General and administrative expenses	1,066	20,168	(MM)	21,234	8,674			29,908			29,908
Loss (gain) on change in fair value of debt	91			91	—			91			91
Unrealized loss (gain) on investments	1,046			1,046	—			1,046			1,046
Amortization	—			—	—	6,474	(RR)	6,474			6,474
Depreciation	4			4	12			16			16

Total operating expenses	4,803	20,168		24,971	8,686	6,474		40,131	—		40,131

Loss from operations	33,665	(20,168)		13,497	(44)	(6,474)		6,979	—		6,979
Other income (expense):
Change in fair value of warrant liability	—	(6,794	) (LL)	(6,794)	—			(6,794)			(6,794)
Change in fair value of forward purchase agreement liability	—			—	—			—			—
Interest income	2			2	3			5			5
Interest (expense)	(43)	(3,720	) (PP)	(5,020)	(9)			(5,029)	(2,121	) (SS)	(10,211)
		(1,257	) (QQ)		—				(3,061	) (TT)	5
		—	(KK)	—	—			—			(10,211)
Interest earned on marketable securities held in Trust Account	—			—	—			—
Consulting income	—				—			—			—
Other income/(expense)	(347)			(347)	—			(347)			—
											(347)
Total other income	(388)	(11,771)		(12,159)	(6)	—		(12,165)	(5,182)		(17,347)
Net income before provision for income taxes	33,277	(31,939)		1,338	(50)	(6,474)		(5,186)	(5,182)		(10,368)

(Provision for)/Benefit from income taxes	890	1,183	(NN)	(7,730)	(2)	1539	(NN)	(6,193)	1,232	(NN)	(4,961)
		(8,023	) (OO)

Net income / (loss)	32,387	(38,779)		(6,392)	(52)	(4,935)		(11,379)	(3,951)		(15,330)
Net income / (loss) attributable to noncontrolling interest	705			705				705			705

Net income / (loss) attributable to members / shareholders	31,682	(38,779)		(7,097)	(52)	(4,935)		(12,084)	(3,951)		(16,035)

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	23,637,084
Basic and diluted net income per share, Class A common stock subject to possible redemption	(0.02)
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	8,625,000
Basic and diluted net income per share, Non-redeemable common stock	(0.02)
Basic and diluted weighted average shares outstanding, Class A common stock	50,369,350										50,369,350
Basic and diluted net loss per share, Class A common stock	0.63										(0.32)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The LMA Merger was accounted for under the reverse recapitalization method of accounting, with no goodwill or other intangible assets recorded in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of LMA with the acquisition being treated as the equivalent of LMA issuing stock for the net assets of ERES, accompanied by a recapitalization.

The Abacus Settlements Merger was accounted for using the acquisition method of accounting in accordance with GAAP. Accordingly, for accounting purposes, the identified assets and liabilities of Abacus Settlements have been recorded at their estimated fair values as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, has been recognized as goodwill.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and incorporated by reference into the prospectus to which this Unaudited Pro Forma Condensed Combined Financial Information is attached and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

(A)	Represents the extinguishment of $25.0 million in Blue Owl debt, inclusive of unamortized debt issuance costs of $2.1 million.

(B)	Represents the issuance of Fixed Rate Senior Notes in the amount of $35.65 million at an interest rate of 9.9% on November 10, 2023. This debt will mature on November 5, 2028.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2023

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 are as follows:

(AA)	Reflects the elimination of interest earned on marketable securities held in the Trust Account.

(BB)

Reflects recurring compensation expense due to a non-pro-rata distribution to one of the existing owners of the Companies, which vests in two equal tranches over the period of 25 months and 30 months, respectively, following Closing and which is subject to forfeiture prior to vesting. The negotiations related to the draft Restriction Agreement governing these shares, attached to this prospectus as Annex I, were considered to be concluded as of January 12, 2023, and this was determined to be the grant date of these incentive shares. The compensation expense amount was calculated using East Resource Acquisition Company’s closing stock price on the grant date. This adjustment is expected to result in a permanent difference between book and taxable income, and as such, no income tax benefit has been reflected herein related to this adjustment.

(CC)

Represents the elimination of the change in fair value of the ERES’s public warrants for the period beginning from January 1, 2023 through the transaction close date i.e., July 3, 2023 as a result of the reclassification of these warrants and the forfeiture of 20% of ERES’s Private Placement Warrants. This adjustment is expected to result in a permanent difference between book and taxable income, and as such, no income tax benefit has been reflected herein related to this adjustment.

(DD)

Represents the pro forma adjustment to taxes as a result of adjustments to the income statement for the period beginning from January 1, 2023 through the transaction close date i.e., July 3, 2023, which was calculated using the statutory income tax rate of 26.5%. Adjustments that were expected to result in permanent differences between book and taxable income, as noted herein, were not included in the calculation of the tax impact of pro forma adjustments.

(EE)	Reflects the interest expense related to the issuance of new debt, calculated based on an interest rate of 12%.

(FF)

Reflects the interest expense related to the incremental issuance under the promissory note with the Sponsor, which is subject to a fixed interest rate of 12%, for the period beginning from January 1, 2023 through the transaction close date i.e., July 3, 2023.

(GG)

Reflects the incremental amortization expense related to intangibles. These intangibles include customer relationships, internally developed and used technology, and non-compete agreements, which were previously not present within Abacus Settlements’ historical financial statements and were adjusted to fair value based on the purchase price allocation. The amortization expense for intangibles was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which varied among the different intangibles.

(HH)

Reflects the elimination of interest expense related to the Blue Owl debt, which was extinguished as presented at adjustment (A). As this debt was issued during 2023, no adjustment was applied to eliminate interest expense related to this debt for the year ended December 31, 2022.

(II)	Reflects interest expense related to the issuance of the Fixed Rate Senior Notes, as presented at adjustment (B), which was calculated using a fixed interest rate of 9.9%.

4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2022

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

(JJ)

Reflects the elimination of activity between LMA and Abacus Settlements for the year ended December 31, 2022 that, following the Business Combination, would be considered intercompany activity and eliminated upon consolidation. This activity was historically recorded as revenue for Abacus Settlements and as cost of sales for LMA.

(KK)	Reflects the elimination of interest earned on marketable securities held in the Trust Account.

(LL)

Represents the elimination of the change in fair value of the ERES’s public warrants for the year ended December 31, 2022 as a result of the reclassification of these warrants and the forfeiture of 20% of ERES’s Private Placement Warrants. This adjustment is expected to result in a permanent difference between book and taxable income, and as such, no income tax benefit has been reflected herein related to this adjustment.

(MM)

Reflects recurring compensation expense due to a non-pro-rata distribution to one of the existing owners of the Companies, which vests in two equal tranches over the period of 25 months and 30 months, respectively, following Closing and which is subject to forfeiture prior to vesting. The negotiations related to the draft Restriction Agreement governing these shares, attached to this prospectus as Annex I, were considered to be concluded as of January 12, 2023, and this was determined to be the grant date of these incentive shares. The compensation expense amount was calculated using East Resource Acquisition Company’s closing stock price on the grant date. This adjustment is expected to result in a permanent difference between book and taxable income, and as such, no income tax benefit has been reflected herein related to this adjustment.

(NN)

Represents the pro forma adjustment to taxes as a result of adjustments to the income statement for the year ended December 31, 2022, which was calculated using the statutory income tax rate of 26.5%. Adjustments that were expected to result in permanent differences between book and taxable income, as noted herein, were not included in the calculation of the tax impact of pro forma adjustments.

(OO)	Reflects the tax impact of transitioning the Companies from pass-through entities for tax purposes to taxable entities for the year ended December 31, 2022.

(PP)	Reflects the interest expense related to the debt issued as part of a capital contribution, calculated based on an interest rate of 12%.

(QQ)	Reflects the interest expense related to the incremental issuance under the promissory note with the Sponsor, which is subject to a fixed interest rate of 12%, for the year ended December 31, 2022.

(RR)

Reflects the incremental amortization expense related to intangibles. These intangibles include customer relationships, internally developed and used technology, and non-compete agreements, which were previously not present within Abacus Settlements’ historical financial statements and were adjusted to fair value based on the purchase price allocation. The amortization expense for intangibles was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which varied among the different intangibles.

(SS)	Reflects the nonrecurring expense recorded for the unamortized debt issuance costs related to the Blue Owl debt, which was extinguished as presented at adjustment (A).

(TT)	Reflects interest expense related to the issuance of the Fixed Rate Senior Notes, as presented at adjustment (B), which was calculated using a fixed interest rate of 9.9%.

5. Earnings per Share Information

The pro forma weighted average shares calculations have been performed for the nine months ended September 30, 2023 and the year ended December 31, 2022 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the transaction occurred on January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average share outstanding for both basic and diluted earnings per share assumes that the shares issued relating to the Business Combination have been outstanding for the entire periods presented. As such, historical weighted average common shares outstanding—basic and diluted for the nine months ended September 30, 2023 were determined to appropriately approximate the pro forma weighted average common shares outstanding — basic and diluted for the pro forma periods presented.

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Pro forma net income	$(4,693)	$(16,035)
Pro forma weighted average Class A Common Stock outstanding—basic and diluted	54,632,826	50,369,350
Pro forma Class A Common Stock income per share	$(0.09)	$(0.32)

The above calculation excludes the effects of potentially dilutive shares from the computation of diluted net income per share as the effect would have an antidilutive impact under the treasury stock method. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net profit per share attributable to common shareholders of the Company is the same.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company is composed of two principal operating subsidiaries, LMA and Abacus Settlements. The following sets forth management’s discussion and analysis of financial condition and results of operations of the Company and its operating subsidiaries.

Business Combination

The Company was formed under the laws of the State of Delaware on May 22, 2020 as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Business Combination was effectuated using cash from the proceeds of the Company IPO and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt. On August 30, 2022, the Company entered into the Merger Agreement, and the Business Combination was consummated on June 30, 2023.

Prior to the Business Combination, the Company neither engaged in any operations (other than searching for a business combination after the Company IPO) nor generated any revenues to date. Our only activities from May 22, 2020 (inception) through June 30, 2023 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination and completing such Business Combination.

Longevity Market Assets

Overview

LMA directly acquires life insurance policies in a mutually beneficial transaction for both us and the underlying insured. With meaningful support from our proprietary risk rating heat map, we consistently evaluate policies (at origination and throughout the lifecycle) to generate essentially uncorrelated risk adjusted returns. Additionally, we provide a range of services for owners of life settlement assets.

Upon acquiring a policy, we have the option to either (i) trade that policy to a third-party institutional investor (i.e., generating a spread on each trade) or (ii) hold that policy on our balance sheet until maturity (i.e., paying the premiums over time and receiving the final claim / payout). This process is predicated on driving the best economics for LMA and we categorize this revenue as “Trading” or “Active management revenue.”

Additionally, LMA provides a wide range of services to owners and purchasers of life settlements assets (i.e., acquired policies). More specifically, LMA provides consulting, valuation, actuarial services, and performs administrative work involved in keeping a policy in force and at the premium level most advantageous to the owner. We have experience servicing a large number of policies for highly sophisticated institutions, including policies for large institutional life settlement funds. We generate revenue on these services by charging a base servicing fee of approximately 0.5% of total asset value of the portfolio. We categorize this revenue as “Servicing” or “Portfolio servicing revenue.”

In 2021, we shifted our focus from a service based only business model and began directly acquiring life insurance policies. Our first purchase under the expanded model was in June 2021, and the revenue related to that purchase is included in the Active management revenue line item in the accompanying financial statements for the period ended December 31, 2022. We have seen rapid growth in this segment as we have continued to dedicate capital and resources towards our marketing and diversified origination channels. Such items are appropriately reflected in the operating expenses section of the accompanying financial statements for the period ended September 30, 2023.

LMA was formed as Abacus Life Services, LLC in the state of Florida in February 2017. Subsequently, in February 2022, we changed our name to Longevity Market Assets, LLC. We are headquartered in Orlando, Florida.

Our Business Model

As mentioned in the above Overview section, LMA generates revenue in two main ways. The first is through our active portfolio management strategy (“Active management revenue”), whereby we can (i) generate a spread on traded policies, (ii) hold policies on our balance sheet (paying premiums over time and receiving the payout/claim), or (iii) generate unrealized gains or losses on policies purchased by our structured note offerings: LMATT Series 2024, Inc., LMATT Growth Series 2.2024, Inc., LMATT Growth and Income Series 1.2026, Inc., and LMA Income Series, LP using the proceeds from the debt offerings with the intention to hold to maturity. The second is through our portfolio and policy servicing activities, whereby we provide a range of services to life settlement asset owners.

Active management revenue derives from buying and selling policies; and the receipt of death benefits proceeds on policies we hold where the insured dies. Of the purchased policies, some are purchased with the intent to hold to maturity, while others are held for trading to be sold for a gain. We elect to account for each investment in life settlement contracts using either the investment method or the fair value method. Once the accounting method is elected for each policy, it cannot be changed. LMA accounts for life settlement policies purchased through the structured note and fund offerings on a fair value basis, and life settlement policies that we intend to trade in the near term at cost plus premiums paid. At the time that this election was made, this was the result of a cost-benefit analysis: because of our intention to hold the instruments for a relatively short period, we believed that the investment method provided a more cost-effective method of accounting for the instruments and did not believe that, in the course of the short period, the fair value would differ materially from the accumulated cost. For the life settlement policies accounted for under the fair value method, these policies are part of the collateral consideration for the market linked structured notes issued under LMX Series, LLC and LMA Series, LLC subsidiaries where quarterly valuations are a condition of the private placement memorandum. Given that there is a valuation requirement stipulated in the notes, management has elected to use the fair value method for these policies as the information is readily available and also captures the change in fair value within the income statement when those changes occur as opposed to when the policies mature given management’s intention to hold them to maturity. For policies held at fair value, changes in fair value are reflected in operations in the period the change is calculated. Under the investment method, investments in contracts are recorded at investment price plus all initial direct costs. Continuing costs (e.g., policy premiums, statutory interest and direct external costs, if any) to keep the policy in force are capitalized. Gains/losses on sales of such are recorded at the time of sale or maturity. Under the fair value method, we record the initial investment of the transaction price and remeasure the investment at fair value at each subsequent reporting period. Changes in fair value are reported in revenue when they occur including those related to life insurance proceeds (policy maturities) and premium payments. Upon sale of a life settlement contract, we record revenue (gain/loss) for the difference between the agreed-upon purchase price with the buyer, and the carrying value of the contract.

Generating Portfolio servicing revenue involves the provision of services to one affiliate by common ownership, and third parties, which own life insurance policies. Portfolio servicing revenue is derived from services related to maintaining these settled policies pursuant to agreement with investors in settled policies (“Service Agreement(s)”). Additionally, also included in servicing revenue are fees for limited consulting services related to the evaluation of policies that we perform for third parties. Portfolio servicing revenue is recognized ratably over the life of the Service Agreements, which range from one month to ten years. The duties performed by the Company under these arrangements are considered a single performance obligation that is satisfied ratably as the customer simultaneously receives and consumes the benefit provided by us. As such, revenue is recognized for services provided for the corresponding month.

Portfolio servicing revenue also consists of revenue related to consulting engagements. We provide services for the owners of life settlement contracts who are often customers of the servicing business line, or customers of

Abacus Settlements. These consulting engagements are comprised of valuation, actuarial services, and overall policy assessments related to life settlement contracts and are short-term in nature. The performance obligations are typically identified as separate services with a specific deliverable or a group of deliverables to be provided in tandem, as agreed to in the engagement letter or contract. Each service provided under a contract is considered as a performance obligation and revenue is recognized at a point in time when the deliverable or group of deliverables is transferred to the customer.

Key Factors Affecting Our Performance

The markets for our consulting and portfolio servicing are affected by economic, regulatory, and legislative changes, technological developments, and increased competition from established and new competitors. We believe that the primary factors in selecting LMA include reputation, the ability to provide measurable increases to shareholder value and return on investment, global scale, quality of service and the ability to tailor services to each client’s specific needs. In that regard, with our ability to leverage the technology we develop, we are focused on developing and implementing data and analytic solutions for both internal operations and for maintaining industry standards and meeting client needs.

Results of Operations

The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not indicative of future results:

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended December 31,
	2023	2022	2023	2022	2022	2021
Portfolio Servicing Revenue
Related party servicing revenue	$168,899	$419,253	$543,076	$620,159	$818,300	$699,884
Portfolio servicing revenue	55,670	169	46,981	370,169	652,672	380,102

Total Portfolio servicing revenue	224,569	419,422	590,057	990,328	1,470,972	1,079,986

Active management revenue
Investment income from life insurance policies held using investment method	1,817,764	5,965,466	16,655,833	13,980,466	37,828,829	120,000
Change in fair value of life insurance policies (policies held using fair value method)	17,108,380	2,014,013	4,339,084	3,305,505	5,413,751	—

Total active management revenue	18,926,144	7,979,479	20,994,917	17,285,971	43,242,580	120,000

Total Revenue	11,378,765	8,398,901	21,584,974	18,276,299	44,713,552	1,199,986
Cost of revenues (excluding depreciation stated below)	973,400	666,119	1,462,950	2,086,075	6,245,131	735,893

Gross Profit	10,405,365	7,732,782	20,122,024	16,190,224	38,468,421	464,093
Operating expenses
Sales and marketing	683,841	1,019,498	1,412,845	1,649,498	2,596,140	—
General, administrative and other	577,539	5,499	1,274,431	646,705	1,066,403	101,406
Unrealized loss (gain) on investments	(672,936)	1,039,022	(798,156)	1,054,975	90,719	—
Loss on change in fair value of debt	1,445,229	333,879	2,398,662	375,513	1,045,623	—
Other operating expenses					—	493,849
Depreciation expense	1,098	1,098	2,141	2,141	4,282	2,447

Total operating expenses	2,034,771	2,398,996	4,289,923	3,728,832	4,803,167	597,702

Operating income	8,370,594	5,333,786	15,832,101	12,461,392	33,665,254	(133,609)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended December 31,
	2023	2022	2023	2022	2022	2021
Other (expense) income
Other income (expense)	121,601	(127,455)	(21,651)	(242,247)	(347,013)	—
Interest (expense)	(584,075)	—	(941,458)	—	(41,324)	—
Interest income	—	—	7,457	—	—	—

Net income before provision for income taxes	7,908,120	5,206,331	14,876,449	12,219,145	33,276,918	(133,609)
Provision for income taxes	(1,184,571)	(120,132)	(528,104)	(296,806)	(889,943)

Net income	6,723,549	5,086,199	14,348,345	11,922,339	32,386,975	(133,609)
Less: Net income (loss) attributable to noncontrolling interest	(26,596)	406,641	(487,303)	406,641	704,699	(148,155)

Net income attributable to Abacus Life, Inc.	$6,750,145	$4,679,558	$14,835,648	$11,515,698	$31,682,275	$14,546

Revenue

Related Party Services

We have a related-party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”) as some of the owners of Abacus Life, Inc. and certain members of management jointly own 11% of the Nova Funds. We enter into service agreements with the owners of life settlement contracts and are responsible for maintaining the policies, managing processing of claims in the event of death of the insured and ensuring timely payment of optimized premiums computed to derive maximum return on maturity of the policy. We neither assume the ownership of the contracts nor undertake the responsibility to make the associated premium payments. The duties that we perform under these arrangements are considered a single performance obligation that is satisfied over time and revenue is recognized for services provided for the corresponding time period. We earn servicing revenue related to policy and administrative services on behalf of Nova Funds portfolio (the “Nova Portfolio”). The servicing fee is equal to 50 basis points (0.50%) times the monthly invested amount in policies held by Nova Funds divided by 12.

	Three Months Ended September 30,		$ Change	% Change
	2023	2022
Related party servicing revenue	$168,899	$132,220	$36,679	27.7%

Related party servicing revenue increased by $36,679, or 27.7%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase in related party servicing revenue is primarily due to servicing more policies owned by the joint venture for the three months at September 30, 2023.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Related party servicing revenue	$711,975	$752,379	$(40,404)	(5.4)%

Related party servicing revenue decreased by $40,404, or 5.4%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in related party servicing revenue is primarily due to servicing less policies for the Nova Portfolio for the nine months ended September 30, 2023. Total policy count for the Nova Portfolio was 320 and 400 for the periods ended September 30, 2023 and September 30, 2022, respectively. This translated to total invested dollars of $144,635,789 and $153,272,988 as of September 30, 2023 and September 30, 2022, respectively.

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Portfolio servicing revenue	$55,670	$250,025	$(194,355)	(77.7)%

Portfolio servicing revenue decreased by $194,355 or 77.7%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The decrease in portfolio servicing revenue is primarily attributable to a reduction in the non-recurring consulting projects during the three months ended September 30, 2023 compared to the three months ended September 30, 2022. There were no new non-recurring consulting projects initiated during the third quarter 2023 to servicing more external funds.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Portfolio servicing revenue	$102,651	$620,194	$(517,543)	(83.4)%

Portfolio servicing revenue decreased by $517,543, or 83.4%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in portfolio servicing revenue is primarily attributable to a reduction in the non-recurring consulting projects in 2023.

	Years Ended December 31,
	2022	2021	$ Change	% Change
Related party servicing revenue	$818,300	$699,884	$118,416	17%

Related party servicing revenue increased by $118,416, or 17%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in related party servicing revenue is primarily attributable to the increase in size of the Nova Portfolio, both in policy count and invested dollars. Total policy count for the Nova Portfolio was 392 and 231 for the periods ended December 31, 2022 and December 31, 2021, respectively. This translated to total invested dollars of $155,451,161 and $76,016,669 as of December 31, 2022 and December 31, 2021, respectively.

Active management revenue

Active management revenue is generated by buying, selling, and trading policies and maintaining policies through to receipt of maturity or death benefits. Policies are accounted for under both the investment method and fair value method. We have elected on an instrument-by-instrument basis to account for these policies under the investment method, pursuant to Accounting Standards Codification (“ASC”) 323-30-25-2. Abacus Life, Inc. engages in direct buying and selling of life settlement policies whereby each potential policy is independently researched to determine if it would be a profitable investment. Policies purchased under Abacus Life, Inc. are typically purchased with the intention to sell within twelve months and are measured for under the investment method given that the purchase dates are recent, and policies turn fairly quickly. Policies purchased under LMATT Series 2024, Inc. or LMATT Growth Series 2.2024, Inc. are measured under the fair value method and will either be sold or held until the policies mature. Upon sale of a life settlement contract, the company will record revenue (gain/loss) for the difference between the agreed-upon purchase price with the buyer, and the carrying value of the contract.

	Three Months Ended September 30,		$ Change	% Change
	2023	2022
Active management revenue
Policies accounted for under the investment method	$1,817,764	$10,629,978	$(8,812,214)	(82.9)%
Policies accounted for under the fair value method	17,108,380	495,525	16,612,855	3,352.6%

Total active management revenue	$18,926,144	$11,125,503	$7,800,641	70.1%

Total active management revenue increased by $7,800,641, or 70.1%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase in active management revenue was primarily attributable to an increase in active management services. As of September 30, 2023, Abacus Life, Inc. holds 240 policies, of which 228 are accounted for under the fair value method and 12 are accounted for using the investment method (cost, plus premiums paid). Policies recorded under the investment method resulted in a revenue decrease of $8,812,214, or 82.9%, which is due to the Company electing to use the fair value method for all policies purchased subsequent to June 30, 2023. The aggregate face value of policies accounted for using the investment method was $37,300,000 as of September 30, 2023, with a corresponding carrying value of $4,116,499. Additional information regarding policies accounted for under the investment method is as follows:

	Three Months Ended September 30,
	2023	2022
Investment method:
Policies bought	0	10
Policies sold	34	4
Policies matured	0	1
Average realized gain (loss) on policies sold	29.2%	13.5%
Number of external counter parties that purchased policies	5	4

Policies accounted for under the fair value method, resulted in a revenue increase of $16,612,855, driven primarily by a realized gain on the sale of 78 policies of $7,789,464 for the three months ended September 30, 2023. In the three months period ended September 30, 2023, an unrealized gain of $10,940,077 was recorded on 149 policies purchased. For the policies held at fair value, the unrealized gain on policies of $10,940,077 represents a change in fair value of the aforementioned policies. The Company realized a gain of $7,789,464 for the three months ended September 30, 2023 for 78 policies that sold that were included in the change in fair value of life insurance policies held using the fair value method and made premium payments of $1,621,161, which were also included in the same line item. Additional information regarding policies accounted for under the fair value method is as follows:

	Three Months Ended September 30,
	2023	2022
Fair value method:
Policies bought	149	0
Policies sold	78	0
Policies matured	0	1
Average realized gain (loss) on policies sold	12.7%	0%
Number of external counter parties that purchased policies	10	0

	Nine Months Ended September 30,		$ Change	% Change
	2023	2022
Active management revenue
Policies accounted for under the investment method	$18,473,597	$24,610,444	$(6,136,847)	(24.9)%
Policies accounted for under the fair value method	21,447,464	3,801,031	17,646,433	464.3%

Total active management revenue	$39,921,061	$28,411,475	$11,509,586	40.5%

Total active management revenue increased by $11,509,586, or 40.5%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in active management revenue was primarily attributable to an increase in policy purchase and sale activity. Policies recorded under the fair value method resulted in an increase of $17,646,433, or 464.3%. Aggregate face value of policies accounted for using the investment method is $14,575,000 as of September 30, 2023, with a corresponding carrying value of $9,889,610. Additional information regarding policies accounted for under the investment method is as follows:

	Nine Months Ended September 30,
	2023	2022
Investment method:
Policies bought	165	90
Policies sold	161	52
Policies matured	2	1
Average realized gain (loss) on policies sold	19.0%	13.5%
Number of external counter parties that purchased policies	15	8

Policies accounted for under the fair value method resulted in an increase in revenue of $17,646,433 driven primarily by a realized gain on life settlement policies of $9,688,422 for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. Aggregate face value of policies held at fair value was $303,605,030 as of September 30, 2023, with a corresponding fair value of $83,585,374. For the policies held at fair value, the unrealized gain recorded on 218 purchased policies as of $14,259,665 represents a change in fair value of the aforementioned policies. The Company realized a gain of $9,688,422 for the nine months ended September 30, 2023 for 89 sold policies that were included in the change in fair value of life insurance policies held using the fair value method and made premium payments of $2,500,623, which were also included in the same line item. Additional information regarding policies accounted for under the fair value method is as follows:

	Nine Months Ended September 30,
	2023	2022
Fair value method:
Policies bought	218	32
Policies sold	89	0
Policies matured	1	1
Average realized gain (loss) on policies sold	12.5%	—
Number of external counter parties that purchased policies	10	0

	Years Ended December 31,		$ Change	% Change
	2022	2021
Active management revenue
Policies accounted for under the investment method	$37,828,829	$120,000	$37,708,829	31,424%
Policies accounted for under the fair value method	5,413,751	—	5,413,751	—

Total active management revenue	$43,242,581	$120,000	$43,122,581	35,935%

Active management revenue increased by $43,122,581, or 35,935%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in Active management revenue was primarily attributable to LMA making a strategic shift and re-organizing the business to include an active management segment. This shift in business model occurred in 2021. As of December 31, 2022, LMA holds 53 policies, of which 35 are accounted for under the fair value method and 18 are accounted for using the investment method

(cost, plus premiums paid). Policies recorded under the investment method represent those policies purchased by LMA with the intent to sell within the next 12 months. Policies recorded under the investment method resulted in an increase of $37,708,829. Aggregate face value of policies accounted for using the investment method is $42,330,000 as of December 31, 2022, with a corresponding carrying value of approximately $8,716,111. Additional information regarding policies accounted for under the investment method is as follows:

	Years Ended December 31,
	2022	2021
Investment method
Policies bought	145	1
Policies sold	127	1
Policies matured	2	—
Average realized gain (loss) on policies sold	17%	40%
Number of external counter parties that purchased policies	25	1
Life insurance proceeds received	2	—

Policies accounted for under the fair value method, with the intention to hold to maturity, resulted in an increase in revenue of $5,413,751 driven primarily by an unrealized gain on policies of $5,742,377 for the year ended December 31, 2022 compared to the year ended December 31, 2021. Aggregate face value of policies held at fair value is $40,092,154 as of December 31, 2022, with a corresponding fair value of $13,809,352. For the policies held at fair value, the unrealized gain on policies of $5,742,377 represents a change in fair value of the aforementioned policies. LMA realized a gain of $105,000 for the year-ended December 31, 2022 for two policies that had matured that were included in the change in fair value of life insurance policies held using the fair value method and made premium payments of $433,626, which were also included in the same line item. Additional information regarding policies accounted for under the fair value method is as follows:

	Years Ended December 31,
	2022	2021
Fair value method
Policies bought	32	—
Policies sold	—	—
Policies matured	2	—
Average realized gain (loss) on policies sold	—	—
Number of external counter parties that purchased policies
Life insurance proceeds received	2	—

Origination Revenue

Through the origination segment, the Company originates life insurance policy settlement contracts as a licensed life settlement provider on behalf of third-party institutional investors interested in investing in the life settlement asset class. Specifically, Company originates policies through three primary origination channels (agents/financial advisors, direct-to-consumers, life settlement brokers and third-party intermediaries), screens them for eligibility by verifying that the policy is in force, obtaining consents and disclosures, and submitting cases for life expectancy estimates. The Company has a related party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”) as the owners of the Company jointly own 11% of the Nova Funds. The pricing for origination fees is governed by origination contracts that have been negotiated by both parties and are considered to be arms-length and consistent with origination fees charged to third party customers. For its origination services to the Nova Funds, the Company earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000.

	Three Months Ended September 30,		$ Change	% Change
	2023	2022
Related Party origination revenue	$254,517	$—	$254,517	100%

Related party origination revenue increased to $254,517 from $0, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. Revenue from originations arose due to Business Combination of LMA and Abacus Settlements on June 30, 2023 as this stream of revenue comes from Abacus Settlements LLC business.

	Three Months Ended September 30,		$ Change	% Change
	2023	2022
Origination Revenue	$1,715,700	$—	$1,715,700	100%

Origination Revenue increased to $1,715,700 from $0, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. Origination Revenue occurred due to Business Combination of LMA and Abacus Settlements on June 30, 2023 as this stream of revenue comes from the Abacus Settlements business.

Cost of Revenues (Excluding Depreciation) and Gross Profit

Cost of revenues (excluding depreciation) primarily consists of payroll costs for employees who service policies and consulting expenses for discretionary commissions directly related to active management trading revenue. Cost of revenues excludes depreciation expense as Abacus Life, Inc. does not hold any material property and equipment that is directly used to support the servicing or trading of life settlement policies. The payroll costs related to policy servicing are for recurring and non-recurring projects where the time incurred for servicing policies is measurable and directly correlates to revenue earned. Similarly, consulting expenses are for discretionary commissions earned directly related to revenue generated as part of the Active management revenue stream.

	Three Months Ended September 30,		$ Change	% Change
	2023	2022
Cost of revenue (excluding depreciation)	$3,364,957	$1,754,894	$1,610,063	91.791%

Cost of revenues (excluding depreciation and amortization) increased by $1,610,063, or 91.7%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase in cost of revenues is primarily due to an increased cost of revenue for Abacus Settlement primarily for third party commissions for origination activity, increase of payroll expenses related to increased headcount, changes to various benefit packages, and the expansion of active management services in 2023.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Cost of revenue (excluding depreciation)	$4,827,907	$3,840,969	$986,938	25.7%

Cost of revenues (excluding depreciation and amortization) increased by $986,938, or 25.7%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in cost of revenues is primarily due to an increase of payroll expenses related to increased headcount, changes to various benefit packages, cost of revenue for Abacus Settlement primarily for third party commissions for origination activity, the issuance of stock-based compensation expense and expansion of active management services in

2023. Related party cost of revenue of $7,981 is associated with third party commission expense for related party origination activity, which is now included within the consolidated financial statements for the Company subsequent to the Business Combination that took place on June 30, 2023.

	Years Ended December 31,
	2022	2021	$ Change	% Change
Cost of revenue (excluding depreciation)	$6,245,131	$735,893	$5,509,238	749%

Cost of revenues (excluding depreciation) increased by $5,509,238, or 749%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in cost of revenues is primarily due to a $5,012,394 increase in consulting expenses which represent primarily discretionary commissions for individuals directly related to active management trading revenue along with various due diligence and consulting fees. There was also a $708,727 increase in wages related to policy servicing activity as a result of increased headcount and changes to various benefit packages in 2022, offset by a $211,883 decrease in policy serving.

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Gross profit	$17,755,973	$9,752,854	$8,003,119	82.1%

Gross profit increased by $8,003,119, or 82.1%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase in gross profit is primarily due to an increase in active management services and origination revenue, offset by an increase in cost of revenues.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Gross profit	$37,877,997	$25,943,079	$11,934,918	46.0%

Gross profit increased by $11,934,918, or 46.0%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in gross profit is primarily due to an increase in active management services, offset by an increase in cost of revenues.

	Years Ended December 31,
	2022	2021	$ Change	% Change
Gross profit	$38,468,422	$464,093	$38,004,329	8,189%

Gross profit increased by $38,004,329, or 8,189%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in gross profit is primarily due to the expansion of the active service management services which resulted in increased revenues of $43,049,541, or 99%, of the total increase in revenues of $43,122,581, offset by an increase in cost of revenues of 5,509,238.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses primarily consist of advertising and marketing related expenses.

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Sales and marketing expenses	$1,704,154	$14,905	$(1,689,249)	(11,333.4)%

Sales and marketing expenses increased by $1,689,249 or 11,333.4%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase in sales and marketing expense was attributable to an increase in television advertising costs.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Sales and marketing expenses	$3,116,999	$1,664,403	$1,452,596	87.3%

Sales and marketing expenses increased by $1,452,596, or 87.3%, for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The increase in sales and marketing expense was attributable to an increase in television advertising costs in the nine months ended September 30, 2023.

	Years Ended December 31,
	2022	2021	$ Change	% Change
Sales and marketing expenses	$2,596,140	$—	$2,596,140	—%

Sales and marketing expenses increased by $2,596,140, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in 2022 is attributable to marketing of the new active management segment. Sales and marketing expense relates to sponsoring a sports organization and are not directly attributable to revenue generating activity, therefore these expenses do not represent cost of revenue.

General, Administrative, and Other

General, administrative, and other primarily consists of compensation and benefits related costs associated with our finance, legal, human resources, information technology, and administrative functions. General, administrative and other costs also consist of third-party professional service fees for external legal, accounting and other consulting services, rent and lease charges, insurance costs, and software expense.

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
General, administrative and other (including stock based compensation of $4,583,632)	$9,838,951	$59,816	$9,779,135	16,348.7%

General, administrative, and other expenses increased by $9,779,135, or 16,348.7%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase is related to various expenses resulting from expansion of active management services, including, but not limited to, increases in stock based compensation of $4,583,632, payroll expenses of $2,197,564, legal consulting fees of $682,273 in connection with the Merger Agreement, Life Expectancy report fees of $515,903, medical record consulting fees of $279,591, Directors and Officers insurance of $185,377, financing charges related to debt issuance of $133,211. The remaining difference is attributable to other various consolidated entities pertaining to policy servicing and administrator expenses, and accounting fees in connection with the Business Combination.

	Nine Months September June 30,
	2023	2022	$ Change	% Change
General, administrative and other (including stock based compensation of $4,583,632)	$11,113,382	$706,523	$10,406,859	1,473.0%

General, administrative, and other expenses increased by $10,406,859, or 1,473.0%, for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The increase is related to various expenses resulting from expansion of active management services, including, but not limited to, increases in the stock based compensation of $4,583,632, payroll expense of $2,197,564, legal consulting fees of $729,076 in connection with the Merger Agreement, Life Expectancy report fees of $515,903, medical record consulting fees of $412,279, bank fee of $231,570, Directors and Officers insurance of $185,377, financing charges related to debt issuances of $133,211, and Errors and Omissions insurance of $116,343. The remaining difference is attributable to other various consolidated entities pertaining to policy servicing and administrator expenses, and accounting fees in connection with the Business Combination.

	Years Ended December 31,
	2022	2021	$ Change	% Change
General, administrative and other	$1,066,403	$101,406	$964,997	952%

General, administrative, and other expenses increased by $964,997, or 952%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase is related to various expenses, including, but not limited to, increases in payroll expense and payroll related expense of $242,628, an increase in legal expense of $83,644, and an increase in rent expense of $31,561. Additionally, $384,374 in general, administrative and other expenses were recorded in various consolidated entities pertaining to consulting charges, administrator expenses, accounting, legal, and bank fees.

Depreciation and amortization expense

Depreciation and amortization expense consists primarily of depreciation on property and equipment purchased and leasehold improvements and amortization of intangible assets. The property at the Company currently consists of furniture, fixtures and leasehold improvements for the office and are not directly used to support the servicing or trading of life settlement policies. The intangible assets at the Company consist of customer relationships, internally developed and used technology, and non-compete agreements.

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Depreciation	$1,694,853	$1,071	$1,693,782	158,149.6%

The increase of $1,693,782, or 158,149.6%, in depreciation and amortization expense is related to $1,682,083 amortization of intangible assets related to the customer relationships, internally developed and used technology, trade name, non-compete agreements and licensing, and current depreciation of $12,770. There was no amortization recorded in the third quarter of September 30, 2022.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Depreciation and amortization	$1,696,994	$3,211	$1,693,783	52,749.4%

The increase of $1,693,783, or 52,749.4%, in depreciation and amortization expense is related to $1,682,083 amortization of intangible assets related to the customer relationships, internally developed and used technology, trade name, non-compete agreements and licensing, and depreciation of $14,911. There was no amortization expense recorded during the nine months ended September 30, 2022.

	Years Ended December 31,
	2022	2021	$ Change	% Change
Depreciation	$4,282	$2,447	$1,835	75%

Depreciation increased by $1,835, or 75%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The $1,835 increase in depreciation is primarily due to the acquisition of furniture and fixtures in 2022 and the incremental depreciation expense that accompanies its acquisition.

Unrealized Gain (Loss) on Investments

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Unrealized gain on investments	$306,800	$246,846	$59,954	24.3%

Unrealized gain on investments increased by $59,954, or 24.3%, for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The primary cause of this increase is driven by changes in fair value of purchased put and call options. During the three months ended September 30, 2023, the unrealized gain was $195,521, $105,038 and $2,766 for LMATT Series 2024, Inc., LMATT Growth Series, Inc., and LMATT Growth and Income Series Inc, respectively, which represents a change in fair value of those options and is classified as an unrealized loss on investments within the results of operations.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Unrealized loss (gain) on investments	$(491,356)	$1,301,821	$(1,793,177)	(137.7)%

Unrealized loss (gain) on investments decreased by $1,793,177, or 137.7%, for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. During the first and third quarters of 2022, the Company, through three subsidiaries, LMATT Series 2024, Inc., LMATT Growth Series, Inc., and LMATT Growth and Income Series, Inc., purchased S&P 500 call options and sold S&P 500 put options through a broker as an economic hedge related to the market-indexed instruments described below. The primary cause of this decrease pertains to $345,297, $125,194 and $20,865, respectively, which represents a change in fair value of those options and is classified as an unrealized loss on investments within the results of operations.

	Years Ended December 31,
	2022	2021	$ Change	% Change
Unrealized loss on investments	$1,045,623	$—	$1,045,623	—%

Unrealized loss on investments increased by $1,045,623 for the year ended December 31, 2022 compared to the year ended December 31, 2021. During the first and third quarters of 2022, LMA, through three subsidiaries, LMATT Series 2024 Inc., LMATT Growth Series Inc., and LMATT Growth and Income Series Inc., purchased S&P 500 put and call options through a broker as an economic hedge related to the market-indexed instruments described below. The primary cause of this increase pertains to $971,281, $68,965, and $5,377, respectively, which represents a change in fair value of those options and is classified as an unrealized loss on investments within the results of operations.

(Gain) Loss on Change in Fair Value of Debt

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
(Gain) Loss on change in fair value of debt	$(2,088,797)	$(1,235,032)	$(853,765)	69.1%

Change in gain on fair value of debt increased by $853,765, or 69.1%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase is primarily attributable to changes in the risk-free fair value of LMATT Series 2024, Inc., LMATT Growth Series, Inc., and LMATT Growth and Income Series, Inc. related debt.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
(Gain) Loss on change in fair value of debt	$309,865	$(859,519)	$1,169,384	(136.1)%

Change in gain on fair value of debt decreased by $1,169,384, or 136.1% for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The decrease is primarily attributable to changes in the risk-free fair value of LMATT Series 2024, Inc., and LMATT Growth Series, Inc., LMATT Growth and Income Series, Inc. related debt.

On March 31, 2022, LMATT Series 2024, Inc., a 70% owned subsidiary which the Company consolidates for financial reporting, issued $10,166,900 in market-indexed private placement notes. The notes, titled the Longevity Market Assets Target-Term Series (LMATTS) 2024 notes (the “Series 2024 notes”), are market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the Series 2024 notes in 2024, the principal, plus the return based upon the S&P 500 Index, must be paid. The Series 2024 notes have a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the Series 2024 notes on a one-to-one basis. As of September 30, 2023, $9,866,900 of the principal amount remained outstanding. The Series 2024 notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of September 30, 2023, the fair value of the Series 2024 notes was $9,311,800. The Series 2024 notes are secured by the assets of the issuing entities, which consisted of cash, S&P 500 options, and life settlement policies totaling $10,358,535 as of September 30, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the Series 2024 notes, as total assets of the issuing companies are considered as collateral. There are also no restrictive covenants associated with the Series 2024 notes with which the entities must comply.

On September 16, 2022, LMATTS Growth Series 2.2024, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting, issued $2,333,391 in market-indexed private placement notes. The notes, titled the Longevity Market Assets Target-Term Growth Series 2.2024, Inc. notes (the “Series 2.2024 notes”), are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the Series 2.2024 notes in 2024, the principal, plus the return based upon the S&P 500 Index, must be paid. The Series 2.2024 notes have a feature to provide upside performance participation that is capped at 120% of the performance of the S&P 500. A separate layer of the Series 2.2024 notes has a feature to protect debt holders from market downturns by up to 20% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 20%, the investment will experience all subsequent losses on a one-to-one basis. As of September 30, 2023, the entire principal amount remained outstanding. The Series 2.2024 notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of September 30, 2023, the fair value of the Series 2.2024 notes was $3,027,681. The Series 2.2024 notes are secured by the assets of the issuing entity, LMATTS Growth Series 2.2024, Inc., which consisted of cash, S&P 500 options, and life settlement policies totaling $2,983,754 as of September 30, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the Series 2.2024 notes, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the Series 2.2024 notes with which the entity must comply.

Additionally, on September 16, 2022, LMATTS Growth and Income Series 1.2026, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting, issued $400,000 in market-indexed private placement notes. The notes, titled the Longevity Market Assets Target-Term Growth and Income Series 1.2026, Inc. notes (the “Series 1.2026 notes”) are market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the Series 1.2026 notes in 2026, the principal, plus the return based upon the S&P 500 Index, must be paid. The Series 1.2026 notes have a feature to provide upside performance participation that is capped at 140% of the performance of the S&P 500. A separate layer of the Series 1.2026 notes has a feature to protect debt holders from market downturns by up to 10% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 10%, the investment will experience all subsequent losses on a one-to-one basis. The Series 1.2026 notes also includes a 4% dividend feature that will be paid annually. As of September 30, 2023, the entire principal amount remained outstanding. The Series 1.2026 notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of September 30, 2023, the fair value of the Series 1.2026 notes was $427,284. The Series 1.2026 notes are secured by the assets of the issuing entity, LMATTS Growth and Income Series 1.2026, Inc., which consisted of cash, S&P 500 options, and life settlement policies totaling $369,253 as of September 30, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the Series 1.2026 note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the Series 1.2026 notes with which the entity must comply. See additional fair value considerations within Note 12 of the Company’s interim financial statements.

	Years Ended December 31,
	2022	2021	$ Change	% Change
Change in fair value of debt	$90,719	$—	$90,719	—%

Loss on change in fair value of debt increased by $90,719 for the year ended December 31, 2022 compared to the year ended December 31, 2021.

As of December 31, 2022, $9,886,900 of the principal amount of the Series 2024 notes remained outstanding. As of December 31, 2022, the fair value of the Series 2024 notes was $8,067,291. The Series 2024 notes are secured by the assets of the issuing entities, which consisted of cash, S&P 500 options, and life settlement policies totaling $12,200,797 as of December 31, 2022.

As of December 31, 2022, the entire principal amount of the Series 2.2024 notes remained outstanding. As of December 31, 2022, the fair value of the Series 2.2024 notes was $2,354,013. The Series 2.2024 are secured by the assets of the issuing entity, LMATT Series 2.2024, Inc., which consisted of cash, S&P 500 options, and life settlement policies totaling $3,246,756, as of December 31, 2022.

As of December 31, 2022, the entire principal amount of the Series 1.2026 notes remained outstanding. As of December 31, 2022, the fair value of the Series 1.2026 notes was $400,000. The Series 1.2026 notes are secured by the assets of the issuing entity, LMATT Growth and Income Series 1.2026, Inc., which consisted of cash, S&P 500 options, and life settlement policies totaling $752,236 as of December 31, 2022.

Other Operating Expenses

	Years Ended December 31,
	2022	2021	$ Change	% Change
Other operating expense	$—	$493,849	$(493,849)	—%

Other operating expense decreased by $493,849, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This decrease in other operating expense consisted primarily of legal, bank, and consulting expenses related to the start-up for LMATT Series 2024 Inc. which occurred in 2021.

Other Income (Expense)

Other income (expense) consists of working capital support that Abacus Life, Inc. provides to two life settlement Providers through a contractual agreement (the “Strategic Services and Expenses Support Agreement” or “SSES”). Abacus Life, Inc. entered into the SSES with the Providers and simultaneously acquired an option to purchase the outstanding equity ownership of the Providers, upon the achievement by the Providers of certain financial targets. For the years ended December 31, 2022 and December 31, 2021, the Providers were considered to be VIEs, but were not consolidated in our interim condensed consolidated financial statements as we do not hold a controlling financial interest in the Providers.

	Three Months Ended September 30,		$ Change	% Change
	2023	2022
Other income (expense)	$20,086	$42,289	$(22,203)	(52.5)%
Interest (expense)	(2,679,237)	—	(2,679,237)	100%
Interest income	63,826	—	63,826	100%
Loss on change in fair value of warrant liability	(943,400)	—	(943,400)	100%

Other income decreased by $22,203, or 52.5%, for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The decrease in other income is driven by a reduction in expense support provided to the Providers.

Interest expense was $2,679,237 for the three months ended September 30, 2023, compared to $0 for the three months ended September 30, 2022. Interest expense increase is driven by the Owl Rock Credit Facility, the SPV Purchase and Sale Note, and the Sponsor PIK Note. Refer to Note 13 of the Company’s interim financial statements for additional information. The remaining increase is attributable to interest expense related to LMATT Growth & Income Series, Inc. and the dividend required to be paid out by the LMA Income Series, LP and LMA Income Series II, LP to its limited partner investors.

Interest income was $63,826 for the three months ended September 30, 2023, compared to $0 for the three months ended September 30, 2022. The increase in interest income is due to money market sweeps that LMA and its subsidiaries participated in during the third quarter of 2023.

Loss on change in fair value of warrant liability was $943,400 for the three months ended September 30, 2023, compared to $0 for the three months ended September 30, 2022. The loss is primarily attributable to the increase in the price for the public warrants from June 30, 2023 to September 30, 2023, which is a determining factor for measuring the fair value of the private warrants.

	Nine Months Ended September 30,		$ Change	% Change
	2023	2022
Other income (expense)	$(1,565)	$(199,958)	$198,393	(99.2)%
Interest (expense)	(3,620,695)	—	(3,620,695)	100%
Interest income	71,283	—	71,283	100%
Loss on change in fair value of warrant liability	(943,400)	—	(943,400)	100%

Other expense decreased by $198,393, or 99.2%, for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The decrease in other expense is driven by reduction of excess return expense. The remaining difference is attributable to dividend income at LMA Income Series GP and other income at Regional Investment Services for the nine months ended September 30, 2023.

Interest expense was $3,620,695 for the nine months ended September 30, 2023, compared to $0 for the nine months ended September 30, 2022. Interest expense increase is related to the Owl Rock Credit Facility, the

SPV Purchase and Sale Note, the Sponsor PIK Note, and the launch of two income funds, LMA Income Series, LP and LMA Income Series II, LP, for the nine months ended September 2023.

Interest income was $71,283 for the nine months ended September 30, 2023, compared to $0 for the nine months ended September 30, 2022. $63,825 of the increase in interest income is attributable to money market sweeps that LMA and its subsidiaries participated in the third quarter of 2023. The remaining difference is attributable to interest on proceeds from policies that matured in the first three months of 2023.

Loss on change in fair value of warrant liability was $943,400, for the three months ended September 30, 2023, compared to $0 for the three months ended September 30, 2022. The loss is primarily attributable to the increase in the price for the public warrants from June 30, 2023 to September 30, 2023, which is a determining factor for measuring the fair value of the private warrants.

	Years Ended December 31,		$ Change	% Change
	2022	2021
Other (expense)/income	$(347,013)	$—	$(347,013)	—%
Interest (expense)	(42,798)	—	(42,798)	—%
Interest income	1,474	—	1,474	—%

Other expense increased by $347,013 for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in other expense is driven by an increase in SSES paid to the Providers described above of $347,013.

Interest expense increased by $42,798 for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in interest expense is driven primarily by a $26,587 accrued interest payment relating to LMA Income Series LP along with $11,111 and $5,100 in interest expense for LMA and LMATT Growth & Income Series, Inc., respectively, for the year ended December 31, 2022.

Interest income increased by $1,474 for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in interest income is driven by increases in bank interest.

Provision for income taxes

As the Company elected to file as an S corporation for federal and Florida state income tax purposes, the Company incurred no federal or Florida state income taxes, except for income taxes recorded related to LMATT Series 2024, Inc., a Delaware C corporation and wholly owned subsidiary of LMX Series, LLC (“LMX”), which the Company consolidates. Accordingly, tax expense has historically been attributable to tax expense for LMATT Series 2024, Inc. However, the Business Combination resulted in changes to the tax status of certain entities which impacted the provision for income taxes by $1,383,692.

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Provision for income taxes	$1,710,315	$352,081	$1,358,234	385.8%

Income tax expense increased by $1,358,234, or 385.8%, for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. Our effective income tax rate for the three months ended September 30, 2023 and three months September 30, 2022, was 61.9% and 3.3%, respectively. The Company’s effective tax rate as of September 30, 2022 differed from the statutory rate of 21.0% due to state taxes and the release of the valuation allowance. The income tax expense for the three months ended September 30, 2023 is mainly related to the unfavorable adjustment related to restricted stock award deductions limited by IRC 162(m).

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Provision for income taxes	$2,238,419	$648,887	$1,589,532	245.0%

Income tax expense increased by $1,589,532, or 245.0%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. Our effective income tax rate for the nine months ended September 30, 2023 and nine months ended September 30, 2022, was 12.7% and 2.8%, respectively. The Company’s effective tax rate as of September 30, 2022 differed from the statutory rate of 21.0% due to the impact of state income taxes and valuation allowance released, as there was sufficient evidence of the Company’s ability to generate future taxable income at September 30, 2022. The existence of non-taxable flow-through entities within the Company as well as a change in tax status of certain entities upon the Business Combination caused the effective tax rate to be significantly lower than the statutory rate for the nine months ended September 30, 2023. The income tax expense for the nine months ended September 30, 2023 is mainly related to the unfavorable adjustment related to restricted stock award deductions limited by IRC 162(m).

	Years Ended December 31,
	2022	2021	$ Change	% Change
Income tax expense	$(889,943)	$—	$(889,943)	—%

Income tax expense decreased by $889,943 for the year ended December 31, 2022 compared to the year ended December 31, 2021. Our effective income tax rate for the year ended December 31, 2022 and year ended December 31, 2021 was 22.22% and 0.0%, respectively. The difference in the effective tax rate for the year ended December 31, 2021 and year ended December 31, 2021 is related to LMX’s taxable income of $3,088,732 resulting in $657,673 of income tax expense, LMATT Growth Series, Inc. taxable income of $562,263 resulting in $142,505 of income tax expense, and LMATT Growth & Income Series, Inc. taxable income of $358,658 resulting in $90,902 of income tax expense.

Results of Operations—Segment Results

Abacus Life, Inc. organizes its business into two reportable segments (i) portfolio servicing and (ii) active management, which generate revenue in different manners. During 2021, we primarily focused on the Portfolio Servicing business. At the end of June 2021, we underwent a change in our business to focus on active management services in addition to portfolio servicing.

This segment structure reflects the financial information and reports used by Abacus Life, Inc.’s management, specifically its chief operating decision maker (CODM), to make decisions regarding Abacus Life, Inc.’s business, including resource allocations and performance assessments as well as the current operating focus in accordance with ASC 280, Segment Reporting. Abacus Life, Inc.’s CODM is the Chief Executive Officer of Abacus Life, Inc.

The portfolio servicing segment generates revenues by providing policy services to customers on a contract basis. The active management segment generates revenues by buying, selling and trading policies and maintaining policies through to death benefit. Abacus Life, Inc.’s reportable segments are not aggregated.

The following tables provide supplemental information on revenue and profitability by operating segment:

Portfolio Servicing

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Total revenue	$224,569	$382,246	(157,677)	(41.3)%
Gross profit (Loss)	(626,045)	(106,817)	(519,228)	486.1)%

Total revenue for the portfolio servicing segment decreased by $157,677, or 41.3%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The decrease in portfolio servicing revenue is primarily attributable to a decrease in the non-recurring consulting projects in Portfolio servicing revenue. Gross profit from our portfolio servicing segment decreased by $519,228 or 486.1%, for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The decrease in gross margin is primarily due to increases in total cost of revenue of $361,552 or 74.0% and the reduction of revenue by $157,677, or 41.3%.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Total revenue	$814,626	$1,372,573	$(557,947)	(40.6)%
Gross profit	(792,173)	561,935	(1,354,108)	(241.0)%

Total revenue for the portfolio servicing segment decreased by $557,947 or 40.6%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in portfolio servicing revenue is primarily attributable to a decrease in the non-recurring consulting projects in Portfolio servicing revenue. Gross profit from our portfolio servicing segment decreased by $1,354,108, or 241.0%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in gross margin is primarily due to increases in total cost of revenue of $796,161, or 98.2% and the reduction of revenue by $557,947, or 40.6%.

Active Management

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Total revenue	$18,926,144	$11,125,503	7,800,641	70.1%
Gross profit	13,856,637	9,859,672	3,996,965	40.5%

Total revenue for the active management segment increased by $7,800,641, or 70.1% for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. Gross profit from our active management segment increased by $3,996,965, or 40.5% for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The increase in active management revenue and gross profit was primarily attributable to the increase in revenue of $7,800,641 or 70.1%, offset by the increase in cost of revenue of $102,750, or 8.1%.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Total revenue	$39,921,061	$28,411,475	11,509,586	40.5%
Gross profit	34,144,789	25,381,144	8,763,645	34.5%

Total revenue for the active management segment increased by $11,509,586, or 40.5% for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. Gross profit from our active management segment increased $8,763,645, or 34.5% for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The increase in Active management revenue and gross profit was primarily attributable to the increase in revenue of $11,509,586, or 40.5%, and decrease in cost of revenue from 11.0% of revenue in 2022 to 5.0% of revenue in 2023. The decrease in cost of revenue of approximately $954,984, or 31.5% was related to the decrease in discretionary commissions for individuals directly related to active management trading revenue.

	Twelve Months Ended December 31,
	2022	2021	$ Change	% Change
Total revenue	$43,242,581	$120,000	$43,122,581	35.934%

Total revenue for the active management segment increased by $43,122,581 for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in Active management revenue was primarily attributable to LMA making a strategic shift and re-organizing the business to focus on active management services in addition to portfolio servicing at the end of September 2021.

Originations

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Total revenue	$10,214,489	$—	$10,214,489	100.0%
Gross profit	4,525,381	—	4,525,381	100%

Total revenue for the originations segment increased by $10,214,489 for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. Among the total originations revenue, the majority of the balance is related to the eliminated intercompany activity of $8,244,272 that is related to policies that Abacus originated for LMA. No originations revenue was recorded prior the Business Combination in June 2023.

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Total revenue	$10,214,489	$—	$10,214,489	100.0%
Gross profit	4,525,381	—	4,525,381	100%

Total revenue for the originations segment increased by $10,214,489 for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. Among the total originations revenue, the majority of the balance is related to the eliminated intercompany activity of $8,244,272 that is related to policies that Abacus originated for LMA. No originations revenue was recorded prior the Business Combination in June 2023.

Key Business Metrics and Non-GAAP Financial Measures

The consolidated financial statements of Abacus Life, Inc. have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and are prepared in accordance with U.S. GAAP. We monitor key business metrics and non-GAAP financial measures that assist us in evaluating our business, measuring our performance, identifying trends and making strategic decisions. We have presented the following non-GAAP measures, their most directly comparable GAAP measure, and key business metrics:

Non-GAAP Measure	Comparable GAAP Measure
Adjusted Net Income, Adjusted EPS	Net Income attributable to Abacus Life, Inc. and EPS
Adjusted EBITDA	Net Income

Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Adjusted EBITDA Margin, are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, net income (loss) (for Adjusted EBITDA and Adjusted EBITDA Margin), net income (loss) attributable to Abacus Life, Inc. (for Adjusted Net Income) or earnings (loss) per share (for Adjusted EPS), which are considered to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing Company’s operating performance, these non-GAAP financial measures should not be considered in isolation or as substitutes for net income (loss), net income (loss) attributable to Abacus Life, Inc., earnings (loss) per share or other consolidated statements of operations and comprehensive income data prepared in accordance with GAAP.

Adjusted Net Income is presented for the purpose of calculating Adjusted EPS. The Company defines Adjusted Net Income as net income (loss) attributable to Abacus Life, Inc. adjusted for non-controlling interest income, amortization, change in fair value of warrants and non-cash stock-based compensation and the related tax effect of those adjustments. Management believes that Adjusted Net Income is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance.

Adjusted EPS measures our per share earnings and is calculated as Adjusted Net Income divided by adjusted weighted-average shares outstanding. We believe Adjusted EPS is useful to investors because it enables them to better evaluate per share operating performance across reporting periods and management believes that Adjusted EPS is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance.

Adjusted Net Income and Adjusted EPS

The following table presents a reconciliation of Adjusted Net Income to the most comparable GAAP financial measure, net income (loss) attributable to Abacus Life, Inc. and Adjusted EPS to the most comparable GAAP financial measure, earnings per share, on a historical basis for the periods indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income attributable to Abacus Life, Inc.	$903,361	$9,992,004	$15,739,009	$21,507,702
Net income attributable to non-controlling interests	147,611	363,452	(339,692)	770,093
Amortization expense	1,682,083	—	1,682,083	—
Stock based compensation	4,583,632	—	4,583,632	—
Loss on change in fair value of warrant liability	943,400	—	943,400	—
Tax impact [1]	908,271	—	908,271	—

Adjusted Net Income	$9,168,357	$10,355,456	$23,516,703	$22,277,795
Weighted-average shares of Class A common stock outstanding	63,349,823	50,369,350	54,632,826	50,369,350
Adjusted EPS	$0.14	$0.21	$0.43	$0.44

[1]	Tax impact represents the permanent difference in tax expense related to the restricted stock awards granted to the CEO due to IRC 162(m) limitations.

Adjusted Net income for the three months ended September 30, 2023 was $9,168,357 compared to adjusted net income of $10,355,456 for the three months ended September 30, 2022. The decrease of $1,187,099, or 11.5%, in adjusted Net Income is primarily due to the decrease of $9,088,643, or 91.0%, in net income. Adjusted EPS for the three months ended September 30, 2023 was $0.14 compared to $0.21 for the three months ended September 30, 2022.

Adjusted Net Income for the nine months ended September 30, 2023 was $23,516,703 compared to $22,277,795 for the nine months ended September 30, 2022. The decrease of $1,238,908, or 5.6%, in adjusted Net Income is primarily due to a decrease of $6,878,478, or 30.9%, in net income. Adjusted EPS for the nine months ended September 30, 2023 was $0.43 compared to $0.44 for the nine months ended September 30, 2022.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is net income adjusted for depreciation expense, amortization, interest expense, income tax and other non-cash and non-recurring items that in our judgement significantly impact the period-over-period assessment of performance and operating results that do not directly relate to business performance within Abacus Life, Inc.‘s control. These items may include payments made as part of the Company’s expense support commitment, (gain) loss on change in fair value of debt, loss on change in fair value of warrant liability, S&P 500 put and call options that were entered into as an economic hedge related to the debt (described as the unrealized loss on investments), non-cash stock based compensation, and other non-recurring items. Management plans to terminate the agreement for the expense support commitment within the next twelve months. As such, management has deemed this to be a non-recurring item. Adjusted EBITDA should not be determined as substitution for net income (loss), cash flows provided (used in) operating, investing, and financing activities, operating income (loss), or other metrics prepared in accordance with U.S. GAAP.

Management believes the use of Adjusted EBITDA assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. We believe that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other non-recurring charges that are highly variable from year to year, Adjusted EBITDA provides our investors with performance measures that reflect the impact to operations from trends in changes in revenue, policy values and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments we make to derive the non-GAAP measure of Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which we do not consider to be the fundamental attributes or primary drivers of our business.

The following table presents a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the most comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended December 31,
	2023	2022	2023	2022	2022	2021
Net income	$1,050,972	$10,355,456	$15,399,317	$22,277,795	$32,386,975	$(133,609)
Depreciation and amortization expense	1,694,853	1,071	1,696,994	3,211	4,284	2,447
Interest Income	(63,826)	—	(71,283)	—	(1,474)	—
Income tax	1,710,315	352,081	2,238,419	648,887	889,943	—
Other income (expense)	(20,086)	(42,289)	1,565	199,958	389,811	485,405
Loss on change in fair value of warrant liability	943,400	—	943,400	—	—	—
Stock based compensation	4,583,632	—	4,583,632	—	—	—
Expense support agreement	—	283,047	—	283,047	—	—
Loss on change in fair value of debt	(2,088,797)	(1,235,032)	309,865	(859,519)	90,718	—
Unrealized loss (gain) on investments	306,800)	246,846	(491,356)	1,301,821	1,045,623	—

Adjusted EBITDA	$10,796,499	$9,961,180	$28,231,248	$23,855,200	$34,805,879	$354,243

Adjusted EBITDA Margin	51.1%	86.6%	66.1%	80.1%	77.8%	29.5%
Net Income Margin	5.0%	90.0%	36.1%	74.8%	72.4%	-11.1%

Adjusted EBITDA for the three months ended September 30, 2023 was $10,796,499 compared to $9,961,180 for the three months ended September 30, 2022. The increase of $835,319, or 8.4% in adjusted EBITDA is primarily due to stock-based compensation of $4,583,632, $2,679,237 in interest expense, $943,400 loss on change in fair value of warrant liability, an increase in depreciation and amortization expense of $1,693,782, or 158149.6%, and the increase of $59,954, or 24.3%, in unrealized gain on investments. There is an offset by a decrease of $9,304,484, or 89.9%, in net and comprehensive income and a decrease in fair value of debt of $853,765, or 69.1%.

Adjusted EBITDA for the nine months ended September 30, 2023 was $28,231,248 compared to $23,855,200 for the nine months ended September 30, 2022. The increase of $4,376,046, or 18.3%, in adjusted EBITDA is primarily due to stock-based compensation of $4,583,632, $3,620,695 in interest expense, $943,400 loss on change in fair value of warrant liability, an increase in depreciation and amortization expense of $1,693,783, or 52749.4%, and an increase of $1,169,384, or 136.1%, in gain on change in fair value of debt. There is an offset by a decrease of $6,878,478, or 30.9%, in net and comprehensive income and an increase in unrealized loss on investments of $1,793,177, or 137.7%.

Adjusted EBITDA for the year ended December 31, 2022 was $34,805,879 compared to $354,243 for the year ended December 31, 2021. The increase in adjusted EBITDA is primarily due to the expansion of the active management services which resulted in increased revenues of $43,122,581, offset by an increase in cost of revenues of $38,110,187 for active management sales.

We monitor the following key business metrics: (i) number of policies serviced, (ii) value of policies serviced, and (iii) total invested dollars. Servicing revenue involves the provision of services to one affiliate by common ownership and third parties which own life insurance policies. The number of policies and the value of policies serviced represents the volume and dollar value of policies over which the above services are performed. Total invested dollars represent the acquisition cost plus premiums paid by the policy. We use the aforementioned metrics to assess business operations and provide concrete benchmarks that provide a clear snapshot of growth between the periods under consideration. Please refer to the following Key Business Metrics below:

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Key business metric
Number of policies serviced	904	437	467	106.9%
Value of policies serviced ($)	943,913,658	630,312,740	313,600,918	49.8%
Total invested dollars ($)	233,180,176	163,731,777	69,448,399	42.4%

	Years Ended December 31,
	2022	2021	$ Change	% Change
Key business metric
Number of policies serviced	421	379	42	11%
Value of policies serviced ($)	649,842,091	600,651,852	49,190,239	8%
Total invested dollars ($)	163,939,204	153,378,077	10,561,127	7%

Non-GAAP Measure	Comparable GAAP Measure
Proforma Adjusted Net Income, Proforma Adjusted EPS	Net Income attributable to Abacus Life, Inc. and Net Income for Abacus Settlements, LLC and EPS for Abacus Life, Inc.
Proforma Adjusted EBITDA	Net Income for Abacus Life, Inc. and Net Income for Abacus Settlements, LLC

Proforma adjusted Net Income and Proforma Adjusted EPS

Proforma Adjusted Net Income, Proforma Adjusted EPS, Proforma Adjusted EBITDA and Proforma Adjusted EBITDA Margin, are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, net income (loss) for Abacus Life Inc. and Abacus Settlements, LLC (for Proforma Adjusted EBITDA and Proforma Adjusted EBITDA Margin), net income (loss) attributable to Abacus Life, Inc. and net income for Abacus Settlements, LLC (for Proforma Adjusted Net Income) or earnings (loss) per share (for Proforma Adjusted EPS), which are considered to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing Company’s operating performance, these non-GAAP financial measures should not be considered in isolation or as substitutes for net income (loss) for Abacus Life, Inc. and Abacus Settlements, LLC, net income (loss) attributable to Abacus Life, Inc. and Abacus Settlements, LLC, earnings (loss) per share or other consolidated statements of operations and comprehensive income data prepared in accordance with GAAP.

Proforma Adjusted Net Income is presented for the purpose of calculating Proforma Adjusted EPS. The Company defines Proforma Adjusted Net Income as net income (loss) attributable to Abacus Life, Inc. plus historical net income for Abacus Settlements, LLC prior to the Business Combination adjusted for non-controlling interest, amortization, stock based compensation, change in fair value of warrants, and the related tax effect of those adjustments. Management believes that Proforma Adjusted Net Income is an appropriate measure of operating performance because it represents the combined results for the two legacy operating companies, Abacus Settlements, LLC and Longevity Market Assets, LLC year-over-year as if the business combination had occurred at the beginning of the years shown and eliminates the impact of expenses that do not relate to business performance.

The following table presents a reconciliation of Proforma Adjusted Net Income to the most comparable GAAP financial measure, net income (loss) attributable to Abacus Life, Inc. and net income for Abacus Life, Inc. and Proforma Adjusted EPS to the most comparable GAAP financial measure, earnings per share, on a historical basis for the periods indicated below:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022		2023	2022
Net income attributable to Abacus Life, Inc.	903,361	9,992,003		15,739,009	21,507,702
Net income for Abacus Settlements, LLC	—	(122,998)		(974,901)	149,790
Net income attributable to Abacus Life, Inc.	903,361	9,869,005	[1]	14,764,108 [2]	21,657,492	[3]

Net income attributable to non-controlling interests	147,611	363,452		(339,692)	770,093
Amortization expense	1,682,083	—		1,682,083	—
Stock compensation expense	4,583,632	—		4,583,632	—
Loss on change in fair value of warrant liability	943,400	—		943,400	—
Tax impact [4]	908,271	—		908,271	—

Proforma Adjusted Net Income	9,168,358	10,232,457		22,541,802	22,427,585
Weighted-average shares of Class A common stock outstanding	62,961,688	50,369,350		54,612,922	50,369,350
Proforma Adjusted EPS	0.15	0.20		0.41	0.45

[1]	Includes historical net income attributable to Abacus, Life, Inc. for the three months ended September 30, 2022 of $9,992,003 and a net loss of ($122,998) for Abacus Settlements, LLC.
[2]

Includes year-to-date net income attributable to Abacus Life, Inc. as of September 30, 2023 of $15,739,009 plus net loss for the six month period ended on June 30, 2023 for Abacus Settlements, LLC of ($974,901).

[3]	Includes historical net income attributable to Abacus Life, Inc. for the nine months ended September 30, 2022 of $21,507,702 and $149,790 for Abacus Settlements, LLC.
[4]	Tax impact represents the permanent difference in tax expense related to the restricted stock awards granted to the CEO due to IRC 162(m) limitations.

Proforma Adjusted Net income for the three months ended September 30, 2023 was $9,168,358 compared to proforma adjusted net income of $10,232,457 for the three months ended September 30, 2022. The decrease of $1,064,099, or (10.4)%, in proforma adjusted Net Income is primarily due to the decrease of $8,965,644, or (90.8)%, in proforma net income attributable to Abacus Life Inc., which is partially offset by the adjustments amounting to $8,264,997. When adjusting for the impact of those items, the main driver is the increase in interest expense related to the credit facilities that were entered into at the end of the second quarter. Proforma Adjusted EPS for the three months ended September 30, 2023 was $0.15 compared to $0.20 for the three months ended September 30, 2022.

Proforma Adjusted Net Income for the nine months ended September 30, 2023 was $22,541,802 compared to $22,427,585 for the nine months ended September 30, 2022. The increase of $114,217, or 0.5%, in Proforma adjusted Net Income is primarily due to the increase in proforma revenue attributable to Abacus Life Inc. Proforma Adjusted EPS for the nine months ended September 30, 2023 was $0.41 compared to $0.45 for the nine months ended September 30, 2022.

Proforma Adjusted EBITDA

Proforma Adjusted EBITDA is net income for Abacus Life, Inc. plus historical net income for Abacus Settlements, LLC prior to the Business Combination and adjusted for depreciation expense, amortization expense, interest expense, income tax and other non-cash and non-recurring items that in our judgement significantly impact the period-over-period assessment of performance and operating results that do not directly relate to business performance within Abacus Life, Inc.‘s control. These unusual items may include payments made as part of the Company’s expense support commitment, (gain) loss on change in fair value of debt, loss on change in fair value of warrant liability, S&P 500 put and call options that were entered into as an economic hedge related to the debt (described as the unrealized loss on investments), non-cash stock based compensation, and other non-recurring items. Management plans to terminate the agreement for the expense support commitment within the next twelve months. As such, management has deemed this to be a non-recurring item. Proforma Adjusted EBITDA should not be determined as substitution for net income (loss), cash flows provided (used in) operating, investing, and financing activities, operating income (loss), or other metrics prepared in accordance with U.S. GAAP.

Management believes the use of Proforma Adjusted EBITDA assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods and represents the combined results for the two legacy operating companies, Abacus Settlements, LLC and Longevity Market Assets, LLC year-over-year as if the business combination had occurred at the beginning of the years shown. We believe that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other non-recurring charges that are highly variable from year to year, Proforma Adjusted EBITDA provides our investors with performance measures that reflect the impact to operations from trends in changes in revenue, policy values and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments we make to derive the non-GAAP measure of Proforma Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which we do not consider to be the fundamental attributes or primary drivers of our business.

The following table presents a reconciliation of Proforma Adjusted EBITDA and Proforma Adjusted EBITDA margin to the most comparable GAAP financial measure, net income (loss) for Abacus Life Inc. and net income (loss) for Abacus Settlements, LLC, on a historical basis for the periods indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Income for Abacus Life Inc.	$1,050,972	$10,355,455	$15,399,317	$22,277,795
Net Income for Abacus Settlements, LLC	—	(122,998)	(974,901)	149,790

Proforma Net Income	1,050,972	10,232,457 [1]	14,424,416 [2]	22,427,585 [3]
Depreciation	12,770	4,219	20,508	12,360
Amortization	1,682,083	—	1,682,083	—
Interest expense	2,679,237	2,449	3,632,420	1,449
Interest income	(63,826)	—	(73,200)	—
Income Tax	1,710,315	(948,600)	2,240,708	(650,794)
Stock compensation	4,583,632	—	4,583,632	—
Other (Income) / Expenses	(20,086)	(42,289)	1,565	199,958
Loss on change in fair value of warrant liability	943,400	—	943,400	—
Expense support agreement	—	283,047	—	283,047
(Gain) loss on change in fair value of debt	(2,088,797)	(1,235,032)	309,865	(859,519)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Unrealized loss / (gain) on investments	306,800	246,846	(491,356)	1,301,821

Proforma Adjusted EBITDA	$10,796,500	$8,543,097	$27,274,041	$22,715,907
Revenue	21,120,930	17,538,734	55,890,580	48,830,191
Proforma Adjusted EBITDA Margin	51.12%	48.71%	48.80%	46.52%
Proforma Net Income Margin	4.98%	58.34%	25.81%	45.93%

[1]	Includes historical net income for the three months ended September 30, 2022 of $10,355,455 for Abacus Life, Inc. and a loss of ($122,998) for Abacus Settlements, LLC.
[2]	Includes year-to-date net income as of September 30, 2023 of $15,399,317 plus net loss for the six month period ended on June 30, 2023 for Abacus Settlements, LLC of ($974,901).
[3]	Includes historical net income for the nine months ended September 30, 2022 of $22,277,795 for Abacus Life, Inc. and $149,790 for Abacus Settlements, LLC.

Proforma Adjusted EBITDA for the three months ended September 30, 2023 was $10,796,500 compared to $8,543,097 for the three months ended September 30, 2022. The increase of $2,253,403, or 26.4% in proforma adjusted EBITDA is primarily due to an increase in proforma revenue. While expenses also increased, many of these increases in expenses are being reflected in the non-recurring and non-cash adjustments shown herein as a result of the Business Combination.

Proforma Adjusted EBITDA for the nine months ended September 30, 2023 was $27,274,041 compared to $22,715,907 for the nine months ended September 30, 2022. The increase of $4,558,134 or 20.1%, in proforma adjusted EBITDA is primarily due to the increase in proforma revenue. While expenses also increased, many of these increases in expenses are being reflected in the non-recurring and non-cash adjustments shown herein as a result of the Business Combination.

Proforma Segment revenue

Proforma Segment Revenue is not a measure of financial performance under GAAP and should not be considered substitutes for GAAP measures, segment revenue for Abacus Life Inc. and Abacus Settlements, LLC, which are considered to be the most directly comparable GAAP measures. This non-GAAP financial measure has limitations as analytical tools, and when assessing Company’s operating performance, this non-GAAP financial measures should not be considered in isolation or as substitutes for segment revenue for Abacus Life Inc. and Abacus Settlements, LLC, or other consolidated statements of operations and comprehensive income data prepared in accordance with GAAP.

The Company defines Proforma Segment Revenue as segment revenue for Abacus Life, Inc. plus historical revenue for Abacus Settlements, LLC prior to the Business Combination adjusted for inter-segment activity for policies that Abacus Settlements, LLC has originated on behalf of Longevity Market Assets, LLC. Management believes that Proforma Segment Revenue is an appropriate measure of operating performance because it represents the combined results for the two legacy operating companies, Abacus Settlements, LLC and Longevity Market Assets, LLC year-over-year as if the business combination had occurred at the beginning of the years shown and eliminates inter-segment revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Portfolio Servicing	$224,569	$382,245	$814,626	$1,372,573
Proforma Active Management	18,926,144	12,080,008	46,715,702	29,836,674
Proforma Originations	10,214,489	6,031,481	23,399,165	19,046,144

Total Proforma Revenue (including intersegment)	29,365,202	18,493,734	70,929,493	50,255,391

Intersegment elimination	(8,244,272)	(955,000)	(15,038,913)	(1,425,200)

Total Proforma Revenue	21,120,930	17,538,734	55,890,580	48,830,191

Proforma Segment Revenue for the three months ended September 30, 2023 was $21,120,930 compared to $17,538,734 for the three months ended September 30, 2022. The increase of $3,582,196, or 20.4%, in Proforma Segment revenue is primarily due to an increase in Active Management revenue and Originations revenue, prior to the inter-segment elimination.

Proforma Segment Revenue for the nine months ended September 30, 2023 was $55,890,580 compared to $48,830,191 for the nine months ended September 30, 2022. The increase of $7,060,389 or 14.5% in Proforma Segment revenue is primarily due to an increase in Active Management revenue and Originations revenue, prior to the inter-segment elimination.

Liquidity and Capital Resources

The Company finances its operations primarily through cash generated from operations and net proceeds from debt or equity financing. The Company actively manages its working capital and the associated cash requirements when servicing policies while also effectively utilizing cash and other sources of liquidity to purchase additional policies. As of September 30, 2023, our principal source of liquidity was cash totaling $36,649,190. During the nine months ended September 30, 2023, the Company had a net income attributable to Abacus Life, Inc. of $15,739,009 and during the nine months ended September 30, 2022, the Company had net income attributable to Abacus Life, Inc. of $21,507,702. During the nine months ended September 30, 2023, and 2022, the Company had used $51,176,074 and $6,395,331 in cash for operations, respectively.

The Company is obligated to provide financial support to the Providers as described in Note 2 and Note 11 of the Company’s financial statements. Since inception of the SSES on January 1, 2021 through December 31, 2021, the Company had incurred $120,000 related to initial funding of operations, and $0 related to expenses. For the three month and nine month periods ended September 30, 2023, the Company incurred expense of $0 and $29,721, respectively, to fund the Providers’ deficits. In 2022, the Providers reimbursed the Company for the initial funding of $120,000. For the three months and nine months ended September 30, 2023, the Providers were considered to be VIEs, but were not consolidated in our consolidated financial statements due to a lack of the power criterion or the losses/benefits criterion.

Our future capital requirements will depend on many factors, including our revenue growth rate and the expansion of our active management and portfolio activities. Abacus Life, Inc. may, in the future, enter into arrangements to acquire or invest in complementary businesses, products and technologies. Abacus Life, Inc. may be required to seek additional equity or debt financing.

Cash Flows from our operations

The following table summarizes our cash flows for the periods presented:

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities	$(51,176,074)	$(6,395,331)	$10,693,252	$(139,168)
Net cash provided/(used) in investing activities	2,569,437	(1,932,664)	(3,704,654)	(275,346)
Net cash provided by financing activities	55,203,004	12,069,661	22,961,795	381,663

Operating Activities

During the nine months ended September 30, 2023, our operating activities used $51,176,074 of net cash as compared to $6,395,331 of net cash used from operating activities during the nine months ended September 30, 2022. The increase in net cash used from operating activities during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, was primarily due to $55,516,357 net cash used to purchase life settlement policies accounted for at fair value and $5,601,493 net cash used to purchase life settlement policies accounted for at cost during the nine months ended September 30, 2023, partially offset by $3,163,451 in higher operational expense accruals and $4,583,632 of non-cash stock-based compensation, compared to purchases of $7,105,000 life settlement polices accounted for at fair value and $61,876,742 life settlement polices accounted for at cost, partially offset by $45,456,779 in higher operational expense accruals and receipts from active management services, during the nine months ended in September 30, 2022.

During the year ended December 31, 2022, our operating activities generated $10,693,252 of net cash as compared to net cash used from operating activities of $139,168 during the year ended December 31, 2021. The increase in net cash from operating activities during 2022 compared to 2021 was primarily due to the increased net income, which was primarily attributable to increases in Active management revenue.

Investing Activities

During the nine months ended September 30, 2023, investing activities provided $2,569,437 of net cash as compared to $1,932,664 net cash used during the nine months ended September 30, 2022. $2,569,437 of net cash provided in investing activities during the nine months ended September 30, 2023, was related to receipts of $3,016,158 from affiliates, $350,000 used to purchase other investments, and $96,721 used to purchase equipment. $1,932,664 of net cash used in investing activities during the nine months ended September 30, 2022, $1,682,664 was used to repay affiliates and $250,000 was used to purchase other investments.

During the year ended December 31, 2022, investing activities used $3,704,645 of net cash as compared to $275,346 during the year ended December 31, 2021. Net cash used in investing activities during the year ended December 31, 2022 was related to purchase of available-for-sale investments, other investments and the increase in the amounts due from affiliates during the year. Net cash used in investing activities during the year ended December 31, 2021 was related to purchase of available-for-sale investments and the purchase of property and equipment during the year, along with amounts due from affiliates of $2,904,646.

Financing Activities

During the nine months ended September 30, 2023, financing activities generated $55,203,004 of net cash as compared to $12,069,661 of net cash generated during the nine months ended September 30, 2022. The increase of $43,133,343 in net cash generated in financing activities during the nine months ended September 30, 2023 compared to September 30, 2022, was mainly related to the proceeds of $87,478,232 from the issuance of debt certificates, offset by $23,533,073 of capital distributions to members and $10,841,551 in transaction costs during September 30, 2023.

During the year ended December 31, 2022, financing activities generated $22,961,795 of net cash as compared to net cash generated of $381,663 during the year ended December 31, 2021. Net cash generated in financing activities during the year ended December 31, 2022 was related to the increase in amount for issuance of debt securities of $ 30,028,640, partially offset by amount due to affiliates of $666,845 and distributions to members of $6,400,000. Net cash generated in financing activities during the year ended December 31, 2021 was related to the increase in the amounts due to members of $781,663, partially offset by distributions to members of $400,000.

Contractual Obligations and Commitments

Our significant contractual obligations as of September 30, 2023, include three notes, LMATTSTM 2024, LMATTSTM 2.2024, and LMATTSTM 1.2026. The $10,166,900 LMATTSTM 2024 notes are a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the notes. The notes do not pay interest to the holders. As of September 30, 2023, $9,866,900 of the principal amount remained outstanding.

The $2,333,391 LMATTSTM 2.2024 notes are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 20%. Any subsequent losses below the 20% threshold will reduce the notes. The notes do not pay interest to the holders. As of September 30, 2023, the $2,333,391 principal amount remained outstanding.

The $400,000 LMATTSTM 1.2026 notes are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2026, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 10%. Any subsequent losses below the 10% threshold will reduce the notes. The notes pay annual interest of 4% on invested capital to the holders. As of September 30, 2023, the $400,000 principal amount remained outstanding.

Additionally, LMA Income Series, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series, LP and issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series, GP, LLC. The limited partners will receive an annual dividend of 6.5% paid quarterly and 25% of returns in excess of a 6.5% internal rate of return capped at a 15% net internal rate of return. The General Partner will receive 75% of returns in excess of a 6.5% internal rate of return to limited partners then 100% in excess of a 15% net internal rate of return. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2022, and interim condensed consolidated financial statements for the three and nine months ended September 30, 2023.

During the three months ended March 31, 2023, LMA Income Series II, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series II, LP and issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series II, GP, LLC. The limited partners will receive annual dividends equal to the Preferred Return Amounts as follows: Capital commitment less than $500,000, 7.5%; between $500,000 and $1,000,000, 7.8%; over $1,000,000, 8%. Thereafter, 100% of the excess to be paid to the General Partner. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the three and nine months ended September 30, 2023.

The private placement offerings proceeds for both LMA Income Series, LP and LMA Income Series II, LP will be used to acquire an actively managed large and diversified portfolio of financial assets. Abacus Life, Inc. elected to account for the secured borrowings at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of September 30, 2023, the fair value of the LMA Income Series, LP secured borrowing was $22,242,291. As of September 30, 2023, the fair value of the LMA Income Series II, LP secured borrowing was $24,535,851.

Additionally, Abacus Life, Inc. has operating lease obligations, which are included as liabilities on our balance sheet, for our office space. As of September 30, 2023, operating lease obligations were $173,799 with $173,799 due in less than one year and $0 due within one to three years, which are comprised of the minimum commitments for our office space.

Critical Accounting Policies and Estimates

Abacus Life, Inc. has prepared our consolidated financial statements in accordance with GAAP. Our preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities and related disclosures at the date of the financial statements, as well as revenue and expense recorded during the reporting periods. Abacus Life, Inc. evaluates our estimates and judgments on an ongoing basis. Abacus Life, Inc. bases our estimates on historical experience and or other relevant assumptions that Abacus Life, Inc. believes to be reasonable under the circumstances. Actual results may differ materially from management’s estimates.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements contained herein, Abacus Life, Inc. believes the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Longevity Market Assets Target-Term Series (LMATTSTM) Note

On March 31, 2022, LMATT Series 2024, Inc., which Abacus Life, Inc. consolidates for financial reporting, issued $10,166,900 in market-indexed private placement notes. The notes, LMATTSTM 2024, are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the notes. The notes do not pay interest to the holders. As of September 30, 2023, $9,866,900 of the principal amount remained outstanding.

On September 16, 2022, LMATT Growth Series, Inc., which Abacus Life, Inc. consolidates for financial reporting, issued $2,333,391 in market-indexed private placement notes. The notes, LMATTSTM 2.2024, are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 20%. Any subsequent losses below the 20% threshold will reduce the notes. The notes do not pay interest to the holders. As of September 30, 2023, the entire $2,333,391 principal amount remained outstanding.

On September 16, 2022, LMATT Growth and Income Series, Inc., which Abacus Life, Inc. consolidates for financial reporting, issued $400,000 in market-indexed private placement notes. The notes, LMATTSTM 1.2026, are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 10%. Any subsequent losses below the 10% threshold will reduce the notes. The notes pay an annual 4% interest rate on invested capital to the holders. As of September 30, 2023, the entire $400,000 principal amount remained outstanding.

Abacus Life, Inc. has elected the fair value option in accounting for the instruments. Fair value is determined using Level 3 inputs. The valuation methodology is based on the Black-Scholes-Merton option-pricing formula and a discounted cash flow analysis. Inputs to the Black-Scholes-Merton model include (i) the S&P 500 Index price, (ii) S&P 500 Index volatility, (iii) a risk-free rate based on data published by the US Treasury, and (iv) a term assumption based on the contractual term of the LMATTTM note. The discounted cash flow analysis includes a discount rate that is based on the implied discount rate assumption developed by calibrating a valuation model to the purchase price on the initial investment date. The implied discount rate is evaluated for reasonableness by benchmarking it to yields on actively traded comparable securities.

For the three months ended September 30, 2023, Abacus Life, Inc. has recognized a gain of $1,293,945 and a loss of $ 753,978 for the LMATTSTM 2024, Inc. notes and LMATTSTM Growth Series, Inc. notes respectively on the change in fair value fair value of the debt resulting from risk-free valuation scenarios, which is included within (gain) loss on change in fair value of debt within the interim Condensed Consolidated Statement of Operations. For the nine months ended September 30, 2023, Abacus Life, Inc. has recognized a loss of $11,349 and a loss of $279,838 for the LMATTSTM 2024, Inc. notes and LMATTSTM Growth Series, Inc. notes, respectively on the change in fair value fair value of the debt resulting from risk-free valuation scenarios, which is included within (gain) loss on change in fair value of debt within the interim Condensed Consolidated Statement of Operations.

Longevity Market Assets Income Series, LP

On November 30, 2022, LMA Income Series, GP, LLC, wholly owned and controlled by that LMA Series, LLC, which Abacus Life, Inc. consolidates, formed a limited partnership, LMA Income Series, LP and issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2022. The limited partners will receive an annual dividend of 6.5% paid quarterly and 25% of returns in excess of a 6.5% internal rate of return capped at 9% which would require a 15% net internal rate of return. The General Partner will receive 75% of returns in excess of a 6.5% internal rate of return to limited partners then 100% in excess of a 15% net internal rate of return. The general partner committed $250,000, with the limited partners contributing $17,428,349. Additional limited partner contributions of $4,461,095 were raised in the first quarter of 2023 bringing the total deposit amount to $22,139,444.

The private placement offerings proceeds were used to acquire an actively managed large and diversified portfolio of financial assets. Abacus Life, Inc., through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, Abacus Life, Inc. has the unilateral ability to acquire and dispose of any of the above investments. Abacus Life, Inc. elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of September 30, 2023, the fair value of the secured borrowing, not including the $250,000 committed from the general partner, was $22,242,292 and there was no gain or loss recognized.

Longevity Market Assets Income Series II, LP

On January 31, 2023, LMA Series, LLC, a wholly owned subsidiary of the Company, signed an Operating Agreement to be the sole member of a newly created general partnership, LMA Income Series II, GP, LLC. Subsequent to that, LMA Income Series II, GP, LLC formed a limited partnership, LMA Income Series II, LP and issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series II, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the three months ended June 30, 2023. The limited partners will receive annual dividends equal to the preferred return amounts as follows: Capital commitment less than $500,000, 7.5%; between $500,000 and $1,000,000, 7.8%; over $1,000,000, 8%. Thereafter, 100% of the excess to be paid to the General Partner.

The private placement offerings proceeds were used to acquire an actively managed large and diversified portfolio of financial assets. Abacus Life, Inc., through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, Abacus Life, Inc. has the unilateral ability to acquire and dispose of any of the above investments. Abacus Life, Inc. elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of September 30, 2023, the fair value of the secured borrowing, not including the commitment from the general partner, was $24,535,851 and there was no gain or loss recognized.

Valuation of Life Insurance Policies

Abacus Life, Inc. accounts for its holdings of life insurance settlement policies at fair value in accordance with ASC 325-30, Investments in Insurance Contracts. Any resulting changes in estimates are reflected in operations in the period the change becomes apparent.

Abacus Life, Inc. follows ASC 820, Fair Value Measurements and Disclosures, in estimating the fair value of its life insurance policies, which defines fair value as an exit price representing the amount that would be received if an asset were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-level, fair value hierarchy that prioritizes the inputs used to measure fair value. Level 1 relates to quoted prices in active markets for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Abacus Life, Inc.’s valuation of life settlements is considered to be Level 3, as there is currently no active market where Abacus Life, Inc. is able to observe quoted prices for identical assets. Abacus Life, Inc.’s valuation model incorporates significant inputs that are not observable.

The aggregate face value of policies held at fair value is $303,605,030 as of September 30, 2023, with a corresponding fair value of $83,585,374. The aggregate face value of policies accounted for using the investment method is $37,300,000 as of September 30, 2023, with a corresponding carrying value of $4,116,499.

Credit Exposure to Insurance Companies

The following table provides information about the life insurance issuer concentrations that exceed 10% of total face value or 10% of total fair value of the Company’s life insurance policies as of June 30, 2023:

Carrier	Percentage of Face Value	Percentage of Fair Value	Carrier Rating
American General Life Insurance Company	14.0%	11.0%	A
ReliaStar Life Insurance Company	6.0%	12.0%	A
Lincoln National Life Insurance Company	14.0%	12.0%	A

The Company reviews the composition of its portfolio with respect to the concentration of life insurance carriers on an ongoing basis. In addition, as a general policy, the Company typically invests in life insurance policies issued by “A-” rated or better life insurance carriers.

Equity Investments in Privately-Held Companies

Equity investments without readily determinable fair values include our investments in privately-held companies in which Abacus Life, Inc. holds less than a 20% ownership interest and does not have the ability to exercise significant influence. Abacus Life, Inc. determines fair value using level 3 inputs under the measurement alternative. These investments are recorded at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

In addition, Abacus Life, Inc. monitors these investments to determine if impairment charges are required based primarily on the financial condition and near-term prospects of these companies. As of September 30, 2023, Abacus Life, Inc. did not identify any impairment indicators and determined that the carrying value of $1,650,000 is the fair value for these equity investments in privately held companies, given that there have been no observable price changes.

Available-For-Sale Securities

Abacus Life, Inc. has investments in securities that are classified as available-for-sale securities, and which are reflected on the Consolidated Balance Sheets at fair value. These securities solely consist of a convertible promissory note in a private company that was entered into an arms-length. Abacus Life, Inc. determines the fair value using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. Unrealized gains and losses on these investments are included as a separate component of accumulated other comprehensive loss, net of tax, on the Consolidated Balance Sheets. Abacus Life, Inc. classifies its available-for-sale securities as short-term or long-term based on the nature of the investment, its maturity date and its availability for use in current operations. Abacus Life, Inc. monitors its available-for-sale securities for possible other-than-temporary impairment when business events or changes in circumstances indicate that the carrying value of the investment may not be recoverable. As of September 30, 2023, Abacus Life, Inc. evaluated the fair value of its investment and determined that the fair value approximates the carrying value of $1,000,000, and no unrealized gains and losses were recorded.

Quantitative and Qualitative Disclosures About Market Risk

Not required for smaller reporting companies.

JOBS Act Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

Abacus Life, Inc. has irrevocably elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Abacus Life, Inc., as an emerging growth company, will adopt the new or revised standard at the time public companies adopt the new or revised standard. As a result, following the consummation of the Business Combination, Abacus Life, Inc. will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Abacus Settlements

Overview

Abacus Settlements originates life insurance policy settlement contracts as a licensed life settlement provider on behalf of third-party institutional investors (“Financing Entities”) interested in investing in the life settlement asset class. Specifically, Abacus Settlements originates policies through three primary origination channels (Agents/Financial Advisors, Direct-to-Consumers, Life Settlement Brokers and Third-Party Intermediaries), screens them for eligibility by verifying that the policy is in force, obtaining consents and disclosures, and submitting cases for life expectancy estimates. This process is characterized as our origination services, which averages a fee of approximately 2% of face value (“Origination Revenue”).

Our Business Model

As a life settlement provider, Abacus Settlements serves as a purchaser of outstanding life insurance policies. When serving as a purchaser, Abacus Settlements’ primary purpose in the transaction is to connect buyers and sellers through an origination process. The origination process is core to Abacus Settlements’ business and drives its economics. Abacus Settlements averages approximately 2% of face value in origination fees on policies and has developed three high quality origination channels which include agents and financial advisors, direct to consumer, life settlements brokers and third-party intermediaries. Generally, diversification across multiple origination channels lowers average policy acquisition cost and increases estimated returns. Abacus Settlements finds sellers through its origination channels using strategic marketing practices in its core markets, with the purpose of finding policy owners who want to capitalize on their investments prior to death by extracting value from their policies through the sale of such policies to Financing Entities.

Key Factors Affecting Our Performance

Our operations and financial performance are impacted by economic factors affecting the industry, including:

Opportunities in the Life Settlements Industry

Within the life settlements industry, there is significant policy value that lapses on an annual basis. Currently, the life settlements industry only captures a narrow portion of the potential market leaving significant runway for future growth for industry participants. With the anticipation of growth in total face value of life insurance policies, we believe we are well positioned to capitalize on the overall market growth. Abacus is currently conducting business in 49 states and the District of Columbia. The company holds viatical settlement and or life settlement provider licenses in forty-three (43) of those jurisdictions. Abacus also conducts business in seven (7) jurisdictions which do not currently have life and or viatical settlement provider licensing requirements. Abacus conducts business where is it legally allowed to across the United States. The only state Abacus is not currently conducting business in is Alaska and there are no current plans to procure a license.

Our ability to originate policies is essential to scale our business over time. In order to support this expected growth, we continue to invest in our technology and marketing infrastructure. In general, we expect our efforts will continue to focus on driving education and awareness of life settlements. In order to meet this growing demand, we have increased our total headcount by 18% since December, 2022, and anticipate a total of 36% growth of our total headcount from December 31, 2022 to December 31, 2024, of which 18% has already been captured.

Macroeconomic Changes

Global macroeconomic factors, including regulatory policies, unemployment, changes in retirement savings, the cost of healthcare, inflation, and tax rate changes impact demand for our origination services. These factors evolve over time and while these changes have not currently made any significant impact on performance, these trends may shift the timing and volume of transactions, or the number of customers using our origination services.

Components of Results of Operations

Results of Operations

The following tables set forth our results of operations for each of the periods indicated, and we presented and expressed the relationship of certain line items as a percentage of revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

The following tables set forth our historical results for the periods indicated, and the changes between periods:

	Three Months Ended June 30, 2023	Three Months Ended September 30, 2022	Six Months Ended June 30, 2023	Nine Months Ended September 30, 2022	Twelve Months Ended December 31,
					2022	2021
Origination Revenue	$1,689,088	$1,766,853	$3,252,738	$4,951,921	$7,050,007	$4,906,374
Related-party revenue	5,195,602	4,264,628	9,931,938	14,094,223	18,153,456	17,685,770

Total Revenue	6,884,690	6,031,481	13,184,676	19,046,144	25,203,463	22,592,144
Cost of revenue	1,505,333	933,089	2,734,949	4,198,402	5,538,470	2,678,029
Related party cost of revenue	3,392,647	2,930,990	6,558,354	8,453,302	11,022,535	11,527,312

Gross Profit	1,986,710	2,167,401	3,891,373	6,394,440	8,642,458	8,386,803
Operating expenses
General, administrative and other	2,297,577	3,161	4,848,580	6,232,419	8,674,425	7,439,549
Depreciation expense	2,561	3,161	5,597	9,149	12,165	10,139

Total operating expenses	2,300,138	2,287,222	4,854,177	6,241,568	8,686,590	7,449,688

Income (loss) from operations	(313,428)	(119,820)	(962,804)	152,872	(44,132)	937,115
Other income (expense)
Interest income	1,193	358	1,917	1,505	2,199	11,500
Interest (expense)	(5,863)	(2,954)	(11,725)	(2,954)	(8,817)	—
Other income	—	—	—	273	273	50,000

Total other income (expense)	(4,670)	(2,596)	(9,808)	(1,176)	(6,345)	61,500

Income (loss) before income taxes	(318,098)	(122,417)	(972,612)	151,696	(50,477)	998,615
Provision for income taxes	—	582	2,289	1,907	2,018	1,200

Net income attributable to Abacus Life, Inc.	$(318,098)	$(122,999)	$(974,901)	$149,789	$(52,495)	$997,415

Origination Revenue

Abacus recognizes revenue from origination activities by acting as a provider of life settlements and viatical settlements by representing investors that are interested in purchasing life settlements on the secondary or tertiary market. Revenue from origination services consists of fees negotiated for each purchase and sale of a policy to an investor, which also include any agent and broker commissions received and the reimbursement of transaction costs.

	Three Months Ended June 30, 2023	Three Months Ended September 30, 2022
Origination revenue	$1,689,088	$1,766,853

Revenue for the three months ended June 30, 2023 and September 30, 2022 was $1,689,088 and $1,766,853, respectively, and is comprised of sales commission, origination fees revenue, services revenue, and transaction fees reimbursements.

	Six Months Ended June 30, 2023	Nine Months Ended September 30, 2022
Origination revenue	$3,252,738	$4,951,921%

Revenue for the six months ended June 30, 2023 and nine months ended September 30, 2022 was $3,252,738 and $4,951,921, respectively, and is comprised of revenue in broker channel based on face values on the policies originated with consistent third party customers, origination fees, services revenue, and transaction fees reimbursements.

	Years Ended December 31,		$ Change	% Change
	2022	2021
Origination revenue	$7,050,007	$4,906,374	2,143,633	44%

Revenue increased by $2,143,633, or 44%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in revenue is primarily attributable to an increase in agent and broker sales during 2022 of $489,687 and $1,681,175, which is driven by higher face values on the policies originated, partially offset by a decrease in client direct sales of $63,297. The agent, broker, and client direct sales are all in line with normal, recurring business.

Related Party Revenue

Abacus has a related party relationship with the Nova Funds as the owners of Abacus jointly own 11% of the Nova Funds. Pricing for origination fees is governed by origination contracts that have been negotiated by both parties and are considered to be arms-length and consistent with origination fees charged to third party customers. For its origination services to the Nova Funds, Abacus earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000.

	Three Months Ended June 30, 2023	Nine Months Ended September 30, 2022
Related Party Revenue	$5,195,602	$4,264,628

Related Party Revenue for the three months ended June 30, 2023 and September 30, 2022 was $5,195,602 and $4,264,628, respectively. For the three months ended June 30, 2023 and September 30, 2022, Abacus had originated 38 and 77 policies for the Nova funds with a total value of $56,688,680 and $15,719,830, respectively, and is comprised of origination services to LMA and transaction fees reimbursed by the related party. Further, Abacus had originated 69 policies for LMA with a total value of $114,999,768 for the three months ended June 30, 2023.

	Six Months Ended June 30, 2023	Nine Months Ended September 30, 2022
Related Party Revenue	$9,931,938	$14,094,223

Related party revenue for the six months ended June 30, 2023 and the nine months ended September 30, 2023 was $9,931,938 and $14,094,223, respectively. For the six months ended June 30, 2023 and nine months ended September 30, 2022, Abacus had originated 72 and 265 policies for the Nova Funds with a total value of $96,674,080 and $67,019,830, respectively, primarily comprised of origination services to LMA and transaction fees reimbursed by the related party. Further, for the six months ended June 30, 2023, Abacus had originated 103 policies for LMA with a total value of $192,685,578.

	Years Ended December 31,
	2022	2021	$ Change	% Change
Related Party Revenue	$18,153,456	$17,685,770	$467,686	3%

For the years ended December 31, 2022 and December 31, 2021, Abacus Settlements originated 333 and 313 policies, respectively, for the Nova Funds with a total value of approximately $87,143,005 and $106,633,792, respectively. Related party revenue increased by $467,686, or 3%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in related party revenue is primarily attributable to increased agent and direct client sales of $3,627,939, partially offset by decreased broke sales during 2022 of $3,160,223. There was an increase in origination policies of 16% in 2022, with origination fees increasing 13%.

Cost of Revenue, Related Party Cost of Revenue, and Gross Margin

Cost of revenue is primarily comprised of third-party commissions, which includes third-party sales and marketing commission fees, as well as transaction costs that are reimbursed as part of the origination activity and depreciation and amortization expense. Abacus receives an origination fee plus any commission to be paid from the purchaser for its part in arranging the life settlement transactions. Out of that fee income, Abacus pays commissions to the licensed representative of the seller, if one is required. Commission expense is recorded at the same time revenue is recognized and is included within cost of revenue. Depreciation expense consists of depreciation of property and equipment assets, which are computer equipment. Amortization expense consists primarily of amortization of capitalized costs incurred for the development of internal use software. The costs incurred exclusively consist of fees incurred from an external consulting firm during the development stage of the project and is amortized on the straight-line basis over an estimated useful life of three years.

	Three Months Ended June 30 2023	Three Months Ended September 30 2022
Cost of revenue	$1,505,333	$933,089
Related party cost of revenue	3,392,647	$2,930,990

Gross Profit	1,986,710	2,167,402
Gross Margin	29%	36%

Cost of revenue for the three months ended June 30, 2022 and September 30, 2023 was $1,505,333 and $933,089, respectively, and is comprised of sales agents commission, professional and consulting fees.

Related party cost of revenue for the three months ended June 30, 2023 and September 30, 2022 was $3,392,647 and $2,930,990, respectively, and is comprised of LMA agent commission expenses and originations of policies sold to the Nova Funds.

Gross profit for the three months ended June 30, 2023 and for the three months ended September 30, 2022 was $1,986,710 and $2,167,402, respectively. Gross margin for the three months ended June 30, 2023 and for the three months ended September 30, 2022 was 29% and 36%, respectively.

	Six Months Ended June 30 2023	Nine Months Ended September 30 2022
Cost of revenue	$2,734,949	$4,198,401
Related party cost of revenue	6,558,354	8,453,302
Gross Profit	3,891,373	6,394,440
Gross Margin	30%	34%

Cost of revenue for the six months ended June 30, 2023 and for the nine months ended September 30, 2022 was $2,734,949 and $4,198,401, respectively, and is comprised of sales agents commission, professional and consulting fees.

Related party cost of revenue for the six months ended June 30, 2023 and for the nine months ended September 30, 2022 was $6,558,354 and $8,453,302, respectively, and is comprised of LMA agent commission expenses, originations of policies sold to the Nova Funds, and transaction fees reimbursements.

Gross profit for the six months ended June 30, 2023 and for the nine months ended September 30, 2022 was $3,891,373 and $6,394,440, respectively. Gross margin for the six months ended June 30, 2023 and for the nine months ended September 30, 2022 was 30% and 34%, respectively.

	Years Ended December 31,
	2022	2021	$ Change	% Change
Cost of revenue	$5,538,470	$2,678,029	2,860,441	107%
Related party cost of revenue	11,022,535	11,527,312	(504,777)	-4%
Gross Profit	8,642,458	8,386,803	255,656	3%
Gross Margin	34%	37%		-8%

Cost of revenue increased by $2,860,441, or 107%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in cost of revenue is primarily due to increases in agent commission expenses of $1,570,908 due to increases in agent and broker origination revenue, which is driven by increased origination activity and an increase in the face value of policies sold to third parties. There was also an increase in life expectancy report fees of $470,883 which is driven off of increases in agent and broker activity during 2022.

Related party cost of revenue decreased by $504,777, or 4%, for the year ended December 31, 2022 compared to the year ended December 30, 2021. The decrease in related party cost of revenue is primarily attributable to decreases in agent commission expenses of $569,229 as a result of decrease in the total face value of policies sold to the Nova Funds, which agent commission expense is primarily based off of.

Gross profit increased by $255,656, or 3%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. Gross margin decreased to 34% for the year ended December 31, 2022 compared to 37% for the year ended December 31, 2021. The increase in gross profit and decrease in gross margin is primarily due to a decrease in client direct sales of 12%, as no agent commission needs to be paid for client direct sales, so the margins are much higher than agent and broker origination sales which increased by 16% in 2022.

Operating Expenses

Operating expenses is comprised of general and administrative expenses as well as depreciation expense.

General and administrative expenses include compensation, payroll, advertising, marketing, rent, insurance, recruitment, trade shows, telephone & internet, licenses, and other professional fees.

Depreciation expense consists of depreciation of property and equipment assets, which are computer equipment, office furniture and lease improvement.

	Three Months Ended June 30 2023	Three Months Ended September 30 2022
General and administrative expenses	$2,297,577	$2,284,061
Depreciation expense	$2,561	$3,161

General and administrative expenses for the three months ended June 30, 2023 and September 30, 2022 were $2,297,577 and $2,284,061, respectively, and are comprised of payroll expenses for administration support and for sales departments, marketing expenses, sponsorship costs, rent costs, office expenses, escrow fees, professional fees, and legal fees.

Depreciation expense for the three months ended June 30, 2023 and for the three months ended September 30, 2022 was $2,561 and $3,161, respectively. The depreciation expense for both periods was computed on property and equipment (i.e., computer equipment, office furniture, and leasehold improvements).

	Six Months Ended June 30 2023	Nine Months Ended September 30 2022
General and administrative expenses	$4,848,580	$6,232,419
Depreciation expense	5,597	9,149

General and administrative expenses for the six months ended June 30, 2023 and for the nine months ended September 30, 2022 were $4,848,580 and $6,232,419, respectively, and are comprised of payroll expenses for administration support, sales department, marketing expenses, sponsorships, rent and office expenses.

Depreciation expense for the six months ended June 30, 2023 and for the nine months ended September 30, 2022 was $5,597 and $9,149, respectively. The depreciation expense for both periods was computed on property and equipment (i.e., computer equipment, office furniture, and leasehold improvements).

	Year Ended December 31,
	2022	2021	$ Change	% Change
General and administrative expenses	$8,674,425	$7,439,549	$1,234,876	17%
Depreciation expense	12,165	10,139	2,026	20%

General and administrative expenses increased by $1,234,876, or 17%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in general and administrative expenses is primarily due to increases in payroll expenses as a result of a 40% increase in employee headcount during 2022, and compensation raises. There was an increase in marketing expenses due to increased television ads and radio commercials, as well as increased spending on internet advertising. Salaries and payroll expense as a percentage of total revenue, were 21% and 18% for the years ended December 31, 2022 and 2021, respectively.

Depreciation expense increased by $2,026, or 20%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in the expense is primarily due to an increase in the purchase of depreciable assets. The majority of the purchases are computer equipment.

Other income (expense)

Other income (expense) includes interest income, consulting income, and other income. Interest income represents the interest earned on Abacus’ certificates of deposits. Consulting income represents income earned on various origination consulting services performed. Other income is comprised of income from credit card cash rewards.

	Three Months Ended June 30 2023	Three Months Ended September 30 2022
Interest income	$1,193	$358
Interest (expense)	$(5,863)	(2,954)

Interest income for the three months ended June 30, 2023 and for the three months ended September 30, 2022 was $1,193 and $358, respectively. The interest income for both periods represents interest earned on Abacus’ certificates of deposit.

Interest expense for the three months ended June 30, 2023 and September 30, 2022 was $5,863 and 2,954, respectively, and is comprised of amortization of the deferred financing fees and certificate of deposit fees.

	Six Months Ended June 30 2023	Nine Months Ended September 30 2022
Interest income	$1,917	$1,505
Interest (expense)	$(11,725)	(2,954)
Other income	—	273

Interest income for the six months ended June 30, 2023 and for the nine months ended September 30, 2022 was $1,917 and $1,505, respectively. The interest income for both periods represents interest earned on Abacus’ certificates of deposit.

Interest expense for the six months ended June 30, 2023 and for the nine months ended September 30, 2022 was $11,725 and $2,954, respectively, and is comprised of amortization of deferred financing fees.

Other Income for the nine months ended September 30, 2022 was $273.

	Years ended December 31,
	2022	2021	$ Change	% Change
Interest income	$2,199	$11,500	$(9,301)	(81)%
Interest (expense)	(8,817)	—	(8,817)	100%
Other income	273	50,000	(49,727)	(99)%

Interest income decreased by $9,301, or 81%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease in interest income is primarily due to an unfavorable change in interest rate terms for Abacus Settlements’ certificates of deposit.

Interest expense increased by $8,817, or 100%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in interest expense is primarily due to a fee for the certificates of deposit of $1,000 as well as amortized deferred financing fees of $7,817 for the year ended December 31, 2022.

Other income decreased by $49,727, or 99%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease in other income is primarily due to a decrease in consulting income as the Company serviced a policy during 2021 for $50,000 that did not occur for the year ended December 31, 2022.

Provision for Income Taxes

	Three Months Ended June 30 2023	Three Months Ended September 30 2022
Provision for income taxes	$—	$582

Provision for income taxes for the three months ended June 30, 2023 was $0. Provision for income taxes for the three months ended September 30, 2022 was $582. This amount is primarily attributable to annual report filing fees with various states.

	Six Months Ended June 30 2023	Nine Months Ended September 30 2022
Provision for income taxes	$2,289	$1,907

Provision for income taxes for the six months ended June 30, 2023 and for the nine months ended September 30, 2022 was $2,289 and $1,907, respectively. The amounts for both the periods are primarily annual report filing fees with various states.

	Years ended December 31,
	2022	2021	$ Change	% Change
Provision for income taxes	$(2,018)	$(1,200)	$(818)	68%

Provision for income taxes decreased by $818, or 68%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. These amounts are primarily LLC annual report filing fees within the various states.

Business Segments

Operating as a centrally led life insurance policy intermediary, Abacus’ Chief Executive Officer is the Chief Operating Decision Maker (CODM) who allocates resources and assesses financial performance. As a result of this management approach, Abacus is organized as a single operating segment. The CODM reviews performance and allocates resources based on the total originations, total corresponding revenue generated for the period, gross profit, and adjusted EBITDA.

Key Business Metrics and Non-GAAP Financial Measures

Management uses non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) review and assess the operating performance of our management team; (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (v) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

We monitor the following key business metrics and non-GAAP financial measures that assist us in evaluating our business, measuring our performance, identifying trends and making strategic decisions. As such, we have presented the following non-GAAP measure, their most directly comparable U.S. GAAP measure, and key business metrics:

Non-GAAP Measure	Comparable U.S. GAAP Measure
Adjusted EBITDA	Net Income

Adjusted EBITDA is net income adjusted for depreciation expense, provision for income taxes, interest income, and non-recurring items that in our judgement significantly impact the period-over-period assessment of performance and operating results. Adjusted EBITDA should not be construed as an indicator of our operating performance, liquidity, or cash flows provided by or used in operating, investing, and financing activities, as there may be significant factors or trends that it fails to address. We caution investors that non-GAAP financial information departs from traditional accounting conventions. Therefore, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies.

Management believes the use of Adjusted EBITDA measures assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. We believe that by removing the impact of depreciation and amortization, amounts spent on interest and taxes and certain other non-recurring income and charges that are highly variable from year to year, Adjusted EBITDA provides our investors with performance measures that reflect the impact to operations from trends in changes in revenue and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments we make to derive the non-GAAP measure of Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which we do not consider to be the fundamental attributes or primary drivers of our business.

The following table illustrates the reconciliations from net income to adjusted EBITDA for the three months ended June 30, 2023, the three months ended September 30, 2022 and for the six months ended June 30, 2023, and the nine months ended September 30, 2022:

	Three Months Ended June 30, 2023	Three Months Ended September 30, 2022	Six Months Ended June 30, 2023	Nine Months Ended September 30, 2022	Twelve Months Ended December 31,
					2022	2021
Net income	$(318,098)	$(122,999)	$(974,901)	$149,789	$(52,495)	$997,415
Depreciation expense	2,561	3,161	5,597	9,149	12,165	10,139
Interest Income	(1,193)	(358)	(1,917)	(273)	(2,199)	(11,500)
Income tax	—	582	2,289	1,907	2,018	1,200
Other income (expense)	5,863	2,954	11,725	1,449	8,818	—

Adjusted EBITDA	$(310,867)	$(116,660)	$(957,207)	$162,021	$(31,694)	$997,254

Adjusted EBITDA for the three months ended June 30, 2023 and September 30, 2022 was $(310,867) and $(116,660), respectively.

Adjusted EBITDA for the six months ended June 30, 2023, was $(957,207) and for the nine months ended September 30, 2022 was $162,021.

Adjusted EBITDA for the year ended December 31, 2022 was $(31,694), compared to $997,254 for the year ended December 31, 2021. This decrease was attributable to higher costs of revenue primarily driven by higher commission expense during 2022 as well as increased general and administrative costs including payroll and marketing for the year ended December 31, 2022.

We monitor the following key business metrics such as the number of policies originated year-over-year in measuring our performance. Origination revenues represent fees negotiated for each purchase and sale of a policy to an investor. The number of policy originations represents the volume of policies over which the above origination services are performed. The number of policy originations directly correlates with origination revenues allowing management to evaluate fees earned upon each transaction. There are no estimates, assumptions, or limitations specific to the number of policy originations.

	Three Months Ended June 30, 2023	Three Months Ended September 30, 2022	Six Months Ended June 30, 2023	Nine Months Ended September 30, 2022
Number of Policy Originations	141	112	253	371

	Years Ended December 31,		% Change
	2022	2021
Number of Policy Originations	$487	$445	9%

Liquidity and Capital Resources

We have financed operations since our inception primarily through customer payments and net proceeds from equity financings in the form of capital contributions from our members. Our principal uses of cash and cash equivalents in recent periods have been funding our operations. As of June 30, 2023 and September 30, 2022, our principal sources of liquidity were cash and cash equivalents of $808,226 and $919,424, respectively, and retained earnings of $509,953 and $2,127,476, respectively. During the three months ended June 30, 2023, we had a net loss of $318,098 and net cash provided by operations of $20,655. During the six months ended June 30, 2023, we had a net loss of $974,901 and net cash used by operations of $24,292. We believe our existing cash and cash equivalents as well as proceeds from equity financings will be sufficient to fund anticipated cash requirements for the next twelve months.

Our future capital requirements will depend on many factors, including our revenue growth rate, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products and technologies. We may be required to seek additional equity or debt financing. The additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations.

Cash Flows

Cash Flows for the Six Months Ended June 30, 2023 and Nine Months Ended September 30, 2022:

The following table summarizes our cash flows for the six months ended June 30, 2023 and nine months ended September 30, 2022:

	Six Months Ended June 30 2023	Nine Months Ended September 30 2022
Net cash used in operating activities	$(24,292)	$(875,892)
Net cash used in investing activities	(182,528)	(130,821)
Net cash used in financing activities	(443,694)	(673,165)

Cash Flows for the Years Ended December 31, 2022 and 2021

The following table summarizes our cash flows for the years ended December 31, 2022 and 2021:

	Years Ended December 31,
	2022	2021
Net cash provided by (used) in operating activities	$(383,291)	$1,342,763
Net cash (used) in investing activities	(64,011)	(241,528)
Net cash (used) in financing activities	(693,259)	(354,577)

Operating Activities

During the six months ended June 30, 2023 and the nine months ended September 30, 2022, our operating activities used $24,292 and $875,892 of net cash in operating activities, respectively.

During the year ended December 31, 2022, our operating activities used $383,291 of net cash as compared to net cash provided from operating activities of $1,342,763 during the year ended December 31, 2021. The decrease in net cash from operating activities during 2022 compared to 2021 was primarily due to decreases in contract liabilities. The timing of revenue recognition, customer billing, and cash collection can result in billed accounts receivable, unbilled revenue (contract assets), and deferred revenues (contract liabilities). This decrease in contract liabilities was partially offset by increases in related party receivables.

Investing Activities

During the six months ended June 30, 2023 and the nine months ended September 30, 2022, our investing activities used $182,528 and $130,821 of net cash, respectively.

During the year ended December 31, 2022, investing activities used $64,011 of net cash as compared to net cash used in investing activities of $241,528 during the year ended December 31, 2021. The change in cash used in investing activities was primarily attributable to the amortization of the marketplace development software acquired during December 31, 2021, partially offset by purchases of property, plant, and equipment.

Financing Activities

During the six months ended June 30, 2023 and the nine months ended September 30, 2022, our financial activities used $443,694 and $673,165 of net cash, respectively.

During the year ended December 31, 2022, financing activities used $693,259 of net cash as compared to $354,577 during the year ended December 31, 2021. The change in cash used in financing activities was primarily attributable to the distributions to members of $659,363 partially offset by an inflow of $980 for amounts due to members and affiliates of $10,877.

Contractual Obligations and Commitments

Our contractual obligations as of June 30, 2023, which are included as liabilities on our balance sheet, include operating lease obligations of $190,521 with $177,873 due in less than one year and $12,648 due within one to three years, which are comprised of the minimum commitments for our office space.

Critical Accounting Policies and Estimates

We have prepared our financial statements in accordance with GAAP. Our significant accounting policies are described in more detail in Note 2 to our financial statements contained herein. While our preparation of these financial statements requires us to make estimates, assumptions and judgments from time to time that may affect the reported amounts of assets, liabilities and related disclosures, as of the date of these financial statements, we have not identified any estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty which have had or are reasonably likely to have a material impact on the financial condition or results of operations.

Related Party Receivables

Related party receivables include fees to be reimbursed to Abacus from life expectancy reports, assisted physician services and escrow services incurred on policies that related party financing entities purchase as part of the origination agreement with Abacus. Related party receivables are stated at their net realizable value. All of the outstanding receivables of $5,710 as of June 30, 2023 were collected in July, 2023. About 36% of due fees as of September 30, 2022, in the amount of $386,724, were collected in October 2022. Abacus provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of all receivables. The estimated losses are based upon historical collection experience coupled with a review of the current status of all existing receivables. Account balances are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is remote. There was no allowance for doubtful accounts as of, June 30, 2023, or September 30, 2022.

Intangible Assets

Intangible assets are stated at cost, less accumulated amortization, and consist of capitalized costs incurred for the development of internal use software. The costs incurred exclusively consist of fees incurred from an external consulting firm during the development stage of the project and are subject to capitalization under ASC 350-40, Internal-Use Software. The software is amortized on the straight-line basis over an estimated useful life of 3 years. Abacus reviews definite-lived intangible assets and other long-lived assets for impairment at least annually or whenever an event occurs that indicates the carrying amount of an asset may not be recoverable. No impairment was recorded for the three months ending June 30, 2023, and September 30, 2022 or for the six months ending June 30, 2023, and nine months ended September 30, 2022.

Revenue Recognition

Abacus recognizes revenue from origination activities by acting as a provider of life settlements and viatical settlements representing investors that are interested in purchasing life settlements on the secondary or tertiary market. Revenue from origination services consists of fees negotiated for each purchase and sale of a policy to an investor, which also include any agent and broker commissions received and the reimbursement of transaction costs.

Abacus’ revenue-generating arrangements are within the scope of ASC 606, Revenue from Contracts with Customers. Abacus originates life settlements policies with third parties that include settlement brokers, life insurance agents, and direct consumers or policyholders. Abacus then provides the administration services needed to initiate the transfer of the life settlement policies to investors in exchange for an origination fee. Such transactions are entirely performed through an escrow agent. In these arrangements, the customer is the investor, and Abacus has a single performance obligation to originate a life settlement policy for the investor. The consideration transferred upon each policy is negotiated directly with the investor by Abacus and is dependent upon the policy death benefits held by each life settlement policy. The revenue is recognized when the performance obligation under the terms of the contracts with customers are satisfied. Abacus recognizes revenue from life settlement transactions when the closing has occurred and any right of rescission under applicable state law has expired (i.e., the customer obtains control over the policy and has the right to use and obtain the benefits from the policy). While rescission periods may vary by state, most states grant the owner the right to rescind the contract before the earlier of 30 calendar days after the execution date of the contract or 15 calendar days after life settlement proceeds have been sent to the owner. Purchase and sale of the policies generally occurs simultaneously, and only the fees received, including any agent and broker commissions and transaction costs reimbursed, are recorded as gross revenue.

For agent and broker commissions received and transaction costs reimbursed, Abacus has determined that they are acting as the principal in the relationship as they maintain control of the services being performed as part of performance obligation prior to facilitating the transfer of the life settlement policy to the investor.

While the origination fees are fixed amounts based on the face value of the policy death benefit, there is variable consideration present due to the owner’s rescission right. When variable consideration is present in a contract, Abacus estimates the amount of variable consideration to which it expects to be entitled at contract inception and again at each reporting period until the amount is known. Abacus applies the variable consideration constraint so that variable consideration is included in the transaction price only to the extent it is probable that a subsequent change in estimate will not result in a significant revenue reversal. While origination fees are variable due to the rescission periods, given the that the rescission periods are relatively short in nature, Abacus has concluded that such fees are fully constrained until the rescission period lapses and thus records revenue at a fixed amount based on the face value of the policy death benefit after the rescission period is over.

BUSINESS

Our Mission

Abacus’ Mission: to educate every life insurance policy owner that their life insurance is personal property and, like any other asset they own, has a market value that can be monetized by selling into the secondary market.

Abacus Overview

Abacus is a leading vertically integrated alternative asset manager specializing in investing in in-force life insurance products throughout the lifecycle of a life insurance policy. Traditionally, life insurance policies are owned by individuals to insure their lives. Consistent with our mission, we educate policyholders regarding the potential to sell their policies to investors, often at a significant premium to the current cash surrender value. As an alternative asset manager, we purchase life insurance policies from consumers seeking liquidity and actively manage these policies over time via trading, holding and/or servicing. To date, we have purchased over $2.9 billion in policy value and have helped thousands of clients maximize the value of their life insurance.

As one of the leading buyers of life insurance policies in the U.S. for the last 18 years, we sit at the heart of the life settlements industry. We leverage our strong market position, highly efficient origination platform and proprietary technology to drive our revenue and profitability. Abacus and its executive team have deep experience in the life settlement industry. Using this experience, the Company has established policies and guidelines with respect to its purchase of universal life, whole life and convertible term life insurance policies. Currently, the Company principally invests in non-variable universal life insurance policies, with approximately 89% of the insurance policies, measured by face value, acquired by the Company in fiscal year 2021 being non-variable universal life policies, but the Company retains the discretion to invest in whole life or convertible term life insurance policies. These guidelines focus on the age of the insured, whether the insured is a man or a woman, the duration of the underlying life insurance policy, the expected mortality risk of the underlying life insurance policy, the projected internal rate of return of the investment in the underlying life insurance policy and the amount of the death benefit of the underlying life insurance policy. The Company excludes making investments in life insurance policies based on certain types of the primary health impairment associated with the underlying insured to ensure that all policies are purchased in accordance with established industry standards and state law requirements. The Company’s guidelines are designed to allow the Company to target the life insurance policies that it believes have the most upside potential to generate attractive risk-adjusted returns to the Company through either its hold or trade portfolio. Our proven policy origination process first locates policies and screens them for eligibility for a life settlement. This process includes verifying that the policy is in force, obtaining consents and disclosures and submitting cases for life expectancy estimates, which is a process known as origination services. We generate fees on the policies we originate, which are sourced from three channels: (i) a large and growing network of financial advisors and agents, (ii) an on-going direct-to-consumer marketing campaign and (iii) a number of traditional life settlements intermediaries that submit policies to us on behalf of an advisor or client. Once identified, we utilize our proprietary “heat-map” technology platform to determine the initial risk and viability of policies. Thereafter, a purchased policy is “actively managed,” whereby we consistently monitor the policy risk to optimize revenue by choosing to either (x) trade the policy to a third-party institutional investor (i.e., receive a trade spread) or (y) hold the policy over time (i.e., pay premiums and receive payout). Additionally, we service policies on behalf of third parties for which we receive fees as a percentage of the values of the policies. Our multi-faceted and dynamic revenue model is made possible by the fact that we sit at the heart of the entire life settlements industry.

Our revenue generation platform and economic model is best summarized below:

1.	Origination Fees (on average, 2% of face value of acquired policies)

2.	Active Management (spreads for traded policies and realized returns for held policies)

3.	Third Party Portfolio Servicing (on average, 0.5% of total asset value)

We are currently a leader in the life settlements industry. The Company has approximately 20% market share based on our 2021 capital invested/total industry capital invested and data compiled in a 2021 report by The Deal and Life Settlements Report, a U.S. life settlements industry news source. Data for the report was aggregated from each state based on 2021 annual reporting. We have a proven track record of growth and strong asset returns. We are currently operational in 49 states, which is a key differentiator in an industry with high barriers to entry given the significant regulatory requirements. Our business is supported by a total of approximately 105 employees and innovative leadership team members, each of whom has an average of over 20 years of experience in the U.S. life settlements industry.

Our outstanding operations and execution team are led by a seasoned management team. Jay Jackson (CEO) has worked in the investment industry for over 25 years (including at a family office, major investment firms and alternative asset managers) and pioneered the origination process and trading platform for our firm. William McCauley (CFO) has over 20-years of experience and has held Senior Finance positions for some of the largest insurance carriers (including Transamerica, MassMutual and John Hancock). In addition, we have three Managing Partners (Todd “Sean” McNealy, Kevin “Scott” Kirby and Matthew Ganovsky) who co-founded Abacus in 2004 and helped build the institutional and broker market for the entire industry. In summary, our leaders are innovators and have directly contributed to the development of the broader life settlements industry.

We have grown our origination business by nearly four times since 2016 and have serviced approximately $950 million in policies since October 2021. With a previous $150 million capital base from a top alternative asset manager, we have acquired nearly 1,600 policies over the past three years via our active portfolio management strategy. Within our traded portfolio, we acquired 1,245 policies and generated a 22% realized return. Within our hold portfolio, we acquired 238 policies with a 12% projected annual return and held an additional 71 policies to maturity yielding a 102% realized return. These returns demonstrate our ability to originate policies and drive meaningful economics with a scaled capital base.

Abacus Settlements was formed as a New York limited liability company in 2004 and LMA was formed in 2017 as a Florida limited liability company. In 2016, Abacus Settlements was licensed in Florida as a life settlement broker and became a Florida limited liability company. We are not an insurance company, are not licensed or regulated as an insurance company and therefore do not underwrite insurable risks for our own account.

Our Industry / Opportunity

Large Addressable Market with Meaningful Growth Potential

We operate within a large, growing and currently underpenetrated market. The U.S. life insurance industry is an approximately $13 trillion market, which is almost three times the size of the entire real estate industry in the Americas. Notably, given the scale of the overall life insurance industry, more than 90% of life insurance policies will never end up paying a claim. Approximately 75% of policyholders over the age of 65 will either cancel or allow their coverage to lapse, forfeiting the right to ever receive a payout. The life settlements industry helps solve this problem by allowing policyholders the opportunity to monetize their otherwise underutilized asset.

The combination of the large U.S. life insurance market and the high percentage of policies that never pay a claim creates a considerable opportunity for Abacus and the broader life settlements industry. Specifically, the scale of the life settlements market opportunity is $233 billion each year. However, in 2021, the life settlements industry only captured $4 billion, or approximately 2% of the annual market of lapsed life insurance policies. We believe there is a significant opportunity to increase this market penetration, primarily by driving awareness and education regarding the ability to monetize life insurance policies by utilizing our services.

Life insurance is often a senior citizen’s largest asset and one that can be used to alleviate retirement challenges, but it is rarely treated in this way. This can be partially attributed to the fact that almost half of all financial advisors are not aware that selling a life insurance policy is an option for their clients. We help financial advisors and their clients understand that a life insurance policy is personal property and selling it for a fair market value is a legitimate, safe and viable choice to create more options for the future. While less than 1% of financial advisors and agents currently transact in the life settlements market, based on research conducted by the Life Insurance Settlement Association, the primary industry trade association for the U.S. life settlements industry, of which the Company is a long-standing member, we believe approximately 90% of senior citizens who let their life insurance policies lapse, or surrendered their policies, would have considered this alternative if they had been made aware of it before lapsing or surrendering their policies. The reference to this study can be found at the Life Insurance Settlement Association—https://www.lisa.org/life-settlements-industry-will-grow-as-more-seniors-are-informed-of-their-options-say-experts-at-lisa-conference/.

Selling a life insurance policy is a valuable transaction and for those consumers who transact, the benefits can be substantial. On average, life settlements companies pay sellers nearly eight times more than the current cash value of a policy. Selling a life insurance policy not only alleviates the requirement for a policyholder to pay premiums but creates a meaningful and immediate monetization event. Sellers use these proceeds in a variety of ways, including to support their retirement, transfer wealth and pay medical bills.

Generally Uncorrelated Alternative Asset Class with Institutional Investment Grade Counterparts

While selling life insurance policies at a fair market value can have significantly positive impacts on a person’s life, it is a mutually beneficial transaction. The underlying life insurance policy is a highly attractive asset that has minimal payout risk and generally uncorrelated returns. The counterparties to these transactions are generally high-quality investment grade insurance companies. In fact, 95% of our carriers have an “A Rating” or better. Additionally, these life insurance policies are cash backed by the carriers, which means they are required to pay policy claims ahead of any other contractual obligation, including senior debt. We do not believe that there has ever been a life insurance policy issued that did not ultimately pay a claim at mortality due to the illiquidity of a carrier.

In addition to counterparty quality, this is a largely a-cyclical asset class. A life insurance policy is sometimes described as a “mortality-driven zero-coupon bond” because its underlying value will appreciate over time as it approaches maturity (i.e., as the policyholder ages). This is best demonstrated when comparing our historical risk-adjusted returns relative to other benchmark asset classes.

Our stockholders will have the opportunity to gain access to this unique asset class, which has historically been reserved for firms that can either directly originate policies or large institutional investors that can deploy meaningful amounts of capital.

We are at the Heart of the Life Settlements Industry

Abacus’ Origination Model

Our “Origination Process” is core to our entire business and drives our economics. We average approximately 2% of face value in origination fees on policies and have spent the last 20 years developing three high quality origination channels (financial advisors or agents, direct to consumer and life settlements brokers).

An example of our target market includes policyholders averaging 75 years old whose insurance needs have changed, rendering their life insurance policy no longer necessary. We then focus our origination process on these targeted individuals, developing processes and procedures for identifying and screening policies that have the most potential return for the least projected cost.

We have three distinct origination channels to reach this target market.

1.

Financial Advisor or Agent—Our largest origination channel involves working directly with financial advisors to facilitate the sale of client policies. Since our founding, we have been at the forefront of developing this market and are now ingrained in a network of over 30,000 financial advisors. We are currently on multiple national platforms, we present at conferences, and we develop marketing tools specifically to help advisors efficiently present the benefits of this product to their clients. As we highlighted earlier, 49% of financial advisors are unaware this financial option exists and less than 1% have completed a life settlement transaction. This origination channel has driven our four times growth over the last six years, and we believe it will continue to be a priority for our future growth.

2.

Direct to Consumer—We have been building this channel for several years and have focused heavily on increasing broad consumer awareness and education regarding the ability to monetize life insurance policies by utilizing our services. We have been active in a variety of common direct-to-consumer advertisement channels, including radio and television advertisements in particular. In addition, we have created a unique “Policy Value Calculator” whereby individuals can receive an instant valuation on their life insurance policies. The direct-to-consumer channel has historically driven origination on smaller face value policies through our financial advisor or agent channel, thereby expanding the scope of policies we are able to value and acquire.

3.

Traditional Life Settlements Intermediaries—Within this channel, we engage with life settlements intermediaries or brokers who submit policies to us on behalf of an advisor or client, for which the life settlement intermediary earns a commission. We intend to slowly reduce our reliance on these intermediaries over time and focus our efforts on building out the technology required to gain access to and educate both the financial advisor and direct-to-consumer channels.

Abacus currently has a dedicated 45-person origination team with 16 sales members assigned by channel. We intend to continue to fuel origination growth by expanding our team and outreach. In order to drive awareness across all origination channels, we plan to expand our marketing and launch national television advertising campaigns.

Abacus’ Policy Acquisition Process

A life settlement transaction is the process by which a third-party intermediary acquires an existing life insurance policy for an amount greater than its current cash surrender value. Upon closing of the life settlement transaction, the insured receives an immediate cash payment, and the third-party intermediary receives ownership of the policy. Thus, the third-party intermediary becomes the beneficiary of the insured’s claim payout but is now solely responsible for all future premium payments. Our company functions as this third-party intermediary.

The process of acquiring a policy is highly regulated and policyholder friendly. Unique licenses are mandatory to operate, and significant disclosures are required to be made available to consumers. We originate these policies through three distinct channels (i.e., financial advisors / agents, direct-to-consumer and traditional life settlements intermediaries). We first screen each policy to ensure it is eligible for a life settlement, including verifying the policy is in force, obtaining appropriate consents and disclosures, and submitting cases for medical underwriting and life expectancy estimates. In connection with this process, we use our proprietary analytics and risk-rating systems to determine an estimated market value for each individual policy.

The Company has established policies and guidelines with respect to its purchase of life insurance policies. These guidelines focus on the age of the insured, the sex of the insured, the duration of the underlying life insurance policy, the expected mortality risk of the underlying life insurance policy, the projected internal rate of return of the investment in the underlying life insurance policy and the amount of the death benefit of the underlying life insurance policy. The Company excludes making investments in life insurance policies based on certain types of the primary health impairment associated with the underlying insured to ensure that all policies are purchased in accordance with established industry standards and state law requirements.

Following the origination, underwriting and valuation processes, we formally present our proposed purchase price to the policyholder or advisor. If agreed upon, the settlement closing process begins. Appropriate closing documents are reviewed by our in-house counsel, and we send funds to an independent escrow agent. Simultaneously, change of ownership and beneficiary documentation is sent to the underlying insurance carrier. Once the changes are confirmed by the carrier, the escrow agent sends the proceeds to the appropriate party, and we become responsible for the underlying insurance policy (i.e., paying premiums and receiving claim). The proceeds from the escrow agent will also include the commission(s) we owe to the broker and / or agent as well as our fee for completing the origination services.

While the transaction is deemed closed, it is important to note that the policy owner may generally rescind the life settlement contract within 30 days from execution of the agreement or 15 days from the receipt of cash proceeds by the owner. As such, revenue is not recorded until this rescission process is over.

Once the transaction is closed, the policy enters our active portfolio management whereby we determine whether a policy should be sold to a third-party institutional investor or held on our balance sheet.

Proprietary Technology Platforms Support Our Business

We have and continue to develop a comprehensive suite of technology products that helps drive origination, underwriting and trading. Specifically, we have created:

1.

Risk Rating Heat Map—Using the large amount of data we have gathered over time, we have developed a proprietary risk-rating platform that measures the risk of life insurance contracts on a range from 1–5 (low–high risk, respectively). This risk score is calculated on a wide range of factors, including (i) duration and extension risk, (ii) policy face value and purchase type, (iii) policy type, (iv) carrier rating, (v) life expectancy (“LE”) and LE extension ratios, (vi) age and age on LE date and (vii) survival probability. We believe this platform is a key differentiating factor relative to our competitors as it gives us a meaningful advantage when valuing and purchasing life insurance policies.

2.

Policy Value Creator—Our “Policy Value Calculator” drives origination by using proprietary data to instantly value policies for both individuals and financial advisors. This easy-to-use online tool only requires four pieces of information: (i) gender, (ii) age, (iii) face value and (iv) policy type. These data points then generate a valuation range that advisors and individuals can use to quickly assess the current value of their policy. This product helps educate consumers and bridges the gap between our specific offering and the $233 billion annual market of lapsed policies.

3.

Innovations in “InsurTech”—More recently, we have begun developing “Abacusmarketplace.com”, which is a blockchain tertiary trading, servicing and valuation platform. Given we will be able to see a large suite of data gathered by this website, we believe it will help us maintain our leading market position and keep us at the heart of the life settlements industry. We added the ability for investors to directly purchase policies in the third quarter of 2023. Abacusmarketplace.com is still in the early stages of development and we do not currently expect that Abacusmarketplace.com will have a material impact on the Company’s future financial results.

Active Portfolio Management Strategy

With meaningful support from our proprietary risk rating heat map, we consistently evaluate policies (at origination and throughout the lifecycle) to generate essentially uncorrelated risk adjusted returns. Upon acquiring a policy, we have the option to either (i) trade that policy to a third-party institutional investor (i.e., generating a spread on each trade) or (ii) hold that policy on our balance sheet until maturity (i.e., paying the premiums over time and receiving the final claim / payout). This process is predicated on driving the best economics for Abacus.

1.

Traded Portfolio—Our traded portfolio returns are driven by (i) the spread we generate by selling policies to third-party institutional investors and (ii) our ability to quickly recycle capital. Our trade spreads average 20% and we have historically recycled capital 3.6 times per year. These two metrics are driven by our ability to effectively originate new policies (supply) and the underlying market interest for the policies (demand).

2.

Hold Portfolio—Relative to our traded portfolio, our hold portfolio has the potential to generate a higher estimated annual return than our traded portfolio but requires approximately a 3 to 4 times greater capital investment, which is driven by the need to hold policies, rather than recycle the policies in trading, and to fund premium payments during the holding period for a policy. To the extent that we are not able to commit the required capital, we then focus efforts more on our traded portfolio. Our origination platform and proprietary risk rating heat map has allowed us to hold only what we determine to be the highest quality policies which have our lowest risk ratings. Of the 71 policies we have held to maturity ($37 million in face value), we have achieved a 102% realized return. We currently have an additional 238 policies with a projected 12% annual return ($317 million in face value). We anticipate growing the size of our hold portfolio over time as we scale our capital base. We believe there is a unique opportunity to securitize a basket of high-quality policies to sell to a third-party investor for a realized profit much sooner than contracts may actually expire.

Policy Servicing

In addition to generating economics on the polices we directly originate and actively manage, we have a dynamic platform to service bundles of policies for a variety of third-party institutions. We generate revenue by charging a base servicing fee of approximately 0.5% of total asset value of the portfolio. We have experience servicing a large number of policies for highly sophisticated institutions, including policies for KKR and Apollo. Beyond our fees, servicing policies at scale supports our data analytics and keeps us at the heart of the life settlements industry. We have a sophisticated team of professionals solely focused on servicing these policies.

Prospects for Future Growth

Continued Maturation of the Life Settlements Industry

As described above, there is $233 billion in policy value that lapses on an annual basis. However, the life settlements industry captured only approximately 2% of the potential market in 2021, which leaves significant runway for future growth for industry participants. The total face value of life insurance policies is expected to grow from approximately $6 billion in 2022 to approximately $8 billion in 2028, which is a 5% compounded annual growth rate. Given our position at the heart of the life settlements industry, we believe that we are well positioned to capitalize on this anticipated market growth.

Focus on Growing our Origination Process

Our ability to originate policies is essential to scale our business over time. In order to support this expected growth, we continue to invest in our technology and marketing infrastructure. In general, we expect our efforts will continue to focus on driving education and awareness of life settlements. In order to meet this growing demand, we have increased our total employee headcount by 23% over the last twelve months and we anticipate a 50% increase in our headcount by 2024.

Continued Innovation in Technology

Using technology to improve our analytics, market liquidity and velocity of capital use is a key priority. Certain key technology elements are:

1.

Analytics (Abacus Analytics)—the standard pricing and valuation platform for policy valuation and portfolio assessment that we believe will allow us to obtain visibility into every transaction in the industry.

2.

Liquidity (Abacusmarketplace.com)—tertiary trading, servicing and valuation platform (added direct purchase in 2023). Abacusmarketplace.com is a proprietary technology platform that has been designed in order to facilitate tertiary trading, servicing and valuation for the life settlement industry. This platform is intended to increase the trading volume for the entire industry by removing intermediaries and improving the efficiency and security of the transactions. The Company expects to realize future revenue through licensing agreements with Abacusmarketplace.com. However, Abacusmarketplace.com is still in the early stages of development, and we do not currently expect that Abacusmarketplace.com will have a material impact on the Company’s future financial results. With blockchain technology, we expect that there will be increased comfort that the documents are secure on a private blockchain, which we believe will facilitate faster closing times. The blockchain technology to be used is still in the early stages of development and is currently not a material part of the Company’s business. We believe that Abacusmarketplace.com could be a leader in the industry and will allow an investor to fully understand how it may impact future business strategies and financial results.

3.	Velocity (Lapetus Life Event Solutions, AgingIQ and BlockCerts)—key partnerships and tools that complement and enhance our core analytics platforms.

a.

Lapetus Life Event Solutions—partnership between Abacus and Lapetus Solutions, Inc. to build and develop current life expectancy tables based on our 18 years of data. This information includes tens of thousands of unique datapoints, aiding more accurate predictions of mortality experience related to several demographics including age, income and location.

b.

AgingIQ—lifespan prediction tool utilizing our mortality database. This tool explores how people can extend their lifespans and healthspans by adjusting current lifestyle related decisions (financial, healthy living and education).

c.

BlockCerts—partnership utilizing BlockCerts Web 4.0 technology to lead the next generation of life insurance and annuity purchases using blockchain capabilities. The resulting benefit includes cost reductions, enhanced data security and a competitive edge in the origination marketplace.

Access to Capital Markets Provides More Attractive Financing

We believe that as a publicly traded company, we will have access to a lower cost of capital, which will optimize our per policy revenue and allow us to fund additional investment in infrastructure. Additionally, as discussed in more detail below, we plan to begin increasing our balance sheet hold portfolio, which we believe will drive higher long-term returns.

Transitioning Our Business Model as Our Capital Base Scales

As our capital base scales, we aim to increase the proportion of policies that we hold on our balance sheet so that the policies we hold and the policies we trade each comprise 50% of our business model. One of the most obvious benefits to a larger hold portfolio is that it increases the predictability of returns (i.e., held policies will likely increase in value over time, largely independent of trading market conditions). Additionally, with a larger hold portfolio, there is a unique opportunity to begin securitizing policies. In the long-term, we believe securitized portfolios can drive an even lower cost of capital and can be sold in scale to third parties at a significant multiple.

Proven Ability to Deploy Capital and Scale

Over the past few years, we managed a $150 million capital base via a joint venture with a large alternative asset manager. This joint venture was terminated on the Closing Date. Under GAAP the financial results of the entire joint venture are not included in our financial statements as the joint venture is not under common control and neither Abacus nor LMA have a direct ownership interest or investment in the joint venture. The financial impacts of the joint venture recognized in the financial statements solely relate to the services provided by Abacus and LMA to the joint venture and are discussed in the respective related party transaction notes in the financial statements. However, our track record shows our ability to operate and generate highly attractive returns. The joint venture produced $21.6 million and $27.4 million in revenue and $16.2 million and $22.5 million in net income for fiscal year ended December 31, 2021 and December 31, 2020, respectively. We believe that becoming a publicly traded company will allow us to more effectively deploy capital to scale our business.

Over the past six years, we have grown our total originations by approximately four times. Within our traded portfolio we have acquired 1,245 policies for a total face value of $1.9 billion, generating a 22% realized return per policy. Within our hold portfolio, we have acquired 309 policies, with 238 policies currently on our balance sheet with a projected annual return of 12% and 71 policies that have matured and generated a realized return of 102%.

Beyond our traded and held portfolios, we have serviced approximately $950 million in policies over the last twelve months (including assets for KKR and Apollo). Additionally, we have underwritten and valued approximately $520 million of policies on behalf of third parties.

It is currently expected that the Company will require approximately thirty-five million dollars ($35,000,000) to fund its operations over the next 12 months. The Company believes that its funds from operations will provide sufficient funds to continue its operations for the foreseeable future.

Business Combination

On August 30, 2022, East Resource Acquisition Company entered into the Merger Agreement with the Merger Subs, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Abacus Merger Sub merged with and into Abacus Settlements, with Abacus Settlements surviving the Abacus Merger as a wholly owned subsidiary of East Resource Acquisition Company, and LMA Merger Sub merged with and into LMA, with LMA surviving the LMA Merger as a wholly owned subsidiary of East Resource Acquisition Company. In connection with the Closing of the Merger, East Resource Acquisition Company was renamed Abacus Life, Inc.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on June 30, 2023, the Business Combination was consummated.

Our Employees

As of January 31, 2024, we had 105 employees, none of whom are subject to any collective bargaining agreement or represented by a labor union. All of our employees are based in the United States. To date, we have not experienced any work stoppages and we consider our employee relations to be good. We believe that our employees are critical to our long-term success, and in 2019, we were ranked a top 3 place to work in Orlando based on employee reviews.

The core of our business is driven by our ability to successfully originate new policies. We have built a highly experienced forty-five (45) person team dedicated solely on the origination and policy acquisition process. Specifically, we have a (i) sixteen (16) person sales team, (ii) ten (10) person team of acquisition managers and case processors, (iii) fifteen (15) person team focused on policy evaluation and closing processes (i.e., contracts, legal and accounting) and (iv) four (4) person team supporting our broad marketing and information technology efforts. In addition, we have a fourteen (14) person team that supports our active portfolio management and portfolio servicing efforts. Specifically, we have (a) three (3) actuarial review and financial analysts, (b) three (3) contract and accounting professionals, (c) six (6) servicing specialists and (d) two (2) institutional traders. While our employees have a wide range of roles and responsibilities, we have spent the last 19 years building a highly efficient model.

Customers

As of December 31, 2021, we have served over 3,000 customers with operations in forty-nine (49) states. Abacus maintains a broad customer base with a balance of policy origination across three distinct channels described above.

Our customers include institutional investors seeking to invest in life settlement assets as well as life settlement policy sellers. During the years ended December 31, 2021 and 2020, our largest origination customer based on revenue accounted for 33% and 35% of our revenue, respectively, and our ten largest customers together accounted for 80% and 81% of our revenue, respectively.

In May of 2019, Abacus owners and certain executives of Abacus formed a joint venture with KKR called Nova Trading and Nova Holding (funds that KKR invested money in and Abacus provided investment and trading services). These related party funds, Nova Trading and Nova Holding, are collectively called the “Nova Funds.” Following the Business Combination, Abacus does not intend to continue its relationship with the Nova Funds or provide management services to the Nova Funds. While the Company does not intend to continue its joint venture relationship with the Nova Funds after the expiration of this joint venture following the Business Combination, the Company expects to retain KKR as a client. For the fiscal years ended December 31, 2021 and December 31, 2020, the Nova Funds generated $21.6 million and $27.4 million in revenue and $16.2 million and $22.5 million in net income, respectively. For the percent of revenue that the Nova Funds contributed to Abacus, please refer to the footnote disclosures on page F-115-F-116 of the Abacus Audited Financials for fiscal years ended December 31, 2021 and December 31, 2020.

Intellectual Property

Our business depends, in part, on our ability to develop and maintain the proprietary aspects of its core technology. We rely on patents and trademarks to protect our intellectual property.

As of October 14, 2022, we own one pending United States patent application relating to market-linked investment vehicles secured by non-correlated or low-correlated assets, and we have been issued a federal registration for our “Abacus Settlements” trademark. We also hold various domain names for websites that we use in our business. Additionally, we have developed and maintain proprietary software for our internal use to aid in pricing, valuation and risk analysis of life settlement policies.

Regulatory Overview

We are subject to various laws, regulations and licensing requirements in the United States which may expose us to liability, increase costs or have other adverse effects that could harm our business. These laws and regulations include, but are not limited to, data privacy and data localization, healthcare, insurance, copyright or similar laws, anti-spam, consumer protection, employment and taxation. Compliance with such laws can require changes to our business practices and significant management time and effort. Additionally, as we continue to develop and improve consumer-facing products and services, and as those offerings grow in popularity, the risk that additional laws and regulations will impact our business will continue to increase. We believe that we are in material compliance with all such laws, regulations and licensing requirements.

Data Privacy Laws and Regulations

Because we receive, use, transmit, disclose and store personal data, we are subject to numerous state and federal laws and regulations that address privacy, data protection and the collection, storing, sharing, use, transfer, disclosure and protection of certain types of data. We are subject to the TCPA which restricts the making of telemarketing calls and the use of automatic telephone dialing systems. Violators of the TCPA face regulatory enforcement action, substantial civil penalties, injunctions, and in some states, private lawsuits for damages.

Privacy and data security regulation in the U.S. is rapidly evolving. For example, California enacted the California Consumer Privacy Act (“CCPA”), which came into force in 2020. The CCPA and related regulations give California residents expanded rights to access and request deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used and shared. The CCPA allows for the California Attorney General to impose civil penalties for violations, as well as providing a private right of action for certain data breaches. California voters also recently passed the California Privacy Rights Act (“CPRA”), which will take effect on January 1, 2023. The CPRA significantly modifies the CCPA, including by imposing additional obligations on covered companies and expanding California consumers’ rights with respect to certain personal information. The CCPA’s restrictions on “sales” of personal information may restrict our use of cookies and similar technologies for advertising purposes, as well as increasing our compliance costs and potential liability. The CCPA excludes information covered by the Gramm-Leach-Bliley Act, the Driver’s Privacy Protection Act, the Fair Credit Reporting Act and the California Financial Information Privacy Act from the CCPA’s scope, but the CCPA’s definition of “personal information” is broad and may encompass other information that we maintain.

The passage of the CCPA likely marked the beginning of a trend toward more stringent privacy legislation in the U.S., and multiple states have enacted or proposed similar laws. For example, in 2020, Nevada enacted SB 220 which restricts the “selling” of personal information and, in 2021, Virginia passed the Consumer Data Protection Act which is set to take effect on January 1, 2023 and creates new privacy rights for Virginia residents. There is also discussion in Congress of new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted.

Various regulators are interpreting existing state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of other personal data. Courts may also adopt the standards for fair information practices which concern consumer notice, choice, security and access. Consumer protection laws require us to publish statements that describe how we handle personal information and choices individuals may have about the way we handle their personal data.

Our failure to comply with these privacy laws or regulations could expose us to significant fines and penalties imposed by regulators and has in the past and could in the future expose us to legal claims by buyers, or other relevant stakeholders. Some of these laws, such as the CCPA, permit individual or class action claims for certain alleged violations, increasing the likelihood of such legal claims. Similarly, many of these laws require us to maintain an online privacy policy, terms of service and other informational pages that disclose our practices regarding the collection, processing and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business and materially adversely affect our reputation.

Insurance Laws and Regulations

We operate as a life settlement producer in forty-nine (49) states. We have a strong track record with each state in which we are licensed and have not had any reportable incidents. Our in-house counsel and compliance staff reviews every life insurance policy we consider acquiring for compliance with applicable state regulations.

We file an annual report with each state in which it operates, and each state has the ability to request an audit at its discretion. Currently, 42 states have regulations that support the sale of life insurance policies to a third party, like our Company. Each state also has its own policyholder-facing disclosure requirements that we comply with in the ordinary course of its business.

We focus on acquiring and trading non-variable, non-fractionalized life insurance policies. These life insurance policies are deemed to be personal property of the owner based upon the Supreme Court decision Grigsby v. Russell in 1911. Furthermore, non-variable, non-fractionalized life insurance policies are not deemed to be securities under the federal securities laws, and so the Company is not required to register as an investment adviser or an investment company under the Investment Advisers Act of 1940, as amended or the Investment Company Act, respectively.

The Company may, in the future, purchase some amount of variable life insurance policies or interests in the death benefit of underlying life insurance policies. The Company has recently acquired a limited purpose broker dealer, which the Company intends to license to engage in transactions for variable and fractionalized life insurance policies. Abacus expects that any transactions in variable or fractionalized life insurance policies will represent less than 20% of the life insurance policies acquired by the Company at any time. The Company does not, and does not in the future intend to, engage in any life insurance securitization.

Facilities

Our corporate headquarters is located at 2101 Park Center Drive, Suite 170, Orlando, Florida 32835 and our telephone number is 800-561-4148. The headquarters consists of 6,812 square feet of “Class A” office space pursuant to a lease that expires in June 2024. We also sublease additional office space in Orlando, Florida, which consists of approximately 3,000 square feet of space pursuant to a sublease that expires in October 2023. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

We are not currently a party to any material legal proceedings. However, in the ordinary course of business we may be subject from time to time to various claims, lawsuits and other legal and administrative proceedings. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We intend to recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable, and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates. Additionally, any such claims, lawsuits and proceedings, whether or not successful, could damage our reputation and business.

MANAGEMENT

Management and Board of Directors

The following sets forth certain information, as of January 29, 2024, concerning the executive officers and members of the board of directors of the Company. Each of the Company’s officers is appointed for a term of one year, or until earlier removed or replaced. Messrs. Gusky and McNealy were appointed to serve as Class I directors, with terms expiring at the Company’s annual meeting of stockholders to be held in 2024; Mr. Katwijk and Mmes. Schulte and Radka were appointed to serve as Class II directors, with terms expiring at the Company’s annual meeting of stockholders to be held in 2025; and Messrs. Jackson and Corbett were appointed to serve as Class III directors, with terms expiring at the Company’s annual meeting of stockholders to be held in 2026.

Name	Age	Title
Jay Jackson	51	Chief Executive Officer and Director
Matthew Ganovsky	59	Co-Founder and President
Kevin Scott Kirby	56	Co-Founder and President
Sean McNealy	58	Co-Founder, President and Director
William McCauley	51	Chief Financial Officer
Adam Gusky	49	Director
Karla Radka	55	Director
Cornelis Michiel van Katwijk	57	Director
Thomas W. Corbett, Jr.	74	Director
Mary Beth Schulte	58	Director

Executive Officers

Jay Jackson—Chief Executive Officer and Director

Mr. Jackson is the President and Chief Executive Officer of Abacus. He joined Abacus Settlements in 2016 as President & Chief Executive Officer and has also served as Chief Executive Officer of LMA since June 2019. His strategic business development and creation of innovative new processes and efficiencies has propelled Abacus forward. Mr. Jackson is an industry thought leader relating to longevity and senior finances; he co-authored the book “Pursuing Wealthspan.” Mr. Jackson also serves as a current member of the Orlando Mayor’s Committee on Livability and Healthy Aging and serves as an Executive Board Member for the Senior Resource Alliance, an agency of the Florida Department of Elder Affairs. Mr. Jackson began his career at Franklin Templeton Investments, where he served as vice president for more than a decade. Prior to joining Abacus, Mr. Jackson co-founded and managed the Fayerweather Street Life Fund, as well as the Cambridge Life Management origination platform for FDO Partners, a $3 billion quantitative investment firm founded by Harvard Business School Professor Ken Froot. We believe that Mr. Jackson is qualified to serve on the board of directors of the Company due to his current role as Chief Executive Officer of Abacus and his 20 years of experience in the financial services and life settlement industry.

Sean McNealy—Co-Founder, President and Director

Mr. McNealy is the Co-Founder and President of Abacus. Mr. McNealy has been a leader in the life settlements industry for over 16 years with extensive industry experience in marketing and capital markets. Along with the other two Managing Partners, he co-founded Abacus Settlements in 2004, and has served as Co-Founder and President of Abacus since that date. Mr. McNealy has written numerous articles about the life settlement industry that have been published in various trade magazines, and has presented to many large insurance broker consortiums, producer groups and key national accounts. In 1991, he graduated from the University of Central Florida with a Bachelor of Science in Marketing. We believe that Mr. McNealy is qualified to serve on the board of directors of the Company due to his current role as President of Abacus and experience in the life settlement industry.

William McCauley—Chief Financial Officer

Mr. McCauley currently serves as the Chief Financial Officer of LMA. Upon the closing of the Business Combination, Mr. McCauley began serving as the Chief Financial Officer of the Company. From January 2020 through May 2022, Mr. McCauley served as the Chief Financial Officer of Abacus Settlements, where he managed financial activities and developed financing models. Prior to joining Abacus, he served as the Chief Financial Officer at IFP Advisors, LLC, a registered investment adviser and broker, where he was responsible for all financial activities of the company and was involved in both debt and equity financing. Mr. McCauley also served as a Director of Finance at McKinsey & Company from January 2017 until May 2018, where he was responsible for the financial statements of more than 30 start-up businesses. Mr. McCauley received his Bachelor of Science in Accounting from Bentley University and his MBA from Babson College.

Matthew Ganovsky—Co- Founder and President

Mr. Ganovsky has been a leader in the life settlements industry for over 25 years with extensive industry experience. He co-founded Abacus Settlements, in 2004, and has served as Co-Founder and Managing Partner of Abacus since that date. Mr. Ganovsky manages our broker division, with involvement in more than 3,000 transactions. Upon the closing of the Business Combination, Mr. Ganovsky began serving as the President of the Company. Mr. Ganovsky received his degree in Hospitality and Real Estate from Valencia College.

Kevin Scott Kirby—Co- Founder and President

Mr. Kirby co-founded Abacus Settlements, in 2004, and has served as Co-Founder and Managing Partner of Abacus since that date. Upon the closing of the Business Combination, Mr. Kirby began serving as the President of the Company. Mr. Kirby has held a Life and Annuity license in the state of Florida since 2006. He received his Bachelor of Science in Business Administration in Business Management from the University of Central Florida.

Independent Board Members

Karla Radka—Director

Ms. Radka has been the President and Chief Executive Officer of Senior Resource Alliance, a non-profit agency for the Florida Department of Elder Affairs, since 2019. Ms. Radka previously held leadership roles at Goodwill Industries of Central Florida, where she served as Chief Operating Officer from 2015 through 2019, Florida Family Care, and Community Based Care of Central Florida, a child welfare non-profit. She also founded Public Allies Central Florida, a nationally recognized program, and served as its executive director until 2014. Ms. Radka received her Bachelor of Science and Master of Science in Counseling from Central Christian University. She also later received a mini-MBA at Rollins College Crummer Graduate School of Business. We believe that Ms. Radka is qualified to serve on the board of directors of the Company due to her relevant experience as the Chief Executive Officer of Senior Resource Alliance, a non-profit that assists seniors in everyday living and a division of the Department of the Elder Affairs in Florida.

Thomas W. Corbett, Jr.—Director

Mr. Corbett has been the principal member of Corbett Consulting, LLC since 2015 and, from 2011 to 2015, served as the Governor of Pennsylvania. He has also served as Pennsylvania’s Attorney General and as the US Attorney for the Western District of Pennsylvania. Mr. Corbett received a Bachelor of Arts in political science from Lebanon Valley College and a Juris Doctor from St. Mary’s University Law School. He was a member of the board of directors for Composites Consolidation Company LLC from 2015 to 2016 and was a member of the board for Animal Friends of Pittsburgh until 2019. Mr. Corbett has served as a member of the Company Board since July 2020. In addition, he currently serves on the board of the Variety Club, The Children’s Charity Pittsburgh. We believe that Mr. Corbett is qualified to serve on the board of directors of the Company due to his extensive leadership and risk management experience as former Governor of Pennsylvania and former Pennsylvania State Attorney General, as well as his service on other public company boards of directors.

Cornelis Michiel van Katwijk—Director

Cornelis Michiel van Katwijk is the former Chief Financial Officer, Treasurer, Director & Executive Vice President at Transamerica Life Insurance Co. (Iowa) and the former Treasurer & Senior Vice President at Transamerica Advisors Life Insurance Company of New York where he was employed from September 2012 through September 2021. He also served on the board of Transamerica Advisors Life Insurance Co. He previously held the position of Group Treasurer at Aegon NV and Chief Financial Officer at AEGON USA LLC (a subsidiary of Aegon NV). Mr. van Katwijk received an MBA from the University of Rochester and an undergraduate degree from Nyenrode Business Universiteit. We believe that Mr. van Katwijk is qualified to serve on the board of directors of the Company due to former roles as the Chief Financial Officer of Transamerica and financial leadership positions at Aegon NV and AEGON USA LLC.

Adam Gusky—Director

Mr. Gusky has served as the Chief Investment Officer of East Management Services, LP, an affiliate of East Sponsor, LLC, since the inception of East Management Services in 2010. At East Management Services, Mr. Gusky was responsible for all financial due diligence for acquisitions, and he was in charge of the reserve-based lending facility. He also developed and implemented the corporate hedging strategy. Mr. Gusky currently serves on the Board of Directors of Rand Capital Corporation, a publicly traded business development company, where East Asset Management made a control investment. Mr. Gusky received his Bachelor of Arts in History and his MBA from Duke University. We believe that Mr. Gusky is qualified to serve on the board of directors of the Company due to his role as the Chief Investment Officer of East Management Services and his history as an investor in both public and private companies.

Mary Beth Schulte—Director

Ms. Schulte has been a Certified Public Accountant for over 30 years and is currently the Chief Financial Officer of Attivo Partners. In this role, Ms. Schulte is responsible for providing CFO strategy and accounting services to promote business development to primarily early stage companies. Ms. Schulte formerly served as a Director at Anders CPAs & Advisors until 2022, as well as a Principal at UHY Advisors MO, Inc. from 2015 to 2020. Ms. Schulte also currently serves on the Board of Directors of Richard A. Chaifetz School of Business – St. Louis University, Capital Innovators, Cultivation Capital and Arch Grants. Ms. Schulte received her MBA and Bachelor of Science in Business Administration for Accounting from the Richard A. Chaifetz School of Business – St. Louis University. We believe that Ms. Schulte is qualified to serve on the board of directors of the Company due to her prior experience as a Chief Financial Officer of a public company and a Certified Public Accountant.

Corporate Governance

Our corporate governance is structured in a manner the Company believes closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:

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we have independent director representation on our audit, compensation and nominating committees, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we have implemented a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors is staggered in three classes, with two (2) directors in Class I (Adam Gusky and Sean McNealy), three (3) directors in Class II (Cornelis Michiel van Katwijk, Mary Beth Schulte and Karla Radka) and two (2) directors in Class III (Thomas W. Corbett, Jr. and Jay Jackson).

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, nominating committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee consists of Mary Beth Schulte, Karla Radka and Cornelis Michiel van Katwijk, with Ms. Schulte serving as chair. Rule 10A-3 of the Exchange Act and NASDAQ rules require that our audit committee be composed entirely of independent members. Our board of directors has affirmatively determined that Ms. Schulte, Ms. Radka and Mr. van Katwijk each meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. Each member of our audit committee also meets the financial literacy requirements of NASDAQ listing standards. In addition, our board of directors has determined that Ms. Schulte and Mr. van Katwijk will each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee, which is available on our corporate website at https://abacuslife.com/. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

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reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

Our compensation committee consists of Mary Beth Schulte, Karla Radka and Cornelis Michiel van Katwijk, with Ms. Schulte serving as chair. Our board of directors has affirmatively determined that Ms. Schulte, Ms. Radka and Mr. van Katwijk each meets the definition of “independent director” for purposes of serving on the compensation committee under NASDAQ rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors has adopted a written charter for the compensation committee, which is available on our corporate website at https://abacuslife.com/. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating Committee

Our nominating committee is responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating committee consists of Karla Radka, Mary Beth Schulte and Thomas W. Corbett, Jr. with Ms. Radka serving as chair. Our board of directors has affirmatively determined that Ms. Radka, Ms. Schulte and Mr. Corbett, Jr. each meets the definition of “independent director” under NASDAQ rules. Our board of directors has adopted a written charter for the nominating committee, which is available on our corporate website at https://abacuslife.com/. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Upon completion of the Business Combination, we adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at https://abacuslifesettlements.com/. In addition, we have posted on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation of Directors and Officers

The Company’s executive compensation program is consistent with Abacus Settlements’ and LMA’s compensation policies and philosophies in effect prior to the Business Combination, which are designed to:

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attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Decisions with respect to the compensation of our executive officers, will be made by the compensation committee of our board of directors.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2023 Summary Compensation Table” below. As an emerging growth company, Abacus complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and our two most highly compensated executive officers other than our principal executive officer. In 2023, our “named executive officers” and their positions were as follows:

•	Jay Jackson, Founder, President and Chief Executive Officer;

•	William McCauley, Chief Financial Officer; and

•	Sean McNealy, Founder and President.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2023 and 2022.

Name	Principal Position	Year	Salary ($)	Stock Awards ($)	All other compensation ($)(1)	Total ($)
Jay Jackson	Chief Executive Officer	2023	280,000		15,089	310,179
		2022	210,000		28,846	238,846
William McCauley	Chief Financial Officer	2023	250,000	3,060,000	15,584	3,325,584
		2022	192,308		30,133	222,441
Sean McNealy	President	2023	255,000		27,978	282,978
		2022	210,000			210,000

(1)	Other compensation reflects the Company’s 401(k) match and medical insurance paid on behalf of the named executive officers.

Grant of Plan Based Awards

The following table sets forth information concerning the grant of awards made to our named executive officers for the year ended December 31, 2023.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)
William McCauley	October 27, 2023	500,000	3,060,000

Narrative to the Summary Compensation Table

2023 Annual Base Salary

Abacus pays the named executive officers a base salary to compensate them for services rendered to Abacus. The base salary payable to the named executive officers is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In connection with entering into their executive employment agreements in 2023, each of the named executive officers received an increase in their base salary effective on July 2, 2023, as follows:

•	Mr. Jackson’s base salary was increased from $260,000 to $300,000;

•	Mr. McCauley’s base salary was increased from $200,000 to $300,000; and

•	Mr. Nealy’s base salary was increased from $236,000 to $300,000.

Annual Bonus Plan

For 2023, each of our named executive officers was eligible to earn a cash bonus under our annual bonus program based on the achievement of individual performance objectives. The target annual bonus percentage for each of our named executive officers for 2023 is equals 50% to 200% of the executive’s base salary at the beginning of such year.

We have not yet determined the annual cash bonuses that will be payable to our named executive officers with respect to 2023 based on the attainment of corporate and individual goals for 2023. We expect that 2023 annual cash bonus amounts will be determined in the first quarter of 2024.

Equity Compensation

The Company has adopted the Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan (the “Incentive Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees, including named executive officers, and consultants to help attract and retain the services of these individuals. On October 27, 2023 the Compensation Committee of the Board of Directors of the Company approved the grant of 500,000 restricted stock units to Mr. McCauley under the Incentive Plan. Ten percent (10%) of the restricted stock units will vest and be converted to the Company’s common stock (or, at the Company’s option, the cash equivalent) on July 3, 2024, and the remaining ninety percent (90%) of the restricted stock units will do so on July 3, 2026. Mr. McCauley must remain employed through the end of the applicable vesting period to receive any award under the Incentive Plan, except that he may be entitled to a prorated portion of the award in the event of involuntary termination without cause, death, disability or retirement. In addition, in the event of such a termination in connection with a change in control, all unvested awards generally vest immediately. A change in control is defined in the Plan generally as an event that would be considered as a change in control in the Treasury Regulations published under Section 409A of the Code.

The Incentive Plan

The purpose of the Incentive Plan is to provide a means through which Abacus and its affiliates may attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in Abacus and provide a means of recognizing their contributions to our success. The board of directors believes that equity awards are necessary for Abacus to remain competitive in its industry and are essential to recruiting and retaining highly qualified employees.

Summary of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan.

Eligibility and Administration

Our employees, consultants and directors may be eligible to receive awards under the Incentive Plan. As of January 31, 2024, Abacus has 105 employees, five (5) non-employee directors and no other individual service providers who may be eligible to receive awards under the Incentive Plan.

The Incentive Plan provides that it will be administered by a committee of, and appointed by, the board of directors of Abacus that shall be composed of two or more independent directors, and which shall be subject to the limitations imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The compensation committee of the board of directors was appointed to administer the Incentive Plan.

The committee will have the authority to take all actions and make all determinations under the Incentive Plan, to construe the Incentive Plan and award agreements and to prescribe rules and regulations relating to the administration of the Incentive Plan as it deems necessary or advisable. The committee will also have the authority to determine which eligible directors, employees and consultants receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan. The compensation committee will make determinations as to awards grants under the Incentive Plan at the time of hiring of a participant and, annually, following the release of material non-public information.

Shares Available for Awards

The aggregate number of shares that may be issued under the Plan shall be equal to 5% of the issued and outstanding common stock of the Company. The aggregate number of shares with respect to which incentive stock options may be granted under the Incentive Plan shall be equal to 5% of the issued and outstanding common stock of the Company. The aggregate fair market value compensation on the date of grant of an award made to a non-employee director during a calendar year shall be determined by the committee and shall not exceed $75,000 per calendar year.

If an award under the Incentive Plan is forfeited, expires unexercised or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, immediately be used again for new grants under the Incentive Plan. Any shares that are the subject of awards under the Incentive Plan which are exchanged for awards that do not involve shares shall also again immediately become available to be issued pursuant to awards granted under the Incentive Plan. If shares are withheld to satisfy tax obligations with respect to an option or a stock appreciation right, such shares shall not again be available for issuance under the Incentive Plan. If shares are tendered in payment of an option price of an option or the exercise price of a stock appreciation right, such shares shall not be available for issuance under the Incentive Plan.

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan, nor shall such shares subject to substitute awards again be available for grant under the Incentive Plan to the extent of any forfeiture, expiration, or cash settlement under an award.

Awards

The Incentive Plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock awards, performance awards, phantom stock awards, restricted stock unit awards (“RSUs”) and stock awards. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Abacus common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options and SARs. Stock options provide for the purchase of shares of our Common Stock in the future at an exercise price set on the grant date. Incentive stock options, in contrast to non-qualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the compensation committee, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of incentive stock options granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the compensation committee, the term of a stock option or SAR may not be longer than ten years (or five years in the case of incentive stock options granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of non-transferable shares of our Common Stock that are subject to certain vesting conditions and other restrictions.

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Performance Awards. A Performance Award under the Incentive Plan is an award of rights subject to vesting and transferability restrictions generally based upon the attainment of performance goals as the committee may determine, payment of which may be made in cash or shares of our Common Stock, as specified in the holder’s Performance Award agreement. The Incentive Plan provides that a performance goal may be based on one or more business criteria that apply to the holder, one or more of our business units, or us as a whole.

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Phantom Stock. Phantom Stock Awards under the Incentive Plan are awards of rights to receive the value of shares of our Common Stock that are subject to certain vesting conditions. Following the end of the vesting period for a Phantom Stock Award (or at such other time as may be provided in a Phantom Stock Award agreement), the holder of a Phantom Stock Award will be entitled to receive payment of cash, our Common Stock, or a combination thereof as determined by the committee, in an amount not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the award.

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Restricted Stock Units. RSUs are contractual promises to deliver shares of our Common Stock in the future or an equivalent in cash and other consideration determined by the committee, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The terms and conditions applicable to RSUs will be determined by the committee, subject to the conditions and limitations contained in the Incentive Plan.

•	Stock Awards. Stock awards are awards of fully vested shares of our Common Stock.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the committee.

Certain Transactions

The compensation committee has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends (other than ordinary cash dividends), stock splits, spinoffs, recapitalizations, mergers, acquisitions, combinations, exchange of shares, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the committee will make equitable adjustments to the Incentive Plan and outstanding awards.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of Common Stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Transferability

An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or such employee’s guardian or legal representative. All other awards under the Incentive Plan are not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order, or with the consent of the committee (as to certain family transfers, or otherwise).

Plan Amendment and Termination

The board of directors may amend or terminate the Incentive Plan at any time; however, no amendment may impair the rights of a participant with respect to an award outstanding under the Incentive Plan without the consent of the affected participant. Further, the board of directors may not, without the consent of the stockholders, amend the Incentive Plan to increase the maximum aggregate number of shares that may be issued under the Incentive Plan or change the class of individuals eligible to receive awards under the Incentive Plan or amend or eliminate the restrictions on repricing of awards. No awards may be granted under the Incentive Plan after its termination.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the Internal Revenue Code (the “Code”) principal U.S. federal income tax consequences related to awards under the Incentive Plan. Deductions described below may be limited by Section 162(m) of the Code. This summary deals with the general federal income tax principles that apply and is provided only for general information. Phantom Stock, and certain other awards that may be granted pursuant to the Incentive Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•

Restricted Stock. The recipient of a Restricted Stock award generally will not realize taxable income at the time of grant, and we generally will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder generally will realize ordinary income in an amount equal to the fair market value of the shares of our Common stock at such time less the amount paid for the stock (if any), and, subject to Section 162(m), we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses generally will also be compensation income to the holder when paid and, subject to Section 162(m) as discussed below, deductible as such by us. Notwithstanding the foregoing, the holder of a Restricted Stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock award based on the fair market value of the shares of our Common Stock on the date of the award less the amount paid for the stock (if any), in which case (a) subject to Section 162(m), we will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us and

(c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock award, and is irrevocable.

•

Restricted Stock Unit Awards. The grant of a Restricted Stock Unit Award (“RSU Award”) under the Incentive Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for us at the time of grant. At the time an RSU Award is settled the recipient will generally recognize ordinary income and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. Generally, the measure of the income and the deduction will be based on the number of shares of common stock issued in settlement of the RSU Award multiplied by the value of our Common Stock at the time the RSU Award is settled.

•

Stock Awards. The recipient of a Stock Award generally will realize taxable ordinary income at the time of grant in an amount equal to the fair market value of the shares of our Common Stock on the date of the award, and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction.

•

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included as an item of adjustment for purposes of the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

•

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute long-term capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to Section 162(m) of the Code, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

•

Non-statutory Stock Options and Stock Appreciation Rights. Generally, no federal income tax is imposed on the optionee upon the grant of a Non-statutory Stock Option or a SAR, and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-statutory Stock Option, the optionee generally will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a SAR, the holder generally will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received or the fair market value of the shares distributed to the optionee. Upon the exercise of a Non-statutory Stock Option or a SAR, and subject to Section 162(m) of the Code, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

•

Performance Awards, Phantom Stock Awards and Stock Awards. An individual who has been granted a Performance Award, a Phantom Stock Award or a Stock Award generally will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. Whether such an award is paid in cash or shares of Common Stock, the individual generally will have taxable compensation and, subject to Section 162(m) of the Code, we generally will have a corresponding deduction. The measure of such income and deduction will be based on the amount of any cash paid and the fair market value of any shares of our Common Stock either at the time the award is paid or at the time any restrictions on the shares subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions.

•

Section 162(m). Generally, Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its covered employees (as defined in Section 162(m) of the Code).

Section 409A of the Code

Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the committee, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Retirement Plans

Abacus currently maintains a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, through contributions to the 401(k) plan. Abacus believes that providing a vehicle for tax-deferred retirement savings though its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its named executive officers, in accordance with our compensation policies. Abacus did not make any matching contributions under the 401(k) plan with respect to 2023.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Abacus provides perquisites on a case-by-case basis when it believes it is necessary to attract or retain a named executive officer.

No Tax Gross-Ups

Abacus has no obligations to make gross-up payments to cover named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Abacus.

Executive Compensation Arrangements

The named executive officers were not party to or covered by any employment or severance arrangements for 2022 or 2023. In connection with the Business Combination, Abacus entered into employment agreements with its named executive officers. These agreements provide for at-will employment and generally include the named executive officer’s initial base salary, standard benefit plan eligibility and other terms and conditions of employment with Abacus. The terms of each of these employment agreements provide for a term of 36 months with 12-month renewals if not terminated at least 90 days before the expiration date. The agreements also provide for payments in the event of certain terminations of employment, including a higher severance payment if a termination occurs in connection with a change in control event.

Under the terms of each of these employment agreements, if the executive is terminated without cause or resigns for good reason, and timely executes a release of claims against Abacus, he or she will receive the greater of one year of continued base salary or continued salary for the balance of the then-current employment term. The employment agreements also include non-competition and non-solicitation covenants in favor of Abacus for a period of one year after the executive’s termination of employment.

Managers

Our named executive officers did not receive any compensation in their role as managers of the Company in 2023.

PRINCIPAL SECURITYHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Common Stock, as of January 27, 2024, for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (2) each member of the Board, and (3) each of our named executive officers.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of Common Stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

As of November 13, 2024 after the completion of the Business Combination, there were outstanding 63,349,823, shares of Common Stock.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares of Common Stock.

	Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock
5% Stockholders:
East Sponsor, LLC (1)		11,417,000	(2)	18.0%
Terry Pegula		11,417,000	(2)	18.0%
Jay Jackson		12,593,250		20.0%
K. Scott Kirby		12,593,250		20.0%
Matthew Ganovsky		12,593,250		20.0%
Sean McNealy		12,593,550		20.0%
Directors and Named Executive Officers:
Jay Jackson		12,593,250		20.0%
Kevin Scott Kirby		12,593,250		20.0%
Matthew Ganovsky		12,593,250		20.0%
Sean McNealy		12,593,550		20.0%
Adam Gusky		22,718		*
Karla Radka		7,500		—
Cornelis Michiel van Katwijk		7,500		—
Thomas M. Corbett, Jr.		17,500		*
Mary Beth Schulte		22,000		—

*	Less than 1%
(1)

East Sponsor, LLC is the record holder of the shares of Common Stock and the Private Placement Warrants reported herein. East Asset Management, LLC is the managing member of East Sponsor, LLC. Trusts controlled by Terrence M. Pegula are the sole members of East Asset Management, LLC. As such, Mr. Pegula may be deemed to have or share beneficial ownership of the shares of Common Stock and the Private Placement Warrants held directly by East Sponsor, LLC. Mr. Pegula disclaims any beneficial ownership of the reported shares of Common Stock and the Private Placement Warrants other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of East Sponsor, LLC is c/o East Asset Management, LLC, 7777 NW Beacon Square Boulevard, Boca Raton, Florida 33487.

(2)

Consists of (i) 5,813,000 shares of Common Stock and (ii) 7,180,000 Private Placement Warrants to purchase the same number of shares of Common Stock that are exercisable within 60 days of the date hereof.

Warrant Forfeiture Agreement

On the Closing Date of the Business Combination, the Company and Sponsor entered into the Warrant Forfeiture Agreement (the “Warrant Forfeiture Agreement”), pursuant to which Sponsor forfeited 1,780,000 of the Private Placement Warrants held by Sponsor. The above description of the Warrant Forfeiture Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Forfeiture Agreement.

Registration Rights Agreement

On the Closing Date of the Business Combination, certain stockholders of the Company and certain holders of limited liability company interests in Abacus Settlements and LMA entered into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock and other equity securities of the Company that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement registering the resale of the Common Stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 30 days of the closing of the Business Combination. The Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering (the “Underwritten Shelf Takedown”) so long as the total offering price is reasonably expected to exceed $20,000,000. The Sponsor may not demand more than two Underwritten Shelf Takedowns, the Holders (other than the Sponsor) may not demand more than two Underwritten Shelf Takedowns and the Company shall not be obligated to participate in more than four Underwritten Shelf Takedowns, in the aggregate, in any 12-month period. The Company also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. The above description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement

Following the closing of the Business Combination, the Company, and certain stockholders of the Company entered into an Amended and Restated Registration Rights Agreement, pursuant to which the Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Company Class A Common Stock and other equity securities of the Company that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement registering the resale of the Class A Common Stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 30 days of the closing of the Business Combination. The holders may request to sell all or any portion of their Registrable Securities in an underwritten offering (an “Underwritten Shelf Takedown”) so long as the total offering price is reasonably expected to exceed $20,000,000. The sponsor may not demand more than two Underwritten Shelf Takedowns, the holders (other than the sponsor) may not demand more than two Underwritten Shelf Takedowns and the Company shall not be obligated to participate in more than four Underwritten Shelf Takedowns, in the aggregate, in any 12-month period. The Company also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Procedures with Respect to Review and Approval of Related Person Transactions

The board of directors of the Company recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). The board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, the Company’s legal team will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal team determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the Company’s general counsel will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. The Company’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

DESCRIPTION OF THE NOTES

The following summary description sets forth certain terms and provisions of the notes, and to the extent inconsistent therewith replaces the description of the general terms and provisions of the notes set forth in the prospectus, to which we refer you. Because this description is a summary, it does not describe every aspect of the notes. The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to all of the provisions of the notes and the indenture, including the definitions therein.

The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for provisions that apply to the notes.

General

The notes will be issued under the indenture, dated as of November 10, 2023, which we refer to as the base indenture, between us and U.S. Bank Trust Company, National Association, as trustee, which we refer to as the trustee, as supplemented by a supplemental indenture, which we refer to as the first supplemental indenture, to be dated as of the date of initial issuance of the notes. We refer to the base indenture and the first supplemental indenture, collectively, as the indenture. This description of the notes is subject to and qualified in its entirety by reference to the indenture and the forms of notes. The notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC, as depositary, in minimum denominations of $25 or any amount in excess thereof that is an integral multiple of $25. See “Book-Entry Issuance—Book-Entry System.” The notes will be fully fungible for U.S. federal income tax purposes with the existing notes, will be treated as a single series of debt securities with the existing notes for all purposes under the indenture and will be issued under same CUSIP and ISIN numbers as the existing notes. Upon completion of this offering, the aggregate principal amount of 9.875% senior notes outstanding will be $50,650,000 ($52,900,000 if the underwriters’ over-allotment option to purchase additional notes referred to herein is exercised in full).

The notes will be our senior unsecured obligations. No recourse will be had for the payment of principal of or interest on any note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director as such, past, present or future, of us or of any successor person. The notes will not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring of us or our subsidiaries or significant sales of our capital stock by holders of such stock or any other event involving us or our subsidiaries that may adversely affect our credit quality, except as set forth under “- Offer to Repurchase Upon a Change of Control Repurchase Event.”

Principal Amount; Maturity and Interest

The Company will issue the notes offered by this prospectus in an initial aggregate principal amount of $15,000,000 (or up to $17,250,000 aggregate principal amount if the underwriters’ overallotment option to purchase additional notes is exercised in full). The notes will mature on November 15, 2028.

The notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars. The notes do not have the benefit of a sinking fund.

Interest will be paid to the person in whose name a note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related date an interest payment is due with respect to such note; provided that if the notes are global notes held by DTC, the record date for such notes will be the close of business on the Business Day preceding the applicable interest payment date; provided further that interest payable on the maturity of the principal of the notes or (subject to the exceptions described under the heading “—Optional Redemption of the Notes”) any redemption date will be paid to the person to whom principal is paid.

Interest on the notes will accrue from and including the date the notes are issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a Business Day) for which interest has been paid or provided for with respect to the notes to, but excluding, the next interest payment date, redemption date or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the notes. Interest not punctually paid or duly made available for payment with respect to an interest period, if any, will be paid instead to the person in whose name the note is registered on a special record date rather than on the regular record date.

If any interest payment, any redemption date or the maturity date falls on a day that is not a Business Day, then payment of any interest, principal or premium payable on such date will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay.

For purposes of this description of the notes, the term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law or executive order to close in The City of New York or on which the corporate trust office of the trustee is closed for business.

Interest Rate Periods

During the period from, and including, the issue date, the notes will bear interest at the rate of 9.875% per annum. Interest will be payable quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2024 and ending on the maturity date. The notes will mature on November 15, 2028. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No Additional Amounts

In the event that any payment on the notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the notes for non-U.S. holders, see “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders.”

Optional Redemption of the Notes

The notes will be redeemable at our option, in whole or in part, at any time and from time to time, on or after February 15, 2027, upon not less than 15 days nor more than 60 days written notice to holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the notes to be redeemed plus accrued and unpaid interest otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption. We must provide notice to the trustee of any redemption no later than 5 days prior to when notice is sent to holders, unless some shorter period is reasonably agreed to by us and the trustee. A notice of redemption may be made subject to the satisfaction of certain conditions set forth therein, and may be revoked if such conditions are not satisfied.

If the notes are held in book-entry form through DTC, we may provide notice in any manner permitted or required by DTC.

Prior to any redemption date, we will deposit with the trustee or a paying agent an amount of money sufficient to pay the redemption price of, and (except if the redemption date is an interest payment date) accrued interest on, the notes which are to be redeemed on such date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes called for redemption. If fewer than all of the notes of any series are to be redeemed, the particular notes to be redeemed will be selected by us, not more than 60 days prior to the redemption date, from the outstanding notes not previously called for redemption, in compliance with the policies and procedures of the trustee and the requirements of DTC, as applicable, provided that the unredeemed portion of the principal amount of any note will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such note.

In addition, we may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

The notes will not be subject to repayment at the option of the holder at any time prior to the maturity date, except as set forth under “- Offer to Repurchase Upon a Change of Control Repurchase Event.”

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our option to redeem the notes as described under “—Optional Redemption of the Notes,” each holder of notes will have the right, at such holder’s option, to require that we repurchase for cash all of such holder’s notes, or any portion thereof, on a date specified by us that is not less than 20 calendar days nor more than 35 calendar days following the date on which we deliver notice of such Change of Control Repurchase Event, at a purchase price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of repurchase, pursuant to the offer described below. On or before the 20th calendar day after the occurrence of a Change of Control Repurchase Event, we shall provide to all holders of the notes and the trustee notice of the occurrence of such Change of Control Repurchase Event and of the purchase right at the option of the holders arising as a result thereof. Simultaneously with providing such notice, we shall publish this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time. The notice shall, if given prior to the date of consummation of the Change of Control Repurchase Event, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

Notwithstanding the foregoing, interest due on an interest payment date falling on or prior to a repurchase date will be payable to holders at the close of business on the record date for such interest payment date.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the indenture by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us and requesting that such notes be cancelled.

The paying agent will promptly send to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and send (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unrepurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $25 and integral multiples of $25 in excess thereof.

Notwithstanding anything to the contrary in the foregoing, we will not be required to purchase, or to make an offer to purchase, the notes upon a Change of Control Repurchase Event if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a Change of Control Repurchase Event, and such third party purchases all notes validly tendered and not withdrawn upon such offer in the manner and otherwise in compliance with such requirements.

There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. Our failure to repurchase the notes upon a Change of Control Repurchase Event would result in an Event of Default under the indenture.

“Change of Control Repurchase Event” means the occurrence of any of the following:

(1)

any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(2)

the consummation of (x) any consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange or reclassification or similar transaction between us and another person, in each case pursuant to which our common stock shall be converted into cash, securities or other property, other than a transaction (i) that results in the holders of all classes of our common stock immediately prior to such transaction owning, directly or indirectly, as a result of such transaction, more than 50% of the surviving corporation or transferee or the parent thereof immediately after such event, or (ii) effected solely to change our jurisdiction of formation or to form a holding company for us and that results in a share exchange or reclassification or similar exchange of the outstanding common stock solely into common shares of the surviving entity or (y) any sale or other disposition in one transaction or a series of transactions of all or substantially all of our assets to another person;

(3)	our shareholders approve any plan or proposal for the liquidation or dissolution of us (other than in a transaction described in clause (2) above); or

(4)	our common stock ceases to be listed on the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange (or any of their respective successors).

Ranking of the Notes

The notes will be our senior unsecured obligations and will rank equal in right of payment to our other existing or future senior unsecured obligations.

As of September 30, 2023, we had approximately $118 million in long-term debt outstanding. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of our assets securing such indebtedness. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments.

Our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. The notes will be our obligations and not those of our subsidiaries and, as such, will be structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries.

The notes will be senior in right of payment to any unsecured and subordinated indebtedness of ours that is subordinated in right of payment to the notes.

Events of Default; Waivers

The following events will be “Events of Default” under the indenture with respect to the notes:

•	Default for 30 days in any interest payment in respect of the notes;

•	Default in any principal or premium payment at maturity of the notes, including a redemption or repurchase date;

•	Default in the performance or breach of any covenant or warranty of ours in the indenture for 90 days after the receipt of a notice of default;

•

Default by us under any bond, debenture, note or other evidence of indebtedness for money borrowed by us having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay an aggregate principal amount of such indebtedness, individually or in the aggregate for all such indebtedness, in excess of $10,000,000, when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), such indebtedness having been discharged or such acceleration having been rescinded or annulled; provided, that for purposes of the indenture, the term “indebtedness” shall not include any indebtedness or obligations of subsidiaries of us that is guaranteed by us; and

•	Our bankruptcy, insolvency or reorganization.

If an Event of Default relating to the notes has occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of such series may declare the principal amount of the notes to be due and payable immediately. No such declaration is required, however, with respect to an Event of Default triggered by bankruptcy, insolvency or reorganization. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the notes. In addition, the holders of a majority in principal amount of notes of all affected series (voting as one class except in the case of Events of Default regarding a default in any principal, premium or interest payment or deposit of any sinking fund, as to which each series so affected will vote as a separate class) may waive any past default with respect to the notes of such series. The trustee shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, unless a responsible trust officer of the trustee shall have received written notice from us or a holder describing such default or event of default and stating that such notice is a notice of default or event of default.

Modification and Waiver

Without the consent of any holders of any notes, we, when authorized by a board resolution, and the trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the trustee, for any of the following purposes:

•	to evidence the succession of another person to us and the assumption by any such successor of the covenants of us in the indenture and in the notes; or

•

to add to the covenants of us for the benefit of the holders of all or any series of debt securities, including the notes (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred upon us pursuant to the indenture; or

•

to add any additional Events of Default for the benefit of the holders of all or any series of debt securities (and if such additional Events of Default are to be for the benefit of less than all series of debt securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); or

•

to add to or change any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the issuance of debt securities, including the notes, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form; or

•

to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities under the indenture, provided that any such addition, change or elimination (i) will neither (A) apply to any such securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such securities with respect to such provision or (ii) will become effective only when there is no such securities outstanding; or

•	to secure the notes or provide for guarantees of the notes; or

•	to establish the form or terms of debt securities of any series under the indenture as permitted pursuant thereto; or

•

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series, including the notes, and to add to or change any of the provisions of the indenture as will be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

•	to comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act; or

•	to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision therein; or

•

to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action will not adversely affect the interests of the holders of securities of any series in any material respect; or

•	to make provisions with respect to conversion or exchange rights of holders of securities of any series; or

•	to add, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of securities; or

•	to conform the terms of the notes or the indenture with the description set forth in this prospectus or with the requirements of the Trust Indenture Act; or

•

to make any other provisions with respect to matters or questions arising under the indenture, provided that such action pursuant to this clause will not adversely affect the interests of the holders of debt securities of any series, including the notes, in any material respect.

With the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series affected by such supplemental indenture, by act of such holders delivered to us and the trustee, we, when authorized by a board resolution, and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of notes of such series under the indenture;

provided, however, that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of any note which would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture, adversely affect any right of repayment at the option of the holder of any security, or change any place of payment where any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or

•

reduce the percentage in principal amount of the outstanding notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture, or

•

modify any of the provisions of this paragraph or certain provisions of the indenture relating to waivers of past defaults and waivers of certain covenants, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby; provided, however, that this clause will not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in this paragraph, or the deletion of this proviso, in certain circumstances.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

In connection with any modification, amendment, supplement or waiver in respect of the indenture or the notes, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating (i) that such modification, amendment, supplement or waiver is authorized or permitted pursuant to the terms of the indenture and the notes, (ii) that all related conditions precedent to such modification, amendment, supplement or waiver have been complied with; and (iii) that such supplemental indenture will be valid and binding upon us in accordance with its terms.

Consolidation, Merger and Sale of Assets

The indenture will provide that we may not consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to another person or permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless: (i) in case we will consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to another person, the person formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of us substantially as an entirety, (a) is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) expressly assumes by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the indenture on the part of us to be performed or observed; and (ii) immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing under the indenture, and we have delivered to the trustee an officers’ certificate and an opinion of counsel as required by the indenture.

Trustee

The notes will be issued under the base indenture as supplemented by the first supplemental indenture by and between us and U.S. Bank Trust Company, National Association, as trustee. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as trustee, security registrar, and paying agent, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Defeasance and Discharge

The defeasance provisions of the indenture will apply to the notes. The “defeasance” provisions of the indenture provide that we may terminate some of our obligations with respect to any series of notes by depositing with the trustee as trust funds a combination of money and U.S. government obligations sufficient to pay the principal of or premium, if any, and interest on, the securities of such series as they come due. Defeasance is permitted only if, among other things, we deliver to the trustee an officers’ certificate and opinion of counsel on the terms described in the indenture.

The indenture also provides that we are entitled to cause the indenture to cease to be of further effect (a “satisfaction and discharge”), with certain limited exceptions, if (i) either (a) all securities under the indenture, with certain exceptions, have been delivered to the trustee for cancellation or (b) all such securities not delivered to the trustee for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the trustee and us (in the case of (x), (y), or (z) above) has deposited or caused to be deposited with the trustee as trust funds money sufficient to pay the principal of or premium, if any, and interest on, such securities as they come due or are to be redeemed, (ii) we have paid or caused to be paid all other sums payable under the indenture by us and (iii) we have delivered the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Further Issuances

The amount of notes we can issue under the indenture is unlimited. We will issue the notes in the initial aggregate principal amount of $15,000,000 (or up to $17,250,000 aggregate principal amount if the underwriters’ overallotment option to purchase additional notes is exercised in full). However, we may, without your consent and without notifying you, create and issue further notes, which notes may be consolidated and form a single series with the notes offered by this prospectus and the existing notes and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Notices

Notices to holders of notes will be given by first-class mail to the addresses of such holders as they appear in the note register. Where notices are to be provided to a holder of a global security, the notice will be deemed sufficiently given if provided to the depositary for such security pursuant to its applicable procedures.

Governing Law

The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Miscellaneous

We or our affiliates may from time to time purchase any of the notes that are then outstanding by tender, in the open market or by private agreement.

BOOK-ENTRY ISSUANCE

Book-Entry System

The notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the notes. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issuance of the notes, in the aggregate principal amount thereof, and will be deposited with DTC. Interests in the notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s Ratings Services’ rating of AA+. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Redemption proceeds, distributions, and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a U.S. Holder or a Non-U.S. Holder (each as defined below).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, judicial authority and administrative rulings and practice, all of which are subject to change and differing interpretation. Any such change or interpretation may be applied retroactively and may affect the accuracy of the statements and conclusions set forth in this prospectus. This summary addresses only tax consequences to investors that purchase the notes pursuant to this prospectus at their offering price and hold them as “capital assets” within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, tax-exempt persons, partnerships or other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, regulated investment companies, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding the notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment or risk reduction transaction, “passive foreign investment companies,” “controlled foreign corporations,” expatriates or U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar). This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction or any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws. Furthermore, this summary does not discuss any tax consequences arising under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered into in connection therewith) nor any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. The term “holder” as used in this section refers to a beneficial holder of the notes and not the record holder.

Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity or arrangement taxable as a corporation created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of such partnership and a partner thereof will generally depend on the status of the partner and upon the activities of the partner and the partnership. Persons who are partners in a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holding notes should consult their tax advisors.

Certain Additional Payments

In certain circumstances under “Description of the Notes” such as a Change of Control or Optional Redemption, we may be obligated to make payments in excess of stated interest and the principal amount of the notes. Although not free from doubt, we intend to take the position that the notes should not be treated as contingent payment debt instruments despite the possibility of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Our position that the contingencies described above are remote is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. If the IRS successfully challenged our position, then the notes could be treated as contingent payment debt instruments, in which case holders could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption, or other taxable disposition of a note. Holders are urged to consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Qualified Reopening and Issue Price of the Notes

For U.S. federal income tax purposes, we currently intend to treat the notes as being issued in a “qualified reopening” of the existing notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the notes will have the same issue date, the same issue price and the same adjusted issue price as the existing notes for U.S. federal income tax purposes. Under the qualified reopening rules, because (i) the existing notes were not issued with original issue discount (“OID”) for U.S. federal income tax purposes, and (ii) the notes will be issued with no more than a de minimis amount of original issue discount (determined without the application of the qualified reopening rules) for U.S. federal income tax purposes, the notes also do not have original issue discount. The remainder of this discussion assumes the correctness of the treatment described in this paragraph.

U.S. Federal Tax Consequences to U.S. Holders

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury Regulations).

Taxation of Interest

Interest on the notes will be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s method of accounting for U.S. federal income tax purposes.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will be the cost of the note. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other taxable disposition, the U.S. Holder has held the note for more than one year.

Long-term capital gains generally are taxed at reduced rates for individuals and certain other non-corporate U.S. Holders. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.

Medicare Tax

A U.S. Holder that is an individual, estate, or a trust that does not fall into a special category of trusts that is exempt from such tax will be subject to an additional 3.8% Medicare tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate, or trust should consult its tax advisor regarding the applicability of this tax to its income and gains in respect of its investment in the notes.

U.S. Federal Tax Consequences to Non-U.S. Holders

The following is a general discussion of U.S. federal income consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a beneficial owner of notes (other than a partnership or other pass-through entity) that is not a U.S. Holder (a “Non-U.S. Holder”).

Taxation of Interest

Subject to the discussion below under “—U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•

the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•

the Non-U.S. Holder provides to the applicable withholding agent a properly completed and executed Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to the applicable withholding agent that it has received such a form from the beneficial owner or another intermediary and furnishes the applicable withholding agent with a copy thereof;

•

the Non-U.S. Holder is not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of such non-U.S. holder’s trade or business;

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock within the meaning of the Code and applicable Treasury Regulations; and

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to the Company.

If these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form) and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. The second exception is that the interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or other applicable IRS Form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to an additional “branch profits” tax on such income. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Treatment of Dispositions of Notes

Subject to the discussion below under “—U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders,” and except with respect to accrued and unpaid interest (which will be treated as described above under “U.S. Federal Tax Consequences to Non-U.S. Holders—Taxation of Interest,” generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the Non-U.S. Holder.

FATCA

Under Sections 1471 through 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), a 30% U.S. federal withholding tax will generally apply to payments of interest on the notes made to (i) a foreign financial institution (whether such foreign financial institution is a beneficial owner or an intermediary), unless such institution undertakes either under an agreement with the U.S. Department of Treasury or an intergovernmental agreement between the jurisdiction in which it is a resident and the U.S. Department of Treasury to generally identify accounts held by certain U.S. persons and non-U.S. entities with substantial U.S. owners, annually report certain information about such accounts and withhold 30% on payments made to non-compliant foreign financial institutions and certain other account holders or such institution qualifies for an exemption from these rules or (ii) a non-financial foreign entity

(whether such non-financial foreign entity is a beneficial owner or an intermediary), unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity and meets certain other specified requirements or such entity qualifies for an exemption under these rules.

While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the notes (including retirement or redemption) on or after January 1, 2019, proposed Treasury Regulations have been issued that, if finalized, will eliminate FATCA withholding on payments of gross proceeds entirely. Although these Treasury regulations are not final, the preamble to these Treasury regulations indicates that taxpayers may rely on them pending their finalization.

Prospective investors are urged to consult their own tax advisors regarding the application of FATCA to the notes.

U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. Holder unless the U.S. Holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) generally will apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or to otherwise establish an exemption.

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty.

U.S. backup withholding tax (currently, at a rate of 24% for payments made before January 1, 2026) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. Holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption (and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Under Treasury Regulations, the payment of proceeds from the disposition of a note by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status and such broker does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, or otherwise establishes an exemption. The payment of proceeds from the disposition of notes by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status and such broker does not have actual knowledge or reason to know that such evidence is false, or otherwise establishes an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement. Holders should consult their own tax advisors regarding the effect, if any, of these rules with respect to their particular situation.

The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. We urge you to consult your own tax advisor with respect to the particular tax consequences to you of an investment in the notes, including the possible effect of any pending legislation or proposed regulations.

UNDERWRITING

We are offering the notes through a number of underwriters. We have entered into an underwriting agreement dated as of the date of this prospectus with the underwriters listed below. Piper Sandler & Co. is acting as representative of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between the Company and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Name of Underwriter	Principal Amount of Notes
Piper Sandler & Co.	$
A.G.P. / Alliance Global Partners		●
Ladenburg Thalmann & Co. Inc.		●

Total	$

The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of a non-defaulting underwriter may also be increased or the offering may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel to the underwriters and certain other conditions, including the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Investors must pay for the notes purchase in this offering on or about February 15, 2024.

Commissions and Discounts

An underwriting discount of 3.15% per note will be paid by us. This underwriting discount will also apply to any notes purchased pursuant to the overallotment option. The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover of this prospectus and to certain other Financial Industry Regulatory Authority, Inc. members at that price less a concession not in excess of $0.50 per note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.25 per note.

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	$25.00	$15,000,000	$17,250,000
Underwriting discounts and commissions	$0.7875	$472,500	$543,375
Proceeds, before expenses, to us	$24.21	$14,527,500	$16,706,625

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $250,000 and are payable by us. We have agreed to reimburse the underwriters for their reasonable and documented out-of-pocket expenses incurred in connection with the transactions, including their legal fees and expenses, marketing, syndication and travel expenses; provided, that such fees and expenses, including legal fees and legal expenses, will not exceed $105,000 without the prior written consent of the Company and will be reimbursed through Piper Sandler & Co.

Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $2,250,000 aggregate principal amount of the notes offered hereby at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a principal amount of additional notes proportionate to that underwriter’s initial principal amount reflected in the table above.

No Sales of Similar Securities

We have agreed not to directly or indirectly offer, sell, short sell or otherwise dispose of, or enter into any agreement to offer, sell, short sell or otherwise dispose of, any debt securities issued or guaranteed by us or other securities convertible into or exchangeable or exercisable for debt securities issued or guaranteed by us or derivative of debt securities issued or guaranteed by us for a period of 30 days after the date of this prospectus without first obtaining the written consent of Piper Sandler & Co. This consent may be given at any time without public notice.

Listing

The existing notes are listed on NASDAQ under the trading symbol of “ABLLL.” We intend to apply to list the notes on NASDAQ under the same symbol and will use our reasonable best efforts to maintain such listing.

We have been advised by certain of the underwriters that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or maintenance of a public trading market for, the notes. If an active public trading market for the notes is not maintained, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions, which may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us or our affiliates for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with us, on behalf of us or our affiliates. In addition, after the offering period for the sale of the notes, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us or our affiliates.

The underwriters or their affiliates may also trade in our securities or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us or our affiliates.

After the date of this prospectus, the underwriters and their affiliates may from time to time obtain information regarding our subsidiaries or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the notes. In addition, the underwriters or their affiliates may develop analyses or opinions related to us and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding us to our noteholders or any other persons.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business address of the representative for the underwriters is Piper Sandler & Co., Piper Sandler & Co., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020.

Alternative Settlement Cycle

It is expected that delivery of the notes will be made against payment therefor on or about February 15, 2024, which is the fourth business day following the date of this Prospectus (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

Other Jurisdictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus in any jurisdiction where action for that purpose is required. The notes offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the notes offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters in connection with the notes offered by this prospectus will be passed upon for the Company by Locke Lord LLP, New York, New York. Legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Alston & Bird LLP, New York, New York.

EXPERTS

The financial statements for Abacus Settlements included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements for Abacus Life, Inc. included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the notes offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information is available through the SEC’s web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act we file reports and other information with the SEC. The Company’s SEC filings are available through the SEC’s web site on the internet at http://www.sec.gov. We also maintain a website at https://abacuslife.com where information about Abacus can be obtained. The information contained on the Abacus web site is not part of nor is it incorporated by reference into this prospectus.

Abacus Settlements, LLC d/b/a Abacus Life
Financial Statements as of and for the Years Ended December 31, 2022, and 2021, and
Report of Independent Registered Public Accounting Firm

ABACUS SETTLEMENTS, LLC D/B/A ABACUS LIFE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Members
Abacus Settlements, LLC d/b/a Abacus Life
Opinion on the financial statements
We have audited the accompanying balance sheets of Abacus Settlements, LLC d/b/a Abacus Life (a Florida limited liability company) (the “Company”) as of December 31, 2022 and 2021, the related statements of operations and comprehensive (loss) income, changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.
Philadelphia, Pennsylvania
February 17, 2023

ABACUS SETTLEMENTS, LLC D/B/A ABACUS LIFE
BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2021

	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,458,740	$2,599,302
Related party receivables	402,749	590,371
Other receivables	122,455	40,000
Prepaid expenses	216,150	305,516
Other current assets	15,633	—

Total current assets	2,215,727	3,535,189

PROPERTY AND EQUIPMENT—Net	72,218	33,303
INTANGIBLE ASSETS—Net	148,933	214,071
OTHER ASSETS:
Operating right-of-use asset	300,866	367,508
Due from members and affiliates	1,448	16,536
State security deposits	206,873	206,640
Certificate of deposit	262,500	918,750
Other non-current assets	7,246	—

Total other assets	778,933	1,509,434

TOTAL ASSETS	$3,215,812	$5,291,997

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts Payable	$36,750	$—
Accrued payroll and other expenses	541,866	510,846
Operating lease liabilities- current portion	214,691	135,321
Contract liability—deposits on pending settlements	322,150	1,678,791
Due to members	1,411	11,857

Total current liabilities	1,116,869	2,336,815

Operating lease liabilities- noncurrent portion	87,806	232,187

Total liabilities	$1,204,675	$2,569,002

COMMITMENTS AND CONTINGENCIES (NOTE 7)
MEMBERS’ EQUITY:
Common units; $10 par value; 400 common units issued and outstanding at December 31, 2022 and 2021	4,000	4,000
Additional paid-in capital	80,000	80,000
Retained earnings	1,927,137	2,638,995

Total members’ equity	2,011,137	2,722,995

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$3,215,812	$5,291,997

See accompanying notes to financial statements.

ABACUS SETTLEMENTS, LLC D/B/A ABACUS LIFE
STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
ORIGINATION REVENUE	$7,050,007	$4,906,374
RELATED PARTY REVENUE	18,153,456	17,685,770

Total revenue	25,203,463	22,592,144
COST OF REVENUE	5,538,470	2,678,029
RELATED PARTY COST OF REVENUE	11,022,535	11,527,312

Total cost of revenue	16,561,005	14,205,341
GROSS PROFIT	8,642,458	8,386,803
OPERATING EXPENSES:
General and administrative expenses	8,674,425	7,439,549
Depreciation expense	12,165	10,139

Total operating expenses	8,686,590	7,449,688
(LOSS) INCOME FROM OPERATIONS	(44,132)	937,115
OTHER (EXPENSE) INCOME:
Interest income	2,199	11,500
Interest (expense)	(8,817)	0
Consulting income	273	50,000

Total other (expense)/ income	(6,345)	61,500

(LOSS) INCOME BEFORE INCOME TAXES	(50,477)	998,615
INCOME TAX EXPENSE	2,018	1,200

Net (loss) income and comprehensive (loss) income	$(52,495)	$997,415

WEIGHTED-AVERAGE UNITS USED IN COMPUTING NET INCOME (LOSS) PER UNIT:
Basic	400	400
Diluted	400	400
NET INCOME (LOSS) PER UNIT:
Basic earnings per unit	$(131.24)	$2,493.54
Diluted earnings per unit	$(131.24)	$2,493.54

See accompanying notes to financial statements.

ABACUS SETTLEMENTS, LLC D/B/A ABACUS LIFE
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(52,495)	$997,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	25,184	18,651
Amortization expense	80,138	12,593
Amortization of deferred financing fees	7,817	—
Non-cash lease expense	1,631	—
Changes in operating assets and liabilities:
Related party receivables	187,622	(456,240)
Other receivables	(82,455)	(40,000)
Prepaid expenses	89,366	(58,316)
Other non-current assets	(7,246)
Accounts payable	36,750	—
Accrued payroll and other expenses	31,020	(4,349)
Contract liability—deposits on pending settlements	(1,356,641)	610,541
State security deposit	(233)	(32)
Certificate of deposit	656,250	262,500

Net cash (used in)/ from operating activities	(383,291)	1,342,763

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(64,099)	—
Purchase of intangible asset	(15,000)	(226,664)
Change in due from members and affiliates	15,088	(14,864)

Net cash (used in) investing activities	(64,011)	(241,528)

CASH FLOWS FROM FINANCING ACTIVITIES:
Financing fees	(23,450)	—
Change in due to members	(10,446)	3,639
Distributions to members	(659,363)	(358,216)

Net cash (used in) financing activities	(693,259)	(354,577)

NET (DECREASE)/ INCREASE IN CASH AND CASH EQUIVALENTS	(1,140,562)	746,658
CASH AND CASH EQUIVALENTS—Beginning of year	2,599,302	1,852,644

CASH AND CASH EQUIVALENTS—End of year	$1,458,740	$2,599,302

See accompanying notes to financial statements.

ABACUS SETTLEMENTS, LLC D/B/A ABACUS LIFE
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

			Additional Paid-in Capital	Retained Earnings	Total Members’ Equity
	Common units
	Units	Amount
BALANCE—January 1, 2021	400	$4,000	$80,000	1,999,796	2,083,796
Net income	—	—	—	997,415	997,415
Distributions	—	—	—	(358,216)	(358,216)

BALANCE—December 31, 2021	400	4,000	80,000	2,638,995	2,722,995
Net (loss)	—	—	—	(52,495)	(52,495)
Distributions	—	—	—	(659,363)	(659,363)

BALANCE—December 31, 2022	400	$4,000	$80,000	$1,927,137	$2,011,137

See accompanying notes to financial statements.

ABACUS SETTLEMENTS, LLC D/B/A ABACUS LIFE
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE BUSINESS
Abacus Settlements, LLC d/b/a Abacus Life (the “Company”) was formed in 2004 in the state of New York. In 2016, the Company obtained its licensure in Florida and re-domesticated to that state.
The Company acts as a purchaser of outstanding life insurance policies on behalf of investors (“financing entities”) by locating policies and screening them for eligibility for a life settlement, including verifying that the policy is in force, obtaining consents and disclosures, and submitting cases for life expectancy estimates, also known as origination services. When the sale of a policy is completed, this is deemed “settled” and the policy is then referred to as either a “life settlements,” in which the insured’s life expectancy is greater than two years or “viatical settlements,” in which the insured’s life expectancy is less than two years.
The Company is not an insurance company, and therefore does not underwrite insurable risks for its own account.
On August 30, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with East Resources Acquisition Company (“ERES”), which was subsequently amended on October 14, 2022 and April 20, 2023. As part of the Merger Agreement, the total transaction value is $618,000,000, where the holders of the Company’s common units together with the holders of Longevity Markets Assets, LLC (“LMA”), a commonly owned affiliate, will receive aggregate consideration of approximately $531,800,000, payable in a number of newly issued shares of ERES Class A common stock, par value $0.0001 per share (“ERES Class A common stock”), with a value ascribed to each share of ERES Class A common stock of $10.00 and, to the extent the aggregate transaction proceeds exceed $200.0 million, at the election of the Company’s and LMA’s members, up to $20.0 million of the aggregate consideration will be payable in cash to the Company’s and LMA’s members. The transaction is expected to close in Q2 2023, subject to shareholder approval and customary closing conditions.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
—The accompanying financial statements are presented in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates
—The preparation of U.S. GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of financial statements and the reports amounts of revenue and expenses during the reporting periods. Company’s estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from the estimates. Estimates are used when accounting for revenue recognition and related costs, the selection of useful lives of property and equipment, impairment testing, valuation of other receivables, income taxes and legal reserves.
Going Concern
—Management evaluates at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation is based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. Management has concluded that there are no conditions or events, considered in the aggregate, that raise substantial doubt about Company’s ability to continue as a going concern within one year after the date these financial statements were issued.
Cash and Cash Equivalents
—Cash and cash equivalents include short-term and all highly-liquid debt instruments purchased with an original maturity of three months or less.

Related party receivables
—Related party receivables include fees to be reimbursed to the Company from life expectancy reports, assisted physician services and escrow services incurred on policies that related party financing entities purchase as part of the origination agreement with the Company. Related party receivables are stated at their net realizable value. Approximately, three-quarters of the outstanding receivables as of December 31, 2022 were collected in January 2023 and half of these fees as of December 31, 2021 were collected in January 2022. The Company recognizes allowances for credit losses equal to the estimated collection losses that will be incurred in collection of all receivables. Management determines the allowance for credit losses based on a review of outstanding receivables, historical collection experience, current economic conditions, and reasonable and supportable forecasts. Account balances are charged off against the allowance for credit losses when deemed uncollectible (after all means of collection have been exhausted and the potential for recovery is deemed remote). The Company does not have any material allowance for credit losses as of December 31, 2022 or December 31, 2021. Refer to Note 12—Related Party Transactions for additional information.
Other receivables
—Other receivables include origination fees for policies in which the recission period has ended, but the funds have not been received yet from financing entities. These fees were collected in the subsequent month.
The Company provides an allowance for credit losses equal to the estimated collection losses that will be incurred in collection of all receivables. Management determines the allowance for credit losses based on a review of outstanding receivables, historical collection experience, current economic conditions, and reasonable and supportable forecasts. Account balances are charged off against the allowance for credit losses after all means of collection have been exhausted and the potential for recovery is deemed remote. The Company does not have any material allowance for credit losses as of December 31, 2022 or December 31, 2021.
If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company did not record material allowance for credit losses as of December 31, 2022 and December 31, 2021, respectively.
Concentrations
—All of the Company’s revenues are derived from life settlement transactions in which the Company represents financing entities that purchased existing life insurance policies. One financing entity, a company in which the Company’s members’ own interests, represented 60% and 76% of the Company’s revenues in 2022 and 2021, respectively. The Company works with licensed life settlement brokers and agents who represent the sellers. No single broker or agent represented the sellers for over 10% of the Company’s life settlement commission expense in 2022 and 2021.
The Company maintains cash deposits with a major bank which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institution and believes that the risk of loss is minimal. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers to the extent of the amounts recorded on the accompanying Balance Sheet. The Company extends different levels of credit to its customers and maintains allowance for credit loss accounts based upon the expected collectability of accounts receivable. The Company’s procedures for determining this allowance includes evaluating individual customer receivables, considering a customer’s financial condition, monitoring credit history and current economic conditions, using historical experience applied to an aging of accounts, and reasonable and supportable forecasts.
Property and Equipment—Net
—Property and equipment, net is stated at cost less accumulated depreciation. Depreciation expense is recognized over the useful lives of the assets using the straight-line method. The estimated useful life of each asset category is as follows:

Years
Computer equipment	5
Office furniture	5

Expenditures for repairs and maintenance are charged to expense in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposal is recognized as a gain or loss on disposal, which is included in other income), in the statements of operations and comprehensive (loss) income.
Property and equipment are tested for recoverability whenever events or changes in circumstance indicate that their carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of property and equipment is not recoverable and exceeds its fair value. Recoverability is determined based on the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. There were no impairments recognized during the years ended December 31, 2022 and 2021, respectively. Property and equipment to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
Intangible Assets—Net
—Intangible assets are stated at cost, less accumulated amortization, and consist of capitalized costs incurred for the development of internal use software. The costs incurred exclusively consist of fees incurred from an external consulting firm during the development stage of the project and are subject to capitalization under Accounting Standards Codification (“ASC”)350-40,
Internal-Use Software
. The software is amortized on the straight-line basis over an estimated useful life of 3 years. Company reviews definite-lived intangible assets and other long-lived assets for impairment whenever an event occurs that indicates the carrying amount of an asset may not be recoverable. No impairment was recorded for the years ended December 31, 2022 and 2021.
State security deposit and Certificate of Deposit
—As a requirement of the licensing process, the Company is required to maintain a security deposit with a depository bank for the New Jersey Department of Banking and Insurance. The Company maintains a money market account in TD Wealth (NJ) to comply with these requirements. Additionally, a deposit was made with the Florida Department of Financial Services to meet a similar requirement in the state of Florida. Further, Bank of America required the Company to purchase a certificate of deposit as collateral for an irrevocable letter of credit, which supports the bonds that are required by certain states for licensing. As these deposits cannot be withdrawn due to regulatory requirements, they are not short term in nature and are classified as noncurrent assets on the balance sheets.
Fair Value Measurements
—The following fair value hierarchy is used in selecting inputs for those assets and liabilities measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The Company evaluates these inputs and recognizes transfers between levels, if any, at the end of each reporting period. The hierarchy consists of three levels:
Level 1
—Valuation based on quoted market prices in active markets for identical assets or liabilities;
Level 2
—Valuation based on inputs other than Level 1 inputs that are observable for the assets or liabilities either directly or indirectly;
Level 3
—Valuation based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and supported by little or no observable market activity.
The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, premiums, commissions and fees receivable, premiums payable and accrued expenses and other current liabilities, approximate their fair values because of the short period of time to maturity and liquidity of those instruments.
Revenue Recognition
—The Company recognizes revenue from origination activities by acting as a provider of life settlements and viatical settlements representing investors that are interested in purchasing life settlements on the secondary or tertiary market. Revenue from origination services consists of fees negotiated for each purchase and sale of a policy to an investor, which also include any agent and broker commissions received and the reimbursement of transaction costs. For revenue disaggregation based upon the source of the policy, see disclosure in Note 8—Revenue.
The Company’s revenue-generating arrangements are within the scope of ASC 606,
Revenue from Contracts with Customers
. The Company originates life settlements policies with third parties that include settlement brokers, life insurance agents, and direct consumers or policyholders. The Company then provides the administration services needed to initiate the transfer of the life settlement policies to investors in exchange for an origination fee. Such transactions are entirely performed through an escrow agent. In these arrangements, the customer is the investor, and the Company has a single performance obligation to originate a life settlement policy for the investor. The consideration transferred upon each policy is negotiated directly with the investor by the Company and is dependent upon the policy death benefits held by each life settlement policy. The revenue is recognized when the performance obligation under the terms of the contracts with customers are satisfied. The Company recognizes revenue from life settlement transactions when the closing has occurred and any right of rescission under applicable state law has expired (i.e., the customer obtains control over the policy and has the right to use and obtain the benefits from the policy). While rescission periods may vary by state, most states grant the owner the right to rescind the contract before the earlier of 30 calendar days after the execution date of the contract or 15 calendar days after life settlement proceeds have been sent to the owner. Purchase and sale of the policies generally occurs simultaneously, and only the fees received, including any agent and broker commissions and transaction costs reimbursed, are recorded as gross revenue.
For agent and broker commissions received and transaction costs reimbursed, the Company has determined that it is acting as the principal in the relationship as it maintains control of the services being performed as part of performance obligation prior to facilitating the transfer of the life settlement policy to the investor.
While the origination fees are fixed amounts based on the face value of the policy death benefit, there is variable consideration present due to the owners recission right. When variable consideration is present in a contract, the Company estimates the amount of variable consideration to which it expects to be entitled at contract inception and again at each reporting period until the amount is known. The entity applies the variable consideration constraint so that variable consideration is included in the transaction price only to the extent it is probable that a subsequent change in estimate will not result in a significant revenue reversal. While origination fees are variable due to the recission periods, given that the recission periods are relatively short in nature, the Company has concluded that such fees are fully constrained until the rescission period lapses and thus records revenue at a fixed amount based on the face value of the policy death benefit after the recission period is over.
Cost to Obtain or Fulfill Contracts
—Costs to obtain or fulfill contracts include commissions for brokers or agents under specific agreements that would not be incurred without a contract being signed and executed. The Company has elected to apply the ASC 606 ‘practical expedient’ which allows us to expense these costs as incurred if the amortization period related to the resulting asset would be one year or less. The Company has no instances of contracts that would be amortized for a period greater than a year, and therefore has no contract costs capitalized for these arrangements.
Contract Balances
—The timing of revenue recognition, customer billing and cash collection can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenues (contract liabilities). Contract liabilities consist of deposits on pending settlements, where origination fees and commissions were received from policies that had closed in December, but the right of rescission period had not expired as of December 31.
Commissions
—The Company receives a fee from the purchaser for their part in arranging the life settlement transactions. Out of that fee income, the Company pays commissions to the licensed representative of the seller, if one is required. Commission expense is recorded at the same time revenue is recognized and is included in the accompanying statements of operations and comprehensive (loss) income as cost of sales.

Segment
—Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its President and Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented for purposes of making operating decisions, allocating resources, and evaluating financial performance.
Income Taxes
—The Company is taxed as an S-corporation for U.S. federal income tax purposes as provided in Section 1362(a) of the Internal Revenue Code. As such, the Company’s income or loss and credits are passed through to the members and reported on their individual Federal income tax return. The Company is required to file tax returns in most of the states in which it does business. Not all of the states recognize S-corporations as pass-through entities, and the Company is taxed at the corporate level. Accordingly, the Company pays income taxes to those states that do not treat S corporations as pass-through entities for tax purposes. The income tax expense or benefit is based on taxable income allocated to the states that do not recognize S-corporations as pass-through entities.
The Company records uncertain tax positions in accordance with ASC 740,
Income Taxes
, on the basis of a two-step process whereby: (i) management determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position, and (ii) for those tax positions that meet the more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties as a component of income tax expense. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.
Advertising
—All advertising expenditures incurred by the Company are charged to expense in the period to which they relate and are included in general and administrative expenses on the accompanying statements of operations and comprehensive (loss) income. Advertising expense totaled $1,414,828 and $1,803,000 for the years ended December 31, 2022 and 2021, respectively.
Leases
—The Company accounts for its leases in accordance with ASC 842,
Leases
. A contract is or contains a lease if there is identified property, plant and equipment that is either explicitly or implicitly specified in the contract and the lessee has the right to control the use of the property, plant and equipment throughout the contract term, which is based on an evaluation of whether the lessee has the right to direct the use of the property, plant and equipment.
In April 2022, the Company entered into an agreement to lease additional office space in Orlando, Florida from a vendor. The lease commenced on May 1, 2022 and goes through October 30, 2023.
Historically, the Company’s lease portfolio consisted of a single lease of office space in Orlando, Florida, which is accounted for as an operating lease. In April 2021, the lease was modified to expand the office space leased by the Company and also extend the term of the lease through July 31, 2024. The Company is responsible for utilities, maintenance, taxes and insurance, which are variable payments based on a reimbursement to the lessor of the lessor’s costs incurred. The Company excludes variable lease payments from the measurement of lease liabilities and right-of-use(“ROU”) assets recognized on the Company’s balance sheets. Variable lease payments are recognized as a lease expense on the Company’s statements of operations and comprehensive (loss) income in the period incurred. The Company has elected the practical expedient to account for lease components and non-lease components together as a single lease component for its real estate leases noted above.
The Company has elected the short-term lease exemption, which permits the Company to not recognize a lease liability and ROU asset for leases with an original term of one year or less. Currently, the Company does not have any short-term leases. The Company’s current lease includes a renewal option. The Company has determined that the renewal option is not reasonably certain of exercise based on an evaluation of contract, market and asset-based factors, and therefore does not include periods covered by renewal options in its lease term. The Company’s leases generally do not include purchase options, residual value guarantees, or material restrictive covenants.
The Company determines its lease liability and ROU by calculating the present value of future lease payments. The present value of future lease payments is discounted using the Company’s incremental borrowing rate. As the Company’s leases generally do not have a readily determinable implicit rate, the Company uses its incremental borrowing rate based on market yields and comparable credit ratings, adjusted for lease term, to determine the present value of fixed lease payments based on information available at the lease commencement date.
The Company does not have any finance leases, nor is the Company a lessor (or sublessor).
See Note 14 for additional disclosures related to leases.
Earnings Per Unit
—The Company has only one class of equity. Basic net (loss) income per unit is calculated by dividing net (loss) income by the weighted average number of units outstanding during the applicable period. If the number of units outstanding increases as a result of a unit dividend or unit split or decreases as a result of a reverse unit split, the computations of basic net (loss) income per unit are adjusted retroactively for all periods presented to reflect that change in capital structure. If such changes occur after the close of the reporting period but before issuance of the financial statements, the per-units computations for that period and any prior-period financial statements presented are based on the new number of units.

3.	SEGMENT REPORTING
Operating as a centrally-led life insurance policy intermediary, the Company’s President and Chief Executive Officer is the CODM who allocates resources and assesses financial performance based on financial information presented for the Company as a whole. As a result of this management approach, the Company is organized as a single
operating segment.

4.	PROPERTY AND EQUIPMENT—NET
Property and equipment, net consists of the following:

	2022	2021
Computer equipment	$91,993	$45,172
Office furniture	68,778	54,069
Leasehold improvement	2,569	—

Total property and equipment	163,340	99,241
Less: accumulated depreciation	(91,122)	(65,938)

Property and equipment—net	$72,218	$33,303

Depreciation expense recorded for property and equipment was $25,184 and $18,651, of which $13,019 and $8,512 has been included in cost of sales, for the years ended December 31, 2022 and 2021, respectively.

5.	INTANGIBLE ASSETS—NET
Intangible assets—net, consist of the following:

	2022	2021
Software	$241,664	$226,664
Less: accumulated amortization	92,731	12,593

Intangible assets—net	$148,933	$214,071

Amortization expense for the year ended December 31, 2022 and 2021 amounted to $80,138 and $12,593, respectively, and has been included in cost of
s
ales.

6.	ACCRUED PAYROLL AND OTHER EXPENSES
The Company’s accrued payroll and other expenses were as follows:

	2022	2021
Accrued payroll	$224,168	$188,529
Accrued credit card fees	235,680	172,189
Other expenses	82,018	150,128

Total accrued payroll and other expenses	$541,866	$510,846

7.	COMMITMENTS AND CONTINGENCIES
Legal Proceedings
—The Company is a defendant in a lawsuit brought by a third party. The third party seeks to rescind a viatical settlement contract regarding a $4 million life insurance policy as the third party contends that the subject transaction documents were inconsistent with Delaware law and therefore the rescission provisions of the transaction documents were not enforceable. The trial is expected to begin in April 2023. The Company believes it has acted properly and in accordance with applicable state law and regulations. Legal counsel feels that a favorable outcome is likely for the Company; therefore, no liability has been accrued on the accompanying balance sheets. Although the Company believes there is no merit to this case, there is a five (5) million-dollar errors and omissions insurance policy in place with a $50,000 deductible per occurrence, which would limit any exposure to the Company.
Letter of credit
—The Company entered into a one-year letter of credit agreement in August 2022 to support bonding requirements associated with state insurance licenses and provide the Company the ability to borrow up to $
1,012,500 related to state penal bonds. The letter of credit has variable interest based on Wall Street Journal Prime rates, beginning at 6.5%. Interest is only due on the outstanding principal amount. The Company did not draw on the letter of credit during 2022, as such $0 was outstanding as of December 31, 2022.
The
Company incurred $23,450 of financing fees associated with establishing the letter of credit, which have been capitalized in other
current assets and amortized over the stated term.

8.	REVENUE
Remaining performance obligation
—The Company is recognizing revenue at a point in time when the closing has occurred and any right of rescission under applicable state law has expired. As of December 31, 2022 and 2021, there are $322,150 and $
1,678,791 in revenues allocated to performance obligations to be satisfied, of which all are expected to be recognized as revenue in the following year when the right of rescission has expired.
Disaggregated Revenue
—The following table presents a disaggregation of the Company’s revenue by major sources for the years ended December 31, 2022 and 2021:

	2022	2021
Agent	$12,156,552	$7,668,256
Broker	9,938,808	11,378,713
Client direct	3,108,103	3,545,175

Total	$25,203,463	$22,592,144

Contract Balances
—The balances of contract liabilities arising from contracts with customers for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Contract liabilities—beginning of year	$1,678,791	$1,068,250
Additions to Contract Liabilities	322,150	1,678,791
Recognition of revenue deferred in the prior year	(1,678,791)	(1,068,250)

Contract liabilities—end of year	$322,150	$1,678,791

9.	INCOME TAXES
Since the Company elected to file as an S-corporation for Federal and State income tax purposes, the Company incurred no Federal or State income taxes. Accordingly, tax expense is attributable to minimum state tax payments that are due regardless of their S-corporation status and income position.
The components of expense for income taxes for the years ended December 31, 2022 and 2021 are as follows:

	2022	2021
State income taxes:
Current	$2,018	$1,200
Deferred	—	—

Expense for income taxes	$2,018	$1,200

This expense solely relates to state minimum tax for state taxes that have been paid and settled during the respective years shown above.
For the years ended December 31, 2022 and 2021, the income tax expense differs from the provision that would result from applying state statutory tax rates to the income before income taxes due to the Company’s S-corporation election. A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

Tax at federal statutory rate	21.00%	21.00%
State taxes, net of federal benefit	(4.00)	0.12
U.S. income attributable to pass-through entity	(21.00)	(21.00)

Effective income tax rate	(4.00)%	0.12%

The Company did not have any unrecognized tax benefits relating to uncertain tax positions at December 31, 2022 and 2021 and did not recognize any interest or penalties related to uncertain tax position at December 31, 2022 and 2021.
Given the company’s S-Corporation status, temporary book and tax differences do not create a deferred tax asset or liability on the balance sheets. Accordingly, an assessment of realizability of any deferred tax asset balances is not relevant.
On March 27, 2020, the CARES Act was enacted. The CARES Act includes provisions, among others, addressing the carryback of net operating losses for specific periods, refunds of alternative minimum tax credits, temporary modifications to the limitations placed on the tax deductibility of net interest expenses, and technical amendments for qualified improvement property. Additionally, the CARES Act provides for various payroll incentives, including PPP loans, refundable employee retention tax credits, and the deferral of the employer-paid portion of social security payroll taxes.

10.	RETIREMENT PLAN
The Company had a 401(k) Safe Harbor and Discretionary Profit-Sharing Plan (the Plan) with a service provider until May 30, 2021, at which time the Company switched to Paychex’s Retirement Services 401(k) Profit Sharing Plan. All eligible employees are able to participate in voluntary salary reduction contributions to the Profit-Sharing Plan. All employees who have completed one year of service with the Company are eligible to receive employer matching contributions. The Company may match contributions to the Profit-Sharing Plan, up to 4% of compensation. For the years ended December 31, 20
2
2 and 2021, the Company made a discretionary contribution of $0 and $100,000 to the Profit Sharing
Pl
an, respectively.

11.	MEMBERS’ EQUITY
The Company is authorized to issue up to 400 units of par value common units. Holders of the Company’s common units are entitled to one vote for each share. At December 31, 2022 and 2021, there were 400 shares of common units issued and outstanding. Holders of the common units were entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the unit holders after payment of all liabilities.

12.	RELATED PARTY TRANSACTIONS
Due from members and affiliates includes $1,448 and $16,536 of short-term advances to affiliates with no stated terms at December 31, 2022 and 2021, respectively. Due to members and affiliates includes $1,411 and $11,857 of distributions owed to members at December 31, 2022 and 2021, respectively.
The Company has a related party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”) as the owners of the Company jointly own 11% of the Nova Funds. For the years ended December 31, 2022 and December 31, 2021, the Company has originated 333 and 313 policies, respectively, for the Nova Funds with a total value of $87,143,005 and $106,633,792. For its origination services to the Nova Funds, the Company earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000 in addition to agent and broker commissions and reimbursements for transaction expenses, where the Company has determined that it is acting as the principal. For the years ended December 31, 2022 and December 31, 2021, revenue earned and contracts originated are as follows:

	December 31,	December 31,
	2022	2021
Origination fee revenue	$6,586,922	$6,158,458
Commissions and transaction reimbursement revenue	$8,656,885	$11,093,512

Total revenue	$15,243,806	$17,251,970

Cost	87,143,005	106,633,792
Face value	481,648,010	459,217,638
Total policies	333	313
Average Age	75	78
The Company also has two other affiliated investors that it provides origination services for. Total revenue earned related to the other affiliated investors was $2,909,650 and $433,800, respectively of which $2,268,150 and $0 related to LMA, for the years ended December 31, 2022 and December 31, 2021, respectively. Total cost of sales were $2,365,650 and $433,800 for the other affiliated investors for the years ended December 31, 2022 and December 31, 2021, respectively.
In addition, at December 31, 2022 and 2021, there were $175,194 and $590,371, respectively, in expense reimbursements due from the Nova funds, which are included as related party receivables in the accompanying balance sheets.

13.	SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION.
For the years ended December 31, 2022 and December 31, 2021, respectively, supplemental cash flow information and supplemental disclosure of non-cash investing and financing activity consists of the following:

	2022	2021
Supplemental cash flow information:
Cash paid for income taxes	$0	$1,200
Supplemental disclosure of non-cash investing and financing activity:
Distributions owed to the members	1,411	11,857

14.	LEASES
The Company’s ROU assets and lease liabilities for its operating leases consisted of the following amounts as of December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Assets
Operating lease right-of-use asset	$300,866	$367,508
Liabilities
Operating lease liability, current	214,691	135,321
Operating lease liability, noncurrent	87,806	232,187

Total operating lease liabilities	$302,497	$367,508
The Company recognizes lease expense for its operating leases within general and administrative expenses on the Company’s statements of operations and comprehensive (loss) income. The Company’s lease expense for the periods presented consisted of the following:

	Year Ended December 31,
	2022	2021
Operating lease cost	$190,183	$126,178
Variable lease cost	9,403	10,756

Total lease cost	$199,586	$136,935

The following table shows supplemental cash flow information related to lease activities for the periods presented:

	Year Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of the lease liability
Operating cash flows from operating leases	201,478	126,178
ROU assets obtained in exchange for new lease liabilities	123,541	417,076
The table below shows a weighted-average analysis for lease term and discount rate for all operating leases as of December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Weighted-average remaining lease term (in years)	1.41	2.58
Weighted-average discount rate	3.71%	3.36%

Future minimum noncancelable lease payments under the Company’s operating leases on an undiscounted basis reconciled to the respective lease liability at December 31, 2022 are as follows:

Operating Leases
2023	221,182
2024	88,543
2025	—
2026	—
2027	—
Thereafter	—

Total operating lease payments (undiscounted)	$309,726
Less: Imputed interest	(7,229)

Lease liability as of December 31, 2022	$302,497

15.	SUBSEQUENT EVENTS
The Company has evaluated its subsequent events through February 17, 2023, the date that the financial statements were available to be issued.
* * * * * *

Abacus Settlements, LLC d/b/a Abacus Life
Unaudited Condensed Financial Statements as of September 30, 2023 and December 31, 2022 and for the Nine Months Ended September 30, 2023, and 2022

ABACUS SETTLEMENTS, LLC D/B/A ABACUS LIFE

ABACUS LIFE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022

	September 30, 2023 (unaudited)	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,649,190	$30,052,823
Accounts receivable	960,720	10,448
Accounts receivable, related party	174,875	198,364
Due from affiliates	772,545	2,904,646
Prepaid expenses and other current assets	961,427	116,646

Total current assets	39,518,757	33,282,927
Property and equipment, net	261,882	18,617
Intangible assets, net	31,217,917	—
Goodwill	140,287,000	—
Operating right-of-use assets	171,295	77,011
Life settlement policies, at cost	4,116,499	8,716,111
Life settlement policies, at fair value	83,585,374	13,809,352
Available-for-sale securities, at fair value	1,000,000	1,000,000
Other investments, at cost	1,650,000	1,300,000
Other assets	998,469	—
Equity securities, at fair value	1,494,744	890,829

TOTAL ASSETS	$304,301,937	$59,094,847

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued expenses	$636,788	$—
Accounts payable	2,000	40,014
Operating lease liability, current	173,799	48,127
Due to affiliates	5,236	263,785
Due to owners	1,159,712	—
Contract liabilities—deposits on pending settlements	348,836	—
Accrued transaction costs	—	908,256
Other current liabilities	3,050,731	42,227
Income taxes payable	80,573	—

Total current liabilities	5,457,675	1,302,409
Long-term debt- Related party	36,535,778	—
Long-term debt	82,278,050	28,249,653
Operating lease liability, noncurrent	—	29,268
Deferred tax liability	10,558,687	1,363,820
Warrant liability	3,382,000	—

TOTAL LIABILITIES	138,212,190	30,945,150
COMMITMENTS AND CONTINGENCIES (Note 11)
SHAREHOLDERS’ EQUITY
Class A common stock, 0.0001 par value; 200,000,000 authorized shares; 63,349,823 and 50,369,350 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	6,335	5,037
Additional paid-in capital	194,197,741	704,963
(Accumulated deficit) retained earnings	(28,503,752)	25,487,323
Accumulated other comprehensive income	100,175	1,052,836
Non-controlling interest	289,248	899,538

Total shareholders’ equity	166,089,747	28,149,697
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$304,301,937	$59,094,847

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ABACUS LIFE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES:
Portfolio servicing revenue
Related party service revenue	$168,899	$132,220	$711,975	$752,379
Portfolio servicing	55,670	250,025	102,651	620,194

Total portfolio servicing revenue	224,569	382,245	814,626	1,372,573
Active management revenue
Investment Income from life insurance policies held using investment method	1,817,764	10,629,978	18,473,597	24,610,444
Change in fair value of life insurance policies (policies held using fair value method)	17,108,380	495,525	21,447,464	3,801,031

Total active management revenue	18,926,144	11,125,503	39,921,061	28,411,475
Originations revenue
Related Party origination revenue	254,517	—	254,517	—
Origination revenue	1,715,700	—	1,715,700	—

Total origination revenue	1,970,217	—	1,970,217	—

Total revenues	21,120,930	11,507,748	42,705,904	29,784,048

COST OF REVENUES (excluding depreciation and amortization stated below)

Total cost of revenue	3,364,957	1,754,894	4,827,907	3,840,969

Gross Profit	17,755,973	9,752,854	37,877,997	25,943,079
OPERATING EXPENSES:
Sales and marketing	1,704,154	14,905	3,116,999	1,664,403
General and administrative (including stock based compensation of $4,583,632)	9,838,951	59,816	11,113,382	706,523
(Gain) loss on change in fair value of debt	(2,088,797)	(1,235,032)	309,865	(859,519)
Unrealized loss (gain) on investments	306,800	246,846	(491,356)	1,301,821
Depreciation and amortization expense	1,694,853	1,071	1,696,994	3,211

Total operating expenses	11,455,961	(912,394)	15,745,884	2,816,439

Operating Income	$6,300,012	$10,665,248	$22,132,113	$23,126,640

OTHER INCOME (EXPENSE)
Loss on change in fair value of warrant liability	(943,400)	—	(943,400)	—
Interest (expense)	(2,679,237)	—	(3,620,695)	—
Interest income	63,826	—	71,283	—
Other income (expense)	20,086	42,289	(1,565)	(199,958)

Total other income (expense)	(3,538,725)	42,289	(4,494,377)	(199,958)
Net income before provision for income taxes	2,761,287	10,707,537	17,637,736	22,926,682

Income tax expense	1,710,315	352,081	2,238,419	648,887

NET INCOME	1,050,972	10,355,456	15,399,317	22,277,795

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	147,611	363,452	(339,692)	770,093

NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	$903,361	$9,992,004	$15,739,009	$21,507,702

EARNINGS PER SHARE:
Earnings per share—basic and diluted	0.01	0.20	0.29	0.43
Weighted-average units outstanding-basic and diluted	63,349,823	50,369,350	54,632,826	50,369,350
NET INCOME	1,050,972	10,355,456	15,399,317	22,277,795
Other comprehensive income, net of tax:
Change in fair value of debt (risk adjusted)	(1,016,034)	(523,083)	(1,248,010)	1,494,476

Comprehensive income before non-controlling interests	34,938	9,832,373	14,151,307	23,772,271
Net and comprehensive income (loss) attributable to non-controlling interests	(91,292)	124,677	(635,041)	1,136,586

Comprehensive income attributable to Abacus Life, Inc.	$126,230	$9,707,696	$14,786,348	$22,635,685

Both the number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of Abacus Life, Inc. as a result of the Business Combination.
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ABACUS LIFE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	Class A Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non- Controlling Interests	Total Shareholders’ Equity
	Shares	Amount
BALANCE AS OF JUNE 30, 2022 (1)	50,369,350	$5,037	$704,963	$9,320,746	$1,412,291	$863,754	$12,306,791
Other comprehensive income	—	—	—	—	(284,308)	(238,775)	(523,083)
Net Income	—	—	—	9,992,004	—	363,452	10,355,456

BALANCE AS OF SEPTEMBER 30, 2022 (1)	50,369,350	$5,037	$704,963	$19,312,750	$1,127,983	$988,431	$22,139,164

	Class A Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- Controlling Interests	Total Shareholders’ Equity
	Shares	Amount
BALANCE AS OF JUNE 30, 2023 (1)	62,961,688	$6,296	$188,641,886	$(29,382,362)	$877,306	$355,789	$160,498,915
Merger with East Resources Acquisition Company	388,135	39	(39)	—	—	—	—
Proceeds received from SPAC trust	—	—	972,262	—	—	—	972,262
Stock based compensation	—	—	4,583,632	—	—	—	4,583,632
Transfer of non-controlling interest	—	—	—	(24,751)	—	24,751	—
Other Comprehensive Income	—	—	—	—	(777,131)	(238,903)	(1,016,034)
Net Income	—	—	—	903,361	—	147,611	1,050,972

BALANCE AS OF SEPTEMBER 30, 2023	63,349,823	$6,335	$194,197,741	$(28,503,752)	$100,175	$289,248	$166,089,747

(1)
Both the number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of Abacus Life, Inc. as a result of the successful Business Combination.

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ABACUS LIFE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	Class A Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non- Controlling Interests	Total Shareholders’ Equity
	Shares	Amount
BALANCE AS OF DECEMBER 31, 2021 (1)	50,369,350	$5,037	$704,963	$205,048	$—	$(148,155)	$766,893
Distributions	—	—	—	(2,400,000)	—	—	(2,400,000)
Other Comprehensive Income	—	—	—	—	1,127,983	366,493	1,494,476
Net Income	—	—	—	21,507,702	—	770,093	22,277,795

BALANCE AS OF SEPTEMBER 30, 2022 (1)	50,369,350	$5,037	$704,963	$19,312,750	$1,127,983	$988,431	22,139,164

	Class A Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Non- Controlling Interests	Total Shareholders’ Equity
	Shares	Amount
BALANCE AS OF DECEMBER 31, 2022 (1)	50,369,350	$5,037	$704,963	$25,487,323	$1,052,836	$899,538	$28,149,697
Distributions	—	—	—	(34,451,607)	—	—	(34,451,607)
Deferred transaction costs	—	—	—	(10,841,551)	—	—	(10,841,551)
Public warrants	—	—	4,726,500	(3,765,600)	—	—	960,900
Merger with East Resources Acquisition Company	12,980,473	1,298	17,849,052	(20,646,575)	—	—	(2,796,225)
Acquisition of Abacus Settlements, LLC	—	—	165,361,332	—	—	—	165,361,332
Proceeds received from SPAC trust	—	—	972,262	—	—	—	972,262
Stock based compensation			4,583,632	—	—	—	4,583,632
Transfer of non-controlling interest	—	—	—	(24,751)	—	24,751	—
Other Comprehensive Income	—	—	—	—	(952,661)	(295,349)	(1,248,010)
Net Income	—	—	—	15,739,009	—	(339,692)	15,399,317

BALANCE AS OF SEPTEMBER 30, 2023	63,349,823	$6,335	$194,197,741	$(28,503,752)	$100,175	$289,248	$166,089,747

(1)
Both the number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of Abacus Life Inc. as a result of the successful Business Combination.

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ABACUS LIFE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,399,317	$22,277,795
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,696,994	3,211
Stock based compensation	4,583,632	—
Deferred financing fees	133,211	—
Unrealized (gain) loss on investments	(491,356)	1,301,821
Unrealized (gain) on policies	(14,259,665)	(3,957,809)
(Gain) loss on change in fair value of debt	309,865	(859,519)
Deferred income taxes	1,743,079	648,887
Non-cash interest expense	1,064,130	—
Non-cash lease expense	(721)	192
Changes in operating assets and liabilities:
Accounts receivable	(929,020)	—
Accounts receivable, related party	29,199	(364,931)
Prepaid expenses and other current assets	(325,294)	(1,920,015)
Other noncurrent assets	(634,409)	—
Accounts payable	(38,014)	44,103,901
Accrued expenses	112,388	—
Accrued transaction costs	(908,256)	—
Contract liabilities—deposits on pending settlement	(632,381)	—
Other current liabilities	3,089,077	1,352,878
Life settlement policies, at fair value	(55,516,357)	(7,105,000)
Life settlement policies, at cost	(5,601,493)	(61,876,742)

Net cash used in operating activities	(51,176,074)	(6,395,331)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of other investments	(350,000)	(250,000)
Purchase of property and equipment	(96,721)	—
Due from affiliates	3,016,158	(1,682,664)

Net cash provided (used) in investing activities	2,569,437	(1,932,664)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to owners	442,283	2,500,000
Issuance of debt certificates	87,478,232	12,900,291
Issuance of private warrants	943,400	—
Transaction costs	(10,841,551)	—
Capital distribution to members	(23,533,073)	(2,400,000)
Proceeds received from SPAC trust	972,262	—
Due to affiliates	(258,549)	(930,630)

Net cash provided by financing activities	55,203,004	12,069,661

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,596,367	3,741,666
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	30,052,823	102,421

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$36,649,190	$3,844,087

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

ABACUS LIFE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS
Organization and Merger
Abacus Life, Inc. (the “Company”) was formerly known as East Resources Acquisition Company (“ERES”), a blank check company incorporated in Delaware on May 22, 2020. Abacus Life, Inc. conducts its business through its wholly-owned, consolidated subsidiaries, primarily Abacus Settlements, LLC (“Abacus Settlements”, or “Abacus”) and Longevity Market Assets, LLC (“LMA”), which are Delaware limited liability companies (collectively, the “Companies”). On June 30, 2023, (the “Closing Date”), ERES, LMA and Abacus Settlements, LLC consummated the combining of the Companies as contemplated by the Merger Agreement dated as of August 30, 2022 (as amended on October 14, 2022 and April 20, 2023) with LMA Merger Sub, LLC, a wholly owned subsidiary of ERES (“LMA Merger Sub”), Abacus Merger Sub, LLC, a wholly owned subsidiary of ERES (“Abacus Merger Sub”), LMA and Abacus (together with LMA, the “Legacy Companies”). Pursuant to the Merger Agreement, on June 30, 2023, (i) LMA Merger Sub merged with and into LMA, with LMA surviving such merger (the “LMA Merger”) and (ii) Abacus Merger Sub merged with and into Abacus, with Abacus surviving such merger (the “Abacus Merger” and, together with the LMA Merger, the “Mergers” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”) and the Legacy Companies became direct wholly owned subsidiaries of Abacus and ERES changed its name to Abacus Life, Inc.
The condensed consolidated assets, liabilities and statements of operations and comprehensive income prior to the Business Combination are those of legacy LMA. The shares of common stock and corresponding capital amounts and income per share, prior to the Business Combination, have been retroactively restated based on share reflecting the exchange ratio established in the Business Combination.
The equity structure has been recast in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to legacy LMA’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and income per share related to legacy LMA common stock prior to the Business Combination have been retroactively recast as shares reflecting the exchange ratio of 0.8 established in the Business Combination.
Business Activity
The Company, through its LMA subsidiary, is a provider of services pertaining to life insurance settlements and offers policy servicing to owners and purchasers of life settlement assets, as well as consulting, valuation, and actuarial services. The Company is also engaged in buying and selling of life settlement policies in which it uses its own capital, and purchases life settlement contracts with the intent to either hold to maturity to receive the associated death claim payout or to sell to another purchaser of life settlement contracts for a gain on the sale.
The Company, through its Abacus subsidiary, also is an originator of outstanding life insurance policies as a licensed life settlement provider on behalf of investors (“Financing Entities”). Abacus locates and screens policies for eligibility as a commercially desirable life settlement, including verifying that the policy is in force, obtaining consents and disclosures, and submitting cases for life expectancy estimates, also known, collectively, as origination services. When the sale of a policy is completed, this is deemed “settled” and the policy is then referred to as either a “life settlement” in which the insured’s life expectancy is greater than two years or “viatical settlement,” in which the insured’s life expectancy is less than two years. The Company is not an insurance company, and therefore the Company does not underwrite insurable risks for its own account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
—In connection with the Business Combination, the Merger is accounted for as a reverse recapitalization with ERES in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Under U.S. GAAP, ERES has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the LMA shareholders having a relative majority of the voting power of the Company, the LMA shareholders having the authority to appoint a majority of directors on the Board of Directors, and senior management of LMA comprising the majority of the senior management of the post-combination Company. LMA was then determined to be the “acquirer” for financial reporting purposes based on the relative size of LMA as compared to Abacus, represented by their revenue, equity, gross profit and net income. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of LMA with the LMA Merger being treated as the equivalent of LMA issuing stock for the net assets of ERES, accompanied by a recapitalization. The net assets of ERES will be stated at historical cost, with no goodwill or other intangible assets recorded.
The Abacus Merger has been accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Abacus were recorded at the fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired was recognized as goodwill.
As a result of the Business Combination, the Company evaluated if ERES, Abacus, or LMA is the predecessor for accounting purposes.
In considering the foregoing principles of predecessor determination and in light of the Company’s specific facts and circumstances, management determined that LMA and Abacus are dual predecessors for accounting purposes. The financial statement presentation for Abacus Life, Inc. includes the purchase accounting effects of the Abacus Merger as of the Closing Date with the financial statements of LMA as the comparative period. The predecessor financial statements for Abacus are included separately within this report.
The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and are prepared in accordance with U.S. GAAP.
Unaudited Condensed Consolidated Financial Statements
—The condensed consolidated financial statements have been prepared on a basis consistent with the audited annual financial statements as of and for the year ended December 31, 2022, and, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2023, and the condensed consolidated statements of operations and comprehensive income for the three months and nine months ended September 30, 2023 and 2022, respectively, and the condensed consolidated statements of cash flows for the nine months ended September 30, 2023 and 2022, respectively. The condensed consolidated statements of operations and comprehensive income for the three months and nine months ended September 30, 2023, are not necessarily indicative of the results to be expected for the full year ending December 31, 2023, or any other period. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for Abacus for the year ended December 31, 2022, and the financial statements and notes for LMA for the year ended December 31, 2022. All references to financial information as of and for the periods ended September 30, 2023, and 2022 in the notes to condensed consolidated financial statements are unaudited.
Refer to this note in the LMA annual financial statements for the full list of the Company’s significant accounting policies. The details in those notes have not changed, except as discussed below and as a result of normal adjustments in the interim periods.

Consolidation of Variable Interest Entities
—For entities in which the Company has variable interests, the Company first evaluates whether the entity meets the definition of a variable interest entity (“VIE”) or a voting interest entity (“VOE”). If the entity is a VIE, the Company focuses on identifying whether it has the power to direct the activities that most significantly impact the VIE’s economic performance and whether it has the obligation to absorb losses or the right to receive benefits from the VIE. If the Company is the primary beneficiary of a VIE, the assets, liabilities, and results of operations of the VIE will be included in the Company’s condensed consolidated financial statements. The proportionate share not owned by the Company is recognized as noncontrolling interest and net income attributable to noncontrolling interest on the condensed consolidated balance sheets and condensed consolidated statements of operations and comprehensive income, respectively. If the entity is a VOE, the Company evaluates whether it has the power to control the VOE through a majority voting interest or through other arrangements.
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810,
Consolidations
, (“ASC 810”) requires the Company to separately disclose on its condensed consolidated balance sheets the assets of consolidated VIEs and liabilities of consolidated VIEs as to which there is no recourse against the Company. As of September 30, 2023, total assets and liabilities of consolidated VIEs were $62,831,856 and $56,775,736, respectively. As of December 31, 2022, total assets and liabilities of consolidated VIEs were $30,073,972 and $27,116,762, respectively.
On January 1, 2021, the Company entered into an option agreement with two commonly owned full-service origination, servicing, and investment providers (the “Providers”), in which the Company agreed to fund certain capital needs with an option to purchase the outstanding equity ownership of the Providers (the “Option Agreement”).
The Company accounted for its investment in the call options under the Option Agreement as an equity security, pursuant to ASC 321,
Investments-Equity Securities
. In arriving at this accounting conclusion, the Company first considered whether the call options met the definition of a derivative pursuant to ASC 815,
Derivatives and Hedging
, and concluded that the options do not provide for net settlement and accordingly are not a derivative. The Company also concluded that the call options do not provide the Company with a controlling financial interest in the legal entity pursuant to ASC 810. The call options include material contingencies prior to exercisability that the Company does not anticipate will be resolved; additionally, the call options are in a legal entity for which the share price has no readily determinable fair value. The Company’s basis in the call options, pursuant to ASC 321, is zero and accordingly the call options are not reflected in the statement of financial position.
The Company provided $0 and $40,800 of funding for the three months ended September 30, 2023 and September 30, 2022, respectively, and provided $29,721 and $283,047 of funding for the nine months ended September 30, 2023 and September 30, 2022, respectively, which is included in other (expense) income on the condensed consolidated statements of operations and comprehensive income. Refer to Note 11 for further details.
For the period ended September 30, 2023, and for the year ended December 31, 2022, the Providers were considered to be VIEs, but were not consolidated in the Company’s condensed consolidated financial statements due to a lack of the power criterion or the losses/benefits criterion. As of September 30, 2023, the unaudited financial information for the unconsolidated VIEs are as follows: held assets of $824,375 and liabilities of $191,632. As of December 31, 2022, the unaudited financial information for the unconsolidated VIEs are as follows: held assets of $987,964 and liabilities of $358,586.
On October 4, 2021, the Company entered into an operating agreement with LMX Series, LLC (“LMX”) and three other unaffiliated investors to obtain a 70% ownership interest in LMX, which was newly formed in August 2021. LMX had no operating activity prior to the operating agreement being signed. LMX has a wholly owned subsidiary, LMATT Series 2024, Inc., a Delaware C corporation. While the Company and three other investors each contributed $100 to LMX, the Company directs the most significant activities by managing the investment offerings, and sponsoring and creating structured investment grade insurance liabilities, and thus was provided a 70% ownership interest. LMX is a VIE and the Company is the primary beneficiary of LMX. The Company has included the results of LMX and its subsidiaries in its condensed consolidated financial statements for the period ended September 30, 2023.
On November 30, 2022, LMA Series, LLC, a wholly owned subsidiary of the Company, signed an Operating Agreement to be the sole member of a newly created general partnership, LMA Income Series, GP, LLC. Subsequent to that, LMA Income Series, GP, LLC formed a limited partnership, LMA Income Series, LP and issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its condensed consolidated financial statements for the nine months ended September 30, 2023.
On January 31, 2023, LMA Series, LLC, a wholly owned subsidiary of the Company, signed an Operating Agreement to be the sole member of a newly created general partnership, LMA Income Series II, GP, LLC. Subsequent to that, LMA Income Series II, GP, LLC formed a limited partnership, LMA Income Series II, LP and issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series II, LP and thus has fully consolidated the limited partnership in its condensed consolidated financial statements for the nine months ended September 30, 2023.
Noncontrolling Interest
—Noncontrolling interest represents the share of consolidated entities owned by third parties. At the date of formation or upon acquisition, the Company recognizes noncontrolling interest on the condensed consolidated balance sheets at an amount equal to the noncontrolling interest’s proportionate share of the relative fair value of any assets and liabilities acquired. Noncontrolling interest is subsequently adjusted for the noncontrolling shareholder’s additional contributions, distributions, and the shareholder’s share of the net earnings or losses of each respective consolidated entity.
Net income of a consolidated entity is allocated to noncontrolling interests based on the noncontrolling shareholder’s ownership interest during the period. The net income or loss that is not attributable to the Company is reflected in net income (loss) attributable to noncontrolling interests in the condensed consolidated statements of operations and comprehensive income.
Use of Estimates
—The preparation of U.S. GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, disclosure of contingent assets and liabilities at the date of financial statements, and the reports amounts of revenue and expenses during the reporting periods. Company’s estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from the estimates. Estimates are used when accounting for revenue recognition and related costs, purchase price allocation, the selection of useful lives of property and equipment, valuation of other receivables, valuation of life settlement policies, valuation of other investments and available-for-sale securities, valuation of long-term debt, impairment testing, income taxes, and legal reserves.
Life Insurance Settlement Policies
—The Company accounts for its holdings of life insurance settlement policies in accordance with ASC 325-30,
Investments in Insurance Contracts
. For all policies purchased after June 30, 2023, the Company accounts for these under the fair value method. For policies purchased before June 30, 2023, the Company elected to use either the fair value method or the investment method (cost, plus premiums paid). The valuation method is chosen upon contract acquisition and is irrevocable.
The Company follows ASC 820,
Fair Value Measurements and Disclosures
, in estimating the fair value of its life insurance policies held at fair value. ASC 820 defines fair value as an exit price representing the amount that would be received if an asset were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-level, fair value hierarchy that prioritizes the inputs used to measure fair value. Level 1 relates to quoted prices in active markets for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s valuation of life settlements is considered to be Level 3, as there is currently no active market where we are able to observe quoted prices for identical assets. The Company’s valuation model incorporates significant inputs that are not observable. Refer to Note 10 for further details. For policies held at fair value, changes in fair value are reflected in the unaudited condensed consolidated statement of operations and comprehensive income under active management revenue in the period the change is calculated.
For policies held under the investment method, the Company tests the impairment if we become aware of information indicating that the carrying value plus undiscounted future premiums of a policy may not be recoverable. This information is gathered initially through extensive underwriting procedures at purchase of the settlement contract, as well as through periodic underwriting review that include medical reports and life expectancy evaluations. The policies held by the Company using the investment method are expected to be owned for a shorter-term, and are actively marketed to potential buyers. The market feedback received through these interactions provides the Company with information related to a potential impairment. If a policy is determined to be impaired, the Company will adjust the carrying value to the fair value determined through the impairment analysis.
The Company accounts for cash proceeds from sale and maturity of life insurance settlement policies, as well as cash outflows for premium payments, as operating activities within the condensed consolidated statements of cash flows.
Goodwill and Intangible Assets
—Goodwill and intangible assets are recorded as a result of a business combination. Goodwill represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed. The Company amortizes identifiable intangible assets with a finite useful life over the period that the intangible asset is expected to contribute directly or indirectly to its future cash flows; however, it does not amortize indefinite lived intangible assets. The Company evaluates goodwill and identifiable intangible assets for recoverability annually in the fourth quarter or on an interim basis should events or changes in circumstances indicate that a carrying amount may not be recoverable.
To test for impairment, a qualitative assessment is performed to determine if it is more likely-than-not that the fair value of a reporting unit is less than its carrying value, including goodwill. This initial assessment includes, among other factors, consideration of: (i) past, current and projected future earnings and equity; (ii) recent trends and market conditions; and (iii) valuation metrics involving similar companies that are publicly traded and acquisitions of similar companies, if available. If the more likely-than-not threshold is met, a quantitative impairment test is performed by comparing the estimated fair value with the carrying value. If the carrying value of the net assets associated with the reporting unit exceeds the fair value of the reporting unit, goodwill is considered impaired and will be determined as the amount by which the reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.
The Company’s reporting units are at the operating segment level; each operating segment represents a business and discrete financial information is available and reviewed regularly by management. Determining the fair value of its reporting units is subjective in nature and involves the use of significant estimates and assumptions, including projected net cash flows, discount and long-term growth rates.
The Company determines the fair value of its reporting units based on an income approach and market approach, whereby the fair value of the reporting unit is derived from the present value of estimated future cash flows associated with the reporting unit. The assumptions about estimated cash flows include factors such as future premiums, loss and expenses, general and administrative expenses and industry trends. The Company considers historical rates and current market conditions when determining the discount and long-term growth rates to use in its analysis.
The Company considers other valuation methods if the facts and circumstances indicate these methods provide a more representative approximation of fair value. Changes in these estimates based on evolving economic conditions or business strategies could result in material impairment charges in future periods. The Company bases its fair value estimates on assumptions it believes to be reasonable. Actual results may differ from those estimates. As of September 30, 2023, there were no events or changes in circumstances that indicated that a carrying
amount of goodwill or intangible asset may not be recoverable. Refer Note 6, Goodwill and Other Intangible Assets, for additional information on goodwill and intangible assets.
Cost of Revenues (excluding Depreciation and Amortization)
—Cost of revenue represents the direct costs associated with fulfilling the Company’s obligations to its customers, primarily policy servicing fees, commissions expense, escrow fees, servicing and active management payroll costs, and active management consulting expenses.
Income Taxes
—The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, the provision for income taxes represents income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid, and result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted.
Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not (greater than 50%) that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carryback periods, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carryforward period, including from tax planning strategies, and the Company’s experience with similar operations. Existing favorable contracts are additional positive evidence. Negative evidence includes items such as cumulative losses, projections of future losses, or carryforward periods that are not long enough to allow for the utilization of a deferred tax asset based on existing projections of income. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances, resulting in a future charge to establish a valuation allowance. Existing valuation allowances are re-examined under the same standards of positive and negative evidence. If it is determined that it is more likely than not that a deferred tax asset will be realized, the appropriate amount of the valuation allowance, if any, is released. Deferred tax assets and liabilities are also remeasured to reflect changes in underlying tax rates due to law changes and the granting and lapse of tax holidays.
Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitations has expired or the appropriate taxing authority has completed their examination even though the statute of limitations remains open. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.
Concentrations
—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable, and available-for-sale securities. The Company maintains its cash in bank deposit accounts with high-quality financial institutions, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash and cash equivalents. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers to the extent of the amounts recorded on the accompanying condensed consolidated balance sheets. The Company extends different levels of credit to its customers and maintains allowance for doubtful accounts based upon the expected collectability of accounts receivable. The Company’s procedures for determining this allowance includes evaluating individual customer receivables, considering a customer’s fin anc
ial condition, monitoring credit history and current economic conditions, and using historical experience applied to an aging of accounts.

Two related party customers accounted for 5% and 5% of the total balance of accounts receivable and related party receivables as of September 30, 2023, respectively, and two related party customers accounted for 75% and 16% of the total accounts receivable and related party receivables as of December 31, 2022, respectively. The largest receivables balances are from related parties where the exposed credit risk is estimated to be low. As such, there is no allowance for doubtful accounts as of September 30, 2023, and December 31, 2022.
One customer accounted for 13% of active management revenue for the three months ended September 30, 2023. Two related party customers each accounted for 39% and 39% of the portfolio servicing revenue for the three months ended September 30, 2023.
One customer accounted for 22% of active management revenue, while 9% of revenue related to 2 policies that matured that were accounted for under the investment method and 1 policy that matured that was accounted for under the fair-value method for the nine months ended September 30, 2023. Two related party customers each accounted for 36% and 37% of the portfolio servicing revenue for the nine months ended September 30, 2023. Two customers accounted for 44% and 29% of the total revenues for the nine months ended September 30, 2022.
Warrants
—The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480,
Distinguishing Liabilities from Equity
, and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed consolidated statements of operations and comprehensive income.
Stock-Based Compensation
—We account for stock-based compensation in accordance with ASC 718,
Compensation - Stock Compensation
, which requires that we measure the expense of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Generally, stock-based awards granted to our employees vest ratably over a three-year period. For stock-based awards with service only vesting conditions, we record compensation expense on a straight-line basis over the requisite service period. We account for forfeitures when they occur. The fair value of stock-based awards, granted or modified, is determined on the grant date (or modification dates, if applicable) at fair value, using appropriate valuation techniques. For stock-based awards granted to non-employee directors, we reco gnize
compensation expense on the grant date based on the fair value of the awards as of that date.

3.	BUSINESS COMBINATION
Merger consideration conveyed of $531.8 million was allocated between the Companies based on relative values derived through both the discounted cash flow method within the income approach and the guideline public company method within the market approach. Within the discounted cash flow method, the present values of cash flows reasonably expected to be produced by the Companies from their operations were summed to produce an estimate of the Companies’ business enterprise values on a controlling, marketable basis. The cash flows used in the discounted cash flow analysis were discounted at the weighted average cost of capital of 14.5% for LMA and 16.5% for Abacus. The discou nte
d cash flow method resulted in a

business enterprise value range of $380.0 million to $460.0 million for LMA and $180.0 million to $195.0 million for Abacus. Within the market approach, Company applied the guideline public company method, which employs market multiples derived from market prices of stocks of Companies that are engaged in the same or similar lines of business as the Companies and that are actively traded on a free and open market. The guideline public company method resulted in a business enterprise value range of $400.0 million to $440.0 million for LMA and $180.0 million to $190.0 million for Abacus. Management concluded on a business enterprise value of $165.4 million for Abacus and $366.4 million for LMA based upon the relative fair value of the Companies allocated to the consideration transferred.
The preliminary purchase price was allocated among the identified assets to be acquired. The primary area of the acquisition accounting that is not yet finalized is our estimate of the impact of acquisition accounting on deferred income taxes. An estimate of deferred income taxes has been recorded in the Company’s books based on information available as of September 30, 2023. As the initial acquisition accounting is based on our preliminary assessments, actual values may differ when final information becomes available. We believe that the information gathered to date provides a reasonable basis for estimating the preliminary values of deferred taxes recorded. We will continue to evaluate this item until it is satisfactorily resolved and adjust our acquisition accounting accordingly, within the allowable measurement period, as defined by ASC Topic 805,
Business Combinations,
(“ASC 805”). Transaction costs incurred as a result of the Business Combination were recognized within retained earnings / (accumulated deficit) on the condensed consolidated balance sheet ending September 30, 2023.
All valuation procedures related to existing assets as no new assets were identified as a result of procedures performed. Goodwill was recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets, largely arising from the extensive industry expertise that has been established by Abacus. This was considered appropriate based on the determination that the Abacus Merger would be accounted for as a business acquisition under ASC 805.

Net Assets Identified	Fair Value
Intangibles	$32,900,000
Goodwill	140,287,000
Current Assets	1,280,100
Non-Current Assets	901,337
Deferred Tax Liabilities	(8,310,966)
Accrued Expenses	(524,400)
Other Liabilities	(1,171,739)

Total Fair Value	$165,361,332

Value Conveyed	Amount
Abacus Purchase Consideration	$165,361,332
LMA Business Enterprise Value	$366,388,668

Total Consideration	$531,750,000

Intangible assets were comprised of the following:

Asset Type	Fair Value	Useful Life	Valuation Methodology
Customer Relationships-Agents	$12,600,000	5 years	Multi-period excess earnings method
Customer Relationships-Financing Entities	11,000,000	8 years	Multi-period excess earnings method
Internally Developed and Used Technology-APA	1,600,000	2 years	Relief from royalty method
Internally Developed and Used Technology-Marketplace	100,000	3 years	Replacement cost method
Trade Name	900,000	Indefinite	Relief from royalty method
Non-Compete Agreements	4,000,000	2 years	With and without method
State Insurance Licenses	2,700,000	Indefinite	Replacement cost method

Total Fair Value	$32,900,000

Useful lives for customer relationships were developed using attrition data for agents and financing entities which resulted in a useful life of 5 years and 8 years, respectively. Estimates over the useful lives of internally developed and used technology contemplates the period in which the Company expects to utilize the technology and the length of time the technology is expected to maintain recognition and value in the market without significant investment. Non-compete agreements have a useful life commensurate with the executed non-compete agreements in place as a result of the Business Combination.
The supplemental pro forma financial information in the table below summarizes the combined results of operations for the Business Combination as if the Companies were combined as of January 1, 2022. The unaudited supplemental pro forma financial information as presented below is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combinations occurred as of the date indicated or what the results would be for any future periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Proforma revenue	$21,120,930	$17,538,734	$55,890,580	$48,830,191
Proforma net income	1,050,972	10,232,457	14,424,416	22,427,585

4.	LIFE INSURANCE SETTLEMENT POLICIES
As of September 30, 2023, the Company holds 240 life settlement policies, of which 228 are accounted for under the fair value method and 12 are accounted for using the investment method (cost, plus premiums paid). Aggregate face value of policies held at fair value is $303,605,030 as of September 30, 2023, with a corresponding fair value of $83,585,374. The aggregate face value of policies accounted for using the investment method is $37,300,000 as of September 30, 2023, with a corresponding carrying value of $4,116,499.
As of December 31, 2022, the Company held 53 life settlement policies, of which 35 were accounted for under the fair value method and 18 were accounted for using the investment method (cost, plus premiums paid). Aggregate face value of policies held at fair value was 40,092,154 as of December 31, 2022, with a corresponding fair value of 13,809,352. The aggregate face value of policies accounted for using the investment method was 42,330,000 as of December 31, 2022, with a corresponding carrying value of 8,716,111.
At September 30, 2023, the Company did not have any contractual restrictions on its ability to sell policies, including those held as collateral for the issuance of long-term debt. Refer to Note 11, Long-Term Debt, for further details.

Life expectancy reflects the probable number of years remaining in the life of a class of persons determined statistically, affected by such factors as heredity, physical condition, nutrition, and occupation. It is not an estimate or an indication of the actual expected maturity date or indication of the timing of expected cash flows from death benefits. The following tables summarize the Company’s life insurance policies grouped by remaining life expectancy as of September 30, 2023:
Policies Carried at Fair Value—

Remaining Life Expectancy (Years)	Policies	Face Value	Fair Value
0-1	0	$—	$—
1-2	8	10,639,000	8,018,927
2-3	13	26,725,000	8,912,395
3-4	36	69,378,938	28,670,576
4-5	26	22,391,998	8,115,654
Thereafter	145	174,470,094	29,867,822

	228	$303,605,030	$83,585,374

Policies accounted for using the investment method—

Remaining Life Expectancy (Years)	Number of Life Insurance Policies	Face Value	Carrying Value
0-1	0	$—	$—
1-2	1	500,000	329,714
2-3	2	1,500,000	437,775
3-4	1	8,000,000	82,869
4-5	2	500,000	320,110
Thereafter	6	26,800,000	2,946,031

	12	$37,300,000	$4,116,499

Estimated premiums to be paid by the Company for its portfolio accounted for using the investment method during each of the five succeeding calendar years and thereafter as of September 30, 2023, are as follows:

2023 remaining	$59,184
2024	411,445
2025	403,224
2026	97,789
2027	71,775
Thereafter	654,558

Total	$1,697,975

The Company is required to pay premiums to keep its portion of life insurance policies in force. The estimated total future premium payments could increase or decrease significantly to the extent that actual mortalities of insureds differ from the estimated life expectancies.
For policies accounted for under the investment method, the Company has not been made aware of information causing a material change to assumptions relating to the timing of realization of life insurance settlement proceeds. We have also not been made aware of information indicating impairment to the carrying value of policies.

5.	PROPERTY AND EQUIPMENT-NET
Property and equipment-net composed of the following:

	September 30, 2023	December 31, 2022
Computer equipment	$240,922	$—
Furniture and fixtures	28,144	19,444
Leasehold improvements	7,726	5,902

Property and equipment—gross	276,792	25,346
Less: accumulated depreciation	(14,911)	(6,729)

Property and equipment—net	$261,882	$18,617

Depreciation expense for the three months ended September 30, 2023 and 2022, was $12,770 and $1,070, respectively and depreciation expense for the nine months ended September 30
,
2023, and 2022, was $14,911 and $3,211, respectively.

6.	GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill of $140,287,000 was recognized as a result of the Business Combination, which represents the excess fair value of consideration over the fair value of the underlying net assets, largely arising from the extensive industry expertise that has been established by Abacus. This was considered appropriate based on the determination that the Abacus Merger would be accounted for as a business acquisition under ASC 805. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Refer to Note 3, Business Combination, for further details.
The changes in the carrying amount of goodwill by reportable segments were as follows:

	Portfolio Servicing	Active Management	Originations
Goodwill at January 1, 2023	$—	$—	$—
Additions	—	—	140,287,000
Goodwill at September 30, 2023	$—	$—	$140,287,000
Intangible Assets Acquired comprised of the following:

Asset Type	Fair Value	Useful Life	Valuation Methodology
Customer Relationships—Agents	$12,600,000	5 years	Multi-period excess-earnings method
Customer Relationships—Financial Relationships	11,000,000	8 years	Multi-period excess-earnings method
Internally Developed and Used Technology-APA	1,600,000	2 years	Relief from Royalty Method
Internally Developed and Used Technology-Market Place	100,000	3 years	Replacement Cost Method
Trade Name	900,000	Indefinite	Relief from Royalty Method
Non-Compete Agreements	4,000,000	2 years	With or Without Method
State Insurance Licenses	2,700,000	Indefinite	Replacement Cost Method

	$32,900,000

Intangible assets and related accumulated amortization as of September 30, 2023 and December 31,2022 are as follows:

	September 30, 2023
Definite Lived Intangible Assets:	Gross Value	Accumulated Amortization	Net Book Value
Customer Relationships—Agents	$12,600,000	$630,000	$11,970,000
Customer Relationships—Financial Relationships	11,000,000	343,750	10,656,250
Internally Developed and Used Technology-APA	1,600,000	200,000	1,400,000
Internally Developed and Used Technology-Market Place	100,000	8,333	91,667
Non-Compete Agreements	4,000,000	500,000	3,500,000

Balance at September 30, 2023	$29,300,000	$1,682,083	$27,617,917

Indefinite Lived Intangible Assets:
Trade Name	900,000	—	900,000
State Insurance Licenses	2,700,000	—	2,700,000
Total Intangible Asset Balance at September 30, 2023	$32,900,000	$1,682,083	$31,217,917
Substantially all intangible assets with finite useful lives are subject to amortization when they are available for their intended use. Amortization expense for definite lived intangible assets was $1,682,083 and $0 for the three months ended September 30, 2023 and 2022, respectively, and $1,682,083 and $0 for the nine months ended September 30, 2023 and 2022, respectively.
Estimated annual amortization of intangible assets for the next five years ending December 31 and thereafter is as follows:

Remainder of 2023	$1,682,083
2024	6,728,333
2025	5,328,333
2026	3,911,667
2027	3,895,000
Thereafter	6,072,501

Total	$27,617,917

7.	AVAILABLE-FOR-SALE SECURITIES, AT FAIR VALUE
Convertible Promissory Note
—The Company holds a convertible promissory note in a separate unrelated insurance technology company. In November 2021, the Company purchased a $250,000 note and then purchased an additional note in January 2022 for $250,000 as part of the Tranche 5 offering (“Tranche 5 Promissory Note”). The Tranche 5 Promissory Note pays 6% interest per annum. The Tranche 5 Promissory Note matures on November 12, 2023 (“Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the Maturity Date unless the Tranche 5 Promissory Note converts prior to the 2023 Maturity Date. Conversion into preferred shares occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $1,000,000 (“Next Equity Financing”).
In October 2022, the Company purchased an additional convertible promissory note in the same unrelated insurance technology company for $500,000 as part of the Tranche 6 offering (“Tranche 6 Promissory Note” and collectively, the “Convertible Promissory Notes”). The Tranche 6 Promissory Note pays eight percent
(8
)% interest per annum and matures September 30, 2024 (“2024 Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the 2024 Maturity Date unless the Tranche 6 Promissory Note converts prior to the 2024 Maturity Date. Conversion into preferred shares occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $5,000,000 (“Next Round Securities”).
The Company applies the available-for-sale method of accounting for its investment in the Convertible Promissory Note, which is a debt investment. The Convertible Promissory Note does not qualify for either the held-to-maturity method due to the Convertible Promissory Note’s conversion rights or the trading securities method because the Company holds the Convertible Promissory Note as a long-term investment. The Convertible Promissory Notes are measured at fair value at each reporting period-end. Unrealized gains and losses are reported in other comprehensive income until realized. As of December 31, 2022 and September 30, 2023, the Company evaluated the fair value of its investment and determined that the fair value approximates the carrying value of $1,000,000 and there was no unrealized gain or loss recorded.

8.	OTHER INVESTMENTS AND OTHER NONCURRENT ASSETS
Other Investments:
Convertible Preferred Stock Ownership
—The Company owns convertible preferred stock in two entities, further described below.
On July 22, 2020, the Company purchased 224,551 units of an unrelated insurance technology company’s Series Seed Preferred units for $750,000 (“Seed Units”). During December 2022, the Company agreed to purchase 119,760 Series Seed Preferred Units for $400,000 in cash consideration by way of eight monthly payments of $50,000 starting December 15, 2022, resulting in a total of $950,000 investment as of March 31, 2023, $1,100,000 investment as of June 30, 2023 and $1,150,000 investment at September 30, 2023. Upon conversion, the Seed Units held by the Company would represent 8.6% control in the technology company.
On December 21, 2020, the Company purchased 207,476 shares of a separate unrelated insurance technology company’s Series B-1 preferred stock for $500,000 (“Preferred Shares”). The Preferred Shares are convertible into voting common stock of insured consent at the option of the Company. Upon conversion, the Preferred Shares would represent less than 1% control in the technology company.
The Company applies the measurement alternative for its investments in the Seed Units and Preferred Shares because these investments are of an equity nature, and the Company does not have the ability to exercise significant influence over operating and financial policies of entities even in the event of conversion of the Seed Units or Preferred Shares. Under the measurement alternative, the Company records the investment based on original cost, less impairments, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the investee. The Company’s share of income or loss of such companies is not included in the Company’s condensed consolidated statements of operations and comprehensive income. The Company tests its investments for impairment whenever circumstances indicate that the carrying value of the investment may not be recoverable. No impairment of investments occurred for the three and nine months ended September 30, 2023 and 2022.
Other Noncurrent Assets- at fair value:
S&P Options
—
The Company is long S&P 500 call options and short S&P 500 put options which were purchased and sold through a broker as an economic hedge related to the market-indexed debt instruments included in the long-term debt note. The value is based on shares owned and quoted market prices in active markets. Changes in fair value are recorded in the Unrealized Loss on Investments line item on the condensed consolidated statements of operations and comprehensive income.

9.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES
The Company consolidates VIEs for which it is the primary beneficiary or VOEs for which it controls through a majority voting interest or other arrangement. See Note 2 for more information on how the Company evaluates an entity for consolidation.
The Company evaluated any entity in which it had a variable interest upon formation to determine whether the entity should be consolidated. The Company also evaluated the consolidation conclusion during each reconsideration event, such as changes in the governing documents or additional equity contributions to the entity. During the nine months ended September 30, 2023, the Company’s consolidated VIEs, LMA Income Series II LP, LMX Series LLC (LMATT Series 2024, Inc.), and LMA Income Series, LP, had total assets of $62,831,856 and liabilities of $56,775,736. For the year ended December 31, 2022, the Company’s consolidated VIEs, LMATT Series 2024, Inc., Longevity Market Advisors, Regional Investment Services and LMA Income Series, LP, had total assets and liabilities of $30,073,972 and $27,116,762, respectively. The Company did not deconsolidate any entities during the period ended September 30, 2023, or during the year ended December 31, 2022.
As of September 30, 2023, the Company held total assets of $824,375 and liabilities of $191,632, in unconsolidated VIEs. As of December 31, 2022, the Company held total assets of $987,964 and liabilities of $358,586 in unconsolidated VIEs.

10.	SEGMENT REPORTING
Segment Information
—The Business Combination that took place on June 30, 2023, where ERES, LMA and Abacus Settlements consummated the combining of the Companies, triggered a re-organization of Abacus Life Inc., where the legacy Abacus Settlements business and legacy LMA business would both operate under Abacus Life, Inc. subsequent to the Business Combination date. Abacus Settlement’s historically had one operating segment one reportable segment, Originations. LMA historically had two operating segments, (1) Portfolio Servicing and (2) Active Management. As the Business Combination did not occur until the last day of the second quarter, income activity related to Abacus Settlements had not yet been reported by Abacus Life, Inc. as the businesses did not begin operating as a combined Company until July 1, 2023. As such, beginning in the third quarter, the Company now organizes its business into three reportable segments (1) Portfolio Servicing, (2) Active Management and (3) Originations, which all generate revenue and incur expenses in different manners.
This segment structure reflects the financial information and reports used by the Company’s management, specifically its chief operating decision maker (CODM), to make decisions regarding the Company’s business, including resource allocations and performance assessments, as well as the current operating focus in compliance with ASC 280,
Segment Reporting
. The Company’s CODM is the President and Chief Executive Officer. The Company’s reportable segments are not aggregated.
The Portfolio Servicing segment generates revenues by providing policy services to customers on a contract basis.
The Active Management segment generates revenues by buying, selling, and trading policies and maintaining policies until receipt of death benefits.
The Originations segment generates revenue by originating life insurance policy settlements between investors or buyers, and the sellers, who is often the original policy owner. The policies are purchased from owners or other providers through advisors, brokers or directly through the owner.
The Company’s method for measuring profitability on a reportable segment basis is gross profit. The CODM does not review asset information related to investments nor expenditures incurred for long-lived assets given the Company’s investments are recognized using the measurement alternative, and the Company’s long-lived assets are immaterial to the condensed consolidated financial statements.

Revenue related to the Company’s reporting segments for the three-month and nine-month periods ended September 30, 2023, and September 30, 2022, is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Portfolio servicing	$224,569	$382,245	$814,626	$1,372,573
Active management	18,926,144	11,125,503	39,921,061	28,411,475
Originations	10,214,489	—	10,214,489	—
Segment revenue (including inter-segment)	29,365,202	11,507,748	50,950,176	29,784,048
Inter-segment elimination	(8,244,272)	—	(8,244,272)	—

Total revenue	$21,120,930	$11,507,748	$42,705,904	$29,784,048

Information related to the Company’s reporting segments for the three-month and nine-month periods ended September 30, 2023 and September 30, 2022 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Portfolio servicing	$(626,045)	$(106,817)	$(792,173)	$561,935
Active management	13,856,637	9,859,671	34,144,789	25,381,144
Originations	4,525,381	—	4,525,381	—
Total gross profit	17,755,973	9,752,854	37,877,997	25,943,079

Sales and marketing	(1,704,154)	(14,905)	(3,116,999)	(1,664,403)
General and administrative (including stock based compensation of $4,583,632)	(9,838,951)	(59,816)	(11,113,382)	(706,523)
Depreciation and amortization expense	(1,694,853)	(1,071)	(1,696,994)	(3,211)
Other (expense) income	20,086	42,289	(1,565)	(199,958)
Loss on change in fair value of warrant liability	(943,400)	—	(943,400)	—
Interest expense	(2,679,237)	—	(3,620,695)	—
Interest income	63,826	—	71,283	—
Gain (Loss) on change in fair value of debt	2,088,797	1,235,032	(309,865)	859,519
Unrealized (loss) gain on investments	(306,800)	(246,846)	491,356	(1,301,821)
Provision for income taxes	(1,710,315)	(352,081)	(2,238,419)	(648,887)
Less: Net gain (loss) attributable to non-controlling interests	(147,611)	(363,452)	339,692	(770,093)

Net income attributable to Abacus Life, Inc.	$903,361	$9,992,004	$15,739,009	$21,507,702

Segment gross profit is defined as revenues less cost of sales, excluding depreciation and amortization. Expenses below the gross profit line are not allocated across operating segments, as they relate primarily to the overall management of the consolidated entity.
As of September 30, 2023 and 2022, our operations are confined to the United States. Therefore, we have not generated significant revenues or made significant capital expenditures in any geographic areas outside of the United States.

11.	COMMITMENTS AND CONTINGENCIES
Legal Proceedings
—Occasionally, the Company may be subject to various proceedings such as lawsuits, disputes, or claims. The Company assesses these proceedings as they arise and accrues a liability when losses are probable and reasonably estimable. Although legal proceedings are inherently unpredictable, the Company is currently not aware of any matters that, if determined adversely to the Company, would individually, or taken together, have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.
Commitment
—The Company has entered into a Strategic Services and Expenses Support Agreement (“SSES” or “Expense Support Agreement”) with the Providers in exchange for an option to purchase the outstanding equity ownership of the providers (the “Providers”). Pursuant to the Expense Support Agreement, Abacus Life, Inc. provides financial support and advice for the expenses of the Providers incurred in connection with their life settlement transactions businesses and the Providers are required to hire a life settlement transactions operations employee of an affiliate of Abacus Life, Inc. No later than December 1 of each calendar year, Abacus Life, Inc. provides a budget for the Providers, in which Abacus Life, Inc. commits to extend financial support for all operating expenses up to the budgeted amount. “Operating Expenses” for purposes of the Expense Support Agreement means all annual operating expenses of the Providers incurred in the ordinary course of business, excluding the premiums paid for the Providers insurance coverages that are allocable to the insurance coverage provided to Institutional Life Holdings, LLC (“ILS”), which owns all the outstanding membership interests of the Providers if unrelated to the Providers settlement business.
For the three months ended September 30, 2023, Abacus Life, Inc. did not
incur expenses related to the Expense Support Agreement. For the nine months ended September 30, 2023, Abacus Life, Inc. incurred $29,721 of expenses, related to the Expense Support Agreement, which is included in the Other (expense) line of the condensed consolidated statements of operations and comprehensive income and have not been reimbursed by the Providers.

12.	FAIR VALUE MEASUREMENTS
The Company determines fair value based on assumptions that market participants would use in pricing an asset or a liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 inputs: Other than quoted prices in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Recurring Fair Value Measurements
-The assets and liabilities measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy are presented in the tables below.

	Fair Value Hierarchy
As of September 30, 2023	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$83,585,374	$83,585,374
Available-for-sale securities, at fair value	—	—	1,000,000	1,000,000
Other investments	—	—	1,650,000	1,650,000
S&P 500 options	1,494,744	—	—	1,494,744
Other assets	998,469	—	—	998,469

Total assets held at fair value	$2,493,213	$—	$86,235,374	$88,728,587

Liabilities:
Long-term debt	$—	$—	$59,544,907	$59,544,907
Private placement warrants	—	—	3,382,000	3,382,000

Total liabilities held at fair value:	$—	$—	$62,926,907	$62,926,907

	Fair Value Hierarchy
As of December 31, 2022	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$13,809,352	$13,809,352
Available-for-sale securities, at fair value	—	—	1,000,000	1,000,000
Other investments	—	—	1,300,000	1,300,000
S&P 500 options	890,829	—	—	890,829

Total assets held at fair value	$890,829	$—	$16,109,352	$17,000,181

Liabilities:
Long-term debt	$—	$—	$28,249,653	$28,249,653

Total liabilities held at fair value:	$—	$—	$28,249,653	$28,249,653

Life Settlement Policies
-
For all policies purchased after June 30, 2023, the Company accounts for owned life settlement policy using the fair value method. Prior to June 30, 2023, the Company elected to use either the fair value method or the investment method (cost, plus premiums paid). The valuation method is chosen upon contract acquisition and is irrevocable.
For policies carried at fair value, the Company utilizes valuation services of a third-party actuarial firm, who values the contracts using Level 3 unobservable inputs, including actuarial assumptions, such as life expectancies and cash flow discount rates. The valuation model is based on a discounted cash flow analysis and is sensitive to changes in the discount rate used. The Company utilized a discount rate of 18% for the policies with face values under $
2
million and a discount rate of 24% for the policies with face values of $
2
million and over at September 30, 2023 and 12% for all policies at December 31, 2022, respectively, for policy valuation, which is based on economic and company-specific factors. The Company re-evaluates its discount rates at the end of every reporting period in order to reflect the estimated discount rates that could reasonably be used in a market transaction involving the Company’s portfolio of life settlements. The determination to use a higher discount rate at September 30, 2023 for policies with face values over $
2
million is due to the inherent risk in larger face value policies during the three months ended September 30, 2023.

Discount Rate Sensitivity
—22% was determined to be the weighted average discount rate used to estimate the fair value of policies held by LMA and its investment funds. If the discount rate increased or decreased by 2 percentage points and the other assumptions used to estimate fair value remained the same, the change in estimated fair value as of September 30, 2023, would be as follows:

As of September 30, 2023 Rate Adjustment	Fair Value	Change in Fair Value
+2%	$78,288,612	$(5,296,762)
No change	83,585,374
-2%	89,102,871	5,517,497
Credit Exposure to Insurance Companies
—The following table provides information about the life insurance issuer concentrations that exceed 10% of total face value or 10% of total fair value of the Company’s life insurance policies as of September 30, 2023:

Carrier	Percentage of Face Value	Percentage of Fair Value	Carrier Rating
American General Life Insurance Company	11.0%	13.0%	A+
Transamerica	14.0%	16.0%	A
The following table provides a roll forward of the fair value of life insurance policies for the nine months-ended September 30, 2023:

Fair value at December 31, 2022	$13,809,352
Policies purchased	116,053,728
Realized gain (loss) on matured/sold policies	9,688,422
Premiums paid	(2,500,623)
Unrealized gain(loss) on held policies	14,259,665

Change in estimated fair value	21,447,464
Matured/sold policies	(70,225,793)
Premiums paid	2,500,623

Fair value at September 30, 2023	$83,585,374

Long-Term Debt
—See Note 13 for background information on the market-indexed debt. The Company has elected the fair value option in accounting for the instruments. Fair value is determined using Level 3 inputs. The valuation methodology is based on the Black-Scholes-Merton option-pricing formula and a discounted cash flow analysis. Inputs to the Black-Scholes-Merton model include (i) the S&P 500 Index price, (ii) S&P 500 Index volatility, (iii) a risk-free rate based on data published by the US Treasury, and (iv) a term assumption based on the contractual term of the LMATT Notes. The discounted cash flow analysis includes a discount rate that is based on the implied discount rate developed by calibrating a valuation model to the purchase price on the initial investment date. The implied discount rate is evaluated for reasonableness by benchmarking it to yields on actively traded comparable securities.
The total change in fair value of the debt resulted in a loss of $760,457. This loss is comprised of $777,131, net of tax, which is included within accumulated other comprehensive income and $238,902 net of tax, which is included in equity of noncontrolling interests resulting from risk-adjusted valuation scenarios. The Company recognized a gain of $2,088,797 on the change in fair value of the debt resulting from risk-free valuation scenarios, which is included within (Gain)/loss on change in fair value of debt within the condensed consolidated statement of operations and comprehensive income for the three months ended September 30, 2023.

The total change in fair value of the debt resulted in a gain of $1,945,461. This gain is comprised of $952,661, net of tax, which is included within accumulated other comprehensive income and $295,348 net of tax, which is included in equity of noncontrolling interests resulting from risk-adjusted valuation scenarios. The Company recognized a loss of $309,865 on the change in fair value of the debt resulting from risk-free valuation scenarios, which is included within (Gain) loss on change in fair value of debt within the condensed consolidated statement of operations and comprehensive income for the nine months ended September 30, 2023.
The following table provides a roll forward of the fair value of the issued notes for the nine months ended September 30, 2023:

Fair value at December 31, 2022	$28,249,653
Debt issued to third parties	88,618,714
Unrealized loss on change in fair value (risk-free)	309,865
Unrealized loss on change in fair value (credit-adjusted) included in OCI	1,635,596

Change in estimated fair value resulted into gain	1,945,461

Fair value at September 30, 2023	$118,813,828

Private Placement Warrants
—Simultaneously with the closing of the Initial Public Offering, ERES consummated the sale of 8,900,000.00 warrants (the “Private Placement Warrants”) to East Sponsor, LLC (the “Sponsor”), which included the sale of an additional 900,000.00 Private Placement Warrants in connection with the full exercise by the underwriters of their over-allotment option on August 25, 2020, at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of 8,900,000.00. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to adjustment.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented separately in the condensed consolidated statements of operations.
The Private Placement Warrants were considered a Level 3 fair value measurement using a binomial lattice model in a risk-neutral framework. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The implied volatility as of the reporting date was derived from observable public warrant traded price provided by Bloomberg LP.

The following table presents the key assumptions in the analysis:

Private Placement Warrants
Expected implied volatility	de minimis
Risk-free interest rate	4.09%
Term to expiration	5.0 years
Exercise price	$11.50
Common Stock Price	$10.03
Dividend Yield	—%
Other Noncurrent Assets: S&P 500 Options
—In February 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, purchased and sold S&P 500 call and put options through a broker. The Company purchased and sold additional S&P 500 call options through a broker in June 2022 through their 100% owned and fully consolidated subsidiaries LMATT Growth Series 2.2024, Inc. and LMATT Growth and Income Series 1.2026, Inc. The options are exchange traded, and fair value is determined using Level 1 inputs of quoted market prices as of the condensed consolidated balance sheets dates. Changes in fair value are classified as unrealized (gain)/loss on investments within the condensed consolidated statements of operations and comprehensive income.
Financial Instruments Measured at Fair Value on a Nonrecurring Basis
—The following financial assets, composed of equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified, or an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
Available-for-Sale Investment
—The Convertible Promissory Note is classified as an available-for-sale security. Available-for-sale investments are subsequently measured at fair value. Unrealized holding gains and losses are excluded from earnings and reported in other comprehensive income until realized. The Company determines fair value of its available-for-sale investments using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. The Company initially purchased a $250,000 convertible promissory note from the issuer in 2021 and then on January 7, 2022, the Company purchased an additional $250,000 convertible promissory note from the same issuer and then an additional $500,000 in October 2022. As of September 30, 2023 and December 31, 2022, the Company evaluated the fair value of its Promissory Note and determined that the fair value approximates the carrying value of $1,000,000 and $1,000,000, respectively.
Other Investments
—The Company determines fair value using Level 3 inputs under the measurement alternative. These investments are recorded at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Impairment is assessed qualitatively. As of September 30, 2023, and December 31, 2022, the Company did not identify any impairment indicators and determined that the carrying value of $1,650,000 and $1,300,000 is the fair value for these equity investments in privately held companies, given that there have been no observable price changes.
Financial Instruments Where Carrying Value Approximates Fair Value
—The carrying value of cash, cash equivalents, accounts receivables, and due to affiliates approximates fair value due to the short-term nature of their maturities.

13.	LONG-TERM DEBT
Outstanding principal balances of Long-term debt comprises of the following:

	September 30, 2023		December 31, 2022
	Cost	Fair value	Cost	Fair value
Market-indexed notes:
LMATT Series 2024, Inc.	$9,866,900	$9,311,800	$9,866,900	$8,067,291
LMATT Series 2.2024, Inc.	2,333,391	3,027,681	2,333,391	2,354,013
LMATT Growth & Income Series 1.2026, Inc	400,000	427,284	400,000	400,000
Secured borrowing:
LMA Income Series, LP	21,889,444	22,242,291	17,428,349	17,428,349
LMA Income Series II, LP	24,535,851	24,535,851	—	—
Unsecured borrowing:
Owl Rock Credit Facility	25,000,000	25,000,000	—	—
SPV Purchase and Sale Note	25,750,000	25,750,000	—	—
Sponsor PIK Note	10,785,778	10,785,778	—	—
Deferred Financing Cost	(2,266,858)	(2,266,858)	—	—

Total long-term debt	$118,294,506	$118,813,827	$30,028,640	$28,249,653

Owl Rock Credit Facility
On July 5, 2023 (the “Owl Rock Closing Date”), the Company entered into that certain Credit Agreement (the “Owl Rock Credit Facility”), among the Company, as borrower, the several banks and other persons from time to time party thereto (the “Owl Rock Lenders”), and Owl Rock Capital Corporation, as
administrative and collateral agent for the Owl Rock Lenders thereunder. The Owl Rock Credit Facility provides credit extensions for (i) an initial term loan in an aggregate principal amount of $25.00 million upon the closing of the Owl Rock Credit Facility and (ii) optional delayed draw term loans in an aggregate principal amount of up to $25.00 million available for 180 days after the Owl Rock Closing Date, subject to the requirement that on each delayed draw date, the proceeds may be used for working capital and the business requirements of the enterprise, and to fund acquisitions, investments and other transactions permitted by the loan documentation. It provides a delayed draw commitment fee rate of 0.50% per annum applicable to undrawn commitments during the Delayed Draw Term Loan Availability Period and matures on July 5, 2028, the date that is five years after the closing of the Owl Rock Credit Facility.
The Owl Rock Credit Facility, among other things:

•	requires the Company and certain subsidiaries of the Company to guarantee the loans provided under the Owl Rock Credit Facility pursuant to separate loan documentation;

•
is secured by a first-priority security interest in substantially all of the assets of the Company and the subsidiary guarantors. No pledge of any equity interests in the Company is required by any holder of such equity interests;

•
provides for interest to accrue on the loans drawn under the Owl Rock Credit Facility at the election of the Company, by reference to either (i) an alternative base rate (such loans, “ABR Loans”) or (ii) an adjusted term Secured Overnight Financing Rate (SOFR) rate (such loans, “SOFR Loans”) plus an applicable margin. The adjusted term SOFR rate is determined by the applicable term SOFR for a relevant interest period plus a credit spread adjustment of 0.10%, 0.15% and 0.25% per annum for interest periods of one
,
three
and six months, respectively. The applicable margin for each type of loan is (i) 6.25% per annum for any ABR Loans and (ii) 7.25% per annum for any SOFR Loans, with interest periods for SOFR Loans of one
,
three
or six months (or other periods if agreed by all lenders);

•	provides a default rate that will accrue at 2.00% per annum over the rate otherwise applicable;

•
provides for amortization payments based on the initial principal amount of the loans outstanding of 1.0% per year (0.25% due per quarter), with adjustments made to the overall amortization amount upon the incurrence of any delayed draw loans;

•
contains provisions requiring mandatory prepayment of the initial term loans and delayed draw term loans with 100% of the proceeds of (a) indebtedness not permitted by the Owl Rock Credit Facility and (b) certain specified asset dispositions and payments (including in respect of settlements) in respect of property, casualty insurance claims or condemnation proceedings, with the proceeds received under this clause (b) subject to certain specified reinvestment rights and procedures set forth in the Owl Rock Credit Facility. The Owl Rock Credit Facility permits voluntary prepayments of outstanding loans at any time;

•
provides for financial covenants such that (i) a consolidated net leverage ratio cannot exceed 2.50 to
1.00
as of the last day of any fiscal quarter and (ii) a liquid asset coverage ratio cannot be less than 1.80 to 1.00;

•
contains affirmative covenants related to, among other things, delivery of certain financial reports and compliance certificates, maintenance of existence, compliance with laws, material contracts, payment of taxes, property and insurance matters, inspection of property, books and records, notices, collateral matters and future subsidiaries, in each case, subject to specified limitations and exceptions;

•
contains an affirmative representation and corresponding covenant that the Company and certain subsidiaries of the Company do not, and will not during the term of the Owl Rock Facility (or if the term of the Owl Rock Credit Facility continues for longer than a year, during the Company’s and certain subsidiaries of the Company’s most recent fiscal year), derive more than fifteen percent (15%) of their aggregate gross revenues from securities related activities;

•
contains negative covenants related to, among other things, incurrence of debt, creation of liens, mergers, acquisitions and certain other fundamental changes, conditions concerning the creation of new subsidiaries, conditions concerning opening of new accounts, disposition of assets, dividends and other restricted payments, prepayment of certain indebtedness, transactions with affiliates, investments and limitations on lines of business, in each case, subject to specified limitations and exceptions; and

•
provides for certain specified events of default upon the occurrence and during the continuation of certain events or conditions (subject to specified exceptions, grace periods or cure rights, as applicable) each as set forth in the Owl Rock Credit Facility, which includes among other things, defaults with respect to nonpayment, breaches of representations and warranties, failure to comply with covenants, cross-default to other material indebtedness, bankruptcy and insolvency matters, ERISA matters, material judgments, collateral and perfection matters, the occurrence of a change of control and subordination matters with respect to certain specified indebtedness. The occurrence and continuance of an event of default that is not cured or waived will enable the agent and/or the lenders, as applicable, to accelerate the loans or take other remedial steps as provided in the Owl Rock Credit Facility and the other loan documents.

Sponsor PIK Note
On the June 30, 2023, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, East Sponsor, LLC, a Delaware limited liability company (“Sponsor”), made an unsecured loan to the Company in the aggregate amount of $10,471,648 (the “Sponsor PIK Note”) with an interest rate of 12% per annum compounding semi-annually. Accrued interest is payable in arrears quarterly starting on September 30, 2023 by adding it to the outstanding principal balance. As of September 30, 2023, $314,130 in non-cash interest expense was added to the outstanding principal balance. The Sponsor PIK Note matures on June 30, 2028 (the “Maturity Date”) and may be prepaid at any time in accordance with its terms without any premium or penalty.

LMATT Series 2024, Inc. Market-Indexed Notes:
On March 31, 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, issued $10,166,900 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Series (LMATTS) 2024, is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the note on a one-to-one
basis. As of September 30, 2023, $9,866,900 of the principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of September 30, 2023, the fair value of the LMATT Series 2024, Inc. notes was $9,311,800.
The notes are secured by the assets of the issuing entities, which includes cash, S&P 500 options, and life settlement policies totaling $10,358,537 as of September 30, 2023. The notes’ agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing companies are considered as collateral. There are also no restrictive covenants associated with the notes with which the entities must comply.
LMATT Series 2.2024, Inc. Market-Indexed Notes:
On September 16, 2022, LMATTS Series 2.2024, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting issued $2,333,391 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth Series 2.2024, Inc. (“LMATTSTM Series 2.2024, Inc.”) is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to provide upside performance participation that is capped at 120% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 20% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 20%, the investment will experience all subsequent losses on a one-to-one
basis. As of September 30, 2023, the entire principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of September 30, 2023, the fair value of the LMATT Series 2.2024, Inc. notes were $3,027,681.
The notes are secured by the assets of the issuing entity, LMATT Series 2.2024, Inc., which includes cash, S&P 500 options, and life settlement policies totaling $2,983,754 as of September 30, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
LMATT Growth and Income Series 1.2026, Inc. Market-Indexed Notes:
Additionally, on September 16, 2022, LMATTS Growth and Income Series 1.2026, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting issued $400,000 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth and Income Series 1.2026, Inc (“LMATTSTM Growth and Income Series 1.2026, Inc.”) is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2026, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to provide upside performance participation that is capped at 140% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 10% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 10%, the investment will experience all subsequent losses on a one-to-one
basis. This note also includes 4% dividend feature that will be paid annually. As of September 30, 2023, the entire principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of September 30, 2023, the fair value of the LMATT Growth and Income Series 1.2026, Inc., notes were $427,284.
The notes are secured by the assets of the issuing entity, LMATTS Growth and Income Series 1.2026, Inc., which includes cash, S&P 500 options, and life settlement policies totaling $369,253 as of September 30, 2023. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
See additional fair value considerations within Note 12.
LMA Income Series, LP and LMA Income Series, GP LLC Secured Borrowing
LMA Income Series, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series, LP and issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series, GP, LLC. The limited partners will receive an annual dividend of 6.5% paid quarterly and 25% of returns in excess of a 6.5% internal rate of return capped at 9% which would require a 15% net internal rate of return. The General Partner will receive 75% of returns in excess of a 6.5% internal rate of return to limited partners then 100% in excess of a 15% net internal rate of return.
It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the three and nine months ended September 30, 2023.
The private placement offerings proceeds will be used to acquire an actively manage a large and diversified portfolio of financial assets. LMA, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, LMA has the unilateral ability to acquire and dispose of any of the above investments. As the partnership does not represent a business in accordance with ASC 810 and is a consolidated subsidiary that only holds financial assets, this represents a transfer subject to ASC 860-10. As the financial assets are not transferred outside the consolidated group, the proceeds from the offering shall be classified as a liability unless it meets the definition of a participating interest and the derecognition criteria in ASC 860 are met. The transferred interest did not meet the definition of a participating interest as LMA possesses the unilateral ability to direct the sale of the financial assets (ASC 860-10-50-6A(d)). In accordance with ASC 860-30-25-2, as the transfer of the financial assets did not meet the definition of a participating interest, LMA shall recognize the proceeds received from the offering as a secured borrowing.
LMA elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of September 30, 2023, the fair value of the secured borrowing was $22,242,291.
LMA Income Series II, LP and LMA Income Series II, GP LLC Secured Borrowing
LMA Income Series II, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series II, LP and issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series II, GP, LLC. The limited partners will receive annual dividends equal to the Preferred Return Amounts as follows: Capital commitment less than $500,000, 7.5%; between $500,000 and $1,000,000, 7.75%; over $1,000,000, 8%. Thereafter, 100% of the excess to be paid to the General Partner.
It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the three and nine months ended September 30, 2023.
The private placement offerings proceeds will be used to acquire an actively manage a large and diversified portfolio of financial assets. LMA, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, LMA has the unilateral ability to acquire and dispose of any of the above investments. As the partnership does not represent a business in accordance with ASC 810 and is a consolidated subsidiary that only holds financial assets, this represents a transfer subject to ASC 860-10. As the financial assets are not transferred outside the consolidated group, the proceeds from the offering shall be classified as a liability unless it meets the definition of a participating interest and the derecognition criteria in ASC 860 are met. The transferred interest did not meet the definition of a participating interest as LMA possesses the unilateral ability to direct the sale of the financial assets (ASC 860-10-50-6A(d)). In accordance with ASC 860-30-25-2, as the transfer of the financial assets did not meet the definition of a participating interest, LMA shall recognize the proceeds received from the offering as a secured borrowing.
LMA elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of September 30, 2023, the fair value of the secured borrowing was $24,535,851.
SPV Purchase and Sale Note
On July 5, 2023, the Company entered into an Asset Purchase Agreement (the “Policy APA”) to acquire certain insurance policies with an aggregate fair market value of $10.0 million from Abacus Investment SPV, LLC, a Delaware limited liability company (“SPV”), in exchange for a payable obligation owed by the Company to SPV (such acquisition transaction under the Policy APA, the “SPV Purchase and Sale”).
The payable obligation owed by the Company to SPV in connection with the SPV Purchase and Sale is evidenced by a note issued by the Company to SPV in connection with the SPV Investment Facility, as defined below, (the “SPV Purchase and Sale Note”) in an original principal amount equal to the aggregate fair market value of the acquired insurance policies. The SPV Purchase and Sale Note has the same material terms and conditions as the other credit extensions under the SPV Investment Facility.
SPV Investment Facility
On July 5, 2023, the Company entered into a credit agreement between the Company, as borrower, and the SPV, as lender (the “SPV Investment Facility”) whereby the Company is able to borrow additional funds from SPV.
The SPV Investment Facility provides, among other things, for the following:

•	requires that certain subsidiaries of the Company guarantee the credit extensions provided under the SPV Investment Facility pursuant to separate documentation;

•
is unsecured without collateral security provided in favor of SPV and subordinated in right of payment to the Company’s obligations under the Owl Rock Credit Facility, subject to limited specified exceptions and circumstances for permitting early payment;

•
provides for certain credit extensions in an aggregate principal amount of $25.0 million recorded in the SPV purchase and sale note line item on the condensed consolidated balance sheets, which includes: (i) an initial credit extension in an original principal amount of $15.0 million that was funded upon the closing of the SPV Investment Facility, and (ii) the SPV Purchase and Sale Note for the original principal amount of $10.0 million to finance the purchase of the insurance policies under the Policy APA;

•	provides for proceeds to be used for payment of certain transaction expenses, general corporate purposes and any other purposes not prohibited by the agreement or applicable law;

•
matures on July 5, 2026, three years after the closing of the SPV Investment Facility, subject to two automatic extensions of one year each without any amendment of the relevant documentation, but also subject to applicable subordination restrictions in relation to the Owl Rock Credit Facility;

•
provides for interest to accrue on the SPV Investment Facility at a rate of 12% per annum, payable quarterly, all of which is to be paid in-kind by the Company by increasing the principal amount of the SPV Investment Facility owing to the SPV on each interest payment date. As of September 30, 2023, $750,000 in non-cash interest expense was added to the outstanding principal balance;

•
provides a default rate that will accrue at 2.00% per annum (subject to applicable subordination restrictions) over the rate otherwise applicable. If cash payment is not permitted due to applicable subordination restrictions or otherwise, such default interest shall be paid in-kind;

•	provides that no principal payments shall be required prior to maturity;

•	contains financial and other covenants substantially similar and not materially worse than those contained in the Owl Rock Credit Facility from the perspective of the Company; and

•
provides for certain specified events of default (including certain events of default subject to grace or cure periods), with the occurrence and during the continuance of such events of default enabling the lender under the SPV Investment Facility to accelerate the obligations under the SPV Investment Facility, among other rights or remedies, subject to applicable subordination restrictions.

The Company paid $0 interest expense during the nine month ended September 30, 2023 and 2022.

14.	SHAREHOLDERS’ EQUITY
The Company is authorized to issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Holders of the Company’s common stock are entitled to one vote for each share. As of September 30, 2023, there were 63,349,823 shares of common stock issued and outstanding. Holders of shares were entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the shareholders after payment of all liabilities.
The equity structure has been recast in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, 0.0001 par value per share, issued to legacy LMA’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to legacy LMA common stock prior to the Business Combination have been retroactively recast as shares reflecting the exchange ratio of 0.8 established in the Business Combination. As of December 31, 2022, this resulted in
50,369,350
shares of common stock issued and outstanding.
Public Warrants
As of September 30, 2023, the Company has 17,249,984 Public Warrants outstanding. Each redeemable whole Public Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment as described. The Public Warrants represent a freestanding financial instrument as it is traded on the Nasdaq under the symbol “ABLLW” and legally detachable and separately exercisable from the related underlying shares of the Company’s common stock. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public

Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Offering. The Public Warrants will expire five years from the completion of a Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
Redemption of Warrants for Cash—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the Public warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.
Redemption of Warrants for Shares of Class A Common Stock—Once the Public warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock:

•	in whole and not in part;

•
at a price equal to a number of shares of Class A common stock to be determined by reference to the agreed table set forth in the warrant agreement based on the redemption date and the “fair market value” of the Class A common stock;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of Market Price and the newly issued price. Further, the $10.00 and $18.00 per share redemption trigger prices will be adjusted to be equal to 100% and 180%, respectively, of the higher of the market value and the newly issued price.
If the Company elects to redeem all of the Public Warrants or the common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange, management has the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. However, in no instance can the warrant holder unilaterally decide to exercise its Public Warrant on a cashless basis.
Upon the Business Combination, the Company accounted for the Public Warrants issued with the IPO as equity instruments. The Company accounted for the warrant as an expense of the IPO resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the warrants upon the Business Combination is approximately $4.73 million, or $0.274 per Public Warrant, using the binomial lattice model. The fair value of the warrants is estimated as of the date of grant using the following assumptions: (1) risk-free interest rate of 4.09%, (2) term to expiration of 5.00 years, (3) exercise price of $11.50 and (4) stock price of $10.03.

15.	STOCK- BASED COMPENSATION
CEO Restriction Agreement:
Effective upon Business Combination close, the Chief Executive Officer (“CEO”) entered into a Restriction Agreement with Abacus Life, Inc. that provides terms for the CEO’s ownership interest grant that were assigned to him from the three original founders of Abacus Settlements. As of the Closing Date as provided in the Merger Agreement amended on April 21, 2023, the CEO shall receive 4,569,922 shares of Restricted Stock.
Vesting Conditions.
The Company shall issue the shares of Restricted Stock either (a) in certificate form or (b) in book entry form, registered in the CEO’s name, referring to the terms, conditions and restrictions applicable to the shares as outlined below. The CEO’s Ownership Interest Grant (“Restricted Stock”) shall vest as follows:

i.	50% of the shares on the 25th month following the Effective Date,

ii.	50% of the shares on the 30th month following the Effective Date,

iii.
Additionally, the Restricted Stock will become fully vested upon the first to occur of one of the following events: (i) separation from service due to disability, (ii) death, (iii) separation from service without cause; or (iv) separation from service for good reason.

CEO Stock-based compensation expense is summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Stock-based compensation expense	$4,583,632	$—	$4,583,632	$—

Restricted Stock activity relative to the CEO for the nine months ended September 30, 2023 is summarized as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2022	—	$—
Granted	4,569,922	10.03
Forfeited	—	—
Settled	—	—

Outstanding at September 30, 2023	4,569,922	$10.03

As of September 30, 2023, unamortized stock-based compensation expense for unvested Restricted Stock relative to the CEO was $41,252,686 with a remaining contractual life of 2.3 years.

16.	EMPLOYEE BENEFIT PLAN
The Company has a defined contribution plan in the U.S. intended to qualify under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer up to 100% of their annual compensation on a pretax basis. For the year ended December 31, 2022, the Company elected to match 50% of employee contributions up to a maximum of 4% of eligible employee compensation. For the three months ended September 30, 2023 and 2022, the Company recognized expenses related to the 401(k) Plan amounting to $61,586 and $4,511, respectively and for the nine months ended September 30, 2023 and 2022, the Company recognized expenses related to the 401(k) Plan amounting to $86,901 and $12,559, respectively.

17.	INCOME TAXES
Before June 30, 2023, the Company elected to file as an S corporation for Federal and state income tax purposes, as such, the Company incurred no Federal or state income taxes, except for income taxes related to their consolidated variable interest entities and subsidiaries which are taxable C corporations. These VIE’s and subsidiaries include LMATT Series 2024, Inc., the wholly owned subsidiary of LMX, which is consolidated into LMA as a VIE, as well as LMATT Growth Series 2.2024, Inc., a wholly owned subsidiary of LMATT Growth Series, Inc., and LMATTS Growth and Income Series 1.2026, Inc., a wholly owned subsidiary of LMATT Growth and Income Series, Inc., all of which are 100% owned subsidiaries and fully consolidated. Accordingly, the provision for income taxes was attributable to amounts for LMATT Series 2024, Inc, LMATT Growth Series, Inc. and LMATT Growth and Income Series, Inc.
For the three months ended September 30, 2023 and 2022, the Company recorded provision for income taxes of $1,710,315 and $352,081, respectively. The effective tax rate is 61.9% for the three months ended September 30, 2023 primarily driven by non-deductible equity compensation expense and the impact of non-taxable flow-through entities. The effective rate for the three months ended September 30, 2022 was 3.3% due to the impact of state income taxes and the release of the Company’s valuation allowance, as there was sufficient evidence of the Company’s ability to generate future taxable income at September 30, 2022.
For the nine months ended September 30, 2023 and 2022, the Company recorded provision for income taxes of $2,238,419 and $648,887, respectively. The effective tax rate is 12.7% for the nine months ended September 30, 2023. The existence of non-taxable flow-through entities within the Company as well as a change in tax status of certain entities upon the Business Combination caused the effective tax rate to vary from the statutory rate. The effective rate for the nine months ended September 30, 2022 was 2.8% due to the impact of state income taxes and the release of the Company’s valuation allowance, as there was sufficient evidence of the Company’s ability to generate future taxable income at September 30, 2022.
The Company did not have any unrecognized tax benefits relating to uncertain tax positions as of September 30, 2023, and December 31, 2022, and did not recognize any interest or penalties related to uncertain tax positions as of September 30, 2023, and December 31, 2022.

18.	RELATED-PARTY TRANSACTIONS
As of September 30, 2023 and December 31, 2022, $5,236 and $263,785, respectively, were due to members and affiliates primarily for reimbursable transaction costs as well as distributions to owners of $717,429 as a part of the Business Combination as of September 30, 2023. As of September 30, 2023 and December 31, 2022, $772,545 and $2,904,646, respectively, was due from affiliates, respectively. Additionally, the SPV Purchase and Sale Note for $25,000,000 was also recorded as a related party transaction given the transfer of cash and policies between the Company and the SPV. Also, the sponsor PIK Note is also recorded as a related party transaction given the relationship between the Sponsor and the Company. Refer to Note 13, Long-Term Debt, for more information.
The Company has a related-party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”). The Company also earns service revenue related to policy and administrative services on behalf of Nova Funds. The servicing fee is equal to 50 basis points (0.50%) times the monthly invested amount in policies held by Nova Funds divided by 12. The Company earned $168,899 and $132,220 in service revenue related to Nova Funds for the three months ended September 30, 2023 and 2022, respectively, and earned $711,975 and $752,379 in service revenue related to Nova Funds for the nine months ended September 30, 2023 and 2022, respectively.
As of September 30, 2023, and December 31, 2022, there were $174,875 and $196,289, respectively owed from the Nova Funds, which are included as related-party receivables in the accompanying condensed consolidated balance sheets.
The Company also originates policies for the Nova Funds. For the three months ended September 30, 2023, the Company originated 7 policies for the Nova Funds with a total value of $46,650,000. For its origination services to the Nova Funds, the Company earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000. In addition to the Nova Funds, the Company also has other affiliated investors that provide origination services. For the three and nine months ended September 30, 2022, the Company did not earn any related party origination revenue for the Nova Funds.
For the three and nine months ended September 30, 2023, revenue earned, and contracts originated are below.

Three and Nine Months Ended September 30, 2023
Origination fee revenue	$254,517
Transaction reimbursement revenue	—

Total	$254,517

Cost	$7,981
Face value	46,650,000
Total policies	7
Average Age	70

19.	LEASES
The Company’s right-of-use assets and lease liabilities for its operating lease consisted of the following amounts as of September 30, 2023 and December 31, 2022:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Assets:
Operating lease right-of-use assets	$171,295	$77,011
Liabilities:
Operating lease liability, current	173,799	48,127
Operating lease liability, non-current	—	29,268

Total lease liability	$173,799	$77,395

The Company recognizes lease expense for its operating leases within general, administrative, and other expenses on the Company’s condensed consolidated statements of operations and comprehensive income. The Company’s lease expense for the periods presented consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating lease cost	$69,904	$12,471	$94,846	$36,313
Variable lease cost	20,540	1,221	29,465	2,444

Total lease cost	$90,444	$13,692	$124,311	$38,757

The following table shows supplemental cash flow information related to lease activities for the periods presented:

	Nine Months Ended September 30,
	2023	2022
Cash paid for amounts included in the measurement of the lease liability
Operating cash flows from operating leases	$96,891	$36,121
ROU assets obtained in exchange for new lease liabilities	—	—
The table below shows a weighted-average analysis for lease terms and discount rates for all operating leases for the periods presented:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Weighted-average remaining lease term (in years)	0.80	1.58
Weighted-average discount rate	3.42%	3.36%

Future minimum noncancellable lease payments under the Company’s operating leases on an undiscounted basis reconciled to the respective lease liability at September 30, 2023 are as follows:

Operating leases
Remaining of 2023	$117,527
2024	118,058
2025	—
2026	—
2027	—
Thereafter	—

Total operating lease payments (undiscounted)	235,585
Less: Imputed interest	(61,786)

Lease liability as of September 30, 2023	$173,799

20.	EARNINGS PER SHARE
Basic earnings per share (“EPS”) represents income available to ordinary shareholders divided by the weighted average number of ordinary shares outstanding during the reported period. Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the Public and Private Placement Warrants to purchase an aggregate of 26,150,000 shares in the calculation of diluted income per ordinary share, since the average market price of the Company’s Class A common shares for the three and nine months ended September 30, 2023 was below the warrants’ $11.50 exercise price. As a result, diluted income per share is the same as basic net income per share for the period presented.
Basic and diluted weighted average shares outstanding and earnings per share were as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income attributable to Longevity Market Assets	$903,361	$9,992,004	$15,739,009	$21,507,702
Weighted-average shares used in computing net income per share, basic and diluted	63,349,823	50,369,350	54,632,826	50,369,350
Basic and diluted earnings per share:	$0.01	$0.20	$0.29	$0.43

21.	SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions from the condensed consolidated balance sheet date through the date at which the condensed consolidated financial statements were issued.
Fixed Rate Senior Unsecured Notes
On November 6, 2023, the Company filed a prospectus on Form S-1 to issue and sell fixed rate senior unsecured notes up to $40,000,000 aggregate principal amount of the Company’s senior unsecured promissory notes (“Fixed Unsecured Notes”) which closed on November 10, 2023. The net proceeds after related debt issue costs, were used by the Company to repay the Owl Rock Credit Facility, with the remaining to be used for general corporate purposes. This loan is based on a fixed interest rate of 9.875%, provides for quarterly interest payments beginning on February 15, 2024, and has a term of five years with a maturity date of November 15, 2028. The Company has the option to redeem the Fixed Unsecured Notes in whole or in part at a price of 100% of the outstanding principal balance on or after November 15, 2027. The notes will be senior unsecured obligations of the Company and will rank equal in right of payment to all of the Company’s other senior unsecured indebtedness from time to time outstanding.
Long-term Incentive Plan
In October of 2023, the Compensation Committee approved the issuance of 2,468,500 restricted stock units (“RSU’s”) to executives, employees and directors as part of the Company’s 2023 Long-Term Equity Compensation Incentive Plan (“Long-term Incentive Plan”) This plan provides for equity-based awards, including restricted stock units, performance stock units (“PSU”), stock options and unrestricted shares of common stock, may be granted to officers, key employees and directors of the Company. The Company has granted RSUs that provide the right to receive, subject to service based vesting conditions, shares of common stock pursuant to the Equity Plan. After the issuance, 621,500 shares of common stock remained available for issuance of the 3,090,000 shares that are authorized for issuance under the Long-term Incentive Plan. The expense associated with the awards will be based on the fair value of the shares as of the grant date, where the Company will elect to straight line recognition over the vesting period, which is three years.
Each RSU entitles the unit holder to one share of common stock when the restriction expires. RSUs have service conditions associated with them that range from one
to three years. In our plan, subject to continuous employment, 10% of the Initial Annual Award will vest at 12 months following the date of grant and 90% of the Initial Annual Award will vest at 36 months following the date of the grant. A minimum of 10% of the Initial Annual Award will vest if termination by the Employer without cause or by the executive for good reason occurs within the first 12 months of the grant. After satisfying the above vesting conditions, the participants will be fully entitled to their shares of Class A common stock. Shares that are issued upon vesting are newly issued shares from the Long-term Incentive Plan and are not issued from treasury stock. Forfeitures are recorded as they occur.

ABACUS SETTLEMENTS, LLC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Three Months Ended June 30	Three Months Ended September 30	Six Months Ended June 30	Nine Months Ended September 30
	2023	2022	2023	2022
Origination revenue	$1,689,088	$1,766,853	$3,252,738	$4,951,921
Related party revenue	5,195,602	4,264,628	9,931,938	14,094,223

Total revenue	6,884,690	6,031,481	13,184,676	19,046,144
Cost of revenue	1,505,333	933,089	2,734,949	4,198,402
Related party cost of revenue	3,392,647	2,930,990	6,558,354	8,453,302

Total cost of revenue	4,897,980	3,864,079	9,293,303	12,651,704

Gross Profit	1,986,710	2,167,402	3,891,373	6,394,440
OPERATING EXPENSES:
General and administrative expenses	2,297,577	2,284,061	4,848,580	6,232,419
Depreciation	2,561	3,161	5,597	9,149

Total operating expenses	2,300,138	2,287,222	4,854,177	6,241,568

Income (Loss) from operations	(313,428)	(119,820)	(962,804)	152,872

OTHER INCOME (EXPENSE)
Interest income	1,193	358	1,917	1,505
Interest (expense)	(5,863)	(2,954)	(11,725)	(2,954)
Other income	—	—	—	273

Total other income (expense)	(4,670)	(2,596)	(9,808)	(1,176)
Income (Loss) before provision for income taxes	(318,098)	(122,417)	(972,612)	151,696

Provision for income taxes	—	582	2,289	1,907

NET INCOME (LOSS) AND COMPREHENSIVE	$(318,098)	(122,999)	$(974,901)	149,789

WEIGHTED-AVERAGE UNITS USED IN COMPUTING NET INCOME (LOSS) PER UNIT:
Basic	400	400	400	400
Diluted	400	400	400	400
NET INCOME/(LOSS) PER UNIT:
Basic earnings per unit	$(795.25)	$(307.50)	$(2,437.25)	$374.47
Diluted earnings per unit	$(795.25)	$(307.50)	$(2,437.25)	$374.47

See accompanying notes to interim condensed consolidated financial statements.

ABACUS SETTLEMENTS, LLC
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Common Units		Additional Paid-In Capital	Retained Earnings	Total
	Units	Amount
BALANCE—March 31, 2023	400	$4,000	$80,000	$1,270,334	$1,354,334
Net income	—	—	—	(318,098)	(318,098)
Distributions	—	—	—	(442,283)	(442,283)

BALANCE—June 30, 2023	400	$4,000	$80,000	$509,953	$593,953

	Common Units		Additional Paid-In Capital	Retained Earnings	Total
	Units	Amount
BALANCE—December 31, 2022	400	$4,000	$80,000	$1,927,137	2,011,137
Net loss	—	—	—	(974,901)	(974,901)
Distributions	—	—	—	(442,283)	(442,283)

BALANCE—June 30, 2023	400	$4,000	$80,000	$509,953	$593,953

See accompanying notes to interim condensed financial statements.

ABACUS SETTLEMENTS, LLC
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Common Units		Additional Paid-In Capital	Retained Earnings	Total
	Units	Amount
BALANCE—June 30, 2022	400	$4,000	$80,000	$2,251,914	$2,335,914
Net income	—	—	—	(122,999)	(122,999)
Distributions	—	—	—	(1,439)	(1,439)

BALANCE—September 30, 2022	400	$4,000	$80,000	$2,127,476	$2,211,476

	Common Units		Additional Paid-In Capital	Retained Earnings	Total
	Units	Amount
BALANCE—December 31, 2021	400	$4,000	$80,000	$2,638,995	2,722,995
Net income	—	—	—	149,789	149,789
Distributions	—	—	—	(661,308)	(661,308)

BALANCE—September 30, 2022	400	$4,000	$80,000	$2,127,476	$2,211,476

See accompanying notes to interim condensed financial statements.

ABACUS SETTLEMENTS, LLC
UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS
FOR SIX MONTHS ENDED JUNE 30, 2023 AND 2022

	Six Months Ended June 30, 2023	Nine Months Ended September 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(974,901)	$149,789
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	19,157	17,807
Amortization expense	40,278	60,000
Amortization of deferred financing fees	11,725	1,954
Non-cash lease expense	1,210	815
Changes in operating assets and liabilities:
Related party receivables	397,039	—
Other receivables	101,203	(641,951)
Prepaid expenses	(198,643)	(33,192)
Other current assets	(26,211)	(2,561)
Certificate of deposit	—	656,250
Accrued payroll and other expenses	(17,466)	41,934
Contract liability-deposits on pending settlements	659,067	(1,096,041)
Accounts payable	(36,750)	(30,696)

Net cash used in operating activities	(24,292)	(875,892)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(108,394)	(57,546)
Purchase of intangible asset	—	(15,000)
Due from members and affiliates	(74,134)	(58,275)

Net cash used in investing activities	(182,528)	(130,821)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to members	(1,411)	(11,857)
Distributions to members	(442,283)	(661,308)

Net cash used in financing activities	(443,694)	(673,165)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(650,514)	(1,679,878)
CASH AND CASH EQUIVALENTS:
Beginning of period	1,458,740	2,599,302

End of period	$808,226	$919,424

See accompanying notes to interim condensed financial statements.

ABACUS SETTLEMENTS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE BUSINESS
Abacus Settlements, LLC d/b/a Abacus Life (“Abacus”) was formed in 2004 in the state of New York. In 2016, the Company obtained its licensure in Florida and re-domesticated to that state. On June 13, 2023, the Company re-domesticated to Delaware.
Abacus acts as a purchaser of outstanding life insurance policies (“Provider”) on behalf of investors (“Financing Entities”) by locating policies and screening them for eligibility for a life settlement, including verifying that the policy is in force, obtaining consents and disclosures, and submitting cases for life expectancy estimates, also known as origination services. When the sale of a policy is completed, this is deemed “settled” and the policy is then referred to as either a “life settlement” in which the insured’s life expectancy is greater than two years or “viatical settlement,” in which the insured’s life expectancy is less than two years.
Abacus is not an insurance company, and therefore Abacus does not underwrite insurable risks for its own account. On August 30, 2022, Abacus entered into an Agreement and Plan of Merger (the “Merger Agreement”) with East Resources Acquisition Company (“ERES”), which was subsequently amended on October 14, 2022. As part of the Merger Agreement, the holders of Abacus’ common units together with the holders of Longevity Markets Assets, LLC (“LMA”), a commonly owned affiliate, will receive aggregate consideration of $531,750,000, payable in a number of newly issued shares of ERES Class A common stock, par value $0.0001 per share (“ERES Class A common stock”), with a value ascribed to each share of ERES Class A common stock of $10.00 and, to the extent the aggregate transaction proceeds exceed $200.0 million, at the election of Abacus’ and LMA’s members, up to $20.0 million of the aggregate consideration will be payable in cash to the Abacus’ and LMA’s members. The transaction closed on June 30, 2023 upon shareholder approval and customary closing conditions.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The condensed balance sheet as of June 30, 2023, was derived from amounts included in Abacus’ annual financial statements for the year ended December 31, 2022. Such amounts are included within the condensed consolidated financial statements of Abacus Life, Inc. (the “Company”). Capitalized terms used herein without definition have the meanings ascribed to them in Abacus’ financial statements for the year ended December 31, 2022. Refer to this note in the annual financial statements for the full list of the Company’s significant accounting policies. The details in those notes have not changed except as discussed below and as a result of normal adjustments in the interim periods.
Basis of Presentation
—The accompanying condensed financial statements are presented in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).
Unaudited Condensed Financial Statements
—The condensed financial statements have been prepared on a basis consistent with the audited annual financial statements as of and for the year ended December 31, 2022, and, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of Abacus’ financial position as of June 30, 2023, and the condensed results of its operations and comprehensive income/(loss) and cash flows for the three and six months ended June 30, 2023 and the three and nine months ended September 30, 2022. The condensed results of operations and comprehensive income/(loss) and cash flows for the period January 1, 2023 to June 30, 2023, are not necessarily indicative of the results to be expected for the full year ending December 31, 2023, or any other period.
Use of Estimates
—The preparation of US GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of financial statements and the reports amounts of revenue and expenses during the reporting periods. Abacus’ estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from the estimates. Estimates are used when accounting for revenue recognition and related costs, the selection of useful lives of property and equipment, impairment testing, valuation of other receivables from clients, income taxes, and legal reserves.
Going Concern
—Management evaluates at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Abacus’ ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation is based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. Management has concluded that there are no conditions or events, considered in the aggregate, that raise substantial doubt about Abacus’ ability to continue as a going concern within one year after the date these financial statements were issued.
Other receivables
—Other receivables include origination fees for policies in which the rescission period has ended, but the funds have not been received yet from financing entities. These fees were collected in the subsequent month.
Abacus provides an allowance for credit losses equal to the estimated collection losses that will be incurred in collection of all receivables. Management determines the allowance for credit losses based on a review of outstanding receivables, historical collection experience, current economic conditions, and reasonable and supportable forecasts. Account balances are charged off against the allowance for credit losses after all means of collection have been exhausted and the potential for recovery is deemed remote. Abacus does not have any material allowance for credit losses as of June 30, 2023 or December 31, 2022.
If the financial condition of Abacus’ customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Abacus did not record material allowance for credit losses as of June 30, 2023, and December 31, 2022, respectively.
Concentrations
—All of Abacus’ revenues are derived from life settlement transactions in which Abacus represents Financing Entities that purchased existing life insurance policies. One financing entity, a company in which the Abacus’ members own interests, represented 23% and 63% of Abacus’ revenues in six months ended June 30, 2023 and nine months ended September 30, 2022, respectively. Abacus originates policies through three different channels: Direct to Consumer, Agent, and Broker. Two brokers represented the sellers for over 10% of Abacus’ life settlement commission expense during the period six months ended June 30, 2023. No single broker represented the sellers for over 10% of Abacus’ life settlement commission expense during the period nine months ended September 30, 2022. Abacus maintains cash deposits with a major financial institution, which from time to time may exceed federally insured limits. Abacus periodically assesses the financial condition of the institution and believes that the risk of loss is minimal.
Advertising
—All advertising expenditures incurred by Abacus are charged to expense in the period to which they relate and are included in general and administrative expenses on the accompanying condensed statements of operations and comprehensive income/(loss). Advertising expense totaled $367,418 and $421,088 for three months ended June 30, 2023 and September 30, 2022, respectively. Advertising expense totaled $741,789 and $975,890 for six months ended June 30, 2023 and nine months ended September 30, 2022, respectively.

3.	SEGMENT REPORTING
Operating as a centrally led life insurance policy intermediary, Abacus’ president and chief executive officer is the chief operating decision maker who allocates resources and assesses financial performance based on financial information presented for Abacus as a whole. As a result of this management approach, Abacus is organized as a single
operating segment.

4.	REVENUE
Disaggregated Revenue-
The following table presents a disaggregation of Abacus’ revenue by major sources for three months ended June 30, 2023 and 2022, and for six months ended June 30, 2023 and 2022:

	Three Months Ended June 30, 2023	Three Months Ended September 30, 2022	Six Months Ended June 30, 2023	Nine Months Ended September 30, 2022
Agent	$3,334,402	$2,982,371	$7,143,016	$8,673,072
Broker	2,809,499	2,128,912	4,675,973	7,856,882
Client direct	740,789	920,197	1,365,687	2,516,190

Total	$6,884,690	$6,031,480	$13,184,676	$19,046,144

5.	INCOME TAXES
Since Abacus elected to file as an S corporation for federal and State income tax purposes, Abacus incurred no federal or state income taxes. Accordingly, provision for income taxes is attributable to minimum state tax payments that are due regardless of their S corporation status and income position.
For the three months ended June 30, 2023, Abacus did not record provision for income taxes. For the three months ended September 30, 2022, Abacus recorded provision for income taxes of $582. For the six months ended June 30, 2023 and nine months ended September 30, 2022, Abacus recorded provision for income taxes of $2,289 and $1,907, respectively, which consist of state minimum taxes for state taxes that have been paid and settled during the period. The effective tax rate was approximately (0.24%) for the six months ended June 30, 2023, compared to 1.26% for the nine months ended September 30, 2022.
Given Abacus’ S Corporation status, temporary book and tax differences do not create a deferred tax asset or liability on the balance sheets. Accordingly, an assessment of realizability of any deferred tax asset balances is not relevant.

6.	RETIREMENT PLAN
Abacus provides a defined contribution plan to its employees, Abacus Settlements LLC 401(k) Profit Sharing Plan & Trust (the “Plan”). All eligible employees are able to participate in voluntary salary reduction contributions to the Profit-Sharing Plan. All employees who have completed one year of service with Abacus are eligible to receive employer-matching contributions. Abacus may match contributions to the Plan, up to 4% of compensation. For the three months ended June 30, 2023 and September 30, 2022, and for six months ended June 30, 2023 and nine months ended September 30, 2022, Abacus made no discretionary contribution to the
Plan
.

7.	RELATED-PARTY TRANSACTIONS
Abacus has a related-party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”) as the owners of Abacus jointly own 11% of the Nova Funds. For the three months ended June 30, 2023 and September 30, 2022, Abacus originated 38 and 82 policies, respectively, for the Nova Funds with a total value of $56,688,680 and $93,605,072, respectively. For the six months ended June 30, 2023 and nine months ended September 30, 2022, Abacus originated 72 and 265 policies, respectively, for the Nova Funds with a total value of $96,674,080 and $376,409,910, respectively. For its origination services to the Nova Funds, Abacus earns origination fees equal to the lesser of (i) 2% of the net death benefit for the policy or (ii) $20,000. For three months ended June 30, 2023 and 2022, and for the six months ended June 30, 2023 and nine months ended September 30, 2022, revenue earned, and contracts originated are as follows:

	Three Months Ended June 30, 2023	Three Months Ended September 30, 2022	Six Months Ended June 30, 2023	Nine Months Ended September 30, 2022
Origination fee revenue	$1,504,532	$8,008,816	$2,952,837	$8,008,816
Transaction reimbursement revenue	75,332	235,455	140,960	235,455

Total	$1,579,864	$8,244,271	$3,093,797	$8,244,271

Cost	$5,290,504	$4,511,346	$11,656,637	$4,511,346
Face value	56,688,680	93,605,072	96,674,080	376,409,910
Total policies	38	82	72	265
Average Age	76	75	75	75
In addition to the Nova Funds, Abacus also has another affiliated investor that they provide origination services for. Total revenue earned related to the other affiliated investor was $3,615,738 and $1,155,000, of which $3,615,739 and $955,000 related to LMA for the three months ended June 30, 2023 and September 30, 2022, respectively. Total cost of sales related to the other affiliated investor was $2,623,201 and $1,055,000, of which $2,623,201 and $875,000 related to LMA for three months ended June 30, 2023 and September 30, 2022, respectively.
Total revenue earned related to the other affiliated investor was $6,838,141 and $2,066,700, of which $6,794,641 and $1,425,200 related to LMA, for the six months ended June 30, 2023 and nine months ended September 30, 2022, respectively. Total cost of sales related to the other affiliated investor was $5,020,603 and $1,667,700, of which $5,012,103 and $1,201,200 related to LMA for the six months ended June 30, 2023 and the nine months ended September 30, 2022, respectively. In addition, there is a related party receivable due from LMA related to transaction expenses of $19,246 and $190,805 as of June 30, 2023 and September 30, 2022, respectively, which is included as due from members
and affiliates in the accompanying condensed balance sheets.

8.	SUBSEQUENT EVENT
On June 30, 2023, Abacus consummated the merger with LMA. Abacus has evaluated its subsequent events through August 14, 2023, the date that the financial statements were issued and determined that there were no events that occurred that required disclosure.

Abacus Life, Inc
Consolidated Financial Statements as of and
for the Years Ended December 31, 2022 and
2021, and Report of Independent Registered
Public Accounting Firm

ABACUS LIFE, INC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Abacus Life, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Abacus Life, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2022.

Philadelphia, Pennsylvania
January 31, 2024

ABACUS LIFE, INC
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2021

	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,052,823	$102,420
Accounts receivable	10,448	—
Related party receivable	198,364	67,491
Due from affiliates	2,904,646	—
Prepaid expenses and other current assets	116,646	24,905

Total current assets	33,282,927	194,816
PROPERTY AND EQUIPMENT—Net	18,617	22,899
OTHER ASSETS
Operating right-of-use asset	77,011	122,503
Life settlement policies, at cost	8,716,111	—
Life settlement policies, at fair value	13,809,352	—
Available for sale securities, at fair value	1,000,000	250,000
Other investments	1,300,000	1,250,000
Other non-current assets, at fair value	890,829	—

TOTAL ASSETS	$59,094,847	$1,840,218

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$40,014	$—
Due to affiliates	263,785	930,630
Operating lease liabilities- current portion	48,127	45,107
Accrued transaction costs	908,256	—
Other current liabilities	42,227	20,192

Total current liabilities	1,302,409	995,929

Long-term debt, at fair value	28,249,653	—
Operating lease liabilities- noncurrent portion	29,268	77,396
Deferred tax liability	1,363,820	—

TOTAL LIABILITIES	30,945,150	1,073,325

COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS’ EQUITY:
50,639,350 common units issued and outstanding at December 31, 2022 and 2021	5,037	5,037
Additional paid-in capital	704,963	704,963
Retained earnings	25,487,323	205,048
Accumulated other comprehensive income	1,052,836	—
Non-controlling interest	899,538	(148,155)

Total shareholders’ equity	28,149,697	766,893

TOTAL LIABILITIES AND EQUITY	$59,094,847	$1,840,218

The accompanying notes are an integral part of these consolidated financial statements.

ABACUS LIFE, INC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
REVENUES:
Portfolio servicing revenue
Related party servicing revenue	$818,300	$699,884
Portfolio Servicing revenue	652,672	380,102

Total portfolio servicing revenue	1,470,973	1,079,986
Active management revenue
Investment Income from life insurance policies held using investment method	37,828,829	120,000
Change in fair value of life insurance policies (policies held using fair value method)	5,413,751	—

Total active management revenue	43,242,581	120,000

Total revenues	44,713,553	1,199,986
COST OF REVENUES (Excluding depreciation stated below)	6,245,131	735,893

Gross profit	38,468,422	464,093
OPERATING EXPENSES:
Sales and marketing	2,596,140	—
General, administrative and other	1,066,403	101,406
Change in fair value of debt	90,719	—
Unrealized loss on investments	1,045,623	—
Other operating expenses	—	493,849
Depreciation	4,282	2,447

Total operating expenses	4,803,168	597,702

Operating income (loss)	33,665,255	(133,609)

OTHER (EXPENSE) INCOME
Interest (expense), net	(41,324)	—
Other (expense)	(347,013)	—

Total other (expense) income	(388,337)	—
Net income (loss) before tax	33,276,917	(133,609)

Income tax expense	889,943	—
NET INCOME (LOSS)	32,386,975	(133,609)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	704,699	(148,155)

NET INCOME ATTRIBUTABLE TO LONGEVITY MARKET ASSETS, LLC	$31,682,275	$14,546

EARNINGS PER UNIT:
Basic earnings per unit	$0.63	$0.00
Diluted earnings per unit	$0.63	$0.00
Weighted average shares outstanding—basic	50,639,350	50,639,350
Weighted average shares outstanding—diluted	50,639,350	50,639,350
NET INCOME	32,386,975	—
Other comprehensive income, net of tax:
Change in fair value of debt	1,395,829	—

Comprehensive income before non-controlling interests	33,782,804	—
Less: Net income attributable to non-controlling interests	704,699	—
Less: Comprehensive income attributable to non-controlling interests	342,994	—

Comprehensive income attributable to Longevity Market Assets, LLC	$32,735,111	—

The accompanying notes are an integral part of these consolidated financial statements.

ABACUS LIFE, INC
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Units		Additional Paid-In Capital	Retained Earnings	Non- Controlling Interests	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Units	Amount
BALANCE AS OF DECEMBER 31, 2021	50,639,350	$5,037	$704,963	$590,502	$—	—	$1,300,502
Distributions	—	—	—	(400,000)	—	—	$(400,000)
Net income (loss)	—	—	—	14,546	(148,155)	—	$(133,609)

BALANCE AS OF DECEMBER 31, 2021	50,639,350	5,037	704,963	205,048	(148,155)	—	766,893

Distributions	—	—	—	(6,400,000)	—	—	$(6,400,000)
Other Comprehensive Income	—	—	—	—	342,994	1,052,836	$1,395,829
Net income	—	—	—	31,682,275	704,699	—	$32,386,975

BALANCE AS OF DECEMBER 31, 2022	50,639,350	$5,037	$704,963	$25,487,323	$899,538	$1,052,836	$28,149,697

The accompanying notes are an integral part of these consolidated financial statements.

ABACUS LIFE, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$32,386,975	$(133,609)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,282	2,447
Unrealized loss on investments	1,045,623	—
Unrealized (gain) on policies	(5,742,377)	—
Change in fair value of debt	90,719	—
Income tax expense	889,943	—
Non-cash lease expense	383	—
Changes in operating assets and liabilities:
Accounts receivable	(10,448)	—
Related party receivable	(130,873)	(11,047)
Other receivable	—	18,315
Prepaid expenses	(91,741)	(23,738)
Other noncurrent assets	(1,936,452)	—
Accounts payable	40,014	—
Accrued transaction costs	908,256	—
Other current liabilities	22,035	8,463
Life Settlement Policies purchased, at fair value	(8,066,975)	—
Life Settlement Policies purchased, at cost	(8,716,111)	—

Net cash provided by/(used in) operating activities	10,693,254	(139,169)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(25,346)
Purchase of available for sale securities	(750,000)	(250,000)
Purchase of other investments, at cost	(50,000)	—
Due from affiliates	(2,904,646)	—

Net cash (used in) investing activities	(3,704,646)	(275,346)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long term debt, at fair value	30,028,640	—
Due to affiliates	(666,845)	781,663
Member capital distribution	(6,400,000)	(400,000)

Net cash provided by/(used in) financing activities	22,961,795	381,663

NET INCREASE (DECREASE) IN CASH	29,950,403	(32,852)
CASH AT THE BEGINNING OF THE YEAR	102,420	135,272

CASH AT THE END OF THE YEAR	$30,052,823	$102,420

The accompanying notes are an integral part of these consolidated financial statements.

ABACUS LIFE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

1.	DESCRIPTION OF BUSINESS
Abacus Life, Inc. (“the Company”) was formerly known as East Resources Acquisition Company (“ERES”), a blank check company incorporated in Delaware on May 22, 2020. Abacus Life, Inc. conducts its business through its wholly-owned, consolidated subsidiaries, primarily Abacus Settlements LLC (“Abacus”) and Longevity Market Assets, LLC (“LMA”), which are incorporated in the state of Delaware (collectively, the “Companies”). On June 30, 2023, (the “Closing Date”), ERES, Longevity Market Assets, LLC and Abacus Settlements, LLC consummated the combining of the Companies as contemplated by the Merger Agreement dated as of August 30, 2022 (as amended on October 14, 2022 and April 20, 2023) with LMA Merger Sub, LLC, a wholly owned subsidiary of ERES (“LMA Merger Sub”), Abacus Merger Sub, LLC, a wholly owned subsidiary of ERES (“Abacus Merger Sub”), Longevity Market Assets, LLC (“LMA”) and Abacus Settlements, LLC (“Legacy Abacus” and, together with LMA, the “Legacy Companies”). Pursuant to the Merger Agreement, on June 30, 2023, (i) LMA Merger Sub merged with and into LMA, with LMA surviving such merger (the “LMA Merger”) and (ii) Abacus Merger Sub merged with and into Legacy Abacus, with Legacy Abacus surviving such merger (the “Abacus Merger” and, together with the LMA Merger, the “Mergers” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”) and the Legacy Companies became direct wholly owned subsidiaries of Abacus and ERES changed its name to Abacus Life, Inc.
The consolidated balance sheets, statements of operations and comprehensive income (loss) and consolidated statement of changes in shareholder equity prior to the Business Combination are those of legacy LMA. The stocks and corresponding capital amounts and income per stock, prior to the Business Combination, have been retroactively restated based on stocks reflecting the exchange ratio established in the Business Combination.
The equity structure has been recast in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to legacy LMA’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to legacy LMA common stock prior to the Business Combination have been retroactively recast as shares reflecting the exchange ratio of 0.8 established in the Business Combination.
The Company is a provider of services pertaining to life insurance settlements and offers policy servicing to owners and purchasers of life settlement assets, as well as consulting, valuation, and actuarial services. The Company offers value to the owners of life settlements by monitoring and maintaining the policy, and performing all administrative work involved to keep the policy in force and at the premium level most advantageous to the owner.
The Company is also engaged in buying and selling of life settlement policies in which it uses its own capital, and purchases life settlement contracts with the intent to either hold to maturity to receive the associated death claim payout, or to sell to another purchaser of life settlement contracts for a gain on the sale. The Company is headqu ar
tered in Orlando, Florida.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
—The accompanying consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These statements include the financial statements of Longevity Market Assets,

LLC and its wholly owned and controlled subsidiaries and subsidiaries in which the Company holds a controlling financial interest or is the primary beneficiary. Intercompany transactions and accounts have been eliminated in consolidation.
Consolidation of Variable Interest Entities
—For entities in which the Company has variable interests, the Company first evaluates whether the entity meets the definition of a variable interest entity (“VIE”) or a voting interest entity (“VOE”). If the entity is a VIE, the Company focuses on identifying whether it has the power to direct the activities that most significantly impact the VIE’s economic performance and whether it has the obligation to absorb losses or the right to receive benefits from the VIE. If the Company is the primary beneficiary of a VIE, the assets, liabilities, and results of operations of the variable interest entity will be included in the Company’s consolidated financial statements. The proportionate share not owned by the Company is recognized as Noncontrolling interest and Net income (loss) attributable to noncontrolling interest on the Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive (Loss) Income, respectively. If the entity is a VOE, the Company evaluates whether it has the power to control the VOE through a majority voting interest or through other arrangements.
Accounting Standards Codification (“ASC”) Topic 810, Consolidations, requires the Company to separately disclose on its Consolidated Balance Sheets the assets of consolidated VIEs and liabilities of consolidated VIEs as to which there is no recourse against the Company. As of December 31, 2022, total assets and liabilities of consolidated VIEs is $30,073,972 and $27,116,762, respectively. As of December 31, 2021, total assets and liabilities of consolidated VIEs is $400 and $0, respectively.
On October 4, 2021, the Company entered into an Operating Agreement with LMX Series, LLC (“LMX“) and three other unaffiliated investors to obtain a 70% ownership interest in LMX, which was newly formed in August 2021. LMX had no operating activity prior to the Operating Agreement being signed. LMX has a wholly owned subsidiary, LMATT Series 2024, Inc., a Delaware
C-Corporation.
While the Company and three other investors each contributed $100 to LMX, the Company directs the most significant activities by managing the investment offerings, and sponsoring and creating structured investment grade insurance liabilities, and thus was provided a 70% ownership interest. LMX is a VIE and the Company is the primary beneficiary of LMX. The Company has included the results of LMX and its subsidiaries in its consolidated financial statements for the year ended December 31, 2022.
On March 3, 2022, the Company formed Longevity Market Advisors, LLC (“Longevity Market Advisors”), which they have an 80% ownership interest in. The Longevity Market Advisors legal entity was established primarily for the purpose of acquiring the assets of a broker/dealer, Regional Investment Services, Inc. (RIS), an Ohio corporation. Longevity Market Advisors is a VIE and the Company is the primary beneficiary of Longevity Market Advisors. The purchase price in exchange for RIS was $60,000. The Company evaluated whether this represented a business combination or an asset acquisition under ASC 805. While the purchase of the RIS represents a business, it was further determined that as RIS was purchased for the primary reason of being registered by the Financial Industry Regulatory Authority (“FINRA”). As there are no tangible or intangible assets of value from the RIS that would meet the capitalization criteria that have standalone value, the Company has expensed the purchase in general and administrative costs. Upon closing of the transaction, Longevity Market Advisors will comprise 100% of the ownership structure of RIS, and RIS will be a wholly owned subsidiary. The Company has included the results of Longevity Market Advisors and its subsidiaries in its consolidated financial statements for the year ended December 31, 2022.
On November 30, 2022, LMA Series, LLC, a wholly owned subsidiary of the Company, signed an Operating Agreement to be the sole member of a newly created partnership general partnership, LMA Income Series, GP, LLC. Subsequent to that, LMA Income Series, GP, LLC formed a limited partnership, LMA Income Series, LP and issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2022.

Non-Consolidated
Variable Interest Entities
—On January 1, 2021, the Company entered into an option agreement with two
commonly owned full-service origination, servicing and investment providers (“the Providers”) in which the Company agreed to fund certain capital needs with an option to purchase the outstanding equity ownership of the Providers.
The Company accounted for its investment in the call options as an equity security, pursuant to ASC 321. In arriving at this accounting conclusion, the Company first considered whether the call option met the definition of a derivative pursuant to ASC 815 and concluded that it did not as the instrument does not provide for net settlement and accordingly is not a derivative. The Company also concluded that the call option does not provide the Company with a controlling financial interest in the legal entity pursuant to ASC 810. The call option includes material contingencies prior to exercisability that the Company does not anticipate will be resolved; additionally, the call option is in a legal entity for which the share price has no readily determinable fair value. The Company’s basis in the call option, pursuant to ASC 321, is zero and accordingly the call option is not reflected in the statement of financial position
The Company provided $347,013 of funding for the year-ended December 31, 2022 which is included in Other (Expense) Income on the Consolidated Statements of Operations and Comprehensive Income (Loss) and $
120,000
of funding for the year ended December 31, 2021 which was repaid in full by the Providers during that same year. See Note 9, Commitments and Contingencies.
For the year ended December 31, 2022 and 2021, the Providers were considered to be VIEs, but were not consolidated in our consolidated financial statements due to a lack of the power criterion or the losses/benefits criterion. For the year ended December 31, 2022, the unaudited financial information for the unconsolidated VIE’s are as follows: held assets of $
126,040
and liabilities of $
0
and held assets of $
861,924
and liabilities of $
358,586
, respectively. As of December 31, 2021, unaudited financial information for the non-consolidated
VIEs were as follows: held assets of $
122,279
and liabilities of $
0
and held assets of $
474,288
and liabilities of $
2,218
, respectively.
Noncontrolling Interest
—Noncontrolling interest represents the share of consolidated entities owned by third parties. At the date of formation or upon acquisition, the Company recognizes noncontrolling interest on the Consolidated Balance Sheets at an amount equal to the noncontrolling interest’s proportionate share of the relative fair value of any assets and liabilities acquired. Noncontrolling interest is subsequently adjusted for the noncontrolling shareholder’s additional contributions, distributions, and the shareholder’s share of the net earnings or losses of each respective consolidated entity.
Net income of a consolidated entity is allocated to noncontrolling interests based on the noncontrolling shareholder’s ownership interest during the period. The net income or loss that is not attributable to the Company is reflected in Net income (loss) attributable to noncontrolling interests in the Consolidated Statement of Operations and Comprehensive Income (Loss).
Use of Estimates
— The preparation of U.S. GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of financial statements and the reports amounts of revenue and expenses during the reporti ng
periods. Company’s estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from the estimates. Estimates are used when accounting for revenue recognition and related costs, the selection of useful lives of property and equipment, valuation of other receivables, valuation of other investments, valuation of life settlement policies, valuation of available for sale securities, impairment testing, income taxes and legal reserves.
Life Insurance Settlement Policies
—The Company accounts for its holdings of life insurance settlement policies in accordance with
ASC 325-30,
Investments in Insurance Contracts
. The Company accounts for life settlement policies purchased that we intend to hold to maturity at fair value and life settlement policies that we intend to trade in the near term at cost plus premiums paid.

The Company follows ASC 820,
Fair Value Measurements and Disclosures
, in estimating the fair value of its life insurance policies held at fair value. ASC 820 defines fair value as an exit price representing the amount that would be received if an asset were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-level, fair value hierarchy that prioritizes the inputs used to measure fair value. Level 1 relates to quoted prices in active markets for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s valuation of life settlements is considered to be Level 3, as there is currently no active market where we are able to observe quoted prices for identical assets. The Company’s valuation model incorporates significant inputs that are not observable. See Note 10, “Fair Value Measurements.” For policies held at fair value, changes in fair value are reflected in operations in the period the change is calculated.
For policies held under the investment method, the Company tests the impairment if we become aware of information indicating that the carrying value plus undiscounted future premiums of a policy may not be recoverable. This information is gathered initially through extensive underwriting procedures at purchase of the settlement contract, as well as through periodic underwriting review that include medical reports and life expectancy evaluations. The policies held by the Company using the investment method are expected to be owned for a shorter-term and are actively marketed to potential buyers. The market feedback received through these interactions provides the Company with information related to a potential impairment. If a policy is determined to be impaired, the Company will adjust the carrying value to the fair value determined through the impairment analysis.
The Company accounts for cash proceeds from sale and maturity of life insurance settlement policies, as well as cash outflows for premium payments, as operating activities within the Consolidated Statements of Cash Flows.
Going Concern
—Management evaluates at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Management’s evaluation is based on relevant conditions and events that are known and reasonably knowable at the date that the consolidated financial statements are issued. Management has concluded that there are no conditions or events, considered in the aggregate, that raise substantial doubt about Company’s ability to continue as a going concern within one year after the date these consolidated financial statements were issued.
Cash and Cash Equivalents
—Cash and cash equivalents include short-term and all
highly-liquid
debt instruments purchased with an original maturity of three months or less.
Fair Value Measurements
—The following fair value hierarchy is used in selecting inputs for those assets and liabilities measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The Company evaluates these inputs and recognizes transfers between levels, if any, at the end of each reporting period. The hierarchy consists of three levels:
Level
 1
—Valuation based on quoted market prices in active markets for identical assets or liabilities.
Level
 2
—Valuation based on inputs other than Level 1 inputs that are observable for the assets or liabilities either directly or indirectly.
Level
 3
—Valuation based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and supported by little or no observable market activity.
The Company’s financial instruments consist of cash, cash equivalents, accounts receivables, due to affiliates, equity investments in privately held companies, S&P options, life settlement policies, available for sale securities, market-indexed debt and secured borrowings. Cash, cash equivalents, accounts receivables, and due to affiliates are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.
Equity investments in privately held companies without readily determinable fair values are recognized at fair value on a nonrecurring basis when observable price changes from orderly transactions for identical or similar investments become available.
Available-for-sale
securities are measured at fair value using inputs that are not readily determinable. Unrealized holding gains and losses are excluded from earnings and reported in other comprehensive income until realized.
S&P options are recognized at fair value using quoted market prices in active markets, with changes in fair value included in net income. Market-indexed debt is measured on a quarterly basis, with qualifying changes in fair value recognized in net income, except for the portion of the total change in the fair value of the liability that results from a change in the instrument-specific credit risk, which is separately included in other comprehensive income in accordance with ASC
825-10-45-5.
The measurement approach for life settlement policies is included above within the Life Settlement Policies disclosure.
Related party receivables
—Related party receivable are amounts owed to the Company by related party customers for services delivered. Management regularly reviews customer accounts for collectability and will record an allowance for these accounts when deemed necessary. Management determines the allowance for credit losses based on a review of outstanding receivables, historical collection experience, current economic conditions, and reasonable and supportable forecasts. Related party receivables are charged off against the allowance for credit losses when deemed uncollectible (after all means of collection have been exhausted and the potential for recovery is deemed remote). Recoveries of related party receivables previously written off are recorded when received. Due to the nature of operations, related party receivables are due primarily from parties which the Company serves. As a result, management deems all amounts due to be collectable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company did not record material allowance for credit losses as of December 31, 2022 and December 31, 2021, respectively.
Other Investments
—Equity investments without readily determinable fair values include the Company’s investments in privately-held companies in which the Company holds less than a 20% ownership interest and does not have the ability to exercise significant influence. The Company measures these investments at cost, and these investments are adjusted through net earnings when they are deemed to be impaired or when there is an adjustment from observable price changes (referred to as the “measurement alternative”). These investments are included in other investments on the financial statements, at cost on the Consolidated Balance Sheets. In addition, the Company monitors these investments to determine if impairment charges are required based primarily on the financial condition and near-term prospects of these companies.
Available-For-Sale
Securities
—The Company has investments in securities that are classified as available-for-sale
securities, and which are reflected on the Consolidated Balance Sheets at fair value. These securities solely consist of a convertible promissory note in a private company that was entered into at arms-length. The Company determines the fair value using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. If any unrealized gains and losses on these investments are incurred, these would be included as a separate component of accumulated other comprehensive loss, net of tax, on the Consolidated Balance Sheets. The Company classifies its available-for-sale
securities as short-term or long-term based on the nature of the investment, its maturity date and its availability for use in current operations. The Company monitors the fair value of the securities fall below amortized cost basis. Credit losses identified are reflected in the allowance for credit losses and any credit losses reversed are recognized in earnings. As of December 31, 2022 and 2021, the fair value of the securities were determined to materially approximate amortized cost basis, thus no unrealized gains or losses were recorded and the Company did not record any allowance for credit losses. The Company writes off uncollectible accrued interest receivable balances in a timely manner. The Company did not have material accrued interest on our
Available-for-Sale
Securities as of December 31, 2022 and December 31, 2021.

Other Noncurrent Assets, at fair value
—

The other noncurrent assets balance consists of S&P 500 put and call options that were purchased through a broker as an economic hedge related to the market-indexed instruments that are included in Long-Term Debt. The Company records these options at fair value and recognizes changes in fair value as part of net income.
Concentrations
—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable and available-for-sale
securities. The Company maintains its cash in bank deposit accounts with high-quality financial institutions which, at times, may exceed federally i nsu
red limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash and cash equivalents. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers to the extent of the amounts recorded on the accompanying Consolidated Balance Sheets. The Company extends different levels of credit to its customers and maintains allowance for doubtful accounts based upon the expected collectability of accounts receivable. The Company’s procedures for determining this allowance includes evaluating individual customer receivables, considering a customer’s financial condition, monitoring credit history and current economic conditions, and using historical experience applied to an aging of accounts.
Two related party customers accounted for 75% and 16% of the total accounts receivable as of December 31, 2022 and two related party customers accounted for 51% and 49% as of December 31, 2021. The largest receivables balances are from related parties where exposed credit risk is low. As such, there is no allowance for doubtful accounts as of December 31, 2022 and December 31, 2021.
One customer accounted for 51% of active management revenue, while 22% of revenue related to two policies that matured that were accounted for under the investment method for the year-ended December 31, 2022. Two related party customers each accounted for 28% of the portfolio servicing revenue for the year ended December 31, 2022. Three customers accounted for 29%, 29% and 20% of the total revenues for the year ended December 31, 2021, respectively.
Property and Equipment, Net
—Property and equipment are stated at cost less accumulated depreciation and are depreciated on a straight-line basis over the following estimated useful lives:

Estimated Useful Life
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life
Expenditures for maintenance and repairs that do not extend the useful lives of property and equipment are expensed as incurred. Upon retirement or sale of assets, the cost and related accumulated depreciation are written off and any resulting gain or loss is reflected in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).
Property and equipment are tested for recoverability whenever events or changes in circumstance indicate that their carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of property and equipment is not recoverable and exceeds its fair value. Recoverability is determined based on the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. There were no impairments recognized during the years ended December 31, 2022 and 2021, respectively. Property and equipment to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
Revenue Recognition
—The Company generally derives its revenue from life settlement servicing and consulting activities (Portfolio Servicing Revenue) and life settlement trading activities (Active Management Revenue).
Portfolio Servicing Revenue
—
Portfolio servicing is comprised of servicing activities and consulting activities. The Company enters into service agreements with the owners of life settlement contracts and is responsible for maintaining the policy, manages processing of claims in the event of death of the insured and ensuring timely payment of optimized premiums computed to derive maximum return on maturity of the policy. The company neither assumes the ownership of the contracts nor undertakes the responsibility to make the premium payments, which remains with the owner of the policy. These service arrangements have contractual terms typically ranging from one-month
to ten years and include fixed charges within its contracts as part of the total transaction price which are recognized on gross basis. To the extent that variable consideration is not constrained, the Company includes an estimate of the variable amount, as appropriate, within the total transaction price and updates its assumptions over the duration of the contract. Variable consideration has not been material. The duties performed by the company under these arrangements is considered as a single performance obligation that is satisfied on a monthly basis as the customer simultaneously receives and consumes the benefit provided by the Company as the Company performs the service. As such, revenue is recognized for services provided for the corresponding month.
Under consulting engagements, the Company provides services typically for the owners of life settlement contracts who are often customers of the servicing business line, or customers of Abacus. These consulting engagements are comprised of valuation, actuarial services, and overall policy assessments related life settlement contracts and are short-term in nature. The performance obligations are typically identified as separate services with a specific deliverable or a group or deliverables to be provided in tandem, as agreed to in the engagement letter or contract. Each service provided under a contract is considered as a performance obligation and revenue is recognized at a point in time when the deliverable or group of deliverables is transferred to the customer.
Active Management Revenue
—
The Company also engages in buying and selling life settlement policies whereby each potential policy is independently researched to determine if it would be a profitable investment. Some of the policies are purchased with the intent to hold to maturity, while others are held for trading to be sold for a gain. The company elects to account for each investment in life settlement contracts using either the investment method or the fair value method. Once the accounting method is elected for each policy, it cannot be changed. Under the investment method, investments in contracts are based on the initial investment at the purchase price plus all initial direct costs. Continuing costs (e.g., policy premiums, statutory interest and direct external costs, if any) to keep the policy in force are capitalized. Under the fair value method, the company will record the initial investment of the transaction price and remeasures the investment at fair value at each subsequent reporting period. Changes in fair value are reported on earnings when they occur. Upon sale of a life settlement contract, the company will record revenue (gain/loss) for the difference between the agreed-upon purchase price with the buyer, and the carrying value of the contract.
Other Consideration
—
Payment terms and conditions vary by contract type, although terms generally require payment within 30 days of the invoice date. In certain arrangements, we receive payment from a customer either before or after the performance obligation has been satisfied; however, our contracts do not contain a significant financing component.
Cost to Obtain and Fulfill Contracts
—
Costs to obtain contracts solely relate to commissions for brokers agents and employees who are directly involved in buying and selling policies as part of the Active Management revenue stream. The Company has elected to apply the ASC 606, Revenue from Contracts with Customers, ‘practical expedient’ which allows us to expense these costs as incurred if the amortization period related to the resulting asset would be one year or less. The Company has no significant instances of contracts that would be amortized for a period greater than a year, and therefore has no contract costs capitalized for these arrangements.
Segments
—Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is the President and Chief Executive Officer (“CEO”). The Company has determined that it operates in two operating segments and two reportable segments, Portfolio Servicing and Active Management as the CODM reviews financial information presented for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Income Taxes
—The Company is taxed as an
S-corporation
for U.S. federal income tax purposes as provided in Section 1362(a) of the Internal Revenue Code with the exception of three consolidated entities that are Delaware
C-
corporations. These VIE’s and subsidiaries include LMATT Series 2024, Inc., the wholly owned subsidiary of LMX Series, LLC., which is consolidated into ABL as a VIE, as well as LMATT Growth Series 2.2024, Inc., a wholly owned subsidiary of LMATT Growth Series, Inc. and LMATT Growth and Income Series 1.2026, Inc., a wholly owned subsidiary of LMATT Growth and Income Series, Inc., which are all included in the consolidated financial statements. As such, the Company’s income or loss and credits are passed through to the shareholders and reported on their individual Federal income tax return. The three
C-corporations
file federal returns and in the state of Florida, where the business operates.
For LMATT Series 2024, Inc. taxes on earnings are based on pretax financial accounting income (losses).
The Company records uncertain tax positions in accordance with ASC 740, Income Taxes, on the basis of a two-step
process whereby: (i) management determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position, and (ii) for those tax positions that meet the more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. There are currently no uncertain tax positions.
The Company recognizes interest and penalties as a component of income tax expense. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.
Leases
—The Company accounts for its leases in accordance with ASC 842,
Leases
. A contract is or contains a lease if there is identified property, plant and equipment that is either explicitly or implicitly specified in the contract and the lessee has the right to control the use of the property, plant and equipment throughout the contract term, which is based on an evaluation of whether the lessee has the right to direct the use of the property, plant and equipment.
The Company has one lease for office space in Orlando, FL that is accounted for as an operating lease and goes through July 31, 2024. The Company is responsible for utilities, maintenance, taxes and insurance, which are variable payments based on a reimbursement to the lessor of the lessor’s costs incurred. The Company excludes variable lease payments from the measurement of lease liabilities and right-of-use
(“ROU”) assets recognized on the Company’s consolidated Balance Sheets. Variable lease payments are recognized as a lease expense on the Company’s Consolidated Statements of Operations and Comprehensive Income in the period incurred. The Company has elected the practical expedient to account for lease components and non-lease
components together as a single lease component for its real estate lease noted above.
The Company has elected the short-term lease exemption, which permits the Company to not recognize a lease liability and ROU asset for leases with an original term of one year or less. Currently the Company does not have any short-term leases. The Company’s current lease includes a renewal option. The Company has determined that the renewal option is not reasonably certain of exercise based on an evaluation of contract, market and asset-based factors, and therefore does not include periods covered by renewal options in its lease term. The Company’s leases generally do not include purchase options, residual value guarantees, or material restrictive covenants.
The Company determines its lease liability and ROU by calculating the present value of future lease payments. The present value of future lease payments is discounted using the Company’s incremental borrowing rate. As the Company’s leases generally do not have a readily determinable implicit rate, the Company uses its incremental borrowing rate based on market yields and comparable credit ratings, adjusted for lease term, to determine the present value of fixed lease payments based on information available at the lease commencement date.
The Company does not have any finance leases, nor is the Company a lessor (or sublessor).
See Note 16 for additional disclosures related to leases.

Earnings Per Unit
—The Company has only one class of equity for net income (loss)per unit. Basic net income per unit is calculated by dividing net income by the weighted average number of units outstanding during the applicable period. If the number of units outstanding increases as a result of a stock dividend or stock split or decreases as a result of a reverse stock split, the computations of basic net income per unit are adjusted retroactively for all periods pr
esented to reflect that change in capital structure. If such changes occur aft
e
r the close of the reporting period but before issuance of the financial statements, the per-unit
computations for that period and any prior-period financial statements presented are based on the new number of units.

3.	LIFE INSURANCE SETTLEMENT POLICIES
As of December 31, 2022, the Company holds 53 life settlement policies, of which 35 are accounted for under the fair value method and 18 are accounted for using the investment method (cost, plus premiums paid). Aggregate face value of policies held at fair value is approximately $40,092,154 as of December 31, 2022, with a corresponding fair value of approximately $13,809,352. Aggregate face value of policies accounted for using the investment method is $42,330,000 as of December 31, 2022, with a corresponding carrying value of approximately $8,716,111.
As of December 31, 2021, the Company did not own life settlement policies. As such, information herein has been presented only for the Consolidated Balance Sheet date of December 31, 2022.
As of December 31, 2022, the Company did not have any contractual restrictions on its ability to sell policies, including those held as collateral for the issuance of long-term debt. See footnote 11. Long-Term Debt.
Life expectancy reflects the probable number of years remaining in the life of a class of persons determined statistically, affected by such factors as heredity, physical condition, nutrition, and occupation. It is not an estimate or an indication of the actual expected maturity date or indication of the timing of expected cash flows from death benefits. The following tables summarize the Company’s life insurance policies grouped by remaining life expectancy as of December 31, 2022:
Policies Carried at Fair Value—

Remaining Life Expectancy (Years)	Number of Life Insurance Policies	Face Value	Fair Value
0-1	—	$—	$—
1-2	1	200,000	160,000
2-3	11	3,085,549	2,274,406
3-4	1	2,200,000	1,406,451
4-5	1	1,000,000	526,416
Thereafter	21	33,606,605	9,442,079

	35	$40,092,154	$13,809,352

Policies accounted for using the investment method—

Remaining Life Expectancy (Years)	Number of Life Insurance Policies	Face Value	Carrying Value
0-1	1	$3,000,000	$1,220,000
1-2	1	500,000	327,683
2-3	2	2,000,000	1,039,088
3-4	1	500,000	260,000
4-5	2	3,850,000	845,000
Thereafter	11	32,480,000	5,024,340

	18	$42,330,000	$8,716,111

Estimated premiums to be paid by the Company for its portfolio accounted for using the investment method during each of the five succeeding calendar years and thereafter as of December 31, 2022, are as follows:

2023	$799,201
2024	896,961
2025	895,559
2026	981,749
2027	1,096,323
Thereafter	4,197,118

Total	$8,866,912

The Company is required to pay premiums to keep its portion of life insurance policies in force. The estimated total future premium payments could increase or decrease significantly to the extent that actual mortalities of insureds differ from the estimated life expectancies.
For policies accounted for under the investment method, the Company has not been made aware of information causing a material change to assumptions relating to the timing of realization of life insurance settlement proceeds. We have also not been made aware of information indicating impairment to the carrying value of policies.

4.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net comprised of the following:

	As of	As of
	December 31, 2022	December 31, 2021
Furniture and fixtures	$19,444	$19,444
Leasehold improvements	5,902	5,902

Property and equipment—gross	25,346	25,346

Less: accumulated depreciation	(6,729)	(2,447)

Property and equipment—net	$18,617	$22,899

Depreciation expense for the years ended December 31, 2022 and 2021 was $4,282 and $2,447, respectively.

5.	AVAILABLE-FOR-SALE SECURITIES, AT FAIR VALUE
Convertible Promissory Note
—The Company holds convertible promissory notes in a separate unrelated insurance technology company. In November 2021, the Company purchased a $250,000 note and then purchased an additional note in January 2022 for $250,000 as part of the Tranche 5 offering (“Tranche 5 Promissory Note”). The Tranche 5 Promissory Note pays six percent (6%) interest per annum. The Tranche 5 Promissory Note matures November 12, 2023 (“2023 Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the 2023 Maturity Date unless the Tranche 5 Promissory Note converts prior to the 2023 Maturity Date. Conversion into preferred shares occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $1,000,000 (“Next Equity Financing”).
In October 2022, the Company purchased a convertible promissory note in the same unrelated insurance technology company for $500,000 as part of the Tranche 6 offering

(“Tranche 6 Promissory Note”). The Tranche 6 Promissory Note pays eight percent (8%) interest per annum and matures September 30, 2024 (“2024 Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the 2024

Maturity Date unless the Tranche 6 Promissory Note converts prior to the 2024 Maturity Date. Conversion into preferred shares occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $5,000,000 (“Next Round Securities”).
The Company applies the
available-for-sale
method of accounting for its investment in the Promissory Note which is a debt investment. The Promissory Note does not qualify for either the held-to-maturity
method due to the Promissory Note’ conversion rights or the trading-securities method because the Company holds the Promissory Note as a long-term investment. The Promissory Note is measured at fair value at each reporting-period end. Unrealized gains and losses are reported in other comprehensive income until realized. As of December 31, 2022, the Company evaluated the fair value of its investment and determined that the fair value approximates the carrying value of $1,000,000 and there was no unrealized gain or loss recorded.

6.	OTHER INVESTMENTS AND OTHER NONCURRENT ASSETS
Other Investments:
Convertible Preferred Stock Ownership
—
The Company owns convertible preferred stock in two entities, further described below:
On July 22, 2020, the Company purchased 224,551 units of an unrelated insurance technology company’s Series Seed Preferred units for $750,000 (“Seed Units”). Upon conversion, the Seed Units held by the Company would represent 8.1% control in the technology company. During December 2022, the Company purchased an incremental
14,970
of Series Seed Preferred units for $
50,000
and had a total of $
800,000
investment as of December 31, 2022.
On December 21, 2020, the Company purchased 207,476 shares of a separate unrelated insurance technology company’s Series
B-1
preferred stock for $500,000 (“Preferred Shares”). The Preferred Shares are convertible into voting common stock of Insured Consent at the option of the Company. Upon conversion, the Preferred Shares would represent less than 1% control in the technology company.
The Company applies the measurement alternative for its investments in the Seed Units and Preferred Shares because these investments are of an equity nature, and the Company does not have the ability to exercise significant influence over operating and financial policies of entities even in the event of conversion of the Seed Units or Preferred Shares. Under the measurement alternative, the Company records the investment based on original cost less impairments, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the investee. The Company’s share of income or loss of such companies is not included in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss). The Company tests its investments for impairment whenever circumstances indicate that the carrying value of the investment may not be recoverable. No impairment of investments occurred for the years ended December 31, 2022 and 2021.
Other Noncurrent Assets- at fair value:
S&P Options
—
The Company owns S&P 500 put and call options that were purchased through a broker as an economic hedge related to the market-indexed debt instruments included in the long-term debt note. The value is based on shares owned and quoted market prices in active markets. Changes in fair value are recorded in the Unrealized Loss on Investments line item on the income statement.

7.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES
The Company consolidates VIEs for which it is the primary beneficiary or VOEs for which it controls through a majority voting interest or other arrangement. See Note 2 for more information on how the Company evaluates an entity for consolidation.
The Company evaluated any entity in which it had a variable interest upon formation to determine whether the entity should be consolidated. The Company also evaluated the consolidation conclusion during each reconsideration event, such as changes in the governing documents or additional equity contributions to the entity. During the year ended December 31, 2022, the Company consolidated LMX, Longevity Market Advisors and LMA Income Series, LP, which had total assets and liabilities of $30,073,972 and $27,116,762. For the year ended December 31, 2021, the Company’s consolidated LMX, which had total assets and liabilities of $400 and $0, respectively. The Company did not deconsolidate any entities during the year ended December 31, 2022 or December 31, 2021.
For the year ended December 31, 2022, the Company held total assets of $987,964 and liabilities of $358,586, in unconsolidated VIE’s. As of December 31, 2021, the Company held total assets of $596,567 and liabilities of $2,218 in unconsolidated VIE’s.

8.	SEGMENT REPORTING
Segment Information
— The Company organizes its business into two reportable segments (1) Portfolio Servicing and (2) Active Management, which generate revenue in different manners.
This segment structure reflects the financial information and reports used by the Company’s management, specifically its CODM, to make decisions regarding the Company’s business, including resource allocations and performance assessments as well as the current operating focus in compliance with
ASC
 280, Segment Reporting
. The Company’s CODM is the President and CEO of the Company.
The Portfolio Servicing segment generates revenues by providing policy services to customers on a contract basis.
The Active Management segment generates revenues by buying, selling and trading policies and maintaining policies through to death benefit. The Company’s reportable segments are not aggregated.
The Company’s method for measuring profitability on a reportable segment basis is gross profit. The CODM does not review asset information related to investments nor expenditures incurred for long-lived assets given the Company’s investments are recognized on a cost basis and the company’s long-lived assets are immaterial to the consolidated financial statements.

Information related to the Company’s reporting segments for December 31, 2022 and December 31, 2021 is as follows:

	As of December 31, 2022	As of December 31, 2021
Portfolio Servicing	$1,470,973	$1,079,986
Active Management	43,242,581	120,000

Total Revenue	$44,713,553	$1,199,986

Portfolio Servicing	$300,235	$406,093
Active Management	38,168,187	58,000

Gross profit	$38,468,422	$464,093

Sales and Marketing	$(2,596,140)	$—
General, administrative and other	(1,066,403)	(101,406)
Other operating expenses	—	(493,849)
Depreciation	(4,282)	(2,447)
Other expense	(347,013)	—
Interest (expense)	(42,798)
Interest income	1,474
Change on fair value of debt	(90,719)	—
Unrealized gain(loss) on investments	(1,045,623)	—
Income tax expense	(889,943)	—
Net loss attributable to non-controlling interest	(704,699)	148,155

Net income attributable to Longevity Market Assets, LLC	$31,682,275	$14,546

9.	COMMITMENTS AND CONTINGENCIES
Legal Proceedings
—
Occasionally the Company may be subject to various proceedings, lawsuits, disputes, or claims. The Company investigates these claims as they arise and accrues a liability when losses are probable and reasonable estimated. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, if determined adversely to the Company, would individually or taken together, have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.
Commitment
—
The Company has entered into a Strategic Services and Expenses Support Agreement (“Expense Support Agreement”) with two commonly owned full-service origination, servicing, and investment providers (“the Providers”) in exchange for an option to purchase the outstanding equity ownership of the Providers. Pursuant to the Expense Support Agreement, ABL provides financial support and advice for the expenses of the Providers incurred in connection with their life settlement transactions businesses and the Providers are required to hire a life settlement transactions operations employee of an affiliate of ABL. No later than December 1 of each calendar year, ABL provides a budget for the Providers, in which ABL commits to extend financial support for all operating expenses up to the budgeted amount. “Operating Expenses” for purposes of the Expense Support Agreement means all annual operating expenses of the Providers incurred in the ordinary course of business, excluding the premiums paid for the Providers insurance coverages that are allocable to the insurance coverage provided to Institutional Life Holdings, LLC, which owns all the outstanding membership interests of the Providers if unrelated to the Providers settlement business.

Since inception of the Expense Support Agreement on January 1, 2021, through December 31, 2021, ABL had incurred $120,000 related to initial funding of operations, which were subsequently reimbursed and $0 related to expenses. For the year-ended December 31, 2022, ABL incurred $347,013 of expenses related to the Expense Support Agreement, which is included in the Other Expense line of the Consolidated Statements of Operations and Comprehensive Income (Loss) and have not been reimbursed by the Providers.

10.	FAIR VALUE MEASUREMENTS
The Company determines fair value based on assumptions that market participants would use in pricing an asset or a liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 inputs: Other than quoted prices in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Recurring Fair Value Measurements
—The assets and liabilities measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy are presented in the tables below.

As of December 31, 2022	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$13,809,352	$13,809,352
Available-for-sale securities, at fair value	—	—	1,000,000	1,000,000
Other Investments	—	—	1,300,000	1,300,000
S&P 500 options	890,829	—	—	890,829

Tot assets held at fair value	$890,829	$—	$16,109,352	$17,000,181

Liabilities:
Long-term debt	$—	$—	$28,249,653	$28,249,653

	Fair Value Hierarchy
As of December 31, 2021	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$—	$—
Available-for-sale securities, at fair value	—	—	250,000	250,000
Other investments	—	—	1,250,000	1,250,000
Other non-current assets	—	—	—	—

Tot assets held at fair value	$—	$—	$1,500,000	$1,500,000

Liabilities:
Long-term debt	$—	$—	$—	$—

Life Settlement Policies
—
The Company separately accounts for each owned life settlement policy using either the fair value method, or investment method (cost, plus premiums paid). The valuation method is chosen upon contract acquisition and is irrevocable.
For policies carried at fair value, the Company utilizes valuation services of third-party actuarial firm, who value the contracts using Level 3 unobservable inputs, including actuarial assumptions, such as life expectancies and cash flow discount rates. The valuation model is based on a discounted cash flow analysis and is sensitive to changes in the discount rate used. The Company utilizes a discount rate of 12% for policy valuation, which is based on economic and company-specific factors.
For life settlement policies carried using the investment method, the Company measures these at the cost of the policy plus premiums paid. The policies accounted for using the investment method totaled $8,716,111 at December 31, 2022 and $0 at December 31, 2021, respectively.
Discount Rate Sensitivity
—Changes in the 12% discount rate on the death benefit and premiums used to estimate the policies issued under LMATT Series 2024, Inc (“LMATT Policies”) fair value has been analyzed. If the discount rate increased or decreased by 2 percentage points and the other assumptions used to estimate fair value remained the same, the change in estimated fair value as of December 31, 2022, would be as follows:

As of December 31, 2022		Change in
Rate Adjustment	Fair Value	Fair Value
+2%	$12,376,891	$(1,432,461)
No change	13,809,352	—
-2%	15,571,704	1,762,352
Credit Exposure to Insurance Companies
—The following table provides information about the life insurance issuer concentrations that exceed 10% of total death benefit or 10% of total fair value of the Company’s life insurance policies as of December 31, 2022:

Carrier	Face Value	Fair Value	Rating
American General Life Insurance Company	17%	15%	A
John Hancock Life Insurance Company	31	30	A+
ReliaStar Life Insurance Company	5	10	NR
Principal Life	10	10	A+
Securian Life Insurance Company	12	4	A+
The following table provides a roll forward of the fair value of life insurance as of December 31, 2022:

Fair value at December 31, 2021	$—

Policies purchased	8,161,975

Realized gain on matured/sold policies	105,000
Premius Paid	(433,626)
Unrealized gain on held policies	5,742,377

Change in estimated fair value	5,413,751
Matured/sold policies	(200,000)
Premiums paid	433,626

Fair value at December 31, 2022	$13,809,352

Long-Term Debt
—See Note 11. “Long-Term Debt” for background information on the market-indexed debt. The Company has elected the fair value option in accounting for the instruments. Fair value is determined using Level 3 inputs. The valuation methodology is based on the Black-Scholes-Merton option-pricing formula and a discounted cash flow analysis. Inputs to the Black-Scholes-Merton model include

(i) the S&P 500 Index price, (ii) S&P 500 Index volatility, (iii) a risk-free rate based on data published by the US Treasury, and (iv) a term assumption based on the contractual term of the LMATT Notes. The discounted cash flow analysis includes a discount rate that is based on the implied discount rate developed by calibrating a valuation model to the purchase price on the initial investment date. The implied discount rate is evaluated for reasonableness by benchmarking it to yields on actively traded comparable securities.
The total change in fair value of the debt resulted in a gain of $1,778,987. This comprises of a gain of $1,052,836, net of tax, which is included within accumulated other comprehensive income and $342,994 net of tax, is included in equity of noncontrolling interests resulting from risk-adjusted valuation scenarios and a recognized a loss of $90,719 on the change in fair value of the debt resulting from risk-free valuation scenarios, which is included within
Change in fair value of debt
within the consolidated Statements of Operations and Comprehensive Income (Loss) for the year-ended December 31, 2022.
The following table provides a roll forward of the fair value of the issued as of December 31, 2022:

Fair value at December 31, 2021	$—

Debt issued to third parties	$30,028,640

Unrealized loss on change in fair value (risk-free)	90,719
Unrealized (gain) on change in fair value (credit-adjusted)	(1,869,706)

Change in estimated fair value	(1,778,987)

Fair value at December 31, 2022	$28,249,653

Other Noncurrent Assets: S&P 500 Options
—In February 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, purchased and sold S&P 500 call and put options through a broker. The Company purchased and sold additional S&P 500 call options through a broker in September 2022 through their 100% owned and fully consolidated subsidiaries LMATT Growth Series 2.2024, Inc. and LMATT Growth & Income Series 1.2026, Inc. The options are exchange traded, and fair value is determined using Level 1 inputs of quoted market prices as of the consolidated balance sheet date. Changes in fair value are classified as unrealized gain/loss on investments within the consolidated Statements of Operations and Comprehensive Income (Loss).
Financial Instruments Measured at Fair Value on a Nonrecurring Basis
—The following financial assets, composed of equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified, or an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
Available-for-Sale
Investment
—The Convertible Promissory Note is classified as an
available-for-sale
security.
Available-for-sale
investments are subsequently measured at fair value. Unrealized holding gains and losses are excluded from earnings and reported in other comprehensive income until realized. The Company determines fair value of its available-for-sale
investments using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. On January 7, 2022, the Company purchased an additional $250,000 Convertible Promissory Note from the same issuer. As of December 31, 2022 and 2021, the Company evaluated the fair value of its convertible promissory note and determined that the fair value approximates the carrying value of $1,000,000 and $250,000, respectively.
Other Investments
—The Company determines fair value using Level 3 inputs under the measurement alternative. These investments are recorded at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Impairment is assessed qualitatively. As of December 31, 2022 and 2021, the Company did

not identify any impairment indictors and determined that the carrying value of $1,300,000 and $1,250,000, respectively, is the fair value for these equity investments in privately held companies, given that there have been no observable price changes.
Long-Term Debt – LMATT 1.2026 Issuance
—The Company has issued $
400,000
in market-indexed note, which include participation in S&P 500 index returns and offer downside market protection. See additional information in the Long-Term Debt footnote. The company evaluates the fair value the note using Level 3 unobservable inputs. As of December 31, 2022, the Company evaluated the fair value of the note and determined that the fair value approximates the carrying value of $400,000.
Financial Instruments Where Carrying Value Approximates Fair Value
—The carrying value of cash, cash equivalents, accounts receivables, and due to affiliates approximates fair value due to the short-term nature of their maturities.

11.	LONG-TERM DEBT
Long-term debt comprises of the following:

	December 31, 2022		December 31, 2021
	Cost	Fair value	Cost	Fair value
Market-indexed notes:
LMATT Series 2024, Inc.	$9,866,900	$8,067,291	$—	$—
LMATT Series 2.2024, Inc.	2,333,391	2,354,013	—	—
LMATT Growth & Income Series 1.2026, Inc.	400,000	400,000	—	—
Secured borrowing:
LMATT Income Series, LP	17,428,349	17,428,349	—	—

Total long-term debt	$30,028,640	$28,249,653	$—	$—

LMATT Series 2024, Inc. Market-Indexed Notes:
On March 31, 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, issued $10,166,900 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Series (LMATTS) 2024, is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the note on a one-to-one
basis. As of December 31, 2022, $9,886,900 of the principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2022, the fair value of the LMATT Series 2024, Inc. notes were $8,067,291.
The notes are secured by the assets of the issuing entities, which includes cash, S&P 500 options, and life settlement policies totaling $12,200,797 as of December 31, 2022. The note agreements do not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing companies are considered as collateral. There are also no restrictive covenants associated with the notes with which the entities must comply.
LMATT Series 2.2024, Inc. Market-Indexed Notes:
On September 16, 2022, LMATTS Series 2.2024, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting issued $2,333,391 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth Series 2.2024, Inc. (“LMATTSTM Series 2.2024,

Inc.”) is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to provide upside performance participation that is capped at 120% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 20% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 20%, the investment will experience all subsequent losses on a one-to-one
basis. As of December 31, 2022, the entire principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2022, the fair value of the LMATT Series 2.2024, Inc. notes were $2,354,013.
The note is secured by the assets of the issuing entity, LMATT Series 2.2024, Inc., which includes cash, S&P 500 options, and life settlement policies totaling $3,246,756 as of December 31, 2022. The note agreement does not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
LMATT Growth and Income Series 1.2026, Inc. Market-Indexed Notes:
Additionally, on September 16, 2022, LMATT Growth and Income Series 1.2026, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting issued $400,000 in market-indexed private placement notes. The note, titled the Longevity Market Assets Target-Term Growth and Income Series 1.2026, Inc (“LMATTSTM Growth and Income Series 1.2026, Inc.”) is a market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the note in 2026, the principal, plus the return based upon the S&P 500 Index must be paid. The note has a feature to provide upside performance participation that is capped at 140% of the performance of the S&P 500. A separate layer of the note has a feature to protect debt holders from market downturns by up to 10% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 10%, the investment will experience all subsequent losses on a one-to-one
basis. This note also includes a 4% dividend feature that will be paid annually. As of December 31, 2022, the entire principal amount remained outstanding.
The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2022, the fair value of the LMATT Growth and Income Series 1.2026, Inc., notes were $400,000
The note is secured by the assets of the issuing entity, LMATT Growth and Income Series 1.2026, Inc., which includes cash, S&P 500 options, and life settlement policies totaling $752,236 as of December 31, 2022. The note agreement does not restrict the trading of life settlement contracts prior to maturity of the note, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the note with which the entity must comply.
See additional fair value considerations within the Fair Value footnote.
LMA Income Series, LP and LMA Income Series, GP Secured Borrowing
LMA Income Series, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series, LP and issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year
periods at the discretion of the General Partner, LMA Income Series, GP, LLC. The limited partners will receive an annual dividend of 6.5% paid quarterly and 25% of returns in excess of a 6.5% internal rate of return capped at 15% net internal rate of return. The General Partner will receive 75% of returns in excess of a 6.5% internal rate of return to limited partners then 100% in excess of a 15% net internal rate of return.

It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2022.
The private placement offerings proceeds will be used to acquire an actively managed large and diversified portfolio of financial assets. ABL, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, ABL has the unilateral ability to acquire and dispose of any the above investments. As the partnership does not represent a business in accordance with ASC 810 and is a consolidated subsidiary that only holds financial assets, this represents a represents a transfer subject to ASC
860-10.
As the financial assets are not transferred outside the consolidated group, the proceeds from the offering shall be classified as a liability unless it meets the definition of a participating interest and the derecognition criteria in ASC 860 are met. The transferred interest did not meet the definition of a participating interest as ABL possesses the unilateral ability to direct the sale of the financial assets (ASC
860-10-50-6A(d)).
In accordance with ASC
860-30-25-2,
as the transfer of the financial assets did not meet the definition of a participating interest, ABL shall recognize the proceeds received from the offering as a secured borrowing.
ABL elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC
810-10-30.
As of December 31, 2022, the fair value of the secured borrowing was $17,428,349 .

12.	SHAREHOLDERS’ EQUITY
The Company is authorized to issue up to 5,000 units of par value common units. Holders of the Company’s common units are entitled to one vote for each share. At December 31, 2022 and 2021, there were 5,000 units issued and outstanding. Holders of the common units were entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the stockholders after payment of all liabilities.

13.	EMPLOYEE BENEFIT PLAN
The Company has a defined contribution plan in the U.S. intended to qualify under Section 401 (k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer up to 100% of their annual compensation on a pre-tax
basis. For the years ended December 31, 2022 and 2021, the Company elected to match 50% of employee contributions up to a maximum of 4% of eligible employee compensation. For the years ended December 31, 2022 and 2021, the Company recognized expenses related to the 401(k) Plan amounting to $22,559 and $8,368, respectively.

14.	INCOME TAXES
As the Company elected to file as an S corporation for Federal and state income tax purposes, the Company incurred no Federal or state income taxes, except for income taxes recorded related to some of their consolidated variable interest entities and subsidiaries which are taxable C corporations. These VIE’s and subsidiaries include LMATT Series 2024, Inc., the wholly owned subsidiary of LMX Series, LLC., which is consolidated into LMA as a VIE, as well as LMATT Growth Series 2.2024, Inc., a wholly owned subsidiary of LMATT Growth Series, Inc. and LMATT Growth and Income Series 1.2026, Inc., a wholly owned subsidiary of LMATT Growth and Income Series, Inc., which are
100
% owned subsidiaries and fully consolidated. Accordingly, tax expense (benefit) is attributable to amounts for LMATT Series 2024, Inc, LMATT Growth Series, Inc. and LMATT Growth and Income Series, Inc.

The components of provision for income taxes are as follows:

	December 31, 2022	December 31, 2021
Current provision:
Federal	$—	$—
State	—	—
Foreign	—	—

Total current tax	—	—

Deferred provision (benefit):
Federal	737,376	—
State	152,567	—
Foreign	—	—

Total deferred tax	889,943	—

Provision for income taxes	$889,943	—

For the years ended December 31, 2022 and 2021, the income tax expense differs from the provision that would result from applying federal and state statutory tax rates to income before income taxes due to the Company’s S corporation election recognized for federal and state purposes.
For LMATT Series 2024, Inc., LMATT Growth Series, Inc. and LMATT Growth and Income Series, Inc., the Company recognized $889,943 of provision related to income taxes for the year ended December 31, 2022. For the year ended December 31, 2021, the Company recognized no provision related to income taxes for LMATT Series 2024, Inc. because the Company incurred operating losses and maintained a full valuation allowance against its net deferred tax assets.
The effective income tax rate differs from the federal statutory income tax rate applied to the profit loss before provision for income taxes due to the following:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Income tax benefit computed at federal statutory rate	$6,988,153	$(28,058)
Effect of pass through entities	$(6,147,068)	$(75,650)
State taxes, net of federal benefit	174,024	(21,458)
Valuation allowance	(125,166)	125,166

Income tax benefit at effective tax rate	$889,943	$—

The effects of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operating loss carryforwards	$167,554	$125,166
Basis Difference in Life Insurance Contracts	$109,903
Other	—	—

Gross deferred tax assets	277,457	125,166

Less: valuation allowance	—	(125,166)

Total deferred tax assets	277,457	—

Deferred tax liabilities:
Unrealized Gain	(1,641,277)	—

Other	—	—

Gross deferred tax liabilities	(1,641,277)	—

Deferred tax liabilities—net of allowance	$(1,363,820)	$—

The components of the Company’s net deferred tax asset are subject to realizability analysis in accordance with ASC 740. The establishment of a valuation allowance is based on consideration of all available evidence, both positive and negative, concerning the expectation of future realization, including, among other items: historical operating results; forecasts of future operations; the duration of statutory carryforward periods; experience with tax attributes expiring unused; future reversals of existing taxable temporary differences and tax planning alternatives. In making such judgments, greater weight is given to evidence that can be objectively verified. Based on this analysis, the Company determined that sufficient positive evidence existed as of December 31, 2022 to support releasing the valuation allowance recorded against net operating loss tax attributes at December 31, 2021.
The Company has $661,092 of Federal Net Operating Losses and $661,092 State Net Operating Losses that can be carried forward indefinitely. The Federal Net Operating Losses may be used to offset 80% of taxable income in a given year.
The Company did not have any unrecognized tax benefits relating to uncertain tax positions at December 31, 2022 and 2021 and did not recognize any interest or penalties related to uncertain tax position at December 31, 2022 and 2021. The Company does not anticipate that changes in its unrecognized tax benefits will have a material impact on the Consolidated Statements of Operations and Comprehensive Income during 2023.

15.	RELATED PARTY TRANSACTIONS
As of December 31, 2022 and 2021, $263,785 and $930,630 of due to affiliates, respectively were payable to the companies in which Company’s shareholders own interest. As of December 31, 2022 and 2021, $2,904,646 and $0 of due from affiliates, respectively were receivable from the companies in which the Company’s shareholders own interest or are currently in negotiations with. The majority of the due from affiliate amount represents transaction costs incurred by the Company related to the planned business combination in which East Resources Acquisition Company (“ERES”) has committed to reimburse the Company upon consummation of the merger.
The Company has a related party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, the “Nova Funds”) as the owners of the Company jointly own 11% of the Nova Funds. The Company also earns service revenue related to policy and administrative services on behalf of Nova Funds. The annual servicing fee is equal to 50 basis points (0.50%) times the invested amount in policies held by Nova Funds. The servicing fee is billed monthly. The Company earned $818,300 and $699,884, respectively in service revenue related to Nova Funds for the years ended December 31, 2022 and December 31, 2021.
The Company also uses Abacus to originate life settlement policies that it accounts for under the investment method. The Company incurred $2,268,150 in origination expenses for life settlement policies that are included as part of active management revenue, given that revenue is presented on a net basis.
At December 31, 2022 and 2021, there were $196,289 and $67,491, respectively, in expense reimbursements owed from the Nova funds, which are included as related party receivables in the accompanying balance sheets.

16.	LEASES
In April 2021, the Company entered into an agreement to lease office space in Orlando, FL from a related party. The lease is classified as an operating lease and goes through July 31, 2024. The Company does not have any other leasing activities.
The Company’s ROU assets and lease liabilities for its operating leases consisted of the following amounts as of December 31, 2022 and 2021:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Assets:
Operating lease right-of-use assets	$77,011	$122,503
Liabilities:
Operating lease liability, current	48,127	45,107
Operating lease liability, non-current	29,268	77,396
Total lease liability	—	—

	77,395	122,503
The Company recognizes lease expense for its operating leases within general, administrative, and other expenses on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s lease expense for the periods presented consisted of the following:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Operating lease cost	$48,784	$19,868
Variable lease cost	3,664	1,019

	52,449	20,887
The following table shows supplemental cash flow information related to lease activities for the periods presented:

Cash paid for amounts included in the measurement of the lease liability
Operating cash flows from operating leases	$48,399	$19,868

ROU assets obtained in exchange for new lease liabilities	—	$139,025

The table below shows a weighted-average analysis for lease terms and discount rates for all operating leases for the periods presented:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Weighted-average remaining lease term (in years)	1.58	2.58
Weighted-average discount rate	3.36%	3.36%
Future minimum noncancelable lease payments under the Company’s operating leases on an undiscounted basis reconciled to the respective lease liability at December 31, 2022 are as follows:

Operating leases
2023	$49,855
2024	29,514
2025	—
2026	—
2027	—
Thereafter	—

Total operating lease payments (undiscounted)	79,369
Less: Imputed interest	(1,974)

Lease liability as of December 31, 2022	$77,395

17.	SUBSEQUENT EVENTS
Completion of the Business Combination on June 30, 2023
On August 30, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with East Resources Acquisition Company (Nasdaq: ERES) and Abacus Settlements, LLC (“Abacus”), which was subsequently amended on October 14, 2022. As part of the Merger Agreement, the holders of the Company’s common units together with the holders of Abacus, a commonly owned affiliate, were to receive aggregate consideration of approximately $531,750,000, payable in a number of newly issued shares of Class A common stock, par value $0.0001 per share. The merger was completed on June 30, 2023.
Long-Term Debt
Owl Rock Credit Facility
On July 5, 2023 (the “Owl Rock Closing Date”), the Company entered into that certain Credit Agreement (the “Owl Rock Credit Facility”), among the Company, as borrower, the several banks and other persons from time to time party thereto (the “Owl Rock Lenders”), and Owl Rock Capital Corporation, as administrative and collateral agent for the Owl Rock Lenders thereunder. The Owl Rock Credit Facility provides credit extensions for (i) an initial term loan in an aggregate principal amount of $25.00 mill ion upon the closing of the Owl Rock Credit Facility and (ii) optional delayed draw term loans in an aggregate principal amount of up to $
25.00
 million available for 180 days after the Owl Rock Closing Date, subject to the requirement that on each delayed draw date, the proceeds may be used for working capital and the business requirements of the enterprise, and to fund acquisitions, investments and other transactions permitted by the loan documentation. It provides a delayed draw commitment fee rate of
0.50
% per annum applicable to undrawn commitments during the Delayed Draw Term Loan Availability Period and matures on July 5, 2028, the date that is five years after the closing of the Owl Rock Credit Facility. The Owl Rock Credit Facility was paid in full as of November 10, 2023.

Sponsor PIK Note
On the June 30, 2023, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, East Sponsor, LLC, a Delaware limited liability company (“Sponsor”), made an unsecured loan to the Company in the aggregate amount of $10,471,648 (the “Sponsor PIK Note”) with an interest rate of 12% per annum compounding semi-annually. Accrued interest is payable in arrears quarterly starting on September 30, 2023 by adding it to the outstanding principal balance. The Sponsor PIK Note matures on June 30, 2028 (the “Maturity Date”) and may be prepaid at any time in accordance with its terms without any premium or penalty.
LMA Income Series II, LP and LMA Income Series II, GP LLC Secured Borrowing
LMA Income Series II, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series II, LP and issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year
periods at the discretion of the general partner, LMA Income Series II, GP, LLC. The limited partners will receive annual dividends equal to the Preferred Return Amounts as follows: Capital commitment less than $500,000, 7.5%; between $500,000 and $1,000,000, 7.75%; over $1,000,000, 8%. Thereafter, 100% of the excess to be paid to the General Partner.
SPV Purchase and Sale Note
On July 5, 2023, the Company entered into an Asset Purchase Agreement (the “Policy APA”) to acquire certain insurance policies with an aggregate fair market value of $10.0 million from Abacus Investment SPV, LLC, a Delaware limited liability company (“SPV”), in exchange for a payable obligation owed by the Company to SPV (such acquisition transaction under the Policy APA, the “SPV Purchase and Sale”).
The payable obligation owed by the Company to SPV in connection with the SPV Purchase and Sale is evidenced by a note issued by the Company to SPV in connection with the SPV Investment Facility, as defined below, (the “SPV Purchase and Sale Note”) in an original principal amount equal to the aggregate fair market value of the acquired insurance policies. The SPV Purchase and Sale Note has the same material terms and conditions as the other credit extensions under the SPV Investment Facility.
SPV Investment Facility
On July 5, 2023, the Company entered into a credit agreement between the Company, as borrower, and the SPV, as lender (the “SPV Investment Facility”) whereby the Company is able to borrow additional funds from SPV.
The SPV Investment Facility provides, among other things, for the following:
requires that certain subsidiaries of the Company guarantee the credit extensions provided under the SPV Investment Facility pursuant to separate documentation;
is unsecured without collateral security provided in favor of SPV and subordinated in right of payment to the Company’s obligations under the Owl Rock Credit Facility, subject to limited specified exceptions and circumstances for permitting early payment;
provides for certain credit extensions in an aggregate principal amount of $25.0 million recorded in the SPV purchase and sale note line item on the condensed consolidated balance sheets, which includes: (i) an initial credit extension in an original principal amount of $
15.0

million that was funded upon the closing of the SPV Investment Facility, and (ii) the SPV Purchase and Sale Note for the original principal amount of $10.0 million to finance the purchase of the insurance policies under the Policy APA;
provides for proceeds to be used for payment of certain transaction expenses, general corporate purposes and any other purposes not prohibited by the agreement or applicable law;

matures on July 5, 2026, three years after the closing of the SPV Investment Facility, subject to two automatic extensions of one year each without any amendment of the relevant documentation, but also subject to applicable subordination restrictions in relation to the Owl Rock Credit Facility;
provides for interest to accrue on the SPV Investment Facility at a rate of 12% per annum, payable quarterly, all of which is to be paid in-kind
by the Company by increasing the principal amount of the SPV Investment Facility owing to the SPV on each interest payment date;
provides a default rate that will accrue at 2.00% per annum (subject to applicable subordination restrictions) over the rate otherwise applicable. If cash payment is not permitted due to applicable subordination restrictions or otherwise, such default interest shall be paid in-kind;
provides that no principal payments shall be required prior to maturity;
contains financial and other covenants substantially similar and not materially worse than those contained in the Owl Rock Credit Facility from the perspective of the Company; and
provides for certain specified events of default (including certain events of default subject to grace or cure periods), with the occurrence and during the continuance of such events of default enabling the lender under the SPV Investment Facility to accelerate the obligations under the SPV Investment Facility, among other rights or remedies, subject to applicable subordination restrictions.
Fixed Rate Senior Unsecured Notes
On November 10, 2023, the Company issued and sold fixed rate senior unsecured notes of $35,650,000 aggregate principal amount of the Company’s senior unsecured promissory notes (“Fixed Unsecured Notes”). The net proceeds after related debt issue costs, were used by the Company to repay the Owl Rock Credit Facility, with the remaining to be used for general corporate purposes. This loan is based on a fixed interest rate of 9.875%, provides for quarterly interest payments beginning on February 15, 2024, and has a term of five years with a maturity date of November 15, 2028. The Company has the option to redeem the Fixed Unsecured Notes in whole or in part at a price of 100% of the outstanding principal balance on or after November 15, 2027. The notes will be senior unsecured obligations of the Company and will rank equal in right of payment to all of the Company’s other senior unsecured indebtedness from time to time outstanding.
Long-term Incentive Plan
In October of 2023, the Compensation Committee approved the issuance of 2,468,500 restricted stock units (“RSU’s”) to executives, employees and directors as part of the Company’s 2023 Long-Term Equity Compensation Incentive Plan (“Long-term Incentive Plan”) This plan provides for equity-based awards, including restricted stock units, performance stock units (“PSU”), stock options and unrestricted shares of common stock, may be granted to officers, key employees and directors of the Company. The Company has granted RSUs that provide the right to receive, subject to service based vesting conditions, shares of common stock pursuant to the Equity Plan. After the issuance, 621,500 shares of common stock remained available for issuance of the 3,090,000 shares that are authorized for issuance under the Long-term Incentive Plan. The expense associated with the awards will be based on the fair value of the shares as of the grant date, where the Company will elect to straight line recognition over the vesting period, which is three years.
STOCK- BASED COMPENSATION
CEO Restriction Agreement:
Effective upon Business Combination close, the Chief Executive Officer (“CEO”) entered into a Restriction Agreement with Abacus Life, Inc. that provides terms for the CEO’s ownership interest grant that were assigned to him from the three original founders of Abacus Settlements. As of the Closing Date as provided in the Merger Agreement amended on April 21, 2023, the CEO shall receive 4,569,922 shares of Restricted Stock.
* * * * * *

Neither we nor the underwriters have authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities to any person in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our web site is not part of this prospectus.

The table of contents is located on the inside of the front cover of this prospectus.

9.875% Fixed Rate Senior Notes due 2028

ABACUS LIFE, INC.

PROSPECTUS

February 9, 2024

Joint Book-Running Managers

Piper Sandler	A.G.P.	Ladenburg Thalmann

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The table below sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All amounts are estimated, except for the SEC registration fee. All costs and expenses are payable by us.

SEC Registration Fee		$4,243.50
FINRA Filing Fees	$		*
Legal Fees and Expenses	$		*
Accounting Fees and Expenses	$		*
Miscellaneous Expenses	$		*

Total	$		*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

Our charter and bylaws, as they will be in effect upon the completion of this offering, provide that we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, we have entered into separate indemnification agreements with our directors and executive officers which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers. We will also maintain director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

In addition, the employment agreements that we have entered into require the Company to indemnify any executive who is made a party or is threatened to be made a party to any action, suit or proceeding because he or she is or was a director or officer of the Company, subject to certain conditions. In such case, the Company will provide for the advancement of expenses.

Item 15. Recent Sales of Unregistered Securities.

On June 30, 2023, at the Closing of the Business Combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), as described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 5, 2023, as supplemented, Jay Jackson, Sean McNealy, Matthew Ganovsky, and Kevin Scott Kirby received Common Stock of the Company as consideration for the common units of Longevity Market Assets, LLC and Abacus Settlements.

Item 16. Exhibits and Financial Statement Schedules.

(a) List of Exhibits. See the Exhibit Index filed as part of this Registration Statement.

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

2.1*	Agreement and Plan of Merger, dated as of August 30, 2022, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC, incorporated by reference from the Company’s Form 8-K filed August 30, 2022.

2.2	First Amendment to Agreement and Plan of Merger, dated as of October 14, 2022, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC, incorporated by reference from the Company’s Form 8-K filed October 14, 2022.

2.3	Second Amendment to Agreement and Plan of Merger, dated as of April 20, 2023, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-39403) filed with the SEC on April 20, 2023), incorporated by reference from the Company’s Form 8-K filed April 20, 2023.

3.1	Second Amended and Restated Certificate of Incorporation of Abacus Life, Inc., incorporated by reference from the Company’s 8-K filed July 6, 2023.

3.2	Amended and Restated Bylaws of Abacus Life, Inc., incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

3.3	Base Indenture, incorporated by reference from the Company’s Form 8-K filed November 13, 2023.

3.4	Supplemental Indenture, incorporated by reference from the Company’s Form 8-K filed November 13, 2023.

4.1	Specimen Common Stock Certificate, incorporated by reference from the Company’s Form S-1 filed July 2, 2020.

4.2	Specimen Warrant Certificate, incorporated by reference from the Company’s Form S-1 filed July 2, 2020.

4.3	Warrant Agreement, dated July 23, 2020 between East Resources Acquisition Company and Continental Stock Transfer & Trust Company, as warrant agent, incorporated by reference from the Company’s Form 8-K filed July 27, 2020.

4.4	Unsecured Promissory Note, dated as of June 30, 2023, issued to Sponsor, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.5	Amended and Restated Unsecured Promissory Note, dated as of July 5, 2023, issued to East Asset Management, LLC, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.6	Credit Agreement, dated as of July 5, 2023, among Abacus Life, Inc., as borrower, the several lenders from time to time party thereto, Owl Rock Capital Corporation, as administrative agent and collateral agent, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.7	Asset Purchase Agreement, dated as of July 5, 2023, between Abacus Investment SPV, LLC, as seller, and Abacus Life, Inc., as purchaser, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.8	Form of Fixed Rate Senior Notes (included in Exhibit 3.4)

Exhibit Number	Description

4.9	SPV Investment Facility, dated July 5, 2023, between Abacus Life, Inc., as borrower, and Abacus Investment SPV, LLC, as lender, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.10	Unsecured Promissory Note for funds drawn under the SPV Investment Facility, dated as of July 5, 2023, issued to Abacus Investment SPV, LLC, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

4.11	Unsecured Promissory Note for value of polices received under the SPV Investment Facility, dated as of July 5, 2023, issued to Abacus Investment SPV, LLC, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

5.1	Opinion of Locke Lord LLP Regarding the Legality of the Securities Being Registered.

10.1	Warrant Forfeiture Agreement, dated as of June 30, 2023, by and among East Resources Acquisition Company and Sponsor incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

10.2	Amended and Restated Registration Rights Agreement, dated as of June 30, 2023, by and among the Company, Sponsor, certain equityholders of East Resources Acquisition Company named therein and certain equityholders of the LMA and Legacy Abacus named therein, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

10.3	Letter Agreement, dated as of July 23, 2020, among the Company, its officers and directors and the Sponsor, incorporated by reference from the Company’s Form 8-K filed July 27, 2020.

10.4	Sponsor Support Agreement, dated as of August 30, 2022, by and among the East Resources Acquisition Company, Sponsor, LMA and Legacy Abacus, incorporated by reference from the Company’s Form 8-K filed August 30, 2022.

10.5	Company Support Agreement, dated as of August 30, 2022, by and among East Resources Acquisition Company, LMA, Legacy Abacus and the other parties signatory thereto, incorporated by reference from the Company’s Form 8-K filed August 30, 2022.

10.6	Form of Indemnification Agreement, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

10.7	Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

10.8	Form of Restricted Stock Unit Award granted under the Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

10.9	Form of Option Award granted under the Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

10.10	Form of Employment Agreement incorporated by reference from the Company’s Form S-1 filed July 26, 2023

10.11	Amendment No. 1 to the Sponsor Support Agreement, dated as of December 20, 2023, by and among Abacus Life, Inc., Longevity Market Assets, LLC, Abacus Settlements, LLC and East Sponsor, LLC, incorporated by reference from the Company’s Form 8-K filed December 29, 2023.

10.12	Amendment No. 1 to the Company Support Agreement, dated as of December 20, 2023, by and among Abacus Life, Inc., Longevity Market Assets, LLC, Abacus Settlements, LLC, T. Sean McNealy, K. Scott Kirby, Matthew A, incorporated by reference from the Company’s Form 8-K filed December 29, 2023.

10.13	Letter Agreement, dated as of December 20, 2023, among the Company, East Sponsor, LLC and Lifebridge Holdings, LLC, incorporated by reference from the Company’s Form 8-K filed December 29, 2023.

Exhibit Number	Description

14.1	Code of Business Conduct and Ethics of Abacus Life, Inc., incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

21.1	Subsidiaries of the Company, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm re: Abacus Settlements, LLC.

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm re: Abacus Life, Inc.

23.4	Consent of Locke Lord LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page)

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of the trustee under the Indenture, incorporated by reference from the Company’s Form S-1/A filed October 30, 2023.

107	Filing Fee Table

*

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Abacus Life, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

**	To be filed by amendment.

(b) Financial Statement Schedules. The following financial statement schedules are filed as a part of this registration statement beginning on page F-1 of the prospectus:

The following documents are filed as part of this prospectus:

(1) Financial Statements:

(2) Financial Statement Schedules:

None.

(3) Exhibits

The exhibits listed in the following index are filed, furnished, or incorporated by reference as part of this prospectus.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.

That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

B.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on February 8, 2024.

ABACUS LIFE, INC.

By:	/s/ Jay J. Jackson
Jay J. Jackson
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay J. Jackson Jay J. Jackson	Director, President and Chief Executive Officer (Principal Executive Officer)	February 8, 2024

/s/ William H. McCauley William H. McCauley	Chief Financial Officer (Principal Financial Officer)	February 8, 2024

/s/ Adam Gusky Adam Gusky	Director	February 8, 2024

/s/ Karla Radka Karla Radka	Director	February 8, 2024

Cornelis Michiel van Katwijk	Director

Thomas W. Corbett, Jr.	Director

/s/ Mary Beth Schulte Mary Beth Schulte	Director	February 8, 2024

/s/ Todd Sean McNealy Todd Sean McNealy	Director	February 8, 2024